As filed with the Securities and Exchange Commission on October 1, 2003

Registration No. 333-105123

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RADNOR HOLDINGS CORPORATION*

(Exact name of registrant as specified in its charter)

Delaware	3086	23-2674715
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Three Radnor Corporate Center, Suite 300

Radnor, Pennsylvania 19087

(610) 341-9600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

*	Information regarding additional registrants is contained in the table captioned “Additional Registrants” beginning on the following page.

MICHAEL T. KENNEDY, PRESIDENT

Radnor Holdings Corporation

Three Radnor Corporate Center, Suite 300

Radnor, Pennsylvania 19087

(610) 341-9600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

THOMAS G. SPENCER, Esq.

Duane Morris LLP

One Liberty Place, 42nd Floor

Philadelphia, Pennsylvania 19103-7396

(215) 979-1000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with the Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

ADDITIONAL REGISTRANTS

Exact name of Registrant as specified in its charter	State of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number	Address, including zip code, and telephone number, including area code, of Registrant’s Principal Executive Offices
Radnor Chemical Corporation	Delaware	2821	75-2524524	Two Greenville Crossing 4005 Kennett Pike, Suite 220 Greenville, Delaware 19807 (302) 421-2302

Radnor Delaware II, Inc.	Delaware	8741	01-0564740	Two Greenville Crossing 4005 Kennett Pike, Suite 220 Greenville, Delaware 19807 (302) 421-2302

Radnor Management Delaware, Inc.	Delaware	8741	51-0384010	Three Radnor Corporate Center, Suite 300 Radnor, PA 19087 (610) 341-9600

Radnor Management, Inc.	Delaware	8741	23-2869197	Three Radnor Corporate Center, Suite 300 Radnor, PA 19087 (610) 341-9600

StyroChem Delaware, Inc.	Delaware	2821	51-0383088	Two Greenville Crossing 4005 Kennett Pike, Suite 220 Greenville, Delaware 19807 (302) 421-2302

StyroChem Europe Delaware, Inc.	Delaware	2821	51-0406691	Two Greenville Crossing 4005 Kennett Pike, Suite 220 Greenville, Delaware 19807 (302) 421-2302

StyroChem U.S., Ltd.	Texas	2821	52-1592452	Three Radnor Corporate Center, Suite 300 Radnor, PA 19087 (610) 341-9600

StyroChem GP, L.L.C.	Delaware	2821	51-0386469	Three Radnor Corporate Center, Suite 300 Radnor, PA 19087 (610) 341-9600

StyroChem LP, L.L.C.	Delaware	2821	51-0386470	Three Radnor Corporate Center, Suite 300 Radnor, PA 19087 (610) 341-9600

Exact name of Registrant as specified in its charter	State of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number	Address, including zip code, and telephone number, including area code, of Registrant’s Principal Executive Offices
WinCup Europe Delaware, Inc.	Delaware	3086	51-0384861	Two Greenville Crossing 4005 Kennett Pike, Suite 220 Greenville, Delaware 19807 (302) 421-2302

WinCup GP, L.L.C.	Delaware	3086	52-0386909	Three Radnor Corporate Center, Suite 300 Radnor, PA 19087 (610) 341-9600

WinCup LP, L.L.C.	Delaware	3086	51-0386910	Three Radnor Corporate Center, Suite 300 Radnor, PA 19087 (610) 341-9600

WinCup Texas, Ltd.	Texas	3086	52-2140955	Three Radnor Corporate Center, Suite 300 Radnor, PA 19087 (610) 341-9600

WinCup Holdings, Inc.	Delaware	3086	23-2826753	Three Radnor Corporate Center, Suite 300 Radnor, PA 19087 (610) 341-9600

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER     , 2003

PROSPECTUS

OFFER TO EXCHANGE

$135,000,000 aggregate principal amount of its

11% Senior Notes due 2010

that have been registered under the Securities Act of 1933

for any and all of its outstanding 11% Senior Notes due 2010

•	The exchange offer expires at 5:00 p.m., Philadelphia time, on , 2003, unless extended.

•	We will exchange all outstanding notes, which we call the old notes, that are validly tendered and not validly withdrawn for an equal principal amount of a new series of notes that are registered under the Securities Act of 1933, which we call the exchange notes.

•	The exchange offer is subject to certain customary conditions, some of which we may waive.

•	You may withdraw tenders of old notes at any time before the exchange offer expires.

•	The exchange of old notes for exchange notes will not be a taxable exchange for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	The terms of the exchange notes are substantially identical to the old notes, except for transfer restrictions and registration rights relating to the old notes.

•	The exchange notes will be, like the old notes, our senior unsecured obligations and will rank equally in right of payment with all of our other existing and future senior indebtedness. The exchange notes will be effectively subordinated in right of payment to any of our existing and future secured indebtedness and that of our subsidiaries.

•	The exchange notes will be, like the old notes, fully and unconditionally guaranteed on a joint and several basis by substantially all of our domestic subsidiaries. The guarantees by our domestic subsidiaries will be unsecured senior obligations of those subsidiaries, will rank equally with those subsidiaries’ senior indebtedness and will be effectively subordinated to any existing and future indebtedness of those subsidiaries.

•	There is no established trading market for the exchange notes and we do not intend to apply for listing of the exchange notes on any securities exchange.

Please refer to “ Risk Factors” beginning on page 12 of this prospectus for a description of the risks you should consider when evaluating this investment.

Neither the Securities and Exchange Commission nor any state commission has approved or disapproved of the exchange notes or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2003.

We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained in this prospectus. You must not rely on unauthorized information or representations. The information in this prospectus is current only as of the date on its cover, and may change after that date. For any time after the cover date of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct—nor do we imply those things by delivering this prospectus or selling securities to you.

This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements.” Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “will be,” “will likely continue,” “will likely result,” or words or phrases of similar meaning including, among other things, statements concerning:

•	expected cost reductions and changes in operating efficiency;

•	expansion and growth of operations;

•	future operating results and financial condition;

•	business strategies;

•	market and general economic conditions;

•	fluctuations in raw material prices;

•	changes in environmental laws and regulations; and

•	changes in availability of capital.

Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause actual results to differ materially from the forward-looking statements. These risks and uncertainties may include those discussed under the heading “Risk Factors.” We operate in a changing environment in which new risk factors can emerge from time to time. While we have disclosed all material risks of which we are currently aware, it is not possible for management to predict all possible risks, nor can it assess the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in forward-looking statements. Given these risks and uncertainties, readers are cautioned not to place undue reliance on forward-looking statements.

MARKET SHARE, RANKING AND OTHER DATA

The market share, ranking and other similar data contained in this prospectus are based either on management’s own estimates, independent industry publications, reports by market research firms or other published independent sources and, in each case, are believed by management to be reasonable estimates. However, market share data are subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any survey of market shares. In addition, purchasing patterns and customer preferences can and do change.

REGISTERED TRADEMARKS

Big Cool®, COMpac®, STYROcup®, Simplicity®, Profit Pals®, STYROcontainers® and WinCup® are registered trademarks of Radnor Holdings Corporation.

i

PROSPECTUS SUMMARY

This summary highlights the information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all the information that may be important to you. For a more complete understanding of this exchange offer, we encourage you to read this entire prospectus and the documents to which we refer you. You should read the following summary together with the more detailed information and consolidated financial statements and the notes to those statements included elsewhere in this prospectus. Unless otherwise specified or the context requires otherwise, reference in this prospectus to the “Company” or “Radnor” or “we,” “us” or “our” refers to Radnor Holdings Corporation, the issuer of the old notes and the exchange notes, and its direct and indirect subsidiaries on a consolidated basis. Investors should carefully consider the information set forth under “Risk Factors.”

The Company

Radnor is a leading manufacturer and distributor of foam packaging products in the U.S. and specialty chemical products worldwide. We produce our products for the foodservice, insulation and protective packaging industries. We are the second largest manufacturer of foam cup and container products in the U.S. By capacity, we are also the fifth largest worldwide producer of expandable polystyrene, which is also called EPS. In fiscal 2002, our seventeen strategically located facilities produced more than 13 billion foam cups for hot and cold drinks, foam bowls and containers and thermoformed lids and more than 360 million pounds of EPS. We supply 100% of our own EPS needs in addition to supplying other manufacturers of foodservice, insulation and protective packaging products.

The brand names for our foam products enjoy strong recognition within the foodservice industry and include WinCup, COMpac, Profit Pals, STYROcup, Big Cool and Simplicity. We have developed and maintain long-term relationships with many of the industry’s largest companies, including Bunzl, Food Services of America, Kroger Food Stores, Perseco Co. (the distribution arm for McDonald’s), Price/Costco, Sam’s Club, Sysco, U.S. Foodservice (recently merged with Alliant Foodservice) and WAL-MART Stores.

For the fiscal years 2000, 2001 and 2002 we had net sales, excluding the results of our divested European insulation operations, of $332.7 million, $302.8 million and $323.2 million, respectively. The reduction in net sales in 2001 is primarily attributable to a reduction in EPS selling prices at our specialty chemicals operations, resulting from changes in the cost of our primary raw material, styrene monomer. The increase in 2002 was primarily due to an increase in sales volume (13.8%) and an increase in selling prices (3.9%) at our specialty chemicals operations. In addition, for the six months ended June 27, 2003 net sales increased by $7.5 million over the same period in the prior year, due primarily to higher selling prices at the specialty chemicals operations, partially offset by lower sales volumes at both the specialty chemicals and packaging operations.

Gross profit, as a percentage of net sales, steadily increased from 21.6% in fiscal 2000 to 24.7% in fiscal 2002. Income before discontinued operations also increased by more than $10.2 million during this period. For the six months ended June 27, 2003, however, gross profit decreased to 17.5% of net sales and we generated a net loss of $5.2 million. This change was primarily due to lower gross profit at the domestic packaging operations ($9.8 million) resulting from lower sales volumes, as well as higher raw material and natural gas costs, combined with $1.8 million in other expenses related to the extinguishment of long-term debt.

During the six months ended June 27, 2003 and June 28, 2002, the Company used $10.7 million and $3.5 million, respectively, in operating activities. During the 2003 period, the Company had negative after-tax cash flow of $1.0 million, as well as a $9.7 million increase in working capital. This increase in working capital was primarily caused by higher inventory ($3.0 million) at our domestic packaging operations and higher accounts receivable ($6.8 million) at our specialty chemicals operations. The increase in inventory primarily resulted from an increase in inventory unit volume (approximately 31%) from December 28, 2002 through June 27, 2003, due to seasonal production patterns, as well as from higher raw material and energy-related costs described above. The increase in accounts receivable was primarily caused by an increase in average selling prices at the specialty chemicals operations during the first half of fiscal 2003, resulting from increases in the cost of our primary raw material, styrene monomer. For the six-month period ended June 27, 2003 inventory turnover decreased to approximately 8.9 times per year from approximately 10.4 times per year for the similar six-month period in 2002. This decrease was primarily due to an increase in inventory unit volume in the domestic packaging operations described above. For the six-month period ended June 27, 2003 the average collection period for our accounts receivable remained relatively constant at 46 days as compared to 45 days for the similar period in the prior year.

We currently operate within two primary business segments: foam packaging products, which generated net sales of $195.4 million and income from operations of $29.7 million in fiscal 2002, and specialty chemicals products, which generated net sales of $134.3 million and income from operations of $4.4 million in fiscal 2002.

Foam Packaging Products. Within the foodservice industry, we compete primarily in the disposable cup and container market. The use of disposable foam cups and containers in the U.S. market has increased significantly over the last three decades. A recent independent industry analysis of the U.S. foam cup and container market through 2010 projects an annual growth rate of approximately 3%. Key growth factors for the foam cup and container segment include the superior insulating and molding qualities of foam, lower production costs as compared to other disposable and reusable products, sanitary considerations, the expansion of warehouse retailers and the growth in consumption of take-out foods and beverages.

We sell disposable foam packaging products to more than 1,400 national, institutional and retail customers located throughout the United States, in Mexico and in other countries through our 28-person sales organization and our broad network of 55 independent sales representatives. Our U.S. customer base includes five of the six largest foodservice distributors, seven of the twelve largest supermarket chains, the three largest warehouse clubs and a number of national quick-service restaurant and convenience store companies. Major end users of these foam products include fast-food restaurant chains, full-service restaurants, hospitals, nursing homes, educational institutions, airlines, business offices, movie theaters and other leisure time concessionaires, such as sports stadiums. We also sell these foam products for the consumer market through supermarket chains, discount clubs and chains and other retailers.

Specialty Chemical Products. We manufacture and sell various standard and specialty grades of EPS for use in the foodservice, insulation and protective packaging industries. In North America, we sell through a dedicated sales force averaging 19 years experience and two broker organizations to manufacturers of foam protective packaging and insulation products. We also produce EPS for lost foam casting, which is the process whereby manufacturing casts for metal components are created using EPS. In addition, we supply 100% of our foam packaging operations’ EPS requirements.

In Europe, we sell EPS to more than 200 primarily mid-sized manufacturers of insulation products, such as roof, wall and floor panels for the building industry, and protective packaging products. We market EPS products in Europe through a 15-person sales force located in seven sales offices throughout Europe. We sell approximately one-quarter of our European EPS production to our former European insulation business pursuant to a long-term supply agreement.

Competitive Strengths

We have strong competitive positions in the foam segment of the disposable cup and container market and in the EPS market. We attribute our prominent market positions to our competitive strengths and expect that these strengths will enable us to continue to improve operating performance and capitalize on future growth opportunities. These strengths include:

•	Customer Service and Reputation for Quality Products. Our attention to customer service and emphasis on high-quality products allow us to continue to meet the needs of our existing customers and attract new ones. Customer service is enhanced by our breadth of product offerings, extensive order-entry system, integrated manufacturing process and strategically located facilities. These attributes enable us to meet the distribution requirements of our customers in an efficient and cost-effective manner. We also coordinate with our customers to develop new products.

•	Longstanding Relationships with a Diversified Base of Nationally Recognized Customers. Long-term relationships with our customers have been an important factor in our success. Our ten largest customers have been purchasing products from us for an average of almost 20 years. We work closely with our customers to address a variety of needs, including custom product development and tooling, seasonal marketing programs and specialized printing requirements. We believe that the strength of our customer relationships results from consistently meeting or exceeding customer expectations. Our strong customer relationships provide key opportunities for growth within our existing product lines and expansion into new products.

•	Favorable Product and Cost Characteristics. Our foam cup and container products have superior thermal and molding properties as compared to paper and other substitute products. These properties allow for a broader range of use in both hot and cold applications as well as in specialty applications such as car carrier cups. In addition, foam cup and container production costs are significantly less than those of substitute products.

•	Proprietary Technology. We have developed a broad array of proprietary technology that is utilized in various stages of our manufacturing operations. For example, custom-designed and built molding equipment allows us to better meet customer requests for specialized container designs, custom printing or embossing, while at the same time permitting us to maintain high-volume production runs. Other proprietary technology includes automated materials handling, auto-case packaging machines and customized EPS formulations that further enhance manufacturing efficiencies and specific product features.

•	Specialized Product Developments. Our ability to continually develop new and innovative products for the foodservice, insulation and packaging industries enables us to improve our position with existing customers, attract new customers and improve our market position versus comparable paper and other substitute products. Our recent product developments include tapered bottom car carrier cups, our 10 cup-2 lid product line, antistatic EPS for electronics packaging and EPS for lost foam casting to create manufacturing casts for metal components.

•	Experienced Management Team. Our management team is highly experienced, with our senior sales, manufacturing, administration and engineering executives having spent an average of more than 20 years in the foodservice or EPS packaging industries.

Business Strategy

Our business strategy is to increase revenues, profitability and cash flow and to further enhance our market position by emphasizing the following initiatives:

•	Continuing to Expand Existing Foodservice Packaging Business. We are expanding our existing foodservice packaging business and pursuing growth opportunities. In addition to normal sales increases to our current customers, we have developed and will continue to develop new products to further increase sales to our existing customer base. In addition, we believe that we have a significant opportunity to increase our share of the disposable cup and container market by continuing to position foam products, with their superior thermal and molding properties and lower production costs, as an alternative to comparable paper and other substitute products.

•	Applying Leading Edge Technology to Improve Quality and Productivity While Reducing Costs. We have made key technological advances in the foam cup and container manufacturing process that provide, among other things, significant reductions in scrap rates, reduced labor and energy consumption and increased throughput. We are in the process of installing cup and container production lines based on this technology and intend to continue the rollout of this technology as capacity is needed to meet growing demand. In addition, we plan to continue to reduce manufacturing costs by developing new equipment and processes that enhance productivity and improve manufacturing quality.

•	Targeted Expansion into New Product Lines. We believe that significant near-term growth opportunities exist within our nationally recognized customer base. We intend to selectively expand into product lines where we can leverage our longstanding relationships with these customers, our strategically located manufacturing facilities and our expertise in producing high quality, low-cost molded products.

•	Continued Reduction in Financial Leverage. From December 29, 2000 to December 27, 2002, we decreased our financial leverage and we plan to further reduce financial leverage during 2003. We expect to enhance revenues through product line extensions and to continue our cost reduction initiatives, which will increase free cash flow and reduce debt.

Recent Developments

On December 12, 2001, we completed the sale of our European insulation operations for $35.1 million in cash and assumed debt. We realized a gain of $10.5 million from the sale. Our European insulation operations included seven manufacturing plants that convert EPS into insulation products for sale primarily to the Nordic construction industry. We continue to operate two EPS manufacturing facilities and one foam packaging manufacturing facility in Europe. In connection with the sale transaction, we agreed not to engage in certain activities that would compete with the insulation operations that we sold for a period of two years following the closing. We also entered into a long-term agreement to supply EPS to the divested operations.

Our executive offices are located at Three Radnor Corporate Center, Suite 300, Radnor, Pennsylvania 19087, and our telephone number is (610) 341-9600.

The Offering of the Old Notes

On March 11, 2003, we completed an offering of $135.0 million in aggregate principal amount of 11% senior notes due 2010 (referred to herein as the old notes). The offering was exempt from registration under the Securities Act of 1933, as amended (referred to herein as the Securities Act). Concurrent with the completion of the offering, we amended our domestic credit facility to include a $45 million term loan and to increase the revolving credit commitment from $35 million to $45 million. The proceeds from the term loan, together with the proceeds from the offering, were used to repay $159.5 million of senior notes due 2003 and outstanding borrowings under our revolving credit facilities.

Old Notes	We sold the old notes to Deutsche Bank Securities, Inc., UBS Warburg LLC, Fleet Securities, Inc. and PNC Capital Markets, Inc., the initial purchasers, on March 11, 2003. The initial purchasers subsequently resold the old notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act.

Registration Rights Agreement	We and the guarantors agreed to use our best efforts to register 11% senior notes due 2010 (referred to herein as the exchange notes) having terms identical in all material respects to those of the old notes (other than restrictions on transfer and registration rights) with the Securities and Exchange Commission (referred to herein as the SEC), as part of an offer to exchange freely tradeable exchange notes for the old notes. We and the guarantors agreed to file a registration statement for the exchange notes with the SEC by May 10, 2003 and to use our best efforts to cause the registration statement to become effective by October 7, 2003.

We will be required to pay additional interest on the old notes if the offer to exchange the old notes for the exchange notes is not completed by November 6, 2003.

If we fail to meet the deadline listed above or do not meet other specified conditions (referred to herein as a registration default), the annual interest rate on the old notes will increase by 0.25%. The annual interest rate on the old notes will increase by an additional 0.25% for each subsequent 90-day period during which the registration default continues, up to a maximum additional interest rate of 1.0% per year over 11%. If we correct the applicable registration default, the interest rate on the old notes will revert to the original level.

The Exchange Offer

Exchange Offer	$1,000 principal amount of exchange notes that have been registered under the Securities Act will be issued in exchange for each $1,000 principal amount of old notes validly tendered upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal.

Resale	Based upon interpretations by the staff of the SEC set forth in no-action letters to unrelated third parties, we believe that the exchange notes may be offered for resale, resold or otherwise transferred to you without compliance with the registration and prospectus delivery requirements of the Securities Act, unless you:

• are an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

• are a broker-dealer who purchased the old notes directly from us for resale under Rule 144A or any available exemption under the Securities Act;

• acquired the exchange notes other than in the ordinary course of your business; or

• have an arrangement with any person to engage in the distribution of exchange notes.

However, we have not submitted a no-action letter and there can be no assurance that the SEC will make a similar determination with respect to the exchange offer. Furthermore, in order to participate in the exchange offer, you must make the representations set forth in the letter of transmittal that we are sending you with this prospectus.

Expiration Date	The exchange offer will expire at 5:00 p.m., Philadelphia time, on , 2003, which we refer to as the expiration date, unless we, in our sole discretion, extend it.

Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, some of which we may waive. See “The Exchange Offer—Certain Conditions to the Exchange Offer.”

Procedure for Tendering Old Notes	If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, or a copy of the letter of transmittal, in accordance with the instructions contained in this prospectus and in the letter of transmittal, and mail or otherwise deliver the letter of transmittal, or the copy, together with the old notes and any other required documentation, to the exchange agent at the address set forth in this prospectus and in the letter of transmittal.

Special Procedures for Beneficial Owners	If you are the beneficial owner of old notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender in the exchange offer, you should contact the person in whose name your notes are registered and promptly instruct the person to tender on your behalf.

Guaranteed Delivery Procedures	If you wish to tender your old notes and time will not permit your required documents to reach the exchange agent by the expiration date, or the procedure for book-entry transfer cannot be completed on time, you may tender your notes according to the guaranteed delivery procedures. For additional information, you should read the discussion under “The Exchange Offer—Guaranteed Delivery Procedures.”

Withdrawal Rights	The tender of the old notes pursuant to the exchange offer may be withdrawn at any time prior to 5:00 p.m., Philadelphia time, on the expiration date.

Acceptance of Old Notes and Delivery of Exchange Notes

Subject to customary conditions, we will accept old notes that are properly tendered in the exchange offer and not withdrawn prior to the expiration date. The exchange notes will be delivered as promptly as practicable following the expiration date.

Effect of Not Tendering	Any old notes that are not tendered or that are tendered but not accepted will remain subject to the restrictions on transfer. Since the old notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Upon the completion of the exchange offer, we will have no further obligations, except under limited circumstances, to provide for registration of the old notes under the federal securities laws. See “The Exchange Offer—Consequences of Failure to Exchange Old Notes.”

Interest on the Exchange Notes and the Old Notes

The exchange notes will bear interest from the most recent interest payment date to which interest has been paid on the old notes or, if no interest has been paid, from March 11, 2003. Interest on the old notes accepted for exchange will cease to accrue upon the issuance of the exchange notes.

Material U.S. Federal Income Tax Considerations

The exchange of old notes for exchange notes by tendering holders will not be a taxable exchange for federal income tax purposes, and such holders will not recognize any taxable gain or loss or any interest income for federal income tax purposes as a result of such exchange. See “Material Federal Income Tax Considerations.”

Exchange Agent	Wachovia Bank, National Association, the trustee under the indenture, is serving as exchange agent in connection with the exchange offer.

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer.

Summary of the Terms of the Exchange Notes

The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The terms and conditions of the exchange notes are substantially identical to the old notes. We sometimes refer to the exchange notes and the old notes together as the notes. The “Description of the Notes” section of this prospectus contains a more detailed description of the terms and conditions of the notes.

Issuer	Radnor Holdings Corporation.

Exchange Notes	$135.0 million aggregate principal amount of 11% senior notes due 2010 that have been registered under the Securities Act.

Maturity	March 15, 2010.

Interest Rate	11% per year (calculated using a 360-day year).

Interest Payment Dates	March 15 and September 15 of each year, beginning on September 15, 2003.

Guarantees	The exchange notes will be fully and unconditionally guaranteed on a joint and several basis by substantially all of our domestic subsidiaries (referred to herein as the guarantors). The guarantees will be effectively subordinated in right of payment to all existing and future secured indebtedness of the guarantors. See “Description of the Notes—Guarantees.”

Ranking	The exchange notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other existing and future senior indebtedness. The exchange notes will be effectively subordinated in right of payment to all of our existing and future secured indebtedness and that of our subsidiaries. As of June 27, 2003, we and our subsidiaries had $101.9 million of indebtedness to which the exchange notes were effectively subordinated either because it is secured or because it is indebtedness of a subsidiary that is not a guarantor of the exchange notes. The Company had no other indebtedness apart from the old notes. As of June 27, 2003, under the terms of the indenture governing the notes (referred to herein as the indenture) and the instruments governing our credit agreements and other secured debt obligations, we were permitted, upon the satisfaction of certain conditions, to incur up to $51.1 million of additional indebtedness, all of which may be secured or otherwise effectively senior to the exchange notes. There is no amortization or sinking fund to cover the principal and interest payments on the notes.

Optional Redemption	Except as described in the next paragraph, we cannot redeem the exchange notes until March 15, 2007. Thereafter, we may redeem the exchange notes at our option, in whole or in part, at the redemption prices set forth in this prospectus, plus accrued and unpaid interest to the date of redemption. See “Description of the Notes—Optional Redemption.”

Optional Redemption After Public Equity Offerings

At any time on or prior to March 15, 2006, we may redeem up to $47.25 million aggregate principal amount of the old notes and the exchange notes (which we refer to herein collectively as the notes) from the net proceeds of one or more public equity offerings, at a redemption price of 111% of the principal amount of the notes, plus accrued and unpaid interest to the date of redemption, so long as at least $87.75 million in aggregate principal amount of the notes remains outstanding following such redemption.

Change of Control	If we experience a change of control, we must give all holders of the exchange notes the right to sell to us all or a portion of their exchange notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest to the date of purchase.

Asset Sale Proceeds	If we or any of our subsidiaries engage in any asset sales, we generally must either invest the net cash proceeds in our business within a specified period of time, prepay senior debt or make an offer to purchase a principal amount of the exchange notes equal to the excess proceeds. The purchase price of the exchange notes will be 100% of their principal amount plus accrued and unpaid interest to the date of purchase.

Covenants	The indenture contains certain covenants with respect to us and our subsidiaries that restrict, among other things, our ability to:

	•	incur additional debt or guarantee obligations;

	•	grant liens on assets;

	•	pay dividends or distributions on our capital stock or redeem, repurchase or retire our capital stock;

	•	make investments or acquisitions;

	•	sell assets;

	•	engage in transactions with affiliates; and

	•	engage in sale and leaseback transactions.

The indenture also restricts our ability to consolidate or merge with or into, or to transfer all or substantially all of our assets to, another person. These restrictions and requirements are subject to a number of important qualifications and exceptions. See “Description of the Notes—Certain Covenants.”

Risk Factors	Investing in the exchange notes involves substantial risks. See “Risk Factors” for a description of certain of the risks that you should consider before tendering your old notes for exchange notes in the exchange offer.

Summary Historical Consolidated Financial Data

The following table presents certain audited and unaudited historical financial information and should be read in conjunction with our financial statements, the notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The information with respect to Radnor as of December 29, 2000 and December 28, 2001 and for each of the two years in the period ended December 28, 2001 has been derived from our financial statements, which have been audited by Arthur Andersen LLP, independent public accountants. The financial statements as of December 28, 2001 and for each of the two years in the period ended December 28, 2001 appear elsewhere in this prospectus. Arthur Andersen has not reissued its report for purposes of this offering. See “Risk Factors—Risks Related to the Exchange Notes—Our former use of Arthur Andersen as our independent public accountants will limit your ability to seek recovery from them related to their work and may pose risk to us.”

The information with respect to Radnor as of December 27, 2002 and for the year then ended has been derived from our financial statements included elsewhere herein, which have been audited by KPMG LLP, independent auditors. The information with respect to Radnor as of June 28, 2002 and June 27, 2003 and for the six months ended June 28, 2002 and June 27, 2003 has been derived from our unaudited financial statements. In our opinion, the unaudited financial statements include all adjustments, which include only normal recurring adjustments, required for a fair statement of financial position, results of operations and cash flows as of June 28, 2002 and June 27, 2003, respectively, and for the six months then ended.

	Year Ended (1)			Six Months Ended
	Dec. 29, 2000	Dec. 28, 2001	Dec. 27, 2002	June 28, 2002	June 27, 2003
				(unaudited)
	(dollars in thousands)
Statement of Operations (2):

Net sales	$353,752	$325,734	$323,182	$156,041	$163,488
Cost of goods sold	277,254	250,719	243,501	116,678	134,876

Gross profit	76,498	75,015	79,681	39,363	28,612
Distribution expense	26,003	25,176	22,621	10,940	10,872
Selling, general and administrative expenses	37,128	32,464	33,124	15,499	14,898
Gain on sale of business (3)	—	(10,493)	—	—	—
Other expenses (4)	—	—	—	—	1,838

Income from operations	13,367	27,868	23,936	12,924	1,004
Interest, net (5)	21,725	22,331	21,382	10,096	10,494
Income from unconsolidated affiliates	(876)	(1,160)	(6,165)	(650)	(1,512)
Other expense, net	1,104	2,657	1,146	503	414

Income (loss) before income taxes and discontinued operations	(8,586)	4,040	7,573	2,975	(8,392)
Income tax expense (benefit)	(3,074)	2,150	2,878	1,130	(3,189)

Income (loss) from continuing operations	$(5,512)	$1,890	$4,695	$1,845	$(5,203)

Other Financial and Operating Data (2):

Ratio of earnings to fixed charges (6)	—	1.13x	1.07x	1.20x	—
Deficiency of earnings available to cover fixed charges (6)	$(9,059)	$—	$—	$—	$(9,904)
Capital expenditures	15,292	12,358	10,558	3,990	6,784
Depreciation and amortization (7)	17,635	18,216	17,937	8,182	8,715

Balance Sheet Data:
Total assets			$284,132	$291,005	$306,378
Cash on hand			4,059	2,153	1,730
Total debt, including current portion (8)			215,214	218,092	236,872
Stockholders’ equity			10,061	5,546	8,640

(footnotes appear on following page)

(1)	The Company’s fiscal year is the 52- or 53-week period that ends on the last Friday of December of each year. The years presented in the table above were 52-week years.

(2)	The financial data include Radnor and its consolidated subsidiaries, excluding discontinued operations, for each of the three years in the period ended December 27, 2002 and for the six months ended June 28, 2002 and June 27, 2003. The Company’s discontinued operations were the cutlery, straws and thermoformed cup operations, which were sold in 1995. See Note 1 to the Company’s audited consolidated financial statements included elsewhere herein.

(3)	Represents gain resulting from sale of the European insulation operations. See Note 1 to the Company’s audited consolidated financial statements included elsewhere herein.

(4)	On March 11, 2003, the Company issued $135.0 million of the old notes and amended its domestic revolving credit facility to include a $45.0 million term loan and to increase the revolving credit commitment from $35.0 million to $45.0 million. The proceeds were used to repay the then outstanding $159.5 million of Series A and Series B senior notes due 2003 and outstanding borrowings under the existing revolving credit facilities. The Company recorded $1.8 million of other expenses related to the extinguishment of the long-term debt described above, which included the $1.0 million write-off of deferred financing costs and debt premium related to the Company’s Series A and Series B senior notes due 2003, as well as $0.8 million of personnel costs directly related to the debt extinguishment.

(5)	Interest includes amortization of premium and debt issuance costs related to the Company’s senior notes of $1.2 million for the year ended December 29, 2000, $1.1 million for the years ended December 28, 2001 and December 27, 2002, $0.5 million for the six months ended June 28, 2002 and $0.4 million for the six months ended June 27, 2003.

(6)	For purposes of this computation, fixed charges consist of interest, amortization of deferred financing fees and that portion of lease rental expense representative of the interest factor (deemed to be one-third of lease rental expense). Earnings consist of income before discontinued operations before income from equity investments and income taxes plus fixed charges.

(7)	Depreciation and amortization excludes amortization of premium and debt issuance costs included in interest expense as described above in note 5.

(8)	Total debt includes capital lease obligations.

RISK FACTORS

An investment in the notes is subject to a number of risks. You should carefully consider the following risk factors and all the other information contained in this prospectus before tendering your old notes for exchange notes in the exchange offer.

Risks Relating to the Exchange Offer

If you fail to follow the exchange offer procedures, your notes will not be accepted for exchange and you will continue to own old notes subject to existing transfer restrictions, which may make them more difficult to sell.

We will not accept your old notes for exchange if you do not follow the exchange offer procedures. We will issue exchange notes as part of this exchange offer only after timely receipt of your old notes, a properly completed and duly executed letter of transmittal and all other required documents or if you comply with the guaranteed delivery procedures for tendering your old notes. Therefore, if you want to tender your old notes, please allow sufficient time to ensure timely delivery. If we do not receive your old notes, letter of transmittal, and all other required documents by the expiration date of the exchange offer, or you do not otherwise comply with the guaranteed delivery procedures for tendering your old notes, we will not accept your old notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange. If there are defects or irregularities with respect to your tender of old notes, we will not accept your old notes for exchange unless we decide in our sole discretion to waive such defects or irregularities.

If you fail to exchange your old notes for exchange notes, they will continue to be subject to the existing transfer restrictions and you may not be able to sell them.

We did not register the old notes, nor do we intend to do so following the exchange offer. Old notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. As a result, if you hold old notes after the exchange offer, you may not be able to sell them. To the extent any old notes are tendered and accepted in the exchange offer, the trading market, if any, for the old notes that remain outstanding after the exchange offer may be adversely affected due to a reduction in market liquidity.

Risks Relating to the Exchange Notes

Our substantial indebtedness and our ability to incur more indebtedness could prevent us from fulfilling our obligations under the notes.

Our indebtedness for borrowed money was $236.9 million as of June 27, 2003 and we had, after taking into account cash on hand and certain restrictions, including borrowing base limitations, the ability to draw up to an additional $11.2 million of senior secured indebtedness under our credit facilities.

Our annual debt service payment obligations as of June 27, 2003 were $28.6 million, which included debt principal payments of $9.3 million and interest payments of $19.3 million. As of June 27, 2003, if the interest rate on our variable rate debt had increased by 1%, our annual debt service payment obligations would have increased by approximately $0.6 million.

Our substantial indebtedness could have important consequences to you as a holder of notes. For example, it could:

•	impair our ability to obtain additional financing for working capital, capital expenditures, acquisitions or other purposes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations for the payment of interest on our debt and reduce our ability to use our cash flow to fund working capital, capital expenditures, acquisitions and general corporate requirements;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	place us at a competitive disadvantage to other less leveraged competitors.

Our cash flow may not be sufficient to cover our expenses, including fixed charges. In fact, for the six months ended June 27, 2003, we had a deficiency of earnings available to cover fixed charges of approximately $9.9 million. To the extent we continue to incur such deficiencies, we may not be able to satisfy our obligations as they become due. Our ability to eliminate this deficiency and also to satisfy our obligations will be dependent upon our future performance, which is subject to prevailing economic conditions and financial, business and other factors, including factors beyond our control. Certain of the factors that may potentially affect our future performance are discussed below under “—Risks Relating to Our Business.”

The instruments governing our indebtedness contain various covenants limiting the discretion of our management in operating our business and, in particular, could adversely affect our ability to respond to changes or take certain actions.

The indenture contains, and our credit facilities contain, various restrictive covenants that limit our management’s discretion in operating our business. In particular, these agreements limit our ability to, among other things:

•	incur additional debt or guarantee obligations;

•	grant liens on assets;

•	pay dividends or distributions on our capital stock or redeem, repurchase or retire our capital stock;

•	make investments or acquisitions;

•	sell assets;

•	engage in transactions with affiliates;

•	engage in sale and leaseback transactions; and

•	merge, consolidate or transfer substantially all of our assets.

In addition, our credit facilities also require us to maintain certain financial ratios and limit our ability to make capital expenditures.

If we fail to comply with the restrictions in the indenture or our credit facilities or any other subsequent financing agreements, a default may allow the creditors, under certain circumstances, to accelerate the related debt as well as any other debt to which a cross-acceleration or cross-default provision applies. In addition, lenders may be able to terminate any commitments they had made to supply us with further funds.

Our controlling stockholder can greatly influence control of Radnor and circumstances could arise in which the interests of our controlling stockholder could be in conflict with the interests of the holders of notes.

Michael T. Kennedy, our President and Chief Executive Officer and a member of our board of directors, beneficially owns 80.0% of our voting common stock. Consequently, Mr. Kennedy has the ability to control our management, policies and financing decisions, to elect all of our directors and to control the vote on all matters coming before our stockholders, except those matters pertaining only to the rights of the holders of our nonvoting common stock. As a result, circumstances could arise in which the interests of Mr. Kennedy as a stockholder could be in conflict with the interests of the holders of notes. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of our controlling stockholder, as equity holder, might conflict with the interests of the holders of the notes, as creditors. Our controlling stockholder also may cause us to pursue a growth strategy (including acquisitions, divestitures, financings or other transactions that are not accretive to earnings) that could impact our ability to make payments on the notes and on our other indebtedness or cause a change in control. In addition, to the extent permitted by the indenture and the instruments governing our other indebtedness, our controlling stockholder may cause us to pay dividends rather than make capital expenditures.

Your right to receive payment on the old notes and the guarantees for the old notes is, and on the exchange notes and the guarantees for the exchange notes will be, effectively subordinated in right of payment to all existing and future secured indebtedness of us and our subsidiaries, including indebtedness under our credit agreements.

The old notes are not, and the exchange notes will not be, secured. The revolving loans and the term loan under the amended domestic credit facility are secured by the inventory, accounts receivable, general intangibles, trademarks and licenses, machinery and equipment and two manufacturing facilities, and the proceeds thereof, of us and certain of our U.S. subsidiaries. Loans under our separate Canadian credit facility are secured by all of the material assets of our Canadian subsidiary. We have additional mortgage loans that are secured by two of our manufacturing facilities and various capital expenditure loans secured by some of our manufacturing equipment. Our European credit agreements are secured by our Finnish current assets.

If we or a guarantor are declared bankrupt, become insolvent or are liquidated or reorganized or if payment under any of our credit agreements, or any other secured debt obligations, is accelerated, our lenders would be entitled to exercise the remedies available to a secured lender under applicable law and will have a claim on those assets before any payment may be made with respect to the notes or the affected guarantees. As a result, the old notes are, and the exchange notes will be, effectively subordinated to our present and future secured indebtedness to the extent of the value of the assets securing that indebtedness and the holders of the notes may recover ratably less than the lenders of our secured debt in the event of our bankruptcy or liquidation. As of June 27, 2003, we and our subsidiaries had outstanding $101.9 million of indebtedness other than the notes, all of which was either secured or otherwise effectively senior to the notes, and, under the terms of the indenture and the instruments governing our credit agreements and other secured debt obligations, we were permitted, in each case upon the satisfaction of certain conditions, to incur up to $51.1 million of additional indebtedness, all of which may be secured or otherwise effectively senior to the notes. See “Description of Other Company Indebtedness,” “Description of the Notes—Ranking” and “—Certain Covenants.”

Our former use of Arthur Andersen as our independent public accountants will limit your ability to seek recovery from them related to their work and may pose risk to us.

In June 2002, Arthur Andersen was convicted of federal obstruction of justice charges in connection with its destruction of documents related to Enron Corp. As a result of Arthur Andersen’s conviction and subsequent cessation of operations, Arthur Andersen is no longer in a position to reissue their audit reports or to provide consents to include financial statements reported on by them in our prospectus.

The reports covering our financial statements for the 2000 and 2001 fiscal years were previously issued by Arthur Andersen and have not been reissued by them. Because Arthur Andersen has not reissued their reports and because we are unable to obtain a consent from Arthur Andersen, you will be unable to sue Arthur Andersen under Section 11 or 12 of the Securities Act for material misstatements or omissions, if any, in the prospectus, including the financial statements covered by their previously issued reports. We believe that it is unlikely that you would be able to recover damages from Arthur Andersen for any such claim against them.

The SEC has provided temporary regulatory relief designed to allow companies that file reports with the SEC to dispense with the requirement to file a consent of Arthur Andersen in certain circumstances. We may not be permitted to continue to rely on the temporary relief granted by the SEC, and the unavailability of such relief could delay or impede our access to the capital markets.

Certain provisions of the indenture may be amended, supplemented or waived without your consent as a holder of notes, which could affect your rights as a holder of notes.

Subject to certain exceptions, the indenture or the notes may be amended or supplemented, and any past default or compliance with any provision may be waived, with the consent of the holders of a majority in principal amount of the notes then outstanding. An amendment or waiver may not waive our obligation to make a change of control offer without the consent of the holders of at least two-thirds in outstanding principal amount of the notes. Consequently, so long as the holders of requisite principal amount of the notes consent, certain provisions of the indenture may be amended, supplemented or waived without your consent as a holder of notes.

Our ability to pay interest on the notes and to satisfy our other obligations will depend upon the future operating performance of our subsidiaries and the ability of our subsidiaries to make distributions to us.

We are a holding company, the assets of which consist principally of the stock of our subsidiaries through which we conduct our operations. We are dependent upon dividends and other payments from our subsidiaries to generate the funds necessary to meet our obligations, including the payment of principal of and interest on the notes. Therefore, our ability to pay interest on the notes and to satisfy our other obligations will depend upon the future operating performance of our subsidiaries, which will be affected by economic conditions, and financial, business and other factors, some of which are beyond our control. In addition, the ability of our subsidiaries to make such payments is subject to, among other things, applicable state laws and certain restrictions contained in our credit facilities that limit our ability to receive loans, dividends or other distributions from our subsidiaries.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require holders of notes to return payments received from guarantors.

The incurrence of the guarantees by the guarantors may be subject to review under U.S. federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy case or lawsuit is commenced by or on behalf of any guarantor’s unpaid creditors. Under these laws, if in such a case or lawsuit a court were to find that, at the time any guarantor incurred a guarantee of the notes, the guarantor:

•	incurred the guarantee of the notes with the intent of hindering, delaying or defrauding current or future creditors; or

•	received less than reasonably equivalent value or fair consideration for incurring the guarantee of the notes and the guarantor:

•	was insolvent or was rendered insolvent;

•	was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured;

(as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes); then the court could void the guarantee of the guarantor or subordinate the amounts owing under the guarantee to the guarantor’s presently existing or future debt or take other actions detrimental to you. It also may be asserted that the guarantors incurred their guarantees for our benefit and they incurred the obligations under the guarantees for less than reasonably equivalent value or fair consideration.

The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, a company would be considered insolvent if, at the time it incurred the debt or issued the guarantee:

•	the sum of its debts, including contingent liabilities, is greater than its assets, at fair valuation;

•	the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and matured; or

•	it incurred obligations beyond its ability to pay as such obligations become due.

We believe that, at the time the guarantors initially incurred the debt represented by the guarantees for the old notes, the guarantors were not insolvent or rendered insolvent by the incurrence, lacking sufficient capital to run their businesses effectively or unable to pay obligations on the guarantees as they mature or become due. We also believe that, at the time the guarantors initially will incur the debt represented by the guarantees for the exchange notes, the guarantors will not be insolvent or rendered insolvent by the incurrence, be lacking sufficient capital to run their businesses effectively or be unable to pay obligations on the guarantees as they mature or become due. A court passing on the same questions may not reach the same conclusions.

If a guarantee is avoided as a fraudulent conveyance or found to be unenforceable for any other reason, you will not have a claim against that obligor and will only be a creditor of us or any guarantor whose obligation was not set aside or found to be unenforceable.

No established market exists for the exchange notes, and your ability to sell the exchange notes is subject to uncertainties regarding the liquidity of the trading market for the exchange notes.

We do not intend to list the exchange notes on any national securities exchange or to seek the admission thereof to trading on the Nasdaq Market. The initial purchasers have advised us that they currently intend to make a market in the exchange notes. However, the initial purchasers are not obligated to make a market in the exchange notes and any market making may be discontinued at any time without notice at the sole discretion of the initial purchasers. Although the exchange notes are expected to be eligible for trading in the Portal Market, a market for the exchange notes may not develop or any such market may not create liquidity in the exchange notes.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. The market for the exchange notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect you as a holder of the exchange notes. In addition, if a large number of holders of old notes do not tender old notes or tender old notes improperly, the limited amount of exchange notes that would be issued and outstanding after we complete the exchange offer could adversely affect the development of a market for the exchange notes.

If there is a change of control of Radnor, we may not have the funds necessary to repurchase your exchange notes as required by the indenture.

Upon the occurrence of specified “change of control” events under the indenture, each holder of notes may require us to repurchase all or a portion of such holder’s notes. If a change of control were to occur, we may not have sufficient financial resources, or may not be able to arrange financing, to pay the repurchase price for all notes tendered by holders thereof. In addition, the terms of the documents governing our credit facilities may limit our ability to purchase any notes and will also identify events that would constitute a change of control, as well as the other events with respect to us or our subsidiaries, that would constitute an event of default under the documents governing our credit facilities. See “Description of Other Company Indebtedness.” Any future credit agreements or other agreements relating to other indebtedness to which we become a party may contain similar restrictions and provisions. As of June 27, 2003, we and our subsidiaries had $96.0 million of indebtedness other than the notes that are subject to change of control provisions that would allow the lenders to accelerate the obligations. The acceleration of all or a portion of our indebtedness other than the notes upon a change of control may adversely affect our ability to pay the repurchase price for all notes tendered as a result of such event.

One of the events that would trigger a change of control is a sale of “all or substantially all” of our assets. The phrase “all or substantially all” as used in the definition of “change of control” has not been interpreted under New York law (which is the governing law of the indenture) to represent a specific quantitative test. As a consequence, investors may not be able to determine when a change of control has occurred giving rise to the repurchase obligations under the indenture. It is possible, therefore, that there could be a disagreement between us and some or all holders of the notes over whether a specific asset sale or sales triggers a change of control offer and that holders of the notes might not receive a change of control offer in respect of that transaction. In addition, in the event the holders of the notes elected to exercise their rights under the indenture and we elected to contest such election, a court interpreting New York law may interpret the phrase “all or substantially all” in our favor. Further, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “change of control” under the indenture related to the notes.

In the event a change of control occurs at a time when we are prohibited from purchasing notes, we will be required to either seek the consent of our lenders to the purchase of notes or attempt to refinance the borrowings that contain the prohibition. If we do not obtain the consent or refinance the borrowing, we would remain prohibited from purchasing notes. In that case, our failure to purchase tendered notes would constitute an event of default under the indenture, which would, in turn, constitute a further default under the amended domestic credit facility and our other credit agreements, and may constitute a default under the terms of other indebtedness that we may enter into from time to time. See “Description of the Notes—Change of Control.”

We could, in the future, enter into transactions such as acquisitions, refinancings or other recapitalizations or highly leveraged transactions, that would not constitute a “change in control” within the meaning of the indenture requiring us to repurchase your notes, but that may nonetheless adversely affect our ability to satisfy our obligations under the notes.

Subject to the limitations contained in the indenture and our credit facilities described above under “—The instruments governing our indebtedness contain various covenants limiting the discretion of our management in operating our business and, in particular, could adversely affect our ability to respond to changes or take certain actions,” we could consummate a highly-leveraged transaction, refinancing, reorganization, merger or similar transaction that could, among other effects, increase the amount of indebtedness outstanding. If we do complete any of these transactions and it does not constitute a change in control within the meaning of the indenture, we will not have any obligation to repurchase your notes. Such transactions could affect our capital structure or credit ratings and may otherwise affect our ability to satisfy our obligations under the notes because we may not have the funds necessary to pay the principal of or interest on the notes when due.

Neither the assets of our unconsolidated affiliates nor the assets of the holders of investments in those unconsolidated affiliates will be available to satisfy our obligations under the notes.

We have certain unconsolidated affiliates, including interests in private equity partnerships that invest in consumer, industrial, technology and certain other companies as determined by the partnerships. Neither the unconsolidated affiliates nor the holders of the investments in those unconsolidated affiliates have guaranteed the notes. Thus, if we do not satisfy our obligations under the notes, the holders of notes will not have any claims against the assets of those unconsolidated affiliates or the assets of the holders of the investments therein, or the income or proceeds related to those assets. See Note 12 to our audited financial statements and Note 10 to our unaudited financial statements appearing elsewhere herein.

Risks Relating to Our Business

To the extent that our costs for raw materials rise without comparable increases in the prices of our products or our supply of raw materials is hindered and no alternative sources can be found, our profitability may be adversely affected.

Our foam products are manufactured from EPS, which is produced from styrene monomer. Styrene monomer is a commodity petrochemical that is readily available throughout the world in bulk quantities from numerous large, vertically integrated chemical companies. Prices for styrene monomer will fluctuate, principally due to supply and demand in the styrene monomer market, but also because of fluctuations in petrochemical feedstock prices. Beginning in January 2002 through April 2003, market prices for styrene monomer increased by more than 80%. From April 2003 through August 2003, market prices for styrene monomer decreased by approximately 15%.

If raw material prices increase and we are unable to pass such price increases on to our customers, employ successful hedging strategies, enter into long-term supply contracts at favorable prices or buy on the spot market at favorable prices, our profitability may be adversely affected. To the extent that our supply of raw materials is hindered and no alternative sources can be found, our profitability also may be adversely affected.

We believe that entering into long-term supply agreements for the purchase of styrene monomer has increased our flexibility to purchase styrene monomer and mitigated but not eliminated the impact of future price fluctuations for styrene monomer, if any. We will continue to be exposed to fluctuations in styrene monomer prices to the extent that our supply agreements do not satisfy our needs for styrene monomer. See “Business—Raw Materials.”

Both the foam segment of the cup and container market and the market for EPS are highly competitive. Many of our competitors in both of these markets are larger and have significantly greater resources, which could put us at a competitive disadvantage against such competitors.

In North America, we compete in the highly competitive foodservice industry and in the market for EPS. Within the foam segment of the cup and container market, we compete principally with Dart Container Corp., which controls the largest share of this market segment. In Europe, we compete primarily in the fragmented European EPS market. Many of our competitors in both North America and Europe are larger than we are and have significantly greater resources than we have, which could adversely impact our ability to effectively compete with these companies. See “Business—Competition.”

Our customers for our foam cup and container products are concentrated; our business could be adversely affected if we were unable to maintain our relationships with our largest customers.

In North America, we supply foam cup and container products to a number of national quick-service restaurant and convenience store companies and to a number of large foodservice distributors. No customer represented more than 7.2% of our net sales for fiscal 2002, although the five largest accounts represented approximately 28.1% of such sales. While we have not lost sales from our key customers in fiscal 2001, 2002 or 2003 to date, if any of such customers substantially reduces its level of purchases from us, our profitability may be adversely affected. Moreover, continued consolidation among distributors in the foodservice industry could result in an increasingly concentrated customer base or the loss of certain customers. See “Business—Sales, Marketing and Customers.”

We conduct a significant portion of our operations in foreign countries, and are subject to risks that are inherent in operating abroad, including governmental regulation, changes in import duties, trade restrictions, currency restrictions and other restraints and burdensome taxes.

Our international operations and the products we sell are subject to numerous governmental regulations and inspections. Although we believe we substantially comply with such regulations, changes in legislation or regulations and actions by regulators, including changes in administration and enforcement policies, may from time to time require operational improvements or modifications at various locations or the payment of fines and penalties, or both.

We are subject to a variety of governmental regulations in the countries where we market our products, including import quotas, tariffs and taxes. For example, distributions of earnings and other payments, including interest, received from our foreign subsidiaries may be subject to withholding taxes imposed by the jurisdiction in which such entities are formed or operating, which will reduce the amount of after-tax cash we can receive. In general, as a U.S. corporation, we may claim a foreign tax credit against our federal income tax expense for such foreign withholding taxes and for foreign income taxes paid directly by foreign corporate entities in which we own 10% or more of the voting stock. The ability to claim such foreign tax credits and to utilize net foreign losses is, however, subject to numerous limitations, and we may incur incremental tax costs as a result of these limitations or because we are not in a tax-paying position in the United States. We may also be required to include in our income for U.S. federal income tax purposes our proportionate share of certain earnings of those foreign subsidiaries that are classified as “controlled foreign corporations” without regard to whether distributions have been actually received from such subsidiaries.

Our financial results depend in part on the economies of the markets in which we have operations and other interests. These markets are in countries with economies in various stages of development or structural reform, and our operations in such markets also could be affected by:

•	political, social and economic instability;

•	war, civil disturbance or acts of terrorism;

•	taking of property by nationalization or expropriation without fair compensation;

•	imposition of limitations on conversions of foreign currencies into dollars or remittance of dividends and other payments by foreign subsidiaries;

•	hyperinflation; and

•	impositions or increase of investment and other restrictions or requirements by foreign governments.

Our international operations involve transactions in a variety of currencies. Our financial results may be significantly affected by fluctuations of currency exchange rates. Such fluctuations are significant to our international operations because many of the costs related to those operations are incurred in currencies different from those that are received from the sale of our products in foreign markets, and there is normally a time lag between the incurrence of such costs and collection of the related sales proceeds. To the extent that foreign subsidiaries distribute dividends in local currencies in the future, the amount of cash to be received by us and, consequently, the amount of cash available to make payments for principal of and interest on the notes, will be affected by fluctuations in exchange rates, and such shifts in the currency exchange rates may have a material adverse effect on us. Although we periodically evaluate derivative financial instruments to manage foreign currency exchange rate changes, we have never held derivatives for managing foreign currency exchange rate risks.

A number of our agreements are governed by the laws of, and subject to dispute resolution in the courts of, or through arbitration proceedings in, the country or region in which the operations are located. We cannot accurately predict whether such forum will provide us with an effective and efficient means of resolving disputes that may arise in the future. Even if we are able to obtain a satisfactory decision through arbitration or a court proceeding, we could have difficulty enforcing any award or judgment on a timely basis. Our ability to obtain or enforce relief in the United States is uncertain.

We depend on the services of members of our senior management, the loss of whom would materially harm our business.

We are dependent on the management experience and continued services of our executive officers, including Michael T. Kennedy, our President and Chief Executive Officer. The loss of the services of these officers could have a material adverse effect on our business. In addition, our continued growth depends on our ability to attract and retain experienced key employees.

If we are not able to use our net operating loss carryforwards to reduce our income tax obligations our results of operations will be adversely affected.

As of December 27, 2002, we had federal net operating loss carryforwards of approximately $67.2 million from our U.S. operations. These net operating loss carryforwards will expire between December 2009 and 2021. We have assessed our ability to utilize our net operating loss carryforwards and concluded that no valuation allowance currently is required since we believe that it is more likely than not that the net operating loss carryforwards will be utilized either by generating taxable income or through tax planning strategies. However, some portions of these net operating loss carryforwards may expire before we can utilize them to reduce our income tax obligations. Our income tax obligations affect our cash position and, therefore, may affect our ability to make payments on our long-term debt, including the notes.

We are subject to various environmental laws and regulations that could impose substantial costs upon us and may adversely affect our business, results of operations and financial condition.

Our operations are subject to federal, state, foreign and local environmental laws and regulations. As a result, we are involved from time to time in administrative or legal proceedings relating to environmental matters. The aggregate amount of future clean up costs and other environmental liabilities may be material. We cannot predict what environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted or what environmental conditions may be found to exist. Enactment of more stringent laws or regulations or more strict interpretation of existing laws and regulations may require additional expenditures by us, some of which could be material. See “Business—Environmental Matters.”

The continuing hostilities in the Middle East or the outbreak or escalation of hostilities elsewhere could have a material adverse effect on our business, results of operations and financial condition.

The recent war in Iraq and the outbreak, continuation or escalation of hostilities between the United States and any foreign nation, organization or group, together with the recent increase in the frequency and severity of terrorist and similar activity, may have a material adverse effect on our business, results of operations or financial condition. In particular, armed conflict in the Middle East, while it has not resulted to date, may result in a real or perceived shortage of oil and/or natural gas, which could result in an increase in our manufacturing costs, including an increase in our energy costs and the cost of some of our raw materials.

If our unconsolidated affiliates do not realize the investment gains that are included in our consolidated statements of operations as income from unconsolidated affiliates, we may not realize all of the income that we have previously recognized and may need to record a loss from our unconsolidated affiliates.

Our consolidated statements of operations included $6,165,000 of income from unconsolidated affiliates we recognized for the fiscal year ended December 27, 2002 and $1,512,000 and $650,000 of income from unconsolidated affiliates we recognized for the six months ended June 27, 2003 and June 28, 2002, respectively. Substantially all of this income relates to net unrealized gains on investments made by our unconsolidated affiliates based on the fair market value of those investments as of the end of those periods. These values are adjusted based on the fair market value of the investment at the end of each period and do not represent income actually realized by us in any period. If the fair market value of these investments declines in the future, we may recognize a loss from our unconsolidated affiliates as a result of the net unrealized depreciation in the value of the investments recognized by our unconsolidated affiliates. Moreover, we may not realize cash proceeds in an amount equal to the income we have previously recognized with respect to these unrealized gains, if at all. See Note 12 to our audited financial statements and Note 10 to our unaudited financial statements appearing elsewhere herein.

USE OF PROCEEDS

The exchange offer satisfies an obligation under the registration rights agreement. We will not receive any cash proceeds for the exchange offer.

The following table sets forth the sources and uses of the proceeds from the offering of the old notes:

Sources of Funds		Uses of Funds
(dollars in millions)
Sale of old notes	$135.0	Repay the outstanding senior notes	$159.5
Proceeds from term loan	45.0	Paydown of revolving credit facility	12.1
		Accrued interest, fees and expenses	8.4

Total sources of funds	$180.0	Total uses of funds	$180.0

The senior notes that were repaid had an interest rate of 10% per year and were due to mature on December 1, 2003. At the time of the paydown, the interest rate under the revolving credit facility was based upon LIBOR rates with various maturities plus 2.50% or at the lender’s base commercial lending rate.

CAPITALIZATION

The following table sets forth the capitalization of the Company as of June 27, 2003:

June 27, 2003
(unaudited) (dollars in millions)
Long-term debt, including current portion:
Revolving credit facilities (1)	$39.7
Term debt and mortgages	16.0
Capital lease obligations	2.3
Senior notes due 2010	135.0
Term loan	43.9

Total debt	236.9

Stockholders’ equity:
Common stock and additional paid-in capital	19.4
Cumulative translation adjustment	(0.9)
Retained deficit	(9.9)

Total stockholders’ equity	8.6

Total capitalization	$245.5

(1)	After taking into account cash on hand and certain restrictions, including borrowing base limitations, we had the ability to draw up to an additional $11.2 million under our revolving credit facilities as of June 27, 2003.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table presents certain audited and unaudited historical financial information of Radnor and should be read in conjunction with our financial statements, the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

We have derived the selected consolidated financial data as of and for the six months ended June 28, 2002 and June 27, 2003 from our unaudited financial statements included elsewhere herein, which include all adjustments, consisting only of normal recurring adjustments, that in our opinion are necessary for a fair statement of financial position, results of operations and cash flows as of those dates and for those periods. The results of operations for the interim periods are not necessarily indicative of the results for the full years, due to the seasonality inherent in some of our operations and the possibility of general economic changes.

The historical information with respect to our company as of December 27, 2002 and for the year ended December 27, 2002 has been derived from our audited financial statements included elsewhere herein, which have been audited by KPMG LLP, independent auditors. The historical information with respect to our company as of December 28, 2001 and for each of the two years in the period ended December 28, 2001 has been derived from our audited financial statements, which have been audited by Arthur Andersen LLP, independent public accountants. These financial statements appear elsewhere in this prospectus. Arthur Andersen has not reissued its report for purposes of this offering. The historical information with respect to our company as of December 25, 1998, December 31, 1999 and December 29, 2000 and for each of the two years in the period ended December 31, 1999 has been derived from our audited financial statements, which have been audited by Arthur Andersen. See “Risk Factors—Risks Related to the Exchange Notes-Our former use of Arthur Andersen as our independent public accountants will limit your ability to seek recovery from them related to their work and may pose risk to us.”

	Year Ended					Six Months Ended
	Dec. 25, 1998	Dec. 31, 1999	Dec. 29, 2000	Dec. 28, 2001	Dec. 27, 2002	June 28, 2002	June 27, 2003
						(unaudited)
	(dollars in thousands, except per share data)
Statement of Operations (1):

Net sales	$303,586	$310,470	$353,752	$325,734	$323,182	$156,041	$163,488
Cost of goods sold	220,691	226,509	277,254	250,719	243,501	116,678	134,876

Gross profit	82,895	83,961	76,498	75,015	79,681	39,363	28,612
Distribution expense	23,004	24,535	26,003	25,176	22,621	10,940	10,872
Selling, general and administrative expenses	31,414	36,460	37,128	32,464	33,124	15,499	14,898
Gain on sale of business (2)	—	—	—	(10,493)	—	—	—
Other expenses (3)	—	—	—	—	—	—	1,838

Income from operations	28,477	22,966	13,367	27,868	23,936	12,924	1,004
Interest, net (4)	18,776	21,070	21,725	22,331	21,382	10,096	10,494
Income from unconsolidated affiliates	—	(183)	(876)	(1,160)	(6,165)	(650)	(1,512)
Other expense, net	965	1,363	1,104	2,657	1,146	503	414

Income (loss) before income taxes and discontinued operations	8,736	716	(8,586)	4,040	7,573	2,975	(8,392)
Income tax expense (benefit)	3,340	241	(3,074)	2,150	2,878	1,130	(3,189)

Income (loss) from continuing operations	$5,396	$475	$(5,512)	$1,890	$4,695	$1,845	$(5,203)

Other Financial and Operating Data (1):
Ratio of earnings to fixed charges (5)	1.41x	1.03x	—	1.13x	1.07x	1.20x	—
Deficiency of earnings available to cover fixed charges (5)	$—	$—	$(9,059)	$—	$—	$—	$(9,904)
Capital expenditures	17,661	20,032	15,292	12,358	10,558	3,990	6,784
Depreciation and amortization (6)	12,868	15,895	17,635	18,216	17,937	8,182	8,715

Balance Sheet Data:
Total assets	$278,796	$293,683	$305,999	$274,186	$284,132	$291,005	$306,378
Total debt, including current portion (7)	195,998	215,417	229,508	212,910	215,214	218,092	236,872
Stockholders’ equity (deficit)	20,949	7,574	(1,811)	117	10,061	5,546	8,640
Cash dividends per share	240	—	—	—	—	—	—

(footnotes appear on following page)

(1)	The Company’s fiscal year is the 52- or 53-week period that ends on the last Friday of December of each year. The years presented in the above table were 52-week years with the exception of 1999, which was a 53-week year.

(2)	Represents gain resulting from sale of European insulation operations. See Note 1 to the Company’s audited consolidated financial statements included elsewhere herein.

(3)	On March 11, 2003, the Company issued $135.0 million of the old notes and amended its domestic revolving credit facility to include a $45.0 million term loan and to increase the revolving credit commitment from $35.0 million to $45.0 million. The proceeds were used to repay the then outstanding $159.5 million of Series A and Series B senior notes due 2003 and outstanding borrowings under the existing revolving credit facilities. The Company recorded $1.8 million of other expenses related to the extinguishment of the long-term debt described above, which included the $1.0 million write-off of deferred financing costs and debt premium related to the Company’s Series A and Series B senior notes due 2003, as well as $0.8 million of personnel costs directly related to the debt extinguishment.

(4)	Interest includes amortization of premium and debt issuance costs related to the Company’s senior notes of $1.0 million for the year ended December 25, 1998, $1.2 million for the years ended December 31, 1999 and December 29, 2000, $1.1 million for the years ended December 28, 2001 and December 27, 2002, $0.5 million for the six months ended June 28, 2002 and $0.4 million for the six months ended June 27, 2003.

(5)	For purposes of this computation, fixed charges consist of interest, amortization of deferred financing fees and that portion of lease rental expense representative of the interest factor (deemed to be one-third of lease rental expense). Earnings consist of income before discontinued operations before income from equity investments and income taxes plus fixed charges.

(6)	Depreciation and amortization excludes amortization of premium and debt issuance costs included in interest expense as described above in note 4.

(7)	Total debt includes capital lease obligations.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the notes thereto. This discussion contains forward-looking statements. Please see “Forward-Looking Statements” and “Risk Factors” for a discussion of some of the uncertainties, risks and assumptions associated with these statements.

General

The Company is a leading manufacturer and distributor of foam packaging products in the U.S. and specialty chemical products worldwide. We produce our products for the foodservice, insulation and protective packaging industries. Based on total volume produced, we are the second largest manufacturer of foam cup and container products in the U.S. Based on total manufacturing capacity, we are the fifth largest worldwide producer of EPS. The Company has 17 manufacturing facilities located throughout the United States, Canada and Europe that produced more than 13 billion foam cups, bowls and containers and thermoformed lids and more than 360 million pounds of EPS in fiscal 2002.

Net Sales

Net sales represent the gross sales of the Company’s products less cash discounts and allowances, which historically have averaged approximately 2% of gross sales.

In accordance with Emerging Issues Task Force Issue No. 00-22, the Company has changed its reporting of sales and marketing rebates to include them as an offset to net sales. Previously, they were included as a selling expense. Prior period financial information included in Management’s Discussion and Analysis of Financial Condition and Results of Operations has been adjusted to reflect this reclassification.

Cost of Goods Sold

Raw material and energy costs represent a large portion of the Company’s cost of goods sold and are susceptible to price fluctuations based upon supply and demand and general market conditions. Beginning in January 2002 through April 2003, market prices of the Company’s primary raw material, styrene monomer, increased by more than 80%. From April 2003 through August 2003, market prices for styrene monomer decreased by approximately 15%. Although future raw material prices cannot be predicted with accuracy, prices for raw materials used in the Company’s products are forecasted by independent industry surveys and producer reports to decrease over the next year. While the Company has been able to pass on the majority of past raw material price increases to customers, there can be no assurance that the Company will be able to increase prices if raw material costs rise in the future.

In connection with the Company’s engineering initiatives, the Company has invested significant resources in research and development. The Company expenses all research and development costs in the period incurred and includes such costs in cost of goods sold. As a percentage of net sales, these costs have represented 1.0%, 0.8% and 0.8% in fiscal 2000, 2001 and 2002, respectively, and 0.6% and 0.5% for the six months ended June 28, 2002 and June 27, 2003, respectively.

Distribution Expense

The Company ships its products from manufacturing locations using a combination of common carriers and its own fleet of leased vehicles. Distribution expense consists of the costs to ship products, including costs of labor and leased vehicles.

Gain on Sale of Business

On December 12, 2001, the Company completed the sale of its European insulation operations, which included seven manufacturing plants that convert EPS into insulation products for sale primarily to the Nordic construction industry. The consideration for the sale was approximately $35.1 million in cash and assumption of debt. In connection with the sale, Radnor realized a $10.5 million gain.

Recent Development

In June 2003, a court granted summary judgment in favor of one of the Company’s styrene monomer suppliers in a dispute regarding the pricing terms of a supply contract. While the Company believes its position in the pricing dispute had merit, it has reached an amicable settlement with the supplier. This settlement has not had and is not expected to have a material impact on the Company’s results of operations or financial condition.

Comparability of Periods

Financial results for the periods presented are not fully comparable because of the December 2001 disposition of the European insulation operations. Fiscal years 2000 and 2001 contain the results of operations from the European insulation operations and exclude any adjustments to reflect this disposition. In addition, the Company’s fiscal year is the 52- or 53-week period that ends on the last Friday of December of each year. Each of the years presented in the table below were 52-week years.

Results of Operations

The following discussion and analysis should be read in conjunction with “Selected Consolidated Financial Data” and Radnor’s financial statements included elsewhere in this prospectus.

The following table sets forth, for the periods indicated, certain operating data as a percentage of net sales.

	Percentage of Net Sales
	Year Ended			Six Months Ended
	Dec. 29, 2000	Dec. 28, 2001	Dec. 27, 2002	June 28, 2002	June 27, 2003
Net sales	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of goods sold	78.4	77.0	75.3	74.8	82.5

Gross profit	21.6	23.0	24.7	25.2	17.5
Distribution expense	7.4	7.7	7.0	7.0	6.7
Selling, general and administrative expenses	10.5	10.0	10.3	9.9	9.1

Gain on sale of business	—	(3.2)	—	—	—
Other expenses	—	—	—	—	1.1

Income from operations	3.7	8.5	7.4	8.3	0.6
Interest	6.1	6.9	6.6	6.5	6.4
Income from unconsolidated affiliates	(0.3)	(0.4)	(1.9)	(0.4)	(0.9)
Other expense, net	0.3	0.8	0.4	0.3	0.2

Income (loss) before income taxes and discontinued operations	(2.4)%	1.2%	2.3%	1.9%	(5.1)%

Three and Six Months Ended June 27, 2003 Compared to the Three and Six Months Ended June 28, 2002

Consolidated

Net sales for the three months ended June 27, 2003 were $83.2 million, a decrease of $1.4 million from $84.6 million for the three months ended June 28, 2002. This decrease was primarily due to lower sales volumes at the specialty chemicals segment ($5.5 million) and the packaging segment ($2.2 million), partially offset by higher selling prices at the specialty chemicals segment ($6.5 million).

Gross profit for the three months ended June 27, 2003 decreased by $10.0 million to $11.8 million from $21.8 million for the comparable period in 2002. This was primarily caused by lower gross profit at the specialty chemicals operations ($2.2 million) and the domestic packaging operations ($7.4 million) resulting from lower sales volumes, as well as higher raw material and natural gas costs.

Operating expenses for the three months ended June 27, 2003 decreased by $0.5 million to $13.3 million from $13.8 million for the comparable period in 2002. This decrease was primarily due to lower general and administrative costs at the Company’s corporate offices.

Interest expense for the three months ended June 27, 2003 of $5.1 million remained consistent with the comparable period in the prior year as the impact of higher average debt levels were entirely offset by lower interest rates.

Net sales for the six months ended June 27, 2003 were $163.5 million, $7.5 million higher than the six months ended June 28, 2002. This increase was primarily due to higher selling prices at the specialty chemicals segment ($16.4 million), partially offset by lower sales volumes at both the specialty chemicals and packaging segments ($8.6 million).

Gross profit for the six months ended June 27, 2003 was $28.6 million, a $10.8 million decrease from $39.4 million for the comparable period in 2002. This was primarily caused by lower gross profit at the domestic packaging operations ($9.8 million) resulting from lower sales volumes, as well as higher raw material and natural gas costs.

Operating expenses for the six months ended June 27, 2003 increased by $1.1 million to $27.6 million from $26.5 million for the six months ended June 28, 2002. Excluding the other expenses of $1.8 million related to the extinguishment of long-term debt as described in note 4 to the condensed consolidated financial statements included elsewhere herein, operating expenses decreased by $0.7 million from the six months ended June 28, 2002. This decrease was primarily due to lower depreciation and amortization ($0.9 million) combined with savings realized from cost containment initiatives ($0.5 million), partially offset by higher employee-related costs ($0.7 million) at the Company’s corporate offices.

Interest expense for the six months ended June 27, 2003 of $10.5 million increased by $0.4 million from $10.1 million as compared to the similar period in the prior year. This increase was primarily due to higher average debt levels, partially offset by lower interest rates as compared to the same period in the prior year.

The effective tax rate for the three- and six-month periods ended June 27, 2003 and June 28, 2002 was 38.0% of pre-tax income. As of June 27, 2003, the Company had approximately $71.9 million of net operating loss carryforwards for federal income tax purposes, which expire through 2023.

Segment Analysis

Packaging Segment

Net sales for the three months ended June 27, 2003 decreased by $1.7 million to $47.8 million from $49.5 million for the three months ended June 28, 2002. This decrease was primarily due to lower sales volumes at the domestic packaging operations ($2.2 million), due in large part to the hostilities in the Middle East and their overall impact on the economy. The decrease in net sales was partially offset by higher selling prices ($0.6 million) experienced throughout the segment.

Gross profit decreased to $7.4 million for the three months ended June 27, 2003 from $14.8 million for the comparable three-month period in 2002. This decrease in gross profit was primarily due to increased natural gas costs ($3.2 million) and the impact of lower sales volumes ($1.0 million), combined with higher raw material costs in the domestic operations.

Operating expenses of $7.0 million for the three months ended June 27, 2003 were $0.1 million higher than the comparable period in 2002. This increase was due to higher distribution costs ($0.3 million), partially offset by lower general and administrative expenditures ($0.2 million), which resulted from cost savings initiatives implemented during the first quarter of fiscal 2003. For the reasons described above, income from operations decreased by $7.5 million to $0.4 million for the three months ended June 27, 2003.

During the six months ended June 27, 2003, net sales decreased by $3.9 million to $92.8 million from $96.7 million during the six months ended June 27, 2002. This was primarily due to a 4.1% reduction in sales volume at the domestic packaging segment ($4.1 million) caused in large part by the hostilities in the Middle East and their overall impact on the economy.

Gross profit decreased by $9.8 million to $19.6 million for the six months ended June 27, 2003 from $29.4 million for the comparable six-month period in 2002. This decrease in gross profit was primarily due to increased natural gas costs ($4.2 million) and the impact of lower sales volumes ($1.8 million), combined with higher raw material costs in the domestic operations.

Operating expenses decreased by $0.6 million for the six months ended June 27, 2003 to $12.7 million from $13.3 million for the comparable period in 2002. The decrease was primarily due to lower distribution costs resulting from the reduction in sales volumes at the domestic packaging operations, as described above. For the reasons described above, income from operations decreased by $9.2 million to $6.9 million for the six months ended June 27, 2003.

Specialty Chemicals Segment

Net sales for the three months ended June 27, 2003 were $38.1 million, an increase of $1.0 million from $37.1 million for the three months ended June 28, 2002. This 2.7% increase was primarily due to higher selling prices ($6.5 million) resulting indirectly from increased styrene monomer prices as compared to the similar period in the prior year, partially offset by lower sales volumes ($5.5 million). Net sales for the three months ended June 27, 2003 and June 28, 2002 included sales to the packaging segment of $2.6 million and $2.4 million, respectively.

Gross profit decreased by $2.2 million to $4.4 million for the three months ended June 27, 2003 from $6.6 million for the comparable period in the prior year. This decrease was primarily caused by increased natural gas costs ($0.2 million) and the impact of decreased sales volumes ($1.5 million).

For the three months ended June 27, 2003, operating expenses as a percentage of net sales decreased to 10.5% from 10.8% for the comparable three-month period in the prior year. For the reasons described above, income from operations decreased by $2.2 million to $0.4 million for the three months ended June 27, 2003.

Net sales for the six months ended June 27, 2003 were $75.1 million, an increase of $11.8 million from $63.3 million for the six months ended June 28, 2002. This increase was primarily due to an increase in selling prices ($16.4 million) resulting indirectly from increased styrene monomer prices as compared to the same period in the prior year, partially offset by lower sales volumes ($4.5 million), primarily in the domestic operations. Net sales for the six months ended June 27, 2003 and June 28, 2002 included sales to the packaging segment of $4.4 million and $4.9 million, respectively.

Gross profit of $9.0 million for the six months ended June 27, 2003 was consistent with the comparable period in the prior year as higher selling prices offset the impact of higher raw material ($11.8 million) and natural gas costs ($0.5 million).

For the six months ended June 27, 2003, operating expenses increased by $0.8 million to $8.2 million from $7.4 million for the comparable period in the prior year, due primarily to a $0.5 million increase in distribution costs at the European specialty chemicals operations. For the reasons described above, income from operations decreased by $0.8 million to $0.8 million for the six months ended June 27, 2003.

Corporate and Other

Corporate operating expenses decreased by $0.6 million to $2.4 million for the three months ended June 27, 2003, primarily due to lower depreciation and amortization.

Other expenses of $0.2 million for the three months ended June 27, 2003 decreased slightly from the similar period in the prior year.

Income from unconsolidated affiliates increased by $0.4 million to $0.7 million for the three months ended June 27, 2003 due to increased earnings at the investment partnership in which the Company serves as a limited partner. These earnings represent unrealized gains on investments held by the investment partnership for which there is no established market.

Corporate operating expenses increased by $1.0 million to $6.7 million for the six months ended June 27, 2003. Excluding the other expenses of $1.8 million related to the extinguishment of long-term debt as described in note 4 to the condensed consolidated financial statements included elsewhere herein, operating expenses decreased by $0.8 million. This was primarily due to lower depreciation and amortization ($1.0 million) and decreased general and administrative costs ($0.5 million) realized from cost containment initiatives, partially offset by higher employee-related costs ($0.7 million).

Other expenses of $0.4 million for the six months ended June 27, 2003 decreased slightly from the similar period in the prior year.

Income from unconsolidated affiliates increased by $0.8 million to $1.5 million for the six months ended June 27, 2003 due to increased earnings at the investment partnership in which the Company serves as a limited partner. These earnings represent unrealized gains on investments held by the investment partnership for which there is no established market.

Year Ended December 27, 2002 Compared to the Year Ended December 28, 2001

Consolidated

Net sales in fiscal 2002 were $323.2 million, a decrease of $2.5 million from $325.7 million in fiscal 2001. Excluding the results of the European insulation operations, which were divested in December 2001, net sales increased by $20.4 million or 6.7%. This was primarily caused by an 18.1% increase in sales at the specialty chemicals segment resulting from an increase in sales volume (13.8%) and higher average selling prices (3.9%).

Gross profit increased to $79.7 million or 24.7% of net sales in fiscal 2002 from $75.0 million or 23.0% of net sales in fiscal 2001. Excluding the impact of the divested European insulation operations, gross profit in fiscal 2002 increased by $17.0 million from $62.7 million in fiscal 2001. This increase was caused by higher sales volumes at the specialty chemicals segment ($4.4 million), higher selling prices across both operating segments ($3.2 million) and lower energy-related costs at the domestic packaging operations ($3.2 million), combined with improved manufacturing efficiencies at both the packaging and specialty chemicals segments ($6.1 million).

Operating expenses increased by $8.6 million in fiscal 2002 to $55.8 million. Excluding the results of the European insulation operations and the $10.5 million gain recognized on its sale, operating expenses increased by $6.0 million in fiscal 2002 to $55.8 million. This was primarily caused by an increase in operating costs at our corporate offices ($6.5 million) and our specialty chemical operations ($1.8 million), which were partially offset by lower operating costs at our packaging operations ($2.4 million).

Income from operations decreased by $3.9 million in fiscal 2002 to $23.9 million. Excluding the impact of the divested European insulation operations and the gain resulting from its sale, income from operations increased by $11.0 million to $23.9 million or 7.4% of net sales from 4.0% in fiscal 2001.

Interest expense decreased by $0.9 million to $21.4 million for fiscal 2002 from $22.3 million for fiscal 2001. This decrease was primarily due to a reduction in long-term debt resulting from the sale of the European insulation operations ($0.6 million), combined with lower interest rates on the Company’s revolving credit facilities ($0.6 million). Included in interest expense for fiscal 2002 and 2001 was $1.1 million of deferred financing fee and premium amortization related to the Company’s senior notes. Other expenses decreased by $1.5 million for the year ended December 27, 2002 primarily as a result of non-recurring costs ($0.7 million) that were incurred in fiscal 2001, as well as decreased currency transaction losses.

The $5.0 million increase in income from unconsolidated affiliates resulted from a gain that caused a net increase in partners’ capital from operations in an investment partnership in which the Company serves as a limited partner. This gain represented unrealized gains on investments held by the investment partnership for which there is no established market. The Company expects that income from unconsolidated affiliates will be substantially lower in fiscal 2003 and subsequent years.

The Company recorded a $2.9 million provision for income taxes in fiscal 2002, representing a $0.7 million increase over fiscal 2001. This increase was primarily caused by a $3.5 million increase in pre-tax income, partially offset by a reduction in the Company’s effective tax rate as compared to fiscal 2001.

Segment Analysis

Packaging Segment

Net sales in the packaging segment in fiscal 2002 were $195.4 million as compared to $235.9 million in fiscal 2001. Excluding the results of the divested European insulation operations, net sales in fiscal 2002 decreased by $1.8 million or 0.9% over fiscal 2001. This was primarily caused by a decrease in sales volumes (2.0%), partially offset by higher average selling prices (1.1%). The decrease in sales volumes resulted from a planned rationalization of lower margin business to provide capacity for higher margin business which came on stream during the fourth quarter of 2002.

Gross profit increased to 27.9% of net sales in fiscal 2002 from 25.9% of net sales in fiscal 2001. Excluding the impact of the divested European insulation operations, gross profit for fiscal 2002 increased by $5.6 million to $54.4 million. This increase was primarily caused by lower energy costs ($3.2 million), combined with higher selling prices ($2.1 million) and improved manufacturing efficiencies resulting from engineering projects and technology upgrades ($1.4 million).

Operating expenses decreased by $10.3 million to $24.7 million for fiscal 2002 from $35.0 million for fiscal 2001. Excluding the results of the divested European operations, operating expenses decreased by $2.4 million to 12.7% of net sales in fiscal 2002 from 13.8% of net sales in fiscal 2001. This decrease was primarily due to lower distribution costs resulting from the reduction in sales volumes ($0.5 million), combined with savings resulting from cost containment initiatives including implemented workforce reductions ($1.7 million).

Income from operations increased by $3.5 million over fiscal 2001 to $29.7 million in fiscal 2002 for the reasons described above. Fiscal 2001 income from operations for the European insulation operations, which were sold on December 12, 2001, was $4.5 million. Excluding these results, income from operations increased by $8.0 million or 36.8% for fiscal 2002.

Specialty Chemicals Segment

For fiscal 2002, net sales in the specialty chemicals business segment increased by $20.6 million (18.1%) to $134.3 million from $113.7 million in fiscal 2001. This was caused by an increase in sales volume (13.8%), primarily in the domestic specialty chemicals operations, and higher average selling prices (3.9%). Net sales included $9.8 million and $25.6 million of sales to the packaging segment for fiscal 2002 and 2001, respectively, that are eliminated in consolidation. Excluding the impact of the divested European insulation operations, net sales to the packaging segment were $9.8 million for fiscal 2001.

Gross profit increased by $9.4 million to $21.9 million for fiscal 2002 from $12.5 million for fiscal 2001. This was primarily due to increased sales volumes ($4.4 million) and improved manufacturing efficiency ($7.1 million), combined with a favorable change in the spread between average selling prices and the average cost of the styrene monomer ($1.1 million).

For fiscal 2002, operating expenses increased by $1.8 million to $17.5 million from $15.7 million in fiscal 2001. This increase was primarily caused by higher distribution costs resulting from increased sales volume ($0.9 million) and an increase in currency transaction losses at the European operations ($0.5 million). Income from operations for fiscal 2002 was $4.4 million, representing a $7.6 million improvement over fiscal 2001 for the reasons described above.

Corporate and Other

Corporate operating expenses, excluding the $10.5 million gain on the divestiture of the Company’s European insulation operations in 2001, increased by $6.5 million during fiscal 2002. This was primarily caused by an increase in amortization ($1.2 million), insurance ($2.0 million) and compensation to corporate personnel ($3.2 million). Included in the higher corporate compensation for fiscal 2002 was $2.5 million in additional salary and bonus to our chief executive officer. From 1999 to 2001, our chief executive officer’s salary and bonus were reduced by 23% or $900,000, based primarily on the Company’s results of operations for those periods. Our chief executive officer’s compensation for 2002 reflects the positive financial results experienced during 2002 as compared to each of the prior three fiscal periods, due in part to the divestiture of the European insulation operations in December 2001. While compensation is reviewed annually, we do not anticipate that our chief executive officer’s compensation will materially increase in either fiscal 2003 or 2004 from 2002 amounts.

Year Ended December 28, 2001 Compared to Year Ended December 29, 2000

Consolidated

Net sales in fiscal 2001 were $325.7 million, or $28.0 million below fiscal 2000. This decrease was primarily caused by lower selling prices in the Company’s specialty chemical operations, resulting from reductions in the cost of styrene monomer, the Company’s primary raw material. Gross profit increased to 23.0% of net sales in 2001 from 21.6% of net sales in 2000. This was caused by an increase in gross profit as a percentage of net sales at the packaging segment to 25.9%, partially offset by a reduction in gross profit as a percentage of net sales in the specialty chemicals operations to 11.0%.

Operating expenses decreased by $16.0 million in 2001 to $47.2 million. Excluding the $10.5 million gain on the sale of the Company’s European insulation operations, operating expenses decreased by $5.5 million in 2001 to 17.7% of sales. This favorable change was caused by lower selling, general and administrative expenses at the Company’s domestic packaging operations ($1.5 million) and corporate office ($2.4 million), resulting from cost containment initiatives including implemented workforce reductions. Operating expenses were also favorably impacted by lower distribution costs at the domestic packaging operations ($0.7 million), resulting from reduced sales volumes.

Income from operations increased by $14.5 million in 2001 to $27.9 million. Excluding the gain on the sale of the European insulation operations, income from operations increased by $4.0 million to 5.3% of net sales from 3.8% of net sales in 2000.

Interest expense for the year ended December 28, 2001 increased by $0.6 million over fiscal 2000. This was caused by an increase in average outstanding advances under the Company’s revolving credit facilities ($0.8 million) and an additional equipment financing ($0.2 million), partially offset by reductions in interest rates ($0.5 million). Other expenses increased by $1.6 million for the year ended December 28, 2001 primarily as a result of a non-recurring cost associated with a distributor dispute in the domestic packaging operations ($0.7 million) and an increase in currency transaction losses.

Income from unconsolidated affiliates increased by $0.3 million in fiscal 2001 to $1.2 million. This increase resulted from a gain that caused a net increase in partners’ capital from operations in an investment partnership in which the Company serves as a limited partner. This gain represented unrealized gains on investments held by the investment partnership for which there is no established market.

The Company recorded a $2.1 million provision for income taxes in 2001 due to a $12.6 million increase in pre-tax income over fiscal 2000, for the reasons described above. The increase in the Company’s effective tax rate for 2001 reflects the impact of a $0.2 million valuation allowance against net operating loss carryforwards generated by the Company’s European packaging operations, as well as $0.3 million in provision resulting from changes in foreign effective tax rates that affected the benefit created by previously generated net operating loss carryforwards.

Segment Analysis

Packaging and Insulation Segment

Net sales in the packaging and insulation business segment in fiscal 2001 were $235.9 million and were 1.3% lower than fiscal 2000. This decrease was primarily caused by lower sales volumes primarily during the second half of the year at the domestic packaging business ($13.9 million) and lower selling prices in the Company’s European insulation operations ($4.2 million), which were divested in December 2001. The impact of the reduction in sales volumes at the domestic packaging business was almost entirely offset by increased sales prices within the packaging operations ($13.9 million). 2001 net sales for the European insulation operations, which were sold on December 12, 2001, were $38.8 million.

Gross profit increased to 25.9% of net sales in 2001 from 22.7% of net sales in 2000. This increase was caused by lower raw material costs ($5.1 million), combined with higher selling prices ($9.6 million), primarily in the domestic packaging operations, and improved manufacturing efficiencies related to raw material production resulting from engineering projects and technology upgrades ($0.7 million). Partially offsetting this was a $2.1 million or 11.1% increase in energy related costs in the domestic packaging operations as well as the impact of lower sales volumes in the domestic operations ($5.1 million). Beginning in June 2001 through February 2002, energy costs at the domestic packaging operations have steadily declined with the February 2002 cost per million British Thermal Units more than 75% below the January 2001 level.

Operating expenses decreased by $2.5 million to 14.8% of net sales in 2001 from $37.5 million or 15.7% of net sales in 2000, primarily due to lower distribution costs ($0.7 million) and lower selling, general and administrative costs ($1.5 million) in the domestic packaging operations, resulting from cost containment initiatives including implemented workforce reductions. Income from operations increased by $9.6 million over fiscal 2000 to $26.2 million in 2001 for the reasons described above. 2001 income from operations for the European insulation operations, which were sold on December 12, 2001, was $4.5 million.

Specialty Chemicals Segment

Fiscal 2001 net sales in the specialty chemicals business segment decreased by $30.4 million to $113.7 million. Net sales included $25.6 million and $32.1 million of sales to the packaging segment for fiscal 2001 and 2000, respectively, that are eliminated in consolidation. The decrease in net sales from 2000 to 2001 was due to lower selling prices in both the domestic and European operations, resulting from reductions in styrene monomer costs, the segment’s primary raw material.

Gross profit decreased to 11.0% of net sales in 2001 from 12.8% of net sales in 2000. This decrease was primarily caused by a contraction between the average selling prices and the cost of styrene monomer in the European operations ($11.2 million), which was partially offset by the expansion between the average selling prices and the cost of styrene monomer in the North American operations ($2.3 million) and a reduction in fixed costs in the domestic specialty chemicals operations ($0.9 million). This favorable raw material pricing and reduction in fixed costs led to a $3.0 million increase in gross profit in the domestic operations.

Operating expenses decreased by $0.3 million to $15.7 million in 2001 primarily as a result of lower distribution ($0.3 million) and reduced selling, general and administrative costs ($0.1 million) at the Company’s North American specialty chemicals operations. Income from operations decreased by $5.7 million due to the operating performance of the European operations, for the reasons described above, which was partially offset by a $3.5 million increase in income from operations at the domestic operations.

Corporate and Other

Corporate operating expenses, excluding the gain on the divestiture of the Company’s European insulation operations, decreased by $2.8 million to $7.0 million for the year ended December 28, 2001. This was caused by a reduction in amortization ($0.7 million) and cost containment initiatives implemented during 2001 ($2.2 million), which focused on outside consulting as well as personnel related costs.

Liquidity and Capital Resources

During the six months ended June 27, 2003 and June 28, 2002, the Company used $10.7 million and $3.5 million, respectively, in operating activities. During the 2003 period, the Company had negative after-tax cash flow of $1.0 million, as well as an $9.7 million increase in working capital. This increase in working capital was primarily caused by higher inventory ($3.0 million) at our domestic packaging operations and higher accounts receivable ($6.8 million) at our specialty chemicals operations. The increase in inventory primarily resulted from an increase in inventory unit volume (approximately 31%) from December 28, 2002 through June 27, 2003, due to seasonal production patterns, as well as from higher raw material and energy-related costs described above. The increase in accounts receivable was primarily caused by an increase in average selling prices at the specialty chemicals operations during the first half of fiscal 2003, resulting from increases in the cost of our primary raw material, styrene monomer.

For the six-month period ended June 27, 2003 inventory turnover decreased to approximately 8.9 times per year from approximately 10.4 times per year for the similar six-month period in 2002. This decrease was primarily due to an increase in inventory unit volume in the domestic packaging operations described above. For the six-month period ended June 27, 2003 the average collection period for our accounts receivable remained relatively constant at 46 days as compared to 45 days for the similar period in the prior year.

The Company used $6.9 million and $6.1 million in investing activities for the six months ended June 27, 2003 and June 28, 2002, respectively. The Company made $6.8 million in capital expenditures and increased other assets by $0.5 million for the six months ended June 27, 2003. The Company’s investments in unconsolidated affiliates exceeded the distributions received from these affiliates by approximately $0.4 million for this period.

During the six months ended June 27, 2003 and June 28, 2002, the Company’s principal source of funds consisted of cash from financing activities. On March 11, 2003, the Company issued 11.0% Senior Notes due 2010 and amended its domestic revolving credit facility to include a $45.0 million term loan and to increase the revolving credit commitment from $35.0 million to $45.0 million. The proceeds were used to repay $159.5 million of senior notes due 2003 and outstanding borrowings under the Company’s revolving credit facilities. In connection with this financing, the Company paid approximately $5.0 million of financing costs.

As of June 27, 2003, the Company had $39.7 million outstanding and, including cash on hand, had $11.2 million of availability under its credit facilities. The principal uses of cash for the next several years will be working capital requirements, capital expenditures and debt service.

As a holding company, the Company is dependent upon dividends and other payments from its subsidiaries to generate the funds necessary to meet its obligations. Subject to certain limitations, the Company is, and will continue to be, able to control its receipt of dividends and other payments from its subsidiaries. Management believes that cash generated from operations, together with available borrowings under its revolving credit facilities, will be sufficient to meet the Company’s expected operating needs, planned capital expenditures and debt service requirements. There can be no assurance, however, that sufficient funds will be available from operations or borrowings under its credit agreements to meet the Company’s cash needs.

Contractual Obligations and Commercial Commitments

The Company has future obligations for debt repayments, capital leases, future minimum rental and similar commitments under noncancelable operating leases and purchase obligations as well as contingent obligations related to outstanding letters of credit and guarantees. These obligations as of December 27, 2002 are summarized in the tables below.

		Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
		(dollars in thousands)
Long-term borrowings (1)	$212,090	$6,548	$7,513	$1,944	$196,085
Capital lease obligations	3,059	1,317	1,453	289	—
Operating lease obligations	24,484	6,664	8,715	4,637	4,468
Purchase obligations (2)	263,772	85,783	177,989	—	—

	$503,405	$100,312	$195,670	$6,870	$200,553

(1)	On March 11, 2003, the Company issued $135.0 million of old notes and amended its domestic revolving credit facility and extended the maturity to March 2008.
(2)	As discussed in note 4 to the Company’s audited consolidated financial statements, these amounts represent commitments under long-term styrene monomer supply contracts.

		Amount of Commitment Expiration Per Period
Other Commercial Commitments	Total Amounts Committed	Less than 1 year	1-3 years	4-5 years	After 5 years
		(dollars in thousands)
Letters of credit	$2,432	$2,432	$—	$—	$—

Critical Accounting Policies and Estimates

The Company prepares its financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”). The preparation of such financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of those financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company discloses its significant accounting policies in the notes to its audited consolidated financial statements. Judgments and estimates of uncertainties are required in applying the Company’s accounting policies in certain areas. Following are some of the areas requiring significant judgments and estimates: determination of an asset’s useful life; estimates of allowances for bad debts; cash flow and valuation assumptions in performing asset impairment tests of long-lived assets; valuation assumption in determining the fair value of investments held by unconsolidated affiliates; and estimates of realizeability of deferred tax assets.

There are numerous critical assumptions that may influence accounting estimates in these and other areas. We base our critical assumptions on historical experience, third-party data and on various other estimates we believe to be reasonable. Certain of the more critical assumptions include:

Bad Debt Risk

•	Credit worthiness of specific customers and aging of customer balances

•	Contractual rights and obligations

•	General and specific economic conditions

Depreciable Lives of Plant and Equipment

•	Changes in technological advances

•	Wear and tear

•	Changes in market demand

Asset Impairment Determinations

•	Intended use of assets and expected future cash flows

•	Industry specific trends and economic conditions

•	Customer preferences and behavior patterns

•	Impact of regulatory initiatives

Fair Value of Investments Held by Unconsolidated Affiliates

•	Expected future cash flows of underlying investments

•	Changes in market demand

•	Industry specific trends and economic conditions

Deferred Taxes

•	Expected future profitability and cash flows

•	Impact of regulatory initiatives

•	Timing of reversals of existing temporary differences between book and taxable income

Recently Adopted Standards

In January 2003, the Financial Accounting Standards Board (the “FASB”) issued Interpretation No. 46, “Consolidation of Variable Interest Entities an interpretation of ARB No. 51.” This Interpretation clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The Interpretation applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an entity holds a variable interest that it acquired prior to February 1, 2003. Based on the Company’s most recent evaluation, the Company believes it will have to consolidate Radnor Investments, L.P. beginning with the Company’s Quarterly Report on Form 10-Q for the quarter ended September 26, 2003. The Company expects this will cause an increase to the investment assets on its consolidated balance sheet with minority interest being recorded for the 80% of Radnor Investments, L.P. owned by the general partner of Radnor Investments, L.P. The Company does not anticipate that the adoption of FIN 46 will have any material effect on the consolidated net income or the cash flow of the Company.

In December 2002, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure.” SFAS No. 148 amends the disclosure requirements of SFAS No. 123, “Accounting for Stock-Based Compensation,” to require more prominent and frequent disclosures in financial statements. Also, SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. The Company has included the interim disclosures prescribed by SFAS No. 148.

Quantitative and Qualitative Disclosures About Market Risk

The Company’s market risk is the potential loss arising from adverse changes in interest rates. The Company’s long-term debt obligations are mostly at fixed interest rates and denominated in U.S. dollars. The Company manages its interest rate risk by monitoring trends in interest rates as a basis for determining whether to enter into fixed rate or variable rate agreements. Market risk is estimated as the potential increase in fair value of the Company’s long-term debt obligations resulting from a hypothetical one-percent decrease in interest rates and amounts to approximately $6.7 million over the term of the debt.

Although the Company continues to evaluate derivative financial instruments to manage foreign currency exchange rate changes, the Company does not currently hold derivatives for managing these risks or for trading purposes.

BUSINESS

General

We are a leading manufacturer and distributor of foam packaging products in the U.S. and specialty chemical products worldwide. We have been manufacturing EPS and related products sold to the foodservice, insulation and protective packaging industries for more than 25 years. In the foodservice industry, we are the second largest manufacturer of foam cup and container products in the U.S. By capacity, we are also the fifth largest worldwide producer of EPS. In fiscal 2002, we produced more than 13 billion foam cups for hot and cold drinks, foam bowls and containers and thermoformed lids and 360 million pounds of EPS. We supply 100% of our own EPS needs in addition to supplying EPS to other manufacturers of foodservice, insulation and protective packaging products.

Industry Overview

Packaging. We compete within the foodservice industry, which includes products manufactured with paper, plastic, foam and other materials. The foam segment of the disposable cup and container market, in which we primarily operate, is highly concentrated. We believe Radnor and its primary competitor account for more than 80% of the market. A recent independent industry analysis of the U.S. foam cup and container market through 2010 projects an annual growth rate of approximately 3%. The market for other plastic and paper cups and containers is significantly more fragmented.

The factors that originally gave rise to the use of disposable products continue to support the market’s growth. These include lower labor, maintenance and energy costs as compared to reusable products, as well as sanitary considerations and growth in the consumption of take-out foods and beverages. The expansion of fast-food restaurant chains and warehouse retailers and the consolidation of some foodservice distributors into larger companies with a national presence have also increased the use of disposable products.

Within the disposable product market, foam cup and container usage has increased significantly over the last two decades as a result of factors unique to this segment. These factors include the superior insulating qualities of foam, lower production costs and the flexibility in sizing and molding of foam products. In addition, demand for larger sizes and specialized products contributes to growth of the foam packaging segment. Although the success of foam cups to date has been primarily in the hot drink segment, we believe that there continue to be significant growth opportunities in the sale of cold drink cups, particularly in the large (16 through 64 ounce) sizes, including specialized products such as car carrier cups, on which we make higher margin.

Specialty Chemicals. We compete in the North American and European EPS markets. In North America, we sell EPS to the insulation, protective packaging and foodservice industries. A recent independent industry analysis estimated the U.S. EPS market to have been in excess of 400,000 metric tons in 2000 and projected an annual growth rate of approximately 3% through 2010. This market is concentrated, with Radnor and three other competitors accounting for over 90% of the North American market.

In Europe, we sell EPS to the insulation and protective packaging industries. The EPS market in Europe includes a broader range of product applications and is more fragmented than the North American market. A recent independent industry analysis estimated the European EPS market to have been in excess of 995,000 metric tons in 2000 and projected an annual growth rate of approximately 3% through 2005.

Competitive Strengths

We have strong competitive positions in the foam segment of the disposable cup and container market and in the EPS market. We attribute our prominent market positions to our competitive strengths and expect that these strengths will enable us to continue to improve operating performance and capitalize on future growth opportunities. These strengths include:

•

Customer Service and Reputation for Quality Products. Our attention to customer service and emphasis on high-quality products allow us to continue to meet the needs of our existing customers and attract new ones. Customer service is enhanced by our breadth of product offerings, extensive order-entry system, integrated manufacturing process and strategically located facilities. These attributes enable us to meet the distribution requirements of our customers in an efficient and cost-effective manner. We also coordinate design efforts with our customers to develop new products.

•	Longstanding Relationships with a Diversified Base of Nationally Recognized Customers. Long-term relationships with our customers have been an important factor in our success. Our ten largest customers have been purchasing products from us for an average of almost 20 years. We work closely with our customers to address a variety of needs, including custom product development and tooling, seasonal marketing programs and specialized printing requirements. We believe that the strength of our customer relationships results from consistently meeting or exceeding customer expectations. Our strong customer relationships provide key opportunities for growth within our existing product lines and expansion into new products.

•	Favorable Product and Cost Characteristics. Our foam cup and container products have superior thermal and molding properties as compared to paper and other substitute products. These properties allow for a broader range of use in both hot and cold applications as well as in specialty applications such as car carrier cups. In addition, foam cup and container production costs are significantly less than those of substitute products.

•	Proprietary Technology. We have developed a broad array of proprietary technology that is utilized in various stages of our manufacturing operations. For example, custom-designed and built molding equipment allows us to better meet customer requests for specialized container designs, custom printing or embossing, while at the same time permitting us to maintain high-volume production runs. Other proprietary technology includes automated materials handling, auto-case packaging machines and customized EPS formulations that further enhance manufacturing efficiencies and specific product features.

•	Specialized Product Developments. Our ability to continually develop new and innovative products for the foodservice, insulation and packaging industries enables us to improve our position with existing customers, attract new customers and improve our market position versus comparable paper and other substitute products. Our recent product developments include:

•	Tapered bottom car carrier cups;

•	10 cup—2 lid product line;

•	Antistatic EPS for the electronics packaging industry; and

•	EPS for lost foam casting, which is the process whereby manufacturing casts for metal components are created using EPS.

•	Experienced Management Team. Our management team is highly experienced, with our senior sales, manufacturing, administration and engineering executives having spent an average of more than 20 years in the foodservice or EPS packaging industries.

Business Strategy

Our business strategy is to increase revenues, profitability and cash flow and to further enhance our market position by emphasizing the following initiatives:

•	Continuing to Expand Existing Foodservice Packaging Business. We are expanding our existing foodservice packaging business and pursuing growth opportunities. In addition to normal sales increases to our current customers, we have developed and will continue to develop new products to further increase sales to our existing customer base. In addition, we believe that we have a significant opportunity to increase our share of the disposable cup and container market by continuing to position foam products, with their superior thermal and molding properties and lower production costs, as an alternative to comparable paper and other substitute products.

•	Applying Leading Edge Technology to Improve Quality and Productivity While Reducing Costs. We have made key technological advances in the foam cup and container manufacturing process that provide, among other things, significant reductions in scrap rates, reduced labor and energy consumption and increased throughput. We are in the process of installing cup and container production lines based on this technology and intend to continue the rollout of this technology as capacity is needed to meet growing demand. In addition, we plan to continue to reduce manufacturing costs by developing new equipment and processes that enhance productivity and improve manufacturing quality. Production costs have also been and will continue to be reduced by:

•	Consolidating product lines. We are in the process of integrating several different foam cup and container product lines into one distinct product line. This conversion is expected to significantly reduce the number of our SKU’s, but will take several years to complete.

•	Lowering scrap rates. We have reduced scrap rates at our EPS operations through various formulation and process changes and plan to continue this process. We are currently implementing new bead size distributions that are expected to result in significant reductions in our EPS scrap rates.

•	Exploiting economies of scale. We will continue to leverage the economies of scale, including raw material pricing, provided by our high-volume production.

•	Targeted Expansion into New Product Lines. We believe that significant near-term growth opportunities exist within our nationally recognized customer base. We intend to selectively expand into product lines where we can leverage our longstanding relationships with these customers, our existing strategically located manufacturing facilities and our expertise in producing high quality, low-cost molded products.

•	Continued Reduction in Financial Leverage. From December 29, 2000 to December 27, 2002, we decreased our financial leverage and we plan to further reduce financial leverage during 2003. We expect to enhance revenues through product line extensions and to continue our cost reduction initiatives, which will increase free cash flow and reduce debt.

Products

Radnor manufactures a broad range of foam packaging products, including cups, bowls and containers, and thermoformed plastic lids. The use of foam provides an insulating feature to our products, allowing them to be used for both hot and cold beverages and food products while enhancing comfort for the end user. Foam cups are manufactured in varying sizes (4 to 64 ounces) for both hot and cold beverages and are sold under numerous brand names, including the WinCup, COMpac, Profit Pals, STYROcup, Big Cool and Simplicity brand names. Foam bowls and other containers are made in varying sizes (3.5 to 32 ounces) for both hot and cold food products and are sold under the STYROcontainers brand name. Our thermoformed leak-resistant plastic lids feature a “stacking ring” that minimizes the shifting of a second cup when placed on top of the first cup. Other enhanced lid features include vents, tear-away tabs and straw slots, depending on the intended use. Cups, bowls, containers and lids are designed so that the same lid can be interchanged with many different cup, bowl or container sizes, which simplifies inventory and display area requirements. For example, our 10 cup-2 lid product line allows two different lids to fit with ten different size cups.

Our cups, bowls and containers are available with custom offset or embossed printing. We also manufacture a broad range of custom-designed foam containers for many of our large national accounts. A significant component of this business is the manufacturing of containers for customers such as Nissin Food Products, Maruchan and Samyang, which use the containers for dried noodle products sold through retail grocery and supermarket chains. We also supply our products in private label packaging for certain of our customers.

We work continuously with our customers to develop new products. One of our early customer-driven developments was the “flare” cup design which replaced the heavier rim typically built into the top of a foam cup with a smooth, flared edge that improves the stability of the cup’s construction. The flare cup was well-received by customers because it combined the favorable appearance of paper with the insulating qualities of foam. More recently, our car carrier cups have addressed the end user’s desire for a cup that can contain larger volumes of liquid while fitting into an automobile’s cup carrier slots.

In North America, we manufacture EPS for our internal consumption, in addition to selling directly to third-party manufacturers of foodservice, insulation and protective packaging products. EPS is categorized by size, with the smallest size, or cup-grade, used to manufacture foam cups and containers. Larger sizes are sold to manufacturers of insulation and protective packaging products and include EPS modified for fire retardancy and non-modified EPS.

We manufacture a broad range of EPS formulations in Europe for conversion into a variety of standard and specialized insulation and packaging products. This EPS is made primarily for the insulation and protective packaging industries and includes a range of bead sizes and densities for conversion by customers into light and heavy insulation boards as well as various shape products, such as insulated fish packaging boxes. We work closely with our European customers to incorporate special product features into our EPS, such as fire retardancy, specialty coatings, higher thermal insulation qualities and antistatic properties.

Sales, Marketing and Customers

Radnor sells its disposable foam packaging products in the foodservice industry through a 28-person sales organization and through an extensive network of 55 independent sales representatives. Sales and marketing efforts are directed by our Senior Vice President of Sales and Marketing and are supported by 12 senior sales managers averaging more than ten years’ experience in the foodservice industry. We believe our experienced sales team and long-term representative relationships enhance our ability to provide high levels of customer service and specialized marketing programs, including custom-designed foam products. Major end users of these products include fast-food restaurants, full-service restaurants, hospitals, nursing homes, educational institutions, airlines, business offices, movie theaters and other leisure time concessionaires, such as sports stadiums.

We sell disposable foam packaging products in the foodservice industry to more than 1,400 national, institutional and retail accounts throughout the United States, in Mexico and in other countries. This customer base, which includes many of the foodservice industry’s largest companies, can be divided into three major categories:

National Accounts. National accounts are customers that utilize foam products in the sale of their own products and consist primarily of large fast-food restaurant chains and convenience stores. During fiscal 2002, sales to these customers accounted for approximately 11.8% of our net sales, and included Dunkin’ Donuts, Fast Food Merchandisers (the distribution arm for Hardee’s Food Systems), Kentucky Fried Chicken, Marriott International and Perseco Co. (the distribution arm for McDonald’s).

Institutional Accounts. Institutional accounts are customers that purchase foam products with a view toward reselling such products in bulk to institutional end users, such as hospitals, nursing homes, educational institutions, airlines, movie theaters and similar leisure time concessionaires, such as sports stadiums. These customers, representing approximately 44.5% of our net sales in fiscal 2002, are primarily large foodservice distributors. Companies such as Bunzl, Food Services of America, Sysco and U.S. Foodservice have all been customers for more than ten years. This group also includes key buying organizations such as Affiliated Paper Companies and ComSource Independent Foodservices.

Retail Accounts. Retail accounts are customers that purchase foam products for resale to actual consumers of the products and consist primarily of supermarket chains and discount stores. In fiscal 2002, retail customers accounted for approximately 9.3% of our net sales and also included seven of the twelve largest supermarket chains in the United States. Representative customers include Albertson’s, Kroger Food Stores, Price/Costco, Sam’s Club, WAL-MART Stores and Winn-Dixie Stores.

In North America, we sell EPS through a dedicated sales force averaging 19 years experience and two broker organizations to manufacturers of foam protective packaging and insulation products. In Europe, we market through our Europe-wide sales office network. In support of these sales and marketing efforts, we employ people who are knowledgeable about chemical engineering and manufacturing processes in order to provide technical assistance to our customers.

In Europe, we sell EPS to 200 primarily mid-sized companies throughout Europe. We have actively pursued these customers because they provide potential for higher margins and because of their increased reliance on our technical support, which results in a greater ability to foster long-term customer relationships. We sell approximately 25% of our European EPS production to our former European insulation business pursuant to a long-term supply agreement.

No customer represented more than 7.2% of our net sales for fiscal 2002, although the five largest accounts represented approximately 28.1% of such sales.

Approximately 10% of our foam product sales are made pursuant to contracts under which product prices are automatically adjusted based on changes in prices of EPS and other raw materials. Substantially all of our other foam product sales are made pursuant to contracts or other arrangements under which we have the right to change product prices on 30 to 60 days’ prior written notice.

Manufacturing

Our highly automated manufacturing facilities produced more than 13 billion foam cups, bowls and containers and thermoformed lids and 360 million pounds of EPS in fiscal 2002. Our foam products for the foodservice industry are made with custom-designed foam cup molding machines, lid production machines and foam cup and container printing machines. Our ten U.S. foam plants and our Polish foam plant generally operate 24 hours a day, seven days a week and 355 days a year. We also operate six plants located in the United States, Canada and Europe that manufacture EPS from styrene monomer. These plants generally operate 24 hours a day, seven days a week.

Manufacturing Process

The manufacture of EPS, the primary raw material in the manufacture of foam products, has two steps: polymerization and impregnation. In the polymerization phase, styrene monomer, which is a commodity petrochemical derived primarily from benzene and ethylene, is suspended in water and then treated with chemicals and catalysts to produce polystyrene crystal in various sizes, each of which has different end-use applications, including general purpose polystyrene. To produce EPS, the crystal is impregnated with a high-purity pentane gas.

We manufacture our foam cups and containers utilizing a custom molding process. First, the cup-grade EPS is blended with a lubricating agent and then pre-expanded so that the EPS is of the appropriate density. This pre-expanded EPS is then fed through special screeners to remove undersized and oversized beads. The pre-expanded EPS is then injected into machine molds and fused by injecting steam into the mold cavity. After the EPS is fused, the mold shells are cooled, the mold halves are opened and the finished cups are ejected. The finished products are vacuum tested, counted and packaged.

Our lid products are produced from high-impact polystyrene, or HIPS, which is subjected to heat and pressure, after which the product is extruded through a thin die. The lids are then trimmed for finished goods packing, while the scrap is ground and reintroduced into the original material blend.

Quality Control

Our manufacturing quality control program for foam foodservice products involves automated testing of all products for leaks. In addition, random testing is performed at least hourly at each facility for four or five attributes: seepage, weight, appearance, strength and, where applicable, print. We centrally collect the resulting data, subject it to statistical analysis and review the results. In addition, each machine operator and packer performs various quality checks during the production process. We also obtain random samples of finished foam packaging products from our various manufacturing facilities and perform an analysis similar to that described above at our Phoenix laboratory.

In addition to our own programs, certain of our larger customers have established their own product standards and perform periodic manufacturing audits at our facilities, either through their own personnel or through an independent testing group such as ASI Food Safety Consultants. We also submit products to third-party laboratories for microbiologic and physical tests to assure that we conform to or exceed industry product safety standards.

We utilize our quality, service, manufacturing and customer partners to enact and follow through on initiatives consistent with total quality management and good manufacturing practices. Through these programs, we work with our customers to ensure product quality and to create new products that reflect the present and future needs of our customers.

Our North American EPS quality control laboratory includes infrared spectrograph and atomic absorption units. Our laboratory chemists are capable of performing complex chemical and atomic analysis of styrene monomer, polystyrene crystal, expandable polystyrene and all other material components of EPS production. This gives us the ability to customize EPS formulas to meet any special customer requirements. The EPS quality control program includes testing every production batch of EPS to ensure it meets specific customer requirements. Each batch is tested for particle sizes, pentane gas volume and, if the EPS is to be used for insulation, their fire retardation capability.

In Europe, our sophisticated quality control laboratory is complemented by a fully equipped analytical laboratory containing three fully instrumented, automatically controlled pilot reactors, a fully equipped reactor bay, including a reactor and equipment for screening and coating, as well as two complete lines for converting EPS into insulation boards and shape-molded products. Testing equipment for analytical and quality audit work includes electronic balancers, equipment for testing burning behavior, gas chromatographs, sweep electron microscopes, colorimeters, flexural/compressive strength testers, an izod impact tester and lambda value testers. We regularly test our EPS for a range of key attributes that vary by specific product. Our European facilities are either ISO 9001 or ISO 9002 certified and both are also ISO 14001 certified.

Engineering

We employ 72 full-time technical personnel, including 28 full-time engineers and engineering managers, based in the Phoenix, Corte Madera, Fort Worth and Canadian facilities. The engineering staff uses computer-aided design and computer-aided manufacturing systems to design advanced, three-dimensional models of products and molds. Once an electronic image of the machine and mold part design is generated, the part can be custom manufactured. We have the capacity to construct all of the proprietary equipment, machines and molds used in the production, testing and packaging of our foam products. We have also developed and are installing in our manufacturing facilities automated materials handling equipment that includes in-line printing, automatic case packaging equipment and more advanced molding machines.

We continually examine how to improve our manufacturing process efficiencies. Sophisticated infra-red imaging systems, providing real-time video displays, are used to evaluate the thermal efficiency of molds and machines under development. We also can create special prototype mold forms for new lid designs and single-cavity cup and container molds, both of which enhance our ability to evaluate customer design requests rapidly.

The managing director of our European EPS operations is an engineer, as are each of the managers and supervisors of the production facilities located in Europe. In Europe, we also employ two full-time engineers who are responsible for process and production engineering and interact regularly with research and development personnel based in the analytical laboratory as well as senior technical support staff responsible for assisting the sales team.

Raw Materials

Radnor’s foam products are manufactured from EPS, which is produced from styrene monomer. Styrene monomer is a commodity petrochemical that is readily available throughout the world in bulk quantities from numerous large, vertically integrated chemical companies. Styrene monomer prices have fluctuated significantly as a result of changes in petrochemical prices and the capacity, supply and demand for styrene monomer. For example, the contract price for styrene monomer ranged from $.35 to $.43 per pound during 2000 and decreased to $.25 per pound in 2001 before increasing to $.45 per pound in April 2003. Through August 2003, the contract price for styrene monomer has decreased to $0.38 per pound. Although future styrene monomer prices cannot be predicted with accuracy, prices are forecasted by independent industry surveys and producer reports to decline over the next year. While the Company has been able to pass on the majority of past price increases to customers, there can be no assurance that the Company will be able to increase prices if styrene monomer costs rise in the future.

The Company has historically purchased a majority of its styrene monomer requirements under a variety of long-term supply contracts. These contracts provide a supply of styrene under several different pricing mechanisms and with volume discounts. The various pricing mechanisms include those tied to raw material prices, spot market indices, contract indices and varying mixtures of the three. Under these contracts, which expire through 2006, the Company acquires a minimum of approximately 75% of its current styrene monomer needs.

High-purity pentane, which is used as the expanding agent in the production of EPS, is available from a limited number of suppliers. Should high-purity pentane become unavailable, however, high-purity butane may be substituted as the expanding agent.

The raw materials we use for the manufacture of thermoformed lids are primarily plastic resins such as HIPS, which are available from a number of sources. Our HIPS resin supplies are purchased under various agreements that contain minimum and maximum purchase requirements. The price we pay for HIPS resin is determined at the time of purchase.

Proprietary Technology and Trademarks

We have developed a broad array of proprietary technology that is utilized in various stages of our manufacturing operations. We rely primarily upon confidentiality agreements and restricted plant access to protect our proprietary technology. We own several patents relating to our cup design and our EPS manufacturing processes. However, we do not consider these patents material to our operations.

We hold 23 trademarks registered in the United States, several of which are also registered in other countries. We also hold a number of unregistered trademarks. We do not consider any of these trademarks material to our operations.

Competition

We compete in the highly competitive foodservice industry. The foam segment of the disposable cup and container market is highly concentrated and, within this segment, we compete principally with Dart Container Corp., which has significantly greater financial resources than we have and controls the largest share of this market segment. We do not believe that companies operating in related markets are likely to enter the foam segment due to the significant investment that would be required.

We believe that competition within the foam segment of the market is based primarily on customer service, product quality and the price at which products are offered. We believe that our market position is attributable to our high level of customer service and product quality, strategically located manufacturing facilities, proprietary technology and experienced management team.

We also compete with the paper segment, which is significantly more fragmented than the foam segment. We believe that competition between foam and paper is based on product appearance, quality and price.

In North America, the EPS industry is highly concentrated. Management believes that each of NOVA Chemicals, Inc., Huntsman Chemical Corp. and BASF Corporation, which are larger than we are and have greater financial resources than we have, controls a significant share of the market for supplying EPS to manufacturers of insulation and protective packaging products. We believe that competition within this industry is primarily based on price, although customer service, support and specialized product development can be significant competitive factors, particularly among the smaller manufacturers of foam insulation and protective packaging products.

The European EPS industry is more fragmented than in North America. Several companies, including BASF Corporation, NOVA Chemicals, Inc. and B.P. Amoco PLC are larger and have more substantial financial resources than we have. We believe that competition is based primarily on price, although technical support, specialized product development and consistently high quality beads are important factors to many of our customers.

Environmental Matters

Our facilities are used for manufacturing or warehousing of foam container products or the EPS from which such products are manufactured. Many of these facilities are subject to federal, state, foreign and local laws and regulations relating to, among other things, emissions to air such as pentane, styrene and particulate matter, discharges to water, and the generation, handling, storage, transportation and disposal of hazardous and non-hazardous materials and wastes.

In 1996, the soil and shallow groundwater at our domestic EPS facilities were found to contain elevated levels of various contaminants. However, based on the results of soil and groundwater testing, material remediation efforts with respect to these conditions have not been, and we believe will not be, required. We own and operate, or owned or operated, underground storage tanks, also referred to as USTs, at several of our facilities for the storage of liquid pentane and heavy fuel oil. Leak detection or containment systems are in place at each facility with USTs that we currently own or operate. USTs are generally subject to federal, state, local and foreign laws and regulations that require testing and upgrading of USTs and remediation of polluted soils and groundwater resulting from leaking USTs. In addition, if any leakage from our USTs were to migrate onto the property of others, we could be subject to civil liability to third parties for remediation costs or other damages.

Some of our facilities have been alleged or are known to have failed to comply with various reporting or permitting obligations under applicable environmental laws and regulations. The resolution of these allegations and failures has not had a material adverse effect on our financial condition or results of operations, nor do we believe that any future costs of achieving and maintaining compliance with these laws and regulations will have that effect. It is possible that we could incur significant fines, penalties or capital costs associated with any confirmed noncompliance with these laws and regulations. Moreover, there can be no assurance that recently promulgated or future environmental laws or regulations, including regulations affecting the volume of and permitting for air emissions both in the United States and in Europe, will not require us to incur substantial expenditures or significantly modify our operations.

Certain of our current and former facilities are located in industrial areas and have been in operation for many years. As a consequence, it is possible that historical or neighboring activities have affected properties currently or formerly owned or operated by us and that, as a result, additional environmental issues may arise in the future, the precise nature of which we cannot now predict.

Facilities

We lease approximately 8,000 square feet in Radnor, Pennsylvania, a suburb of Philadelphia, for our executive offices. We believe that our present facilities are adequate for our current operations and that we will be able to lease or otherwise acquire any additional facilities as may be required for our future operations.

We also own or lease manufacturing, warehouse, office, machine assembly and utilities facilities at the locations shown in the following table:

Packaging
Location	Use	Approximate Floor Space Sq. Ft.
Corte Madera, California	Manufacturing, warehouse, machine assembly and office (leased)	88,000
Richmond, California	Warehouse (leased)	103,000
Higginsville, Missouri	Manufacturing and warehouse	68,000
Warrensburg, Missouri	Warehouse (leased)	10,000
Jacksonville, Florida	Manufacturing and warehouse (leased)	128,000
Edison, New Jersey	Warehouse (leased)	95,000
Metuchen, New Jersey	Manufacturing	84,000
Mount Sterling, Ohio	Manufacturing and warehouse	56,000
Shreveport, Louisiana	Manufacturing and warehouse	73,000
Stone Mountain, Georgia	Manufacturing and warehouse (partially leased)	377,000
Phoenix, Arizona	Machine assembly (leased)	12,000
Tolleson, Arizona	Manufacturing, warehouse and office	170,000
West Chicago, Illinois	Manufacturing, warehouse and office (partially leased)	350,000
El Campo, Texas	Manufacturing and warehouse	91,000
Lodz, Poland	Manufacturing and warehouse (leased)	31,000

Specialty Chemicals
Location	Use	Approximate Floor Space Sq. Ft.
Fort Worth, Texas	Manufacturing, warehouse and office (partially leased)	208,000
Saginaw, Texas	Manufacturing, warehouse and office	60,000
Baie D’Urfe, Quebec	Manufacturing, warehouse and office	74,000
Porvoo, Finland	Manufacturing, warehouse, machine assembly, utility and office (partially leased)	112,000
Kokemaki, Finland	Manufacturing, warehouse, utility and office (leased)	52,000

Employees

As of June 27, 2003, we had 1,651 full-time employees. We have never experienced a material labor strike or other labor-related work stoppage. We consider our relations with our employees to be good.

Our U.S. employees are not represented by any union. In Canada, approximately 65% of our employees are represented by a union and are covered by a collective bargaining agreement. In Finland, over 80% of our employees are represented by one of three unions and we are subject to two collective bargaining agreements. The European Union directives regarding employment are applicable to us in Finland; however, the terms of the collective bargaining agreements will control employment relationships to the extent that these agreements address relevant issues in a more detailed manner and include benefits exceeding the minimum standards established by the directives.

We are dependent on the management experience and continued services of our executive officers, including our Chief Executive Officer, Michael T. Kennedy. The loss of the services of these officers could have a material adverse effect on our business. In addition, our continued growth depends on our ability to attract and retain experienced key employees.

Legal Proceedings

We are involved in a number of legal proceedings arising in the ordinary course of business. After taking into consideration legal counsel’s evaluation of such actions, management believes that these actions will not have a material adverse effect on our financial condition or results of operations.

MANAGEMENT

Directors and Executive Officers

Our directors and executive officers and their ages as of September 30, 2003 are as follows:

Name	Age	Position
Michael T. Kennedy	49	President, Chief Executive Officer and Director
Michael V. Valenza	44	Senior Vice President-Finance and Chief Financial Officer
Richard C. Hunsinger	55	Senior Vice President-Sales and Marketing
Donald D. Walker	62	Senior Vice President-Operations
John P. McNiff	42	Senior Vice President-Corporate Development and Director
R. Radcliffe Hastings	53	Senior Vice President, Treasurer and Director
John P. McKelvey	63	Senior Vice President-Human Resources and Administration
Van D. Groenewold	70	Vice President-Engineering
Caroline J. Williamson	36	Vice President and Corporate Counsel
Paul M. Finigan	48	Director

Michael T. Kennedy has served as President, Chief Executive Officer and as a director of the Company since its formation in November 1991. Between March 1985 and July 1990, Mr. Kennedy served as Chief Financial Officer of Airgas, Inc., a New York Stock Exchange-listed distributor of industrial gases.

Michael V. Valenza has served as Senior Vice President-Finance and Chief Financial Officer of the Company since April 1993. He joined the Company in September 1992 as Director of Finance. From 1984 until joining the Company, Mr. Valenza served in a variety of positions with Arthur Andersen LLP, most recently as a manager in the Enterprise Group.

Richard C. Hunsinger has served as Senior Vice President-Sales and Marketing of the Company since its formation in November 1991. From 1979 through August 1991, Mr. Hunsinger served in various management positions, including Vice President of Sales and Marketing, for Winkler/Flexible Products, Inc., a former division of The Coca Cola Company.

Donald D. Walker has served as Senior Vice President-Operations of the Company since November 1992. Mr. Walker served as Vice President of Manufacturing and as Director of Manufacturing of the Company from February 1992 through November 1992. From 1969 until February 1992, Mr. Walker served in various management positions with Scott Container Products Group, Inc. (WinCup’s predecessor), WMF Corporation and Thompson Industries.

John P. McNiff has served as Senior Vice President-Corporate Development of the Company since its formation in November 1991 and as a director since May 1997. Previously, Mr. McNiff was Vice President-Corporate Development of Airgas, Inc., a New York Stock Exchange-listed distributor of industrial gases. Mr. McNiff is also a director of Chartwell Investment Partners, LP.

R. Radcliffe Hastings has served as Senior Vice President and Treasurer of the Company since June 1996 and as a director since May 1997. Previously, Mr. Hastings was with Continental Bank, N.A. and its successor, Bank of America, for 18 years. Mr. Hastings held a variety of management positions in the U.S. banking group and in Bank of America’s securities operation, BA Securities, Inc.

John P. McKelvey has served as Senior Vice President—Human Resources and Administration for the Company since March 22, 2002. From October 1992 through March 2002, Mr. McKelvey was the Vice President—Human Resources and Quality Assurance for the Company. From February 1992 until October 1992, Mr. McKelvey was Director of Human Resources for the Company. From 1971 until joining the Company, Mr. McKelvey served in a variety of human resources management positions for Scott Container Products Group, Inc., Texstyrene Corporation, WMF Corporation and Thompson Industries.

Van D. Groenewold has served as Vice President—Engineering for the Company since November 1992. From February 1992 until November 1992, Mr. Groenewold was Director of Engineering for the Company. From 1982 until joining the Company, Mr. Groenewold held various engineering and quality assurance management positions with Scott Container Products Group, Inc., WMF Corporation and Thompson Industries.

Caroline J. Williamson has served as Vice President and Corporate Counsel of the Company since March 1997. From March 1996 to March 1997, Ms. Williamson served as counsel for Aetna U.S. Healthcare. From September 1992 to March 1996, Ms. Williamson was an associate with Duane Morris LLP.

Paul M. Finigan has served as a director of the Company since July 2000. Mr. Finigan has served as counsel to the law firm of Day Berry & Howard, LLP since October 2002. From November 1999 to June 2002, Mr. Finigan served as Chief Legal Officer of Lumenos, Inc. Mr. Finigan is also a director of SkinHealth, Inc. where he served as Executive Vice President from March 1999 to November 1999. From November 1988 to September 1997, Mr. Finigan served as Senior Vice President and General Counsel of Value Health, Inc.

Executive Compensation

Officers of the Company who serve as directors are not compensated for serving as directors of the Company. The Company’s non-officer director receives an annual retainer of $20,000 for his services as director. In addition, all directors are reimbursed for their expenses incurred in attending meetings. The following table sets forth certain information concerning the compensation paid to the Company’s chief executive officer and the Company’s four other most highly compensated executive officers (the “Named Executive Officers”) whose total annual salary and bonus exceeded $100,000 for the year ended December 27, 2002:

Summary Compensation Table

Annual Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation(1)		All Other Compensation
Michael T. Kennedy President and Chief Executive Officer	2002 2001 2000	$3,000,000 2,500,000 2,500,000	$2,500,000 500,000 1,130,000	$152,087 87,112 103,255	(2) (2) (2)	$75,814 76,376 99,329	(3) (3) (3)

R. Radcliffe Hastings Senior Vice President and Treasurer	2002 2001 2000	500,000 300,000 300,000	— 300,000 125,000	— — —		4,760 4,480 4,480	(4) (4) (4)

Michael V. Valenza Senior Vice President-Finance and Chief Financial Officer	2002 2001 2000	300,000 275,000 275,000	— 200,000 —	— — —		4,760 4,480 4,480	(4) (4) (4)

Richard C. Hunsinger Senior Vice President-Sales and Marketing	2002 2001 2000	300,000 275,000 275,000	— 200,000 —	— — —		4,760 4,480 4,480	(4) (4) (4)

Donald D. Walker Senior Vice President-Operations	2002 2001 2000	300,000 275,000 275,000	— 200,000 —	— — —		4,760 4,480 4,480	(4) (4) (4)

(1)	In accordance with the rules of the SEC, other compensation in the form of perquisites and other personal benefits has been omitted in those instances where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total of annual salary and bonuses for the officer for such year.

(2)	Represents transportation costs paid by the Company on behalf of Mr. Kennedy.

(3)	Includes $4,760 of matching contributions by the Company under its 401(k) Retirement Savings Plan and premiums of $71,054, $71,896 and $94,849in 2002, 2001 and 2000, respectively, paid by the Company with respect to a supplemental life insurance policy for the benefit of Mr. Kennedy.

(4)	Represents a matching contribution by the Company under its 401(k) Retirement Savings Plan.

The following table sets forth information with respect to options to purchase the Company’s Nonvoting Common Stock held at December 27, 2002 by the Named Executive Officers. No options were granted to or exercised by such persons during the fiscal year ended December 27, 2002.

	Number of Securities Underlying Unexercised Options at December 27, 2002		Value of Unexercised In-the-Money Options at December 27, 2002(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Michael T. Kennedy	—	—	—	—
R. Radcliffe Hastings	—	—	—	—
Michael V. Valenza	130	—	$735,000	—
Richard C. Hunsinger	100	—	663,250	—
Donald D. Walker	125	—	874,500	—

(1)	Based on the estimated fair value of $11,800 per share of the underlying securities, as determined by the Company’s Board of Directors.

Employment Agreements

In May 1993, we entered into an employment agreement with Richard C. Hunsinger, which was amended in January 1996, pursuant to which Mr. Hunsinger serves as our Senior Vice President—Sales and Marketing. The agreement was for an initial term of seven years and six months and, absent 180 days prior written notice by either party before the end of any renewal term, renews for twelve months from year to year. Under the agreement as amended, Mr. Hunsinger is entitled to an annual salary of not less than $145,000 beginning in 1996, subject to annual cost of living increases. The agreement contains a covenant not to engage in any business that is competitive with our business in any geographical area in which it does business during the term of the agreement and for a period of two years immediately following the termination of the agreement.

In April 1996, we entered into an employment agreement with R. Radcliffe Hastings, pursuant to which Mr. Hastings serves as our Senior Vice President and Treasurer. The agreement was for an initial term of three years and, absent 90 days prior written notice by either party before the end of any renewal term, renews for twelve months from year to year. Mr. Hastings is entitled to an annual salary of not less than $125,000, subject to annual review by the Board of Directors. The agreement contains a covenant not to compete in any business that is competitive with our business in the United States during the term of the agreement.

Compensation Committee Interlocks and Insider Participation

Michael T. Kennedy, our Chief Executive Officer and a director, is also a director of SkinHealth, Inc. of which Paul Finigan, one of our directors, is a director.

Certain Relationships and Related Transactions

Radnor has made interest-bearing advances to Michael T. Kennedy, our Chief Executive Officer, for personal use. As of December 27, 2002, outstanding principal and interest from these advances totaled $4.3 million, which was the highest amount outstanding in fiscal 2002. These advances accrue interest monthly at the 100% short-term semi-annual applicable federal rate for the current month.

Vincent F. Garrity, Jr., a member of our board of directors through March 4, 2002, is a partner of Duane Morris LLP, which serves as our primary legal counsel.

We provide certain management services to a related company of which Mr. Kennedy is also a director for which we receive a fee. During 2002, we earned management fees of $0.5 million. At December 27, 2002, unpaid management fees totaled $0.9 million.

Limitation of Liability; Indemnification

As permitted by the General Corporation Law of the State of Delaware, our Certificate of Incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the General Corporation Law of the State of Delaware, relating to prohibited dividends, distributions and repurchases or redemptions of stock; or

•	for any transaction from which the director derives an improper personal benefit.

However, such limitation of liability would not apply to violations of the federal securities laws, nor does it limit the availability of non-monetary relief in any action or proceeding against a director. Our Certificate of Incorporation also includes provisions for indemnification of our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware as now or hereafter in effect. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information as of September 30, 2003, with respect to each person who is known by the Company to own beneficially 5% or more of each class of voting securities of the Company.

Name of Individual or Identity of Group	Title of Class of Capital Stock	Number of Shares Beneficially Owned	Percent of Class
Michael T. Kennedy Three Radnor Corporate Center Suite 300 Radnor, PA 19087	Voting Common Stock	480	80.0%

John P. McNiff Three Radnor Corporate Center Suite 300 Radnor, PA 19087	Voting Common Stock	60	10.0%

R. Radcliffe Hastings Three Radnor Corporate Center Suite 300 Radnor, PA 19087	Voting Common Stock	60	10.0%

The following table sets forth certain information as of December 27, 2002, with respect to compensation plans under which equity securities of the Company are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans(1)
Equity Compensation plans approved by security holders	736	$5,523	—
Equity Compensation plans not approved by security holders	—	—	—

Total	736	$5,523	—

(1)	Excludes the number of securities to be issued upon exercise of outstanding options, warrants and rights.

The following table sets forth certain information as of September 30, 2003, with respect to beneficial ownership of each class of equity securities of the Company by (a) the directors of the Company, (b) the Named Executive Officers and (c) the directors and all executive officers of the Company as a group.

Name of Individual or Identity of Group	Title of Class of Capital Stock	Number of Shares Beneficially Owned(1)		Percent of Class(2)
Michael T. Kennedy	Voting Common Stock	480		80.0%
	Class B Nonvoting Common Stock	3,760	(3)	69.6%
	Nonvoting Common Stock	—		—

Michael V. Valenza	Voting Common Stock	—		—
	Class B Nonvoting Common Stock	—		—
	Nonvoting Common Stock	150		40.0%

Richard C. Hunsinger	Voting Common Stock	—		—
	Class B Nonvoting Common Stock	—		—
	Nonvoting Common Stock	150		43.5%

Donald D. Walker	Voting Common Stock	—		—
	Class B Nonvoting Common Stock	—		—
	Nonvoting Common Stock	182		49.2%

R. Radcliffe Hastings	Voting Common Stock	60		10.0%
	Class B Nonvoting Common Stock	540		10.0%
	Nonvoting Common Stock	—		—

John P. McNiff	Voting Common Stock	60		10.0%
	Class B Nonvoting Common Stock	540		10.0%
	Nonvoting Common Stock	—		—

Paul M. Finigan	Voting Common Stock	—		—
	Class B Nonvoting Common Stock	—		—
	Nonvoting Common Stock	—		—

Directors and all executive officers as a group (10 persons)	Voting Common Stock	600		100.0%
	Class B Nonvoting Common Stock	4,840		89.6%
	Nonvoting Common Stock	655		89.1%

(footnotes appear on following page)

(1)	Includes shares of Nonvoting Common Stock that certain individuals have the right to acquire, on or before November 29, 2003, upon the exercise of stock options granted pursuant to the Company’s Equity Incentive Plan, as follows: Michael V. Valenza-130; Richard C. Hunsinger-100; Donald D. Walker-125; and the directors and all executive officers as a group-490.

(2)	Based upon 600, 5,400 and 245 outstanding shares of Voting Common Stock, Class B Nonvoting Common Stock and Nonvoting Common Stock, respectively, as well as the shares the respective individual has the right to acquire on or before November 29, 2003.

(3)	Includes 1,573 shares held in a grantor retained annuity trust created by Mr. Kennedy. Mr. Kennedy is entitled to receive 25 of these shares pursuant to the instrument governing the trust and retains the right to acquire the balance of these shares for value from the trust under certain circumstances specified in the instrument governing the trust.

DESCRIPTION OF OTHER COMPANY INDEBTEDNESS

The Amended Domestic Credit Facility

In December 2001, we entered into a revolving credit agreement with PNC Bank, National Association. This agreement included us and each of our principal domestic subsidiaries as borrowers and was originally scheduled to mature on December 31, 2004. Concurrently with the closing of the offering of the old notes, we entered into the amended domestic credit facility, which was subsequently amended as of August 1, 2003, and which we call the “Amended Credit Agreement.” The Amended Credit Agreement has the terms and provisions that are described in greater detail below. As of June 27, 2003, we had outstanding borrowings under the Amended Credit Agreement of $75.7 million.

The Amended Credit Agreement provides for a revolving credit facility in the aggregate principal amount of up to $45.0 million. Revolving loans under the Amended Credit Agreement are limited, in the aggregate, to the lesser of the $45.0 million commitment amount and a “borrowing base” amount less, in each case, the principal amount of outstanding letters of credit. The borrowing base may not exceed the sum of: (i) 85% of the borrowers’ eligible accounts receivable, plus (ii) the lesser of $1.0 million and 85% of eligible accounts receivable arising from sales made in Canada plus (iii) the lesser of $25.0 million and 60% of the borrowers’ eligible raw materials and finished goods inventories, plus 70% of the fair market value of the Company’s Stone Mountain, Georgia facility. In addition, there is a $7.0 million sublimit on letters of credit.

Revolving loans under the Amended Credit Agreement bear interest payable at our option at a rate not greater than either (i) the Commercial Lending Rate of PNC Bank, National Association or (ii) the applicable margin for Eurodollar rate loans plus a rate equal to the Eurodollar rate with respect to the period during which the interest rate is applicable. The applicable margin for Eurodollar rate loans will vary from 2.00% to 2.75%, depending upon our ability to achieve certain performance-based pricing criteria. In addition, the Amended Credit Agreement provides for a fee of 0.375% per annum on the undrawn amount of the credit facility and letter of credit fees of 2.00% and 0.25% of the aggregate face amount of standby letters of credit and documentary letters of credit, respectively.

The Amended Credit Agreement includes a $45 million term loan. The term loan bears interest payable at our option at a rate not greater than either (i) the Commercial Lending Rate of PNC Bank, National Association plus 0.25% or (ii) the applicable margin for Eurodollar rate loans plus a rate equal to the Eurodollar rate with respect to the period during which the interest rate is shall be applicable. The applicable margin for Eurodollar rate loans will vary from 2.25% to 3.00%, depending upon our ability to achieve certain performance-based pricing criteria. Principal repayments under the term loan, which are payable quarterly beginning June 1, 2003, will be as follows: 10% during the twelve months beginning June 1, 2003, 10% during the twelve months beginning June 1, 2004, 15% during the twelve months beginning June 1, 2005, 20% during the twelve months beginning June 1, 2006, 20% during the twelve months beginning June 1, 2007 and the balance due at maturity. The Amended Credit Agreement will mature on March 4, 2008.

The Amended Credit Agreement contains the following financial covenants:

•	a minimum fixed charge coverage ratio:

•	0.70 to 1.00 for the quarter ended June 27, 2003, tested quarterly for the most recent four fiscal quarters;

•	0.90 to 1.00 for the quarter ending September 30, 2003, tested for the most recent quarter;

•	1.10 to 1.00 for the quarter ending December 31, 2003, tested for the most recent two fiscal quarters;

•	1.00 to 1.00 for the quarter ending March 31, 2004, tested for the most recent three fiscal quarters;

•	1.05 to 1.00 for the quarter ending June 30, 2004, tested for the most recent four fiscal quarters; and

•	1.15 to 1.00 for quarters ending September 30, 2004 and thereafter, tested for the most recent four fiscal quarters;

•	a maximum ratio of funded indebtedness to earnings before interest, taxes, depreciation and amortization of:

•	6.60 to 1.00 for the quarter ended June 27, 2003, tested for the most recent four fiscal quarters;

•	6.00 to 1.00 for the quarter ending September 30, 2003, tested for the most recent fiscal quarter;

•	5.00 to 1.00 for the quarter ending December 31, 2003, tested for the most recent two fiscal quarters;

•	5.50 to 1.00 for the quarter ending March 31, 2004, tested for the most recent three fiscal quarters;

•	5.25 to 1.00 for the quarter ending June 30, 2004, tested for the most recent four fiscal quarters;

•	4.50 to 1.00 for quarters ending September 30, 2004 and December 31, 2004, tested for the most recent four fiscal quarters;

•	4.25 to 1.00 for quarters ending March 31, 2005 through September 30, 2005, tested for the most recent four fiscal quarters; and

•	3.75 to 1.00 for quarters ending December 31, 2005 and thereafter, tested for the most recent four fiscal quarters;

•	a minimum ratio of borrowers’ consolidated tangible assets to consolidated tangible assets of our domestic subsidiaries of 85%;

•	a minimum ratio of the borrowers’ consolidated earnings before interest, taxes, depreciation and amortization to consolidated earnings before interest, taxes, depreciation and amortization of our domestic subsidiaries of 85%;

•	limitation of capital expenditures to $13 million per year; and

•	limitation of operating lease arrangements to $9 million per year.

The Amended Credit Agreement contains other customary affirmative and negative covenants including, but not limited to, limitations upon our ability to:

•	merge, consolidate or dispose of assets;

•	incur liens, indebtedness or certain contingent obligations;

•	make loans and investments, including loans to and investments in foreign subsidiaries;

•	engage in certain transactions with affiliates;

•	pay dividends and other distributions; and

•	form subsidiaries.

In addition, the Amended Credit Agreement contains mandatory principal repayment from the net proceeds of asset sales and a portion of excess cash flow.

Our obligations under the Amended Credit Agreement are secured by a lien on all of the borrowers’ present and future and wherever located accounts receivable, general intangibles, contract rights, instruments, documents, chattel paper, inventory, machinery, equipment, furniture, fixtures, licenses, trademarks, tradenames, patents and copyrights and all rights to the payment of money, as well as three of our U.S. manufacturing facilities.

The Amended Credit Agreement contains events of default customary for facilities of its type including, without limitation:

•	nonpayment of principal, interest, fees or other amounts when due;

•	material breach of any representations or warranties;

•	breach of any affirmative or negative covenants;

•	cross-default and cross-acceleration;

•	change of control;

•	bankruptcy, insolvency or similar events involving us or our subsidiaries;

•	certain adverse events under our ERISA plans or those of our subsidiaries;

•	any of the agreements or liens securing payment of the obligations under the Amended Credit Agreement ceasing to be enforceable; and

•	entry of a material judgment against us or any of the other borrowers.

The Canadian Credit Agreement

Our Canadian subsidiary has entered into the Agreement Respecting a Term Loan and other Credit Facilities dated February 25, 1994 between StyroChem Canada, Ltd., formerly known as StyroChem International, Ltd., and the Bank of Montreal (which we call the “Canadian Credit Agreement”). The credit facilities under the Canadian Credit Agreement consist of the following: (i) three term loans with an outstanding principal balance at June 27, 2003 of $0.5 million Canadian, (ii) a commercial mortgage with an outstanding principal balance at June 27, 2003 of $0.6 million Canadian, and (iii) a revolving credit facility with an outstanding balance at June 27, 2003 of $4.8 million Canadian.

Canadian dollar revolving advances bear interest at a rate equal to the Bank of Montreal’s prime rate. U.S. dollar revolving advances bear interest at the Bank of Montreal’s U.S. base rate. Loans under this revolving credit facility are payable on demand. The term loans bear interest at the Bank of Montreal’s prime rate plus 1.0%. The term loans are payable on demand and otherwise in quarterly or monthly principal installments over a maximum of five or seven years. The mortgage bears interest at 8.0% and is payable in equal monthly payments over a maximum of twenty-five years.

The Canadian Credit Agreement contains customary affirmative and negative covenants including, but not limited to, a maximum total debt to tangible net worth ratio of 2.5 to 1.0, a minimum ratio of current assets to current liabilities of 1.0 to 1.0, and a minimum debt service coverage ratio of 1.2 to 1.0.

The Canadian Credit Agreement is secured by a first priority perfected security interest in all of the material assets of StyroChem Canada, Ltd. and is guaranteed by our Radnor Chemical Corporation subsidiary up to a maximum amount of $3.3 million Canadian. The Canadian Credit Agreement contains customary events of default.

The European Credit Agreements

Our Finnish subsidiary, StyroChem Finland Oy, has entered into a term loan, an overdraft facility and a finance facility dated March 9, 2001, March 20, 2002 and December 17, 2002, respectively, with an institutional lender. The term loan had an outstanding principal balance at June 27, 2003 of 1.9 million Euros, bears interest at three-month EURIBOR plus a margin of 1.0% and is payable in equal quarterly principal installments over five years. The overdraft facility is for up to 3 million Euros, bears interest at the lender’s overnight rate plus a margin of 1.5% and is payable on demand. The finance facility is for up to 3 million Euros and bears interest at the EURIBOR rate with respect to the period during which such interest rate shall be applicable plus 1.50%.

To secure its obligations under the overdraft facility and the finance facility, StyroChem Finland Oy has pledged certain bearer notes, the payment of which has been secured by a floating charge over StyroChem Finland Oy’s current assets, inventories and accounts. In addition, Radnor guaranteed StyroChem Finland Oy’s obligations under these credit facilities. The European credit agreements contain customary covenants, including without limitation, a required ratio of adjusted equity to adjusted equity and liabilities of StyroChem Finland Oy of at least 30%. The European credit agreements also contain customary events of default.

Domestic Mortgage and Capital Expenditure Loans

WinCup Holdings, Inc. refinanced a mortgage loan that was used to purchase one of its manufacturing facilities. The loan is secured by a mortgage on that manufacturing facility, had an unpaid principal balance of $6.3 million at June 27, 2003, bears interest at a fixed rate of 7.04%, and is payable in equal monthly installments over twelve years. The obligations of WinCup Holdings, Inc. under this mortgage are guaranteed by Radnor. We refer to the mortgage loan described above as our “Domestic Mortgage.”

WinCup Holdings, Inc., StyroChem U.S., Inc., and WinCup Texas, Ltd. have entered into various capital expenditure loans with various equipment finance companies that bear interest at various fixed rates between 7.78% and 9.86% and are payable in quarterly principal and interest installments, due between February 2005 and December 2006. Our obligations under these capital expenditure loans are secured by various manufacturing equipment of the borrowers and are guaranteed by Radnor and, in some situations, Radnor Chemical Corporation. We refer to the capital expenditure loans described above as our “Capital Expenditure Loans.”

THE EXCHANGE OFFER

Terms of the Exchange Offer; Period for Tendering Old Notes

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept old notes for exchange that are properly tendered on or prior to 5:00 p.m., Philadelphia time, on                 , 2003, which we call the expiration date. If we, in our sole discretion, extend the period of time during which the exchange offer is open, the term expiration date means the latest time and date to which the exchange offer is extended.

As of the date of this prospectus, $135 million aggregate principal amount of the old notes is outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about                 , 2003, to all holders of old notes known to us. Our obligation to accept old notes for exchange pursuant to the exchange offer is subject to certain customary conditions as set forth under “—Certain Conditions to the Exchange Offer” below.

We expressly reserve the right, at any time or from time to time, to extend the period of time during which the exchange offer is open, and thereby acceptance for exchange of any old notes, by giving oral or written notice of such extension to the holders thereof as described below. During any such extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the exchange offer.

Old notes tendered in the exchange offer must be in denominations of principal amount of $1,000 or any integral multiple thereof.

We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under “—Certain Conditions to the Exchange Offer.” We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., Philadelphia time, on the next business day after the previously scheduled expiration date.

Procedures for Tendering Old Notes

Only a registered holder of old notes may tender such old notes in the exchange offer. The tender to us of old notes by a holder thereof as set forth below and the acceptance thereof by us will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, a holder who wishes to tender old notes for exchange pursuant to the exchange offer must transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to Wachovia Bank, National Association, who is the exchange agent, at one of the addresses set forth below under “Exchange Agent” on or prior to the expiration date. In addition, either

•	certificates for such old notes must be received by the exchange agent along with the letter of transmittal,

•	a timely confirmation of a book-entry transfer (“a Book-Entry Confirmation”) of such old notes, if such procedure is available, into the exchange agent’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date, or

•	the holder must comply with the guaranteed delivery procedures described below.

THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, WE RECOMMEND THAT THE HOLDER USE REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY.

Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner’s behalf. If such beneficial owner wishes to tender on such owner’s behalf, such owner must, prior to completing and executing the letter of transmittal and delivering such owner’s old notes, either make appropriate arrangements to register ownership of the old notes in such beneficial owner’s name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Signatures on a letter of transmittal or a notice of withdrawal described below (see “—Withdrawal Rights”), as the case may be, must be guaranteed (see “—Guaranteed Delivery Procedures”) unless the old notes surrendered for exchange pursuant thereto are tendered (i) by a registered holder of the old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchanges Medallion Program (collectively, “Eligible Institutions”). If old notes are registered in the name of a person other than a signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its reasonable judgment, duly executed by the registered holder exactly as the name or names of the registered holder or holders appear on the old notes with the signature thereon guaranteed by an Eligible Institution.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of old notes tendered for exchange will be determined by us in our reasonable judgment, which determination shall be final and binding. We reserve the right, in our reasonable judgment, to reject any and all tenders of any particular old notes not properly tendered or not to accept any particular old note, which acceptance might, in the reasonable judgment of us or our counsel, be unlawful. We also reserve the right, in our reasonable judgment, to waive any defects or irregularities or conditions of the exchange offer as to any particular old notes before the expiration date (including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer). The interpretation of the terms and conditions of the exchange offer as to any particular old notes before the expiration date (including the letter of transmittal and the instructions thereto) by us shall be final and binding on all parties.

Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within such reasonable period of time as we shall determine. None of us, the exchange agent or any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any such party incur any liability for failure to give such notification.

If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and, unless waived by us before the expiration date, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

By tendering, each holder will represent to us that, among other things: the exchange notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving such exchange notes, whether or not such person is the holder, and that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the exchange notes. If any holder or any such other person is an “affiliate,” as defined under Rule 405 of the Securities Act, of us or is engaged in or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of such exchange notes to be acquired pursuant to the exchange offer, such holder or any such other person (i) may not rely on the applicable interpretations of the staff of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives exchange notes for its own account in exchange for old notes pursuant to the exchange offer must acknowledge that such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.” By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Acceptance of Old Notes for Exchange; Delivery of Exchange Notes

Prior to accepting any old notes for exchange, all conditions of the exchange offer must be satisfied, or to the extent possible, waived by us. Some conditions, such as a government order prohibiting us from consummating the exchange offer, cannot be waived. See “—Certain Conditions to the Exchange Offer” below. If all of the conditions to the exchange offer have been satisfied or waived by us, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the exchange notes promptly after acceptance of the old notes. For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral or written notice thereof to the exchange agent.

For each old note accepted for exchange, the holder of such old note will receive as set forth below under “Book-Entry; Delivery and Form” an exchange note having a principal amount equal to that of the surrendered old note. Accordingly, registered holders of the exchange notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the old notes, or, if no interest has been paid, from March 11, 2003. Old notes accepted for exchange will cease to accrue interest from and after the date of consummation of the exchange offer. Holders whose old notes are accepted for exchange will not receive any payment in respect of accrued interest on such old notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the exchange offer. If the exchange offer is not consummated by November 6, 2003, the interest rate borne by the old notes shall be increased by 25 basis points per annum for each 90-day period from and including November 7, 2003 until but excluding the date of consummation of the exchange offer, up to a maximum aggregate increase of 100 basis points per annum. Old notes not tendered or not accepted for exchange will continue to accrue interest from and after the date of consummation of the exchange offer.

In all cases, issuance of exchange notes for old notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of certificates for such old notes or a timely Book-Entry Confirmation of such old notes into the exchange agent’s account at the Book-Entry Transfer Facility, a properly completed and duly executed letter of transmittal and all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged old notes will be returned without expense to the tendering holder thereof (or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at the Book-Entry Transfer Facility pursuant to the book-entry procedures described below, such non-exchanged old notes will be credited to an account maintained with such Book-Entry Transfer Facility) promptly after the expiration or termination of the exchange offer.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the old notes at the Book-Entry Transfer Facility for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility’s systems may make book-entry delivery of old notes by causing the Book-Entry Transfer Facility to transfer such old notes into the exchange agent’s account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility’s procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the letter of transmittal or a facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at one of the addresses set forth below under “—Exchange Agent” on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

The Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”) is the only method of processing exchange offers through DTC. To accept the exchange offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC’s communication system in place of sending a signed, hard copy of the letter of transmittal. DTC is obligated to communicate those electronic instructions to the exchange agent. To tender old notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain the character by which the participant acknowledges its receipt of, agrees to be bound by and confirms the representations, warranties and other statements made by or deemed to be made by the participant pursuant to the letter of transmittal.

Guaranteed Delivery Procedures

If a registered holder of the old notes desires to tender such old notes and the old notes are not immediately available, or time will not permit such holder’s old notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the tender is made through an Eligible Institution,

•	on or prior to 5:00 p.m., Philadelphia time, on the expiration date, the exchange agent receives from such Eligible Institution a properly completed and duly executed letter of transmittal (or a facsimile thereof) and notice of guaranteed delivery, substantially in the form provided by us (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of old notes and the amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the Eligible Institution with the exchange agent, and

•	the certificates for all physically tendered old notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the Eligible Institution within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., Philadelphia time, on the expiration date. For a withdrawal to be effective, a written or electronic ATOP transmission (for DTC participants) notice of withdrawal must be received by the exchange agent at one of the addresses set forth below under “—Exchange Agent.” Any such notice of withdrawal must specify the name of the person having tendered the old notes to be withdrawn, identify the old notes to be withdrawn (including the principal amount of such old notes), and (where certificates for old notes have been transmitted) specify the name in which such old notes are registered, if different from that of the withdrawing holder. If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution in which case such guarantee will not be required. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us and our determination will be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such old notes will be credited to an account maintained with such Book-Entry Transfer Facility for the old notes) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “—Procedures for Tendering Old Notes” above at any time on or prior to the expiration date.

Certain Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, and subject to its obligations pursuant to the registration rights agreement, we shall not be required to accept for exchange, or to issue exchange notes in exchange for, any old notes and may terminate or amend the exchange offer, if at any time before the acceptance of such exchange notes for exchange, any of the following events shall occur:

•	any injunction, order or decree shall have been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair the ability of us to proceed with the exchange offer; or

•	the exchange offer will violate any applicable law or any applicable interpretation of the staff of the SEC.

The foregoing conditions are for the sole benefit of us and may be asserted by us in whole or in part at any time and from time to time in our reasonable discretion. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

In addition, we will not accept for exchange any old notes tendered, and no exchange notes will be issued in exchange for any such old notes, if at such time any stop order is threatened by the SEC or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

The exchange offer is not conditioned on any minimum principal amount of old notes being tendered for exchange.

Exchange Agent

Wachovia Bank, National Association has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

Wachovia Bank, National Association, Exchange Agent

1525 West W.T. Harris Blvd.

Building 3C3

Charlotte, NC 28262

Attention: Marsha Rice

By Hand or Overnight Courier:

1525 West W.T. Harris Blvd.

Building 3C3

Charlotte, NC 28262

Attention: Marsha Rice

By Facsimile:

(704) 590-7628

Confirm by Telephone:

(704) 590-7413

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

Fees and Expenses

We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer.

The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and are estimated in the aggregate to be approximately $150,000.

Transfer Taxes

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register exchange notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Consequences of Failure to Exchange Old Notes

Holders of old notes who do not exchange their old notes for exchange notes pursuant to the exchange offer will continue to be subject to the provisions in the indenture regarding transfer and exchange of the old notes and the restrictions on transfer of such old notes as set forth in the legend thereon as a consequence of the issuance of the old notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws. We do not currently anticipate that we will register old notes under the Securities Act unless requested by the holders of old notes who are not eligible to participate in the exchange offer. See “The Exchange Offer” and “Registration Rights.”

Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that exchange notes issued pursuant to the exchange offer in exchange for old notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder who is an “affiliate” of us within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such exchange notes are acquired in the ordinary course of such holders’ business and such holders, other than broker-dealers, have no arrangement or understanding with any person to participate in the distribution of such exchange notes. However, the SEC has not considered the exchange offer in the context of a no-action letter and there can be no assurance that the staff of the SEC would make a similar determination with respect to the exchange offer as in such other circumstances. Each holder of the old notes who wishes to exchange its old notes for exchange notes in the exchange offer will be required to make certain representations to us, including that:

1. any exchange notes to be received by such holder will be acquired in the ordinary course of its business;

2. at the time of the consummation of the exchange offer such holder will have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes in violation of the Securities Act;

3. such holder is not our “affiliate” (as defined in Rule 405 promulgated under the Securities Act) or an “affiliate” of any of the guarantors;

4. if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of exchange notes; and

5. if such holder is a broker-dealer (a “Participating Broker-Dealer”), such holder will receive exchange notes for its own account in exchange for notes that were acquired as a result of market making or other trading activities and that such holder will deliver a prospectus in connection with any resale of such exchange notes.

By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus available to any broker-dealer or any other person subject to the prospectus delivery requirements of the Securities Act for use in connection with any such resale. See “Plan of Distribution.” In addition, to comply with the securities laws of certain jurisdictions, if applicable, the exchange notes may not be offered or sold unless they have been registered or qualified for offer or sale in such jurisdictions or any exemption from registration or qualification is available and is complied with. We have agreed, pursuant to the registration rights agreement, subject to certain limitations specified therein, to register or qualify the exchange notes for offer or sale under the securities laws of such jurisdictions as any holder reasonably requests in writing. Unless a holder so requests, we do not currently intend to register or qualify the sale of the exchange notes in any such jurisdictions.

If any holder is our affiliate or is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the exchange notes to be acquired pursuant to the exchange offer, such holder

•	may not rely on the applicable interpretations of the staff of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

DESCRIPTION OF THE NOTES

Unless otherwise specified, reference in this “Description of the Notes” to “old notes” refers to the Company’s senior notes due 2010 issued on March 11, 2003, “exchange notes” refers to the Company’s senior notes due 2010 that have been registered under the Securities Act and “notes” refers to the old notes and exchange notes, collectively. Definitions for capitalized terms used but not immediately or previously defined appear at the end of this section.

General

The old notes were issued under an indenture among us, as issuer, all of the Company’s subsidiaries that provide guarantees of the notes in the manner described below and Wachovia Bank, National Association, as trustee. The terms and conditions of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (referred to herein as the Trust Indenture Act) as in effect on the date of issuance of the notes (the “Issue Date”). The notes are subject to all such terms and conditions, and reference is made to the indenture and the Trust Indenture Act for a statement thereof. The following statements are summaries of the provisions of the notes and the indenture and do not purport to be complete. Such summaries make use of certain terms defined in the indenture and are qualified in their entirety by express reference to the indenture. Certain of such defined terms are set forth below under “—Certain Definitions.” For purposes of this “Description of the Notes,” the “Company” means Radnor Holdings Corporation. A copy of the indenture will be available upon request to the Company and has been filed as an exhibit to the registration statement on Form S-4 of which this prospectus is a part. See “Where to Find More Information.” The Company must deliver to the trustee, within 120 days after the end of each fiscal year, a certificate stating that the Company and each of its subsidiaries have fulfilled all of their obligations under the indenture during the preceding fiscal year.

The notes are limited to $135.0 million aggregate principal amount and issued in fully registered form without coupons in denominations of $1,000 and any integral multiple of $1,000. In the case of certificated notes, principal of, premium, if any, and interest on the notes are payable, and the notes are transferable, at the corporate trust office or agency of the trustee maintained for such purposes in Philadelphia, Pennsylvania. Initially, the trustee is acting as paying agent and registrar under the indenture. The Company may act as paying agent and registrar under the indenture, and the Company may change any paying agent and registrar without notice to the persons who are registered holders (“Holders”) of the notes. The Company may pay principal, premium and interest by check and may mail an interest check to a Holder’s registered address. Holders of certificated notes must surrender such notes to the paying agent to collect principal and premium payments. No service charge will be made for any registration of transfer or exchange of the notes, except for any tax or other governmental charge that may be imposed in connection therewith.

Payment Terms

Interest on the exchange notes will accrue from the most recent date to which interest has been paid on the old notes and will be payable semi-annually on March 15 and September 15 of each year, commencing September 15, 2003, at the rate of 11% per annum (unless such rate has been temporarily or permanently increased under the circumstances described in “Registration Rights” below) to Holders of the notes as of the close of business on the March 1 and September 1 next preceding the applicable interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The notes mature on March 15, 2010.

Payment of the old notes is, and payment of the exchange notes will be, guaranteed by the guarantors, jointly and severally, on a senior basis. See “—Guarantees.”

Ranking

The old notes are, and the exchange notes will be, senior unsecured obligations of the Company and will rank pari passu in right of payment with all other existing and future senior indebtedness of the Company. The old notes are, and the exchange notes will be, effectively subordinated in right of payment to all existing and future secured indebtedness of the Company and the Company’s subsidiaries, including indebtedness under the Credit Agreements. Loans under the Credit Agreements are secured by various assets and properties of the Company and its subsidiary borrowers as described under “Description of Other Company Indebtedness.” Pursuant to the indenture governing the notes, the Company and the guarantors are permitted, upon the satisfaction of certain conditions, to incur additional secured indebtedness or provide guarantees of secured indebtedness. On June 27, 2003, the Company and its subsidiaries had indebtedness for borrowed money of $101.9 million. In addition, the Company and its subsidiaries had, subject to certain restrictions, including borrowing base limitations, and taking into account cash on hand, the ability to draw up to $16.3 million of senior secured indebtedness under the Credit Agreements. See “—Certain Covenants,” “Risk Factors—Risks Relating to the Exchange Notes—Your right to receive payment on the old notes and the guarantees for the old notes is, and on the exchange notes and the guarantees for the exchange notes will be, effectively subordinated in right of payment to all existing and future secured indebtedness of us and our subsidiaries, including indebtedness under our credit agreements” and “Description of Other Company Indebtedness.”

Holders of secured indebtedness of the Company or the guarantors have claims with respect to the assets constituting collateral for such indebtedness that are prior to the claims of holders of the notes and the guarantees, respectively. In the event of a default on the notes, or a bankruptcy, liquidation or reorganization of the Company or the guarantors, such assets will be available to satisfy obligations with respect to the indebtedness secured thereby before any payment therefrom could be made on the notes or the guarantees, as the case may be. To the extent that the value of such collateral is not sufficient to satisfy the indebtedness secured thereby, amounts remaining outstanding on such indebtedness would be entitled to share, together with the indebtedness under the notes and the guarantees, as the case may be, with respect to any other assets of the Company and the guarantors.

Guarantees

The guarantors have, jointly and severally, fully, unconditionally and irrevocably guaranteed the due and punctual payment of principal of, premium, if any, and interest on, the old notes. The guarantors will, jointly and severally, fully, unconditionally and irrevocably guarantee the due and punctual payment of principal of, premium, if any, and interest on, the exchange notes. Such guarantees on the old notes (referred to herein as the old guarantees) are, and such guarantees on the exchange notes (referred to herein as the new guarantees, and together with the old guarantees, the guarantees) will be, senior unsecured obligations of each guarantor, and will rank pari passu in right of payment with all other existing and future senior indebtedness of such guarantor and senior to all subordinated indebtedness of such guarantor. The old guarantees are, and the new guarantees will be, effectively subordinated in right of payment to all existing and future secured indebtedness of the guarantors, including their obligations in respect of the Credit Agreements.

The guarantors on the Issue Date included substantially all of the Company’s then existing material domestic subsidiaries and will thereafter include such other Subsidiaries of the Company that become guarantors as described under “—Certain Covenants—Subsidiary Guarantees.” The indenture provides that the obligations of the guarantors under their respective guarantees will be reduced to the extent necessary to prevent the guarantees from violating or becoming voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. See “Risk Factors—Risks Relating to the Notes—Our ability to pay interest on the notes and to satisfy our other obligations will depend upon the future operating performance of our subsidiaries and the ability of our subsidiaries to make distributions to us” and “—Federal and state statutes allow courts, under specific circumstances, to void guarantees and require holders of notes to return payments received from guarantors.”

Each guarantor will be released from all its obligations under its guarantee only in accordance with the terms of the indenture, as described under “—Certain Covenants—Subsidiary Guarantees.”

Optional Redemption

The notes are not redeemable at the option of the Company prior to March 15, 2007. On or after that date, the notes will be redeemable at the option of the Company, in whole or in part from time to time, on not less than 30 nor more than 60 days’ prior notice, mailed by first-class mail to the Holders’ registered addresses, in cash, at the following redemption prices (expressed as percentages of the principal amount), if redeemed in the 12-month period commencing March 15 in the year indicated below, in each case plus accrued and unpaid interest to the date fixed for redemption:

Year	Redemption
2007	105.50%
2008	102.75%
2009 and thereafter	100.00%

Any such redemption and notice may, in the Company’s discretion, be subject to the satisfaction of one or more conditions precedent. The Company cannot predict with any certainty whether it will redeem the notes or the criteria that it will use in determining whether to redeem the notes. In addition, many of the factors that may influence the Company’s decision are likely to be beyond its control. The general economic environment, the Company’s capitalization, the interest rate environment, refinancing options and the Company’s cash flow are just a few of the many factors that may influence the Company’s decision at the time. The Company may, for example, be more likely to redeem the notes if interest rates are low, favorable refinancing alternatives are available or if it has substantial excess cash flow.

The notes are not subject to, or entitled to the benefits of, any sinking fund.

Notwithstanding the foregoing, at any time on or prior to March 15, 2006, the Company, at its option, may redeem up to $47.25 million aggregate principal amount of the notes from the net proceeds of one or more Public Equity Offerings by the Company, at a redemption price of 111% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption; provided that at least $87.75 million in aggregate principal amount of the notes remains outstanding following such redemption. The Company may make such redemption upon notice not less than 30 nor more than 60 days prior to the redemption date. Any such notice may be given prior to the completion of the related Public Equity Offering, and any such redemption or notice may, at the Company’s discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the completion of the related Public Equity Offering.

Notes may be redeemed or repurchased as set forth below under “—Change of Control” and “—Certain Covenants—Limitations on Asset Sales” in part in multiples of $1,000. If less than all the notes issued under the indenture are to be redeemed, the trustee will select the notes to be redeemed pro rata, by lot or by any other method that the trustee deems fair and appropriate. The indenture provides that if any note is to be redeemed or repurchased in part only, the notice that relates to the redemption or repurchase of such note will state the portion of the principal amount of such note to be redeemed or repurchased and will state that on or after the date fixed for redemption or repurchase a new note equal to the unredeemed portion thereof will be issued.

On and after the date fixed for redemption or repurchase, interest will cease to accrue on the notes or portions thereof called for redemption or tendered for repurchase.

Change of Control

The indenture provides that in the event of a Change of Control (the date of such occurrence being the “Change of Control Date”), the Company will notify the Holders in writing of such occurrence and will make an irrevocable offer (the “Change of Control Offer”) to purchase on a business day (the “Change of Control Payment Date”) not later than 60 days following the Change of Control Date, all notes then outstanding at a purchase price (the “Purchase Price”) equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the Change of Control Payment Date.

Notice of a Change of Control Offer will be mailed by the Company to the Holders at their registered addresses not less than 30 days nor more than 60 days before the Change of Control Payment Date. The Change of Control Offer is required to remain open for at least 20 business days and until 5:00 p.m., New York City time, on the business day next preceding the Change of Control Payment Date. The notice will contain all instructions and materials necessary to enable Holders to tender (in whole or in part in a principal amount equal to $1,000 or a whole multiple thereof) their notes pursuant to the Change of Control Offer.

The notice, which governs the terms of the Change of Control Offer, will state: (i) that the Change of Control Offer is being made pursuant to this covenant as described herein and that all notes (or portions thereof) tendered will be accepted for payment; (ii) the Purchase Price and the Change of Control Payment Date; (iii) that any notes not surrendered or accepted for payment will continue to accrue interest; (iv) that any notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date; (v) that any Holder electing to have a note purchased (in whole or in part) pursuant to a Change of Control Offer will be required to surrender the note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the Paying Agent at the address specified in the notice (or otherwise make effective delivery of the note pursuant to book-entry procedures and the related rules of the applicable depositories) at least five business days before the Change of Control Payment Date, and (vi) that any Holder will be entitled to withdraw its election if the Paying Agent receives, not later than three business days prior to the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the note the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such note purchased.

On the Change of Control Payment Date, the Company will: (i) accept for payment the notes, or portions thereof, surrendered and properly tendered and not withdrawn, pursuant to the Change of Control Offer; (ii) deposit with the Paying Agent money sufficient to pay the Purchase Price of all the notes, or portions thereof, so accepted; and (iii) deliver to the trustee the notes so accepted together with an officer’s certificate stating that such notes have been accepted for payment by the Company. The Paying Agent will promptly mail or deliver to Holders of notes so accepted payment in an amount equal to the Purchase Price. Holders whose notes are purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered.

“Change of Control” is defined in the indenture to mean the occurrence of any of the following events: (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders (as defined below), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person will be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the voting power of the total outstanding voting stock of the Company voting as one class; (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) for any reason cease to constitute a majority of such Board of Directors then in office; (iii) the Company consolidates with or merges with or into any person or conveys, transfers or leases all or substantially all of its assets to any person other than a wholly-owned Subsidiary (in one transaction or a series of related transactions), or any corporation consolidates with or merges into or with the Company, in any such event pursuant to a transaction in which the outstanding voting stock of the Company is changed into or exchanged for cash, securities or other property, and as a result of such transaction any “person” or “group,” other than Permitted Holders, is or becomes the “beneficial owner” (as described in clause (i) above) immediately after such transaction, directly or indirectly, of more than 50% of the voting power of the total outstanding voting stock of the surviving corporation voting as one class; or (iv) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction that complies with the provisions described under “—Certain Covenants—Limitations on Mergers; Sales of Assets.”

The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (referred to herein as the Exchange Act), any other tender offer rules under the Exchange Act and other securities laws or regulations in connection with the offer to repurchase and the repurchase of the notes as described above.

The Company’s ability to repurchase the notes pursuant to a Change of Control Offer will be limited by, among other things, the Company’s financial resources at the time of repurchase. There can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required repurchases. Furthermore, there can be no assurance that the Company will be able to fund the repurchase of notes upon a Change of Control within the limitations imposed by the terms of other then-existing Senior Indebtedness. In addition, the terms of the Credit Agreements may limit the Company’s ability to purchase any notes upon the occurrence of a Change of Control. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing notes, the Company will be required under the indenture, within 30 days following a Change of Control to (i) seek the consent of its lenders to the purchase of the notes or (ii) refinance the Indebtedness that prohibits such purchase. If the Company does not obtain such a consent or refinance such borrowings, the Company will remain prohibited from repurchasing notes. The Company’s failure to purchase tendered notes or make a Change of Control Offer following a Change of Control would constitute an Event of Default under the indenture. An amendment of or waiver under the indenture may not waive the Company’s obligation to make a Change of Control Offer without the consent of the Holders of at least two-thirds in outstanding principal amount of the notes.

The existence of the right of Holders to require the Company to repurchase their notes upon the occurrence of a Change of Control may deter a third party from acquiring the Company in a transaction that would constitute a Change of Control. Subject to certain limitations described below in “—Certain Covenants,” including the limitation on incurrence of additional Indebtedness, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of Senior Indebtedness (or any other Indebtedness) outstanding at such time or otherwise affect the Company’s capital structure or credit ratings. The Change of Control provisions will not prevent a leveraged buyout led by the Company management, a recapitalization of the Company or a change in a majority of the members of the Board of Directors of the Company that is approved by the then-present Board of Directors, as the case may be.

The indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, create or permit to exist or become effective any restriction (other than restrictions not more restrictive than those in effect under Existing Indebtedness) that would materially impair the ability of the Company to make a Change of Control Offer to purchase the notes or, if such Change of Control Offer is made, to pay for the notes tendered for purchase.

Certain Covenants

The indenture contains, among others, the following covenants:

Limitations on Indebtedness. The indenture provides that the Company will not, and will not permit its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become liable with respect to or become responsible for the payment of, contingently or otherwise (“incur”), any Indebtedness (including any Acquired Indebtedness); provided, however, that the Company or a guarantor may incur Indebtedness if at the time of such incurrence and after giving pro forma effect thereto, the Company’s Interest Coverage Ratio for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Indebtedness is incurred, calculated on a pro forma basis as if such Indebtedness was incurred on the first day of such four full fiscal quarter period, would be at least 2.0 to 1.0.

The indenture further provides that notwithstanding the foregoing limitations, the incurrence of the following will not be prohibited:

(a) Indebtedness of the Company evidenced by the notes and Indebtedness of any guarantor evidenced by the guarantees;

(b) Indebtedness of the Company evidenced by the exchange notes and Indebtedness of any guarantor evidenced by the guarantees with respect to the exchange notes;

(c) Indebtedness of the Company or any Restricted Subsidiary constituting Existing Indebtedness and any extension, deferral, renewal, refinancing or refunding thereof;

(d) Indebtedness of the Company or any Restricted Subsidiary incurred under the Amended Credit Agreement in an aggregate principal amount at any one time outstanding not to exceed the greater of (x) $90.0 million and (y) the sum of $45.0 million and the Borrowing Base at the time such Indebtedness was incurred, or any refinancing, refunding, deferral, renewal or extension thereof not in excess of such amount;

(e) Indebtedness of any Restricted Subsidiary that is a foreign subsidiary in an aggregate principal amount at any one time outstanding not to exceed the greater of (x) $10.0 million (or the equivalent amount thereof, at the time of incurrence, in other foreign currencies) and (y) the Foreign Subsidiary Borrowing Base at the time such Indebtedness was incurred, or any refinancing, refunding, deferral, renewal or extension thereof not in excess of such amount;

(f) Capitalized Lease Obligations of the Company or any Restricted Subsidiary and Indebtedness of the Company or any Restricted Subsidiary secured by liens that secure the payment of all or part of the purchase price of assets or property acquired or constructed in the ordinary course of business after the Issue Date or any refinancing, refunding, deferral, renewal or extension thereof; provided, however, that the aggregate principal amount of such Capitalized Lease Obligations plus such Indebtedness of the Company and all of the Restricted Subsidiaries does not exceed $5.0 million outstanding at any time;

(g) Indebtedness of the Company to any Restricted Subsidiary or of any Restricted Subsidiary to the Company or another Restricted Subsidiary (but only so long as such Indebtedness is held by the Company or a Restricted Subsidiary);

(h) Indebtedness in respect of Hedging Obligations; provided, however, that the notional principal amount of any such Hedging Obligation does not exceed the principal amount of the Indebtedness to which such Hedging Obligation relates;

(i) Indebtedness represented by performance, completion, guarantee, surety and similar bonds provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(j) In addition to any Indebtedness otherwise permitted to be incurred under the indenture, up to $25.0 million in aggregate principal amount of Indebtedness at any one time outstanding;

(k) Indebtedness of the Company or any Restricted Subsidiary consisting of guarantees, indemnities, or obligations in respect of earnouts or purchase price adjustments, in connection with the acquisition or disposition of assets permitted under the indenture;

(l) Indebtedness of the Company or any Restricted Subsidiary with respect to (i) letters of credit securing obligations under or relating to (x) insurance contracts entered into in the ordinary course of business, (y) expenses under leases pursuant to which the Company or any Restricted Subsidiary is lessee or (z) self-insurance in respect of worker compensation, or (ii) other letters of credit issued, or relating to liabilities or obligations incurred, in the ordinary course of business; and

(m) Any refinancing, refunding, deferral, renewal or extension (each, a “Refinancing”) of any Indebtedness of the Company or any Restricted Subsidiary permitted by the initial paragraph of this covenant (the “Refinancing Indebtedness”); provided, however, that (x) such Refinancing does not increase the total Consolidated Indebtedness of the Company and its Restricted Subsidiaries outstanding at the time of such Refinancing to an amount greater than the larger of (i) the aggregate amount of such Indebtedness outstanding at the time of such Refinancing and (ii) the aggregate amount of such Indebtedness outstanding on the Issue Date, (y) the Refinancing Indebtedness does not provide for any mandatory redemption, amortization or sinking fund requirement in an amount greater than or at a time prior to the amounts and times specified in the Indebtedness being refinanced, refunded, deferred, renewed or extended and (z) if the Indebtedness being refinanced, refunded, deferred, renewed or extended is subordinated to the notes, the Refinancing Indebtedness incurred to refinance, refund, defer, renew or extend such Indebtedness is subordinated in right of payment to the notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being so refinanced, refunded, deferred, renewed or extended.

Limitations on Restricted Payments. The indenture provides that the Company will not, nor will it cause, permit or suffer any Restricted Subsidiary to, (i) declare or pay any dividends or make any other distributions (including through mergers, liquidations or other transactions) on any class of Equity Interests of the Company or such Restricted Subsidiary or the exercise thereof (other than (x) dividends or distributions payable by a Restricted Subsidiary on account of its Equity Interests held by the Company or another Restricted Subsidiary or (y) payable in shares of Capital Stock of the Company other than Redeemable Stock), (ii) make any payment on account of, or set apart money for a sinking or other analogous fund for, the purchase, redemption or other retirement of such Equity Interests, (iii) purchase, defease, redeem or otherwise retire any Indebtedness issued by the Company or any Restricted Subsidiary that is Subordinated Indebtedness to the notes, or (iv) make any Restricted Investment, either directly or indirectly, whether in cash or property or in obligations of the Company (all of the foregoing being called “Restricted Payments”), unless, (x) in the case of a dividend, such dividend is payable not more than 60 days after the date of declaration and (y) after giving effect to such proposed Restricted Payment, all the conditions set forth in clauses (1) through (3) below are satisfied (A) at the date of declaration (in the case of any dividend), (B) at the date of such setting apart (in the case of any such fund) or (C) on the date of such other payment or distribution (in the case of any other Restricted Payment) (each such date being referred to as a “Computation Date”):

(1) no Default or Event of Default has occurred and is continuing or would result from the making of such Restricted Payment;

(2) at the Computation Date for such Restricted Payment and after giving effect to such Restricted Payment on a pro forma basis, the Company or such Restricted Subsidiary could incur $1.00 of additional Indebtedness pursuant to the covenant described in the initial paragraph under “—Limitations on Indebtedness;” and

(3) the aggregate amount of Restricted Payments declared, paid or distributed subsequent to the Issue Date (including the proposed Restricted Payment) does not exceed the sum of (i) 50% of the cumulative Consolidated Net Income of the Company for the period (taken as one accounting period) commencing on the first day of the first full quarter after the Issue Date to and including the last day of the Company’s last fiscal quarter ending prior to the Computation Date (each such period to constitute a “Computation Period”) (or, in the event Consolidated Net Income of the Company during the Computation Period is a deficit, then minus 100% of such deficit), (ii) the aggregate Net Cash Proceeds of the issuance or sale or the exercise (other than to a Subsidiary or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries for the benefit of their employees) of the Company’s Equity Interests (other than Redeemable Stock) subsequent to the Issue Date, and (iii) $15.0 million.

If no Default or Event of Default has occurred and is continuing or would occur as a result thereof, the prohibitions set forth above are subject to the following exceptions: (a) Restricted Investments acquired by the Company in connection with any Asset Sale consummated in accordance with the covenant described under ”—Limitations on Asset Sales” to the extent such Investments are permitted under such covenant, provided, however, that such Restricted Investments will be excluded in the calculation of the amount of Restricted Payments previously made for purposes of clause (3) of the preceding paragraph; (b) any purchase or redemption of Equity Interests or Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of the Company (other than Redeemable Stock and other than Equity Interests issued or sold to a Subsidiary or an employee stock ownership plan), provided, however, that (x) such purchase or redemption will be excluded in the calculation of the amount of Restricted Payments previously made for purposes of clause (3) of the preceding paragraph and (y) the Net Cash Proceeds from such sale will be excluded for purposes of clause 3(ii) of the preceding paragraph to the extent utilized for purposes of such purchase or redemption; (c) any purchase or redemption of Subordinated Indebtedness of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Indebtedness of the Company or any Restricted Subsidiary that is permitted to be issued pursuant to the provisions of the covenant described under “—Limitations on Indebtedness,” provided, however, that such purchase or redemption will be excluded in the calculation of the amount of Restricted Payments previously made for purposes of clause (3) of the preceding paragraph; and (d) the purchase of Capital Stock held by employees of the Company or any Subsidiary pursuant to any employee stock ownership plan thereof upon the termination, retirement or death of any such employee in accordance with the provisions of any such plan in an amount not greater than $2.0 million in any calendar year, provided, however, that any such purchase will be included in the calculation of the amount of Restricted Payments previously made for purposes of clause (3) of the preceding paragraph.

For purposes of this covenant, (a) the amount of any Restricted Payment declared, paid or distributed in property of the Company or any Restricted Subsidiary will be deemed to be the net book value of any such property that is intangible property and the Fair Market Value (as determined in good faith by and set forth in a resolution of the Board of Directors) of any such property that is tangible property at the Computation Date, in each case, after deducting related reserves for depreciation, depletion and amortization; (b) the amount of any Restricted Payment declared, paid or distributed in obligations of the Company or any Restricted Subsidiary will be deemed to be the principal amount of such obligations as of the date of the adoption of a resolution by the Board of Directors or such Restricted Subsidiary authorizing such Restricted Payment; and (c) a distribution to holders of the Company’s Equity Interests of (i) shares of Capital Stock or other Equity Interests of any Restricted Subsidiary or (ii) other assets of the Company, without, in either case, the receipt of equivalent consideration therefor will be regarded as the equivalent of a cash dividend equal to the excess of the Fair Market Value of the Equity Interests or other assets being so distributed at the time of such distribution over the consideration, if any, received therefor.

Limitations on Liens. The indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any lien upon any of their respective assets or properties now owned or acquired after the Issue Date, or any income or profits therefrom, unless the notes are directly secured equally and ratably (or prior to in the case of liens with respect to Indebtedness subordinated to the notes or the guarantees, as the case may be), excluding, however, from the operation of the foregoing any of the following:

(a) liens existing as of the Issue Date or pursuant to an agreement in existence on the Issue Date, including the Credit Agreements;

(b) Permitted Liens;

(c) liens on assets or properties of the Company, or on assets or properties of Restricted Subsidiaries, to secure the payment of all or a part of the purchase price of assets or property acquired or constructed after the Issue Date; provided, however, that (i) the aggregate principal amount of Indebtedness secured by such liens does not exceed the original cost or purchase price of the assets or property so acquired or constructed, (ii) the Indebtedness secured by such liens is otherwise permitted to be incurred under the indenture and (iii) such liens do not encumber any assets or property of the Company or any Restricted Subsidiary other than the assets or property acquired (plus improvements, accessions, additions, repairs, and replacements in respect thereof) and the Indebtedness secured by the lien may not be created more than 90 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the lien;

(d) liens on the assets or property acquired by the Company or any Restricted Subsidiary after the Issue Date; provided, however, that (i) such liens existed on the date such asset or property was acquired and were not incurred as a result of or in anticipation of such acquisition and (ii) such liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets so acquired (plus improvements, accessions, additions, repairs, and replacements in respect thereof);

(e) liens securing Indebtedness which is incurred to refinance, refund, extend, defer or renew Indebtedness which has been secured by a lien permitted under the indenture and which is permitted to be refinanced, refunded, extended, deferred or renewed under the indenture; provided, however, that such liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets (plus improvements, accessions, additions, repairs, and replacements in respect thereof) securing the Indebtedness so refinanced, refunded, extended, deferred or renewed;

(f) liens on assets or property of the Company or any Restricted Subsidiary that is subject to a sale and leaseback transaction, provided, that the aggregate principal amount of Attributable Indebtedness in respect of all sale and leaseback transactions then outstanding does not at the time such a lien is incurred exceed $5.0 million;

(g) liens on property or shares of Capital Stock of a person at the time such person becomes a Restricted Subsidiary; provided, however, that such liens are not created, incurred or assumed in contemplation of the acquisition thereof by the Company or a Subsidiary; provided further, that such liens may not extend to any other property owned by the Company or a Restricted Subsidiary;

(h) liens securing Indebtedness of a Restricted Subsidiary owing to the Company or a wholly-owned Restricted Subsidiary;

(i) liens on assets or properties (and the proceeds thereof) of the Company or any Restricted Subsidiary securing the obligations incurred under clause (d) of the covenant described under “—Limitations on Indebtedness;”

(j) liens on assets or properties (and the proceeds thereof) of Restricted Subsidiaries that are foreign subsidiaries securing the obligations incurred under clause (e) of the covenant described under “—Limitations on Indebtedness;”

(k) liens securing Indebtedness in respect of Hedging Obligations permitted to be incurred pursuant to the provisions of the covenant described under “—Limitations on Indebtedness;”

(l) liens on shares of Capital Stock or other securities of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary; and

(m) other liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary with respect to Indebtedness or other obligations of the Company or any of its Restricted Subsidiaries that do not exceed at any one time outstanding $10.0 million in the aggregate.

Limitations on Payment Restrictions Affecting Restricted Subsidiaries. The indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distribution to the Company or its Restricted Subsidiaries on its Equity Interests, (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (iii) make loans or advances to the Company or any other Restricted Subsidiary or (iv) transfer any of its property or assets to the Company or any other Restricted Subsidiary, except (A) consensual encumbrances or restrictions contained in or created pursuant to the Credit Agreements and other Existing Indebtedness listed on a schedule to the indenture, (B) consensual encumbrances or restrictions in the notes and the indenture, (C) any restriction, with respect to a Restricted Subsidiary of the Company that is not a Subsidiary of the Company on the Issue Date, in existence at the time such entity becomes a Restricted Subsidiary of the Company; provided that such encumbrance or restriction is not created in anticipation of or in connection with such entity becoming a Subsidiary of the Company and is not applicable to any person or the properties or assets of any person other than a person that becomes a Subsidiary, (D) any encumbrances or restrictions pursuant to an agreement effecting a refinancing of Indebtedness referred to in clauses (A) or (C) of this covenant or contained in any amendment to any agreement creating such Indebtedness, provided that the encumbrances and restrictions contained in any such refinancing or amendment are not more restrictive taken as a whole (as determined in good faith by the chief financial officer of the Company) than those provided for in such Indebtedness being refinanced or amended, (E) encumbrances or restrictions contained in any other Indebtedness permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitations on Indebtedness,” provided that any such encumbrances or restrictions are not more restrictive taken as a whole (as determined in good faith by the chief financial officer of the Company) than the most restrictive of those provided for in the Indebtedness referred to in clauses (A) or (C) of this covenant, (F) any such encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease, (G) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary in compliance with the indenture pending the closing of such sale or disposition, provided that such restrictions apply solely to the Capital Stock or assets of such Restricted Subsidiary that are being sold; or (H) any encumbrance or restriction due to applicable law.

Limitations on Asset Sales. The indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, make any Asset Sale (other than to the Company or another Restricted Subsidiary) unless (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of, and at least 75% of the consideration received by the Company or such Restricted Subsidiary from such Asset Sale is in the form of cash or Cash Equivalents and (ii) the Net Proceeds received by the Company or such Restricted Subsidiary from such Asset Sale are applied in accordance with the following paragraphs.

If all or a portion of the Net Proceeds of any Asset Sale are not required to be applied to repay permanently any Senior Indebtedness of the Company then outstanding as required by the terms thereof, or the Company determines not to apply such Net Proceeds to the permanent prepayment of any Senior Indebtedness outstanding or if no such Senior Indebtedness is then outstanding, then the Company may within 365 days of the Asset Sale, invest the Net Proceeds in the Company or one or more Restricted Subsidiaries. The amount of such Net Proceeds neither used to permanently repay or prepay Senior Indebtedness nor used or invested as set forth in this paragraph constitutes “Excess Proceeds.”

When the aggregate amount of Excess Proceeds from one or more Asset Sales equals $10.0 million or more, the Company will apply 100% of such Excess Proceeds within 365 days subsequent to the consummation of the Asset Sale that resulted in the Excess Proceeds equaling $10.0 million or more to the purchase of notes tendered to the Company for purchase at a price equal to 100% of the principal amount thereof, plus accrued interest, if any, to the date of purchase pursuant to an offer to purchase made by the Company (an “Asset Sale Offer”) with respect to the notes. Any Asset Sale Offer may include a pro rata offer under similar circumstances to purchase other Senior Indebtedness requiring a similar offer. Any Asset Sale Offer will be made substantially in accordance with the procedures for a Change of Control Offer described under “—Change of Control.” Until such time as the Net Proceeds from any Asset Sale are applied in accordance with this covenant, such Net Proceeds will be segregated from the other assets of the Company and the Subsidiaries and invested in cash or Cash Equivalents, except that the Company or any Restricted Subsidiary may use any Net Proceeds pending the utilization thereof in the manner (and within the time period) described above, to repay revolving loans (under the Credit Agreements or otherwise) without a permanent reduction of the commitment thereunder.

The Company will cause a notice of any Asset Sale Offer to be mailed to the Holders at their registered addresses not less than 30 days nor more than 60 days before the purchase date. Such notice will contain all instructions and materials necessary to enable Holders to tender their notes to the Company. Upon receiving notice of an Asset Sale Offer, Holders may elect to tender their notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent that Holders properly tender notes in an amount exceeding the Asset Sale Offer, notes of tendering Holders will be repurchased on a pro rata basis (based on amounts tendered). Upon completion of the purchase of all the notes tendered pursuant to an Asset Sale Offer (if any), the amount of Excess Proceeds, if any, shall be reset at zero.

The Credit Agreements and any future credit agreements to which the Company becomes a party may restrict the Company’s ability to repurchase the notes pursuant to an Asset Sale Offer. In the event the Company is required to make an Asset Sale Offer at a time when the Company is prohibited from making such Offer, the Company will be required under the indenture, on or prior to the date that the Company is required to make an Asset Sale Offer, to (i) seek the consent of its lenders to repurchase notes pursuant to such Asset Sale Offer or (ii) refinance the Indebtedness that prohibits such Asset Sale Offer. If the Company does not obtain such a consent or refinance such borrowings, the Company will remain prohibited from making such Asset Sale Offer. The Company’s failure to purchase notes pursuant to an Asset Sale Offer or make such Asset Sale Offer would constitute an Event of Default under the indenture.

The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act, any other tender offer rules under the Exchange Act and other securities laws or regulations in connection with any offer to repurchase and the repurchase of the notes as described above.

The Company will not, and will not permit any of its Restricted Subsidiaries to, create or permit to exist or become effective any restriction that would materially impair the ability of the Company to comply with the provisions of this “Limitations on Asset Sales” covenant.

Limitations on Sale and Leaseback Transactions. The indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, enter into any sale and leaseback transaction unless (i) at the time of the occurrence of such transaction and after giving effect to such transaction and (x) in the case of a sale and leaseback transaction that is a Capitalized Lease Obligation, giving effect to the Indebtedness in respect thereof, and (y) in the case of any other sale and leaseback transaction, giving effect to the Attributable Indebtedness in respect thereof, the Company or such Restricted Subsidiary could incur $1.00 of additional Indebtedness pursuant to the covenant described in the initial paragraph under “—Limitations on Indebtedness,” (ii) at the time of the occurrence of such transaction, the Company or such Restricted Subsidiary could incur Indebtedness secured by a lien on property in a principal amount equal to or exceeding the Attributable Indebtedness in respect of such sale and leaseback transaction pursuant to the covenant described under “—Limitations on Liens,” and (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described under “—Limitations on Asset Sales.”

Limitations on Mergers; Sales of Assets. The indenture provides that the Company will not consolidate with or merge into, or sell, assign, convey, lease or transfer all or substantially all of its assets and those of its Subsidiaries taken as a whole to, any person, unless (i) the resulting, surviving or transferee person expressly assumes all the obligations of the Company under the notes and the indenture; (ii) such person is organized and existing under the laws of the United States, a state thereof or the District of Columbia; (iii) at the time of the occurrence of such transaction and after giving effect to such transaction on a pro forma basis, such person could incur $1.00 of additional Indebtedness pursuant to the covenant described in the initial paragraph under “—Limitations on Indebtedness;” (iv) at the time of the occurrence of such transaction and after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of such person is equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction; (v) each guarantor, to the extent applicable, will by supplemental indenture confirm that its guarantee will apply to such person’s obligations under the notes; and (vi) immediately before and immediately after giving effect to such transaction and treating any Indebtedness that becomes an obligation of the Company or any of its Subsidiaries or of such person as a result of such transaction as having been incurred by the Company or such Subsidiary or such person, as the case may be, at the time of such transaction, no Default or Event of Default has occurred and is continuing.

The indenture provides that no guarantor will, and the Company will not permit a guarantor to, in a single transaction or series of related transactions merge or consolidate with or into any other corporation (other than the Company or any other guarantor) or other entity, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any entity (other than the Company or any other guarantors) unless at the time and giving effect thereto: (i) either (1) such guarantor is the continuing corporation or (2) the entity (if other than such guarantor) formed by such consolidation or into which such guarantor is merged or the entity that acquires by sale, assignment, conveyance, transfer, lease or disposition the properties and assets of such guarantor is a corporation duly organized and validly existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States, any state thereof or the District of Columbia or under the laws of any jurisdiction within the European Union and expressly assumes by a supplemental indenture, executed and delivered to the trustee, in a form reasonably satisfactory to the trustee, all the obligations of such guarantor under the notes, the indenture and the guarantee provided by such guarantor; and (ii) immediately before and immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing. The provisions of this paragraph will not apply to any transaction (including any Asset Sale made in accordance with “—Limitations on Asset Sales” above) with respect to any guarantor if the guarantee of such guarantor is released in connection with such transaction in accordance with the applicable provisions of the indenture. Upon any sale, exchange, transfer or other disposition, to any person not an affiliate of the Company (x) of all of the Company’s or a Restricted Subsidiary’s Equity Interests in, or all or substantially all of the assets of, any guarantor or (y) of an amount of Equity Interests that results in any guarantor no longer being a Restricted Subsidiary or a Subsidiary of the Company, which in each case is in compliance with the indenture, such guarantor will be released from all its obligations under its guarantee.

In the event of any transaction (other than a lease) described in and complying with the conditions listed in the immediately preceding paragraphs in which the Company or any guarantor is not the continuing corporation, the successor person formed or remaining will succeed to, and be substituted for, and may exercise every right and power of, the Company or such guarantor, as the case may be, and the Company or such guarantor, as the case may be, would be discharged from its obligations under the indenture, the notes or its guarantee, as the case may be.

Subsidiary Guarantees. The indenture provides that if (i) any domestic subsidiary of the Company becomes a Restricted Subsidiary after the Issue Date, (ii) the Company or any Subsidiary of the Company that is a guarantor transfers or causes to be transferred, in one transaction or a series of related transactions, property or assets (including, without limitation, businesses, divisions, real property, assets or equipment) that in the aggregate have a value equal to or greater than 15% of the Company’s total assets determined on a consolidated basis as of the time of transfer to any Subsidiary or Subsidiaries of the Company that is not a guarantor or are not guarantors, (iii) any domestic subsidiary of the Company that has a value equal to or greater than 5% of the Company’s total assets determined on a consolidated basis as of the time of determination directly or indirectly guarantees any Senior Indebtedness of the Company, or (iv) any foreign subsidiary of the Company, which has a value equal to or greater than 5% of the Company’s total assets determined on a consolidated basis as of the time of determination and is not a guarantor (x) directly or indirectly guarantees any Senior Indebtedness of the Company or (y) causes more than two-thirds of its Capital Stock to be pledged to secure any Senior Indebtedness of the Company, the Company will cause such Subsidiary or Subsidiaries to execute and deliver to the trustee a supplemental indenture pursuant to which such Subsidiary or Subsidiaries will unconditionally guarantee all of the Company’s obligations under the indenture and the notes on the same terms as the other guarantors, which guarantee will rank pari passu with any Senior Indebtedness of such Subsidiary. See “—Guarantees.” The provisions of clauses (ii) and (iii) of this paragraph will not apply to any transaction permitted by the covenant described under “—Limitations on Asset Sales” above. The Company may at its option cause any Subsidiary of the Company that is a foreign subsidiary to execute and deliver a guarantee in accordance with the provisions of the indenture.

Upon (i) any sale, exchange, transfer or other disposition (by way of merger, consolidation or otherwise), to any person (other than a guarantor) of all of the Equity Interests of any guarantor, or all or substantially all of the assets of any guarantor, or an amount of Equity Interests that results in any guarantor no longer being a Restricted Subsidiary or a Subsidiary of the Company, which in each case is in compliance with the indenture, or (ii) the designation by the Company of any guarantor to be an Unrestricted Subsidiary in accordance with the indenture, or (iii) the release of the guarantee or other obligation of any guarantor with respect to any other Senior Indebtedness of the Company that caused such guarantor to guarantee the Company’s obligations under the indenture and the notes in accordance with clause (iii) or (iv) of the preceding paragraph, such guarantor will be automatically released from all its obligations under its guarantee.

Transactions with Affiliates. The indenture provides that the Company and its Restricted Subsidiaries will not, directly or indirectly, enter into any transaction or series of related transactions with or for the benefit of any of their respective affiliates, other than with, between or among the Company and any Restricted Subsidiaries, except on an arm’s-length basis and if (x)(i) in the case of any such transaction in which the aggregate remuneration, rental value or other consideration (including the value of a loan), together with the aggregate remuneration, rental value or other consideration (including the value of a loan) of all such other transactions consummated in the year during which such transaction is proposed to be consummated, exceeds $2.0 million, the Company delivers board resolutions to the trustee evidencing that the Board of Directors and the Independent Directors that are disinterested each have (by a majority vote) determined in good faith that such transaction is in the best interests of the Company and that the aggregate remuneration, rental value or other consideration (including the value of any loan) inuring to the benefit of such affiliate from any such transaction is not greater than that which would be charged to or extended by the Company or its Subsidiaries, as the case may be, on an arm’s-length basis for similar properties, assets, rights, goods or services by or to a person not affiliated with the Company or its Subsidiaries, as the case may be, and (ii) in the case of any such transaction in which the aggregate remuneration, rental value or other consideration (including the value of any loan), together with the aggregate remuneration, rental value or other consideration (including the value of any loan) of all such other transactions consummated in the year during which such transactions are proposed to be consummated, exceeds $10.0 million, in addition to the requirements set forth in clause (x)(i) above, the Company delivers to the trustee an opinion evidencing that a nationally recognized investment banking firm, unaffiliated with the Company and the affiliate that is party to such transaction, has determined that the aggregate remuneration, rental value or other consideration (including the value of a loan) inuring to the benefit of such affiliate from any such transaction is not greater than that which would be charged to or extended by the Company or its Subsidiaries, as the case may be, on an arm’s-length basis for similar properties, assets, rights, goods or services by or to a person not affiliated with the Company or its Subsidiaries, as the case may be, and (y) all such transactions referred to in clauses (x)(i) and (ii) are entered into in good faith. Any transaction required to be approved by Independent Directors pursuant to the preceding paragraph must be approved by at least one such Independent Director.

The provisions of the preceding paragraph do not prohibit (i) any Restricted Payment permitted to be paid pursuant to the provisions of the covenant described under “—Limitations on Restricted Payments,” (ii) any Permitted Investment, (iii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors, (iv) loans or advances to employees in the ordinary course of business consistent with past practices, not to exceed $1.0 million aggregate principal amount outstanding at any time, and (v) the payment of fees and compensation to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any of its Subsidiaries, as determined by the Board of Directors in good faith and as paid or provided pursuant to agreements or arrangements entered into in the ordinary course of business.

Limitations on Issuances and Sales of Capital Stock of Restricted Subsidiaries. The indenture provides that the Company (i) will not, and will not permit any Restricted Subsidiary to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Restricted Subsidiary to any person other than the Company or a wholly-owned Restricted Subsidiary, unless such transfer, conveyance, sale, lease or other disposition constitutes an Asset Sale or a Permitted Investment and, in the case of an Asset Sale, the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described under “—

Limitations on Asset Sales,” and (ii) will not permit any Restricted Subsidiary to issue any of its Capital Stock (other than directors’ qualifying shares or shares required to be held by foreign nationals, in each case to the extent mandated by applicable law) to any person other than the Company or a wholly-owned Restricted Subsidiary.

Limitations on Investments. The indenture provides that the Company will not, and will not permit any Restricted Subsidiaries, directly or indirectly, to make any Investment after the Issue Date, other than (i) Permitted Investments and (ii) Restricted Investments to the extent permitted pursuant to the covenant described under “—Limitations on Restricted Payments.”

Provision of Financial Statements and Conference Calls. The indenture provides that, whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, the Company will, to the extent permitted under the Exchange Act, file with the SEC the annual reports, quarterly reports and other documents that the Company would have been required to file with the SEC pursuant to such Section 13(a) or 15(d) if the Company were so subject, such documents to be filed with the SEC on or prior to the respective dates (the “Required Filing Dates”) by which the Company would have been required so to file such documents if the Company were so subject. The Company will also in any event (x) within 15 days of each Required Filing Date (i) transmit by mail to all holders of notes, as their names and addresses appear in the security register, without cost to such holders and (ii) file with the trustee copies of the annual reports, quarterly reports and other documents that the Company would have been required to file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act if the Company were subject to such Sections and (y) if filing such documents by the Company with the SEC is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder of notes at the Company’s cost. The indenture further provides that the Company will conduct a conference call with investors to discuss the Company’s quarterly and year to date results of operations at least once a quarter, which conference call (i) in the case of a fiscal quarter that is one of the first three fiscal quarters of its fiscal year, shall be conducted no later than 45 days after the end of such fiscal quarter, and (ii) in the case of the fourth fiscal quarter of its fiscal year, shall be conducted no later than 90 days after the end of the fourth fiscal quarter.

Additional Covenants. The indenture also contains covenants with respect to the following matters: (i) payment of principal, premium, if any, and interest; (ii) maintenance of an office or agency in Philadelphia, Pennsylvania; (iii) arrangements regarding the handling of money held in trust; (iv) maintenance of corporate existence; (v) payment of taxes and other claims; (vi) maintenance of properties; and (vii) maintenance of insurance.

Defaults and Remedies

The indenture provides that each of the following constitutes an Event of Default: (i) default for 30 days in payment of interest on the notes; (ii) default in payment of principal of, or premium with respect to, the notes; (iii) failure by the Company or a guarantor to comply with the covenant entitled “Limitations on Mergers; Sales of Assets;” (iv) failure by the Company or a guarantor, if applicable, to comply with the covenants entitled “Limitations on Restricted Payments,” “Limitations on Indebtedness,” “Subsidiary Guarantees,” “Limitations on Liens,” “Limitations on Asset Sales,” “Limitations on Sale and Leaseback Transactions,” “Limitations on Issuances and Sales of Capital Stock of Restricted Subsidiaries” and “Change of Control” for a period that continues for 30 days after receipt of written notice from the trustee or from the Holders of at least 25% of the aggregate principal amount of the notes then outstanding, specifying such default; (v) failure by the Company or a guarantor, if applicable, to comply with any of its other agreements in the indenture, or the notes for a period that continues for 60 days after receipt of written notice from the trustee or from the Holders of at least 25% of the aggregate principal amount of the notes then outstanding, specifying such default; (vi) the Company denies or disaffirms in writing its obligations under the indenture or the notes; (vii) a guarantor denies or disaffirms in writing its obligations under its guarantee, or any guarantee for any reason ceases to be, or is asserted in writing by any guarantor or the Company not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contemplated by the indenture and any such guarantee; (viii) a default under any existing or future Indebtedness of the Company or any of its Subsidiaries (other than the notes or the guarantees), which default (A) is caused by a failure to pay the final scheduled principal installment on such Indebtedness on the stated maturity date thereof (which failure continues beyond any applicable grace period) or (B) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness with respect to which the principal amount remains unpaid at its final maturity (which failure to pay continues beyond any applicable grace period) or the maturity of which has been so accelerated, aggregates $7.5 million or more, (ix) final judgments rendered against the Company or any of its Restricted Subsidiaries (other than any judgment as to which and only to the extent, a reputable insurance company has acknowledged coverage of such claim in writing) of $7.5 million or more that remain undischarged or unstayed for a period of 60 days, and (x) certain events of bankruptcy or insolvency of the Company or any of the Restricted Subsidiaries.

If an Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the notes may declare the notes due and payable immediately. However, if an Event of Default resulting from bankruptcy or insolvency occurs, such amount will be due and payable without any declaration or any act on the part of the trustee or the Holders. Such declaration or acceleration may be rescinded and past defaults may be waived by the Holders of a majority in principal amount of the notes upon conditions provided in the indenture.

Holders may not enforce the indenture, or the notes, except as provided therein. The trustee may require an indemnity satisfactory to it before enforcing the indenture or the notes. Subject to certain limitations, Holders of a majority in principal amount of the notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or such indenture, that is unduly prejudicial to the rights of any Holder or that would subject the trustee to personal liability. The trustee may withhold from the Holders of the notes notice of any continuing default (except a default in payment of principal, premium, if any, or interest) if it determines in good faith that withholding notice is in their interest. The Company is required to file periodic reports with the trustee as to the absence of Default. If a Default exists, the Company is required to describe the Default and efforts undertaken to remedy the Default.

Directors, officers, employees or stockholders, as such, of the Company, the guarantors and the other Subsidiaries of the Company will not have any liability for any obligations of the Company or any guarantors under the notes, any guarantee or the indenture or for any claim based on, in respect of, or by reason of, such obligations. Each Holder of a note by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for the issue of the notes. Such waiver may not be effective to waive liabilities under the Federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law. The Registrar need not transfer or exchange any note previously selected for redemption. A registered Holder of a note will be treated as the owner thereof for all purposes. No note will be valid until the trustee or an authenticating agent manually signs the certificate of authentication on the note. Each note will become effective on the date upon which it is so signed.

Amendment, Supplement and Waiver

Subject to certain exceptions, the indenture or the notes may be amended or supplemented, and any past default or compliance with any provision may be waived, with the consent of the Holders of a majority in principal amount of the notes then outstanding. Without the consent of any Holder, the Company and the guarantors may amend or supplement the indenture or the notes to comply with the provisions of the indenture in the case of a consolidation, merger or sale of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, to provide for uncertificated notes in addition to or in place of certificated notes, to cure any ambiguity, defect or inconsistency, to comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act, to comply with any requirement of the SEC or applicable law to effectuate the exchange offer, to add additional guarantees with respect to the notes, to further secure the notes or the guarantees, to evidence and provide the acceptance of the appointment of a successor trustee thereunder, to add to the covenants of the Company or any guarantor for the benefit of the holders of the notes, to surrender any right or power conferred upon the Company or any guarantor or to make any other change that does not adversely affect the rights of any Holder.

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder) (i) reduce the principal amount of notes whose holders must consent to an amendment or waiver; (ii) reduce the rate of, or change the time for payment of, interest, including default interest, on any notes; (iii) reduce the principal of or change the fixed maturity of any note(s), or alter the optional redemption provisions, or alter the price at which the Company will offer to purchase such notes pursuant to an Asset Sale Offer or a Change of Control Offer; (iv) make any note payable in money other than that stated in such note; (v) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of the notes to receive payments of principal of or interest on the notes; (vi) waive a Default or Event of

Default in the payment of principal of, premium if any, or interest on the notes, including any such obligation arising pursuant to an Asset Sale Offer or a Change of Control Offer (except a rescission of acceleration of the notes by the Holders of at least a majority (or, in the case of the failure to make a Change of Control Offer, two-thirds) in principal amount of the notes then outstanding and a waiver of the payment default that resulted from such acceleration); (vii) waive the obligation to make an Asset Sale Offer or any payment required to be made pursuant to an Asset Sale Offer, a Change of Control Offer or a guarantee; or (viii) make any change in the foregoing amendment and waiver provisions. An amendment or waiver may not waive the Company’s obligation to make a Change of Control Offer without the consent of the Holders of at least two-thirds in outstanding principal amount of the notes.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of the obligations of the Company and each guarantor discharged with respect to the outstanding notes (“Legal Defeasance”) except for (i) the rights of Holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due but only from assets deposited by the Company pursuant to clause (i) of the following paragraph, (ii) the Company’s obligations with respect to the notes concerning issuing temporary notes, registration or transfer of notes, mutilated, destroyed, lost or stolen notes, the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the trustee, and the Company’s obligations in connection therewith and (iv) the Legal Defeasance provisions of the indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and any guarantor released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the notes.

In order to effect either a Legal Defeasance or a Covenant Defeasance, (i) the Company must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm, to pay the principal of, premium, if any, and interest on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, of such principal or installment of principal of, premium, if any, or interest on the outstanding notes; (ii) in the case of Legal Defeasance, the Company will deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (A) the Company has received from the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable Federal income tax law, including by means of a Revenue Ruling published by the Internal Revenue Service, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Legal Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company will deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Covenant Defeasance and will be subject to Federal income tax, on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default has occurred and is continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which the Company or any guarantor is a party or by which the Company or any guarantor is bound; (vi) the Company will deliver to the trustee an opinion of counsel to the effect that (A) the trust funds will not be subject to any rights of holders of Senior Indebtedness of the Company or of any guarantor and (B) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; (vii) the Company will deliver to the trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders of notes or any guarantee over the other creditors of the Company or any guarantor or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or any guarantor or others; and (viii) the Company will deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

The Trustee

The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in their exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the trustee, should it become a creditor of the Company or any guarantor, to obtain payment of claim in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict or resign.

The Company or any guarantor may have customary banking relationships with the trustee in the ordinary course of business.

Certain Definitions

“Acquired Indebtedness” means, with respect to any specified person, Indebtedness of any other person (the “Acquired Person”) existing at the time the Acquired Person merges with or into, or becomes a Subsidiary of, such specified person, including Indebtedness incurred in connection with, or in contemplation of, the Acquired Person merging with or into, or becoming a Subsidiary of, such specified person.

“Asset Sale” means, with respect to the Company or any Restricted Subsidiary, the sale, lease, conveyance, transfer or other disposition (including, without limitation, by way of merger or consolidation, and whether by operation of law or otherwise) to any person other than the Company or a wholly-owned Restricted Subsidiary of any of the Company’s or such Restricted Subsidiary’s assets (including, without limitation, (x) any sale or other disposition of Equity Interests of any Restricted Subsidiary and (y) any sale or other disposition of any non-cash consideration received by the Company or such Restricted Subsidiary from any prior transaction or series of related transactions that constituted an Asset Sale under the indenture), whether owned on the Issue Date or subsequently acquired, in one transaction or a series of related transactions; provided, however, that the following will not constitute Asset Sales: (i) transactions (other than transactions described in clause (y) above) in any calendar year with aggregate cash and/or Fair Market Value of any other consideration received (including, without limitation, the unconditional assumption of Indebtedness) of less than $1.0 million; (ii) a transaction or series of related transactions that results in a Change of Control; (iii) any sale of assets of the Company and the Restricted Subsidiaries or merger permitted under the covenant described under “Certain Covenants—Limitations on Mergers; Sales of Assets;” (iv) any sale or other disposition of inventory, property (whether real, personal or mixed) or equipment that has become worn out, obsolete or damaged or otherwise unsuitable or no longer needed for use in connection with the business of the Company or any Restricted Subsidiary, as the case may be, in the good faith determination of the Board of Directors; (v) any sale of inventory to customers in the ordinary and customary course of business; (vi) any sale, lease, conveyance, transfer or other disposition of properties or assets of the Company or any Restricted Subsidiary permitted under the covenant described under “Certain Covenants—Limitations on Restricted Payments;” and (vii) any Permitted Investment.

“Attributable Indebtedness” means, with respect to any sale and leaseback transaction, as at the time of determination, the greater of (i) the Fair Market Value of the property subject to such transaction and (ii) the present value (discounted at a rate equivalent to the Company’s then current weighted average cost of funds for borrowed money, compounded on a semi-annual basis) of the total net obligations of the lessee for rental payments during the remaining term of the lease included in such arrangement (including any period for which such lease has been extended). As used in the preceding sentence, the “total net obligations of the lessee for rental payments” under any lease for any such period means the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease that is terminable by the lessee upon payment of a penalty, such net amount of rent also includes the amount of such penalty, but no rent will be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Borrowing Base” means, as of any date, an amount equal to the sum of (a) 85% of the net book value of the accounts receivable of the Company and its Restricted Subsidiaries as of such date, and (b) 60% of the net book value of the inventory owned by the Company and its Restricted Subsidiaries as of such date, all calculated on a consolidated basis and in accordance with GAAP. To the extent that information is not available as to the amount of accounts receivable or inventory as of a specific date, the Company may utilize the most recent available quarterly or annual financial report for purposes of calculating the Borrowing Base.

“Capital Stock” means, with respect to any person, any common stock, preferred stock and any other capital stock of such person and shares, interest, participations or other ownership interest (however designated), of any person and any rights (other than debt securities convertible into, or exchangeable for, capital stock), warrants or options to purchase any of the foregoing, including (without limitation) each class of common stock and preferred stock of such person if such person is a corporation and each general and limited partnership interest of such person if such person is a partnership.

“Capitalized Lease Obligation” means Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP and the amount of such Indebtedness will be the capitalized amount of such obligations determined in accordance with GAAP.

“Cash Equivalents” mean (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than 90 days from the date of acquisition, (ii) time deposits and certificates of deposit with maturities of not more than 90 days from the date of acquisition, of any commercial banking institution that is a member of the Federal Reserve System having capital and surplus in excess of $500.0 million, whose debt has a rating at the time of any such investment of at least “A-1” or the equivalent thereof by Standard & Poor’s Ratings Group or at least “P-1” or the equivalent thereof by Moody’s Investors Service, Inc., or any bank or financial institution party to the Credit Agreements, (iii) fully secured repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) entered into with any bank or financial institution meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by the parent corporation of any commercial banking institution that is a member of the Federal Reserve System having capital and surplus in excess of $500.0 million and commercial paper or master notes of issuers, rated at the time of any such investment at least “A-1” or the equivalent thereof by Standard & Poor’s Ratings Group or at least “P-1” or the equivalent thereof by Moody’s Investors Service, Inc., or any bank or financial institution party to the Credit Agreements, and in each case maturing within 270 days after the date of acquisition, (v) any money market deposit accounts issued or offered by a domestic commercial bank having combined capital and surplus of at least $500.0 million, and (vi) any shares in an open-end mutual fund organized by a bank or financial institution having combined capital and surplus of at least $500.0 million investing solely in investments permitted by the foregoing clauses (i), (ii), (iv) and (v).

“Consolidated Indebtedness” means the Indebtedness of the Company and its consolidated Restricted Subsidiaries determined on a consolidated basis in conformity with GAAP.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, excluding amortization of any deferred financing fees, plus, to the extent not included in such interest expense, (i) interest expense attributable to Capitalized Lease Obligations, (ii) amortization of debt discount and debt issuance cost, (iii) capitalized interest, (iv) non-cash interest expense, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, (vi) interest actually paid by the Company or any such Restricted Subsidiary under any guarantee of Indebtedness or other obligation of any other person, (vii) net costs associated with Hedging Obligations (including fees and amortization of discounts), (viii) preferred stock dividends in respect of all Redeemable Stock of the Company held by persons other than the Company or a wholly-owned Restricted Subsidiary and (ix) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than the Company) in connection with loans incurred by such plan or trust to purchase newly issued or treasury shares of the Capital Stock of the Company.

“Consolidated Net Income” means, for any period, and as to any person, the aggregate Net Income of such person and its Subsidiaries (other than, in the case of the Company, the Unrestricted Subsidiaries of the Company) for such period determined on a consolidated basis in accordance with GAAP; provided that (i) the Net Income of any person that is not a Subsidiary of such person but that is consolidated with such person or is accounted for by such person by the equity method of accounting will be included only to the extent of the amount of cash dividends or cash distributions actually paid to such person or a wholly-owned Subsidiary of such person (other than, in the case of the Company, the Unrestricted Subsidiaries of the Company), (ii) the Net Income of any person acquired by such person or a Subsidiary of such person in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded, (iii) the Net Income of any Subsidiary of such person that is subject to restrictions, direct or indirect, on the payment of dividends or the making of distributions to such person will be excluded to the extent of such restrictions, (iv) the Net Income of (A) any Unrestricted Subsidiary and (B) any Subsidiary less than 80% of whose securities having the right (apart from the right under special circumstances) to vote in the election of directors are owned by the Company or its wholly-owned Restricted Subsidiaries will be included only to the extent of the amount of cash dividends or cash distributions actually paid by such Subsidiary to the Company or a wholly-owned Restricted Subsidiary of the Company, and (v) all gains (but not losses) that are extraordinary or are either unusual or nonrecurring (including any gain realized upon the termination of any employee pension benefit plan and any gain from the sale or other disposition of assets other than in the ordinary course of business or from the issuance or sale of any Equity Interests) will be excluded.

“Consolidated Net Worth” means, for any person, the total of the amounts shown on the balance sheet of such person and its consolidated Subsidiaries, determined on a consolidated basis without duplication in accordance with GAAP, as of the end of the most recent fiscal quarter of such person ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (i) the amount of Capital Stock (other than Redeemable Stock) plus (ii) the amount of surplus and retained earnings (or, in the case of a surplus or retained earnings deficit, minus the amount of such deficit).

“Controlled Subsidiary” means a Restricted Subsidiary (i) 80% or more of the total Equity Interests or other ownership interests of which (other than directors’ qualifying shares or shares required to be held by foreign nationals, in each case to the extent mandated by applicable law) is at the time owned by the Company (directly or through one or more Controlled Subsidiaries of the Company) and (ii) of which the Company possesses, directly or indirectly, the power to direct or cause the direction of the management or policies, whether through the ownership of voting securities, by agreement or otherwise.

“Credit Agreements” means the Amended Credit Agreement, the Canadian Credit Agreement, the European Credit Agreements and the agreements governing the Domestic Mortgage and Capital Expenditure Loans.

“EBITDA” for any period means the Consolidated Net Income of the Company and its Restricted Subsidiaries for such period, plus, without duplication, the following to the extent included in calculating such Consolidated Net Income: (i) Consolidated Interest Expense, (ii) consolidated income tax expense and (iii) consolidated depreciation and amortization expense.

“Equity Interests” means shares, interests, participations or other equivalents (however designated) of Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Exchange Offer Registration Statement” means the registration statement to be filed by the Company and the guarantors with the SEC with respect to an offer to exchange the notes for another series of senior notes of the Company with substantially identical terms to the notes.

“Existing Indebtedness” means all Indebtedness (other than Indebtedness outstanding pursuant to the Amended Credit Agreement) of the Company or any Restricted Subsidiary existing on the Issue Date and listed on a schedule to the indenture.

“Fair Market Value” means, with respect to any asset or property, the price that could be negotiated in an arm’s-length transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined by a majority of the members of the Board of Directors, and a majority of the disinterested members of such Board of Directors, if any, acting in good faith and will be evidenced by a duly and properly adopted resolution of the Board of Directors.

“Foreign Subsidiary Borrowing Base” means, as of any date, an amount equal to the sum of (a) 85% of the net book value of the accounts receivable of the Restricted Subsidiaries of the Company that are foreign subsidiaries as of such date, and (b) 60% of the net book value of the inventory owned by the Restricted Subsidiaries of the Company that are foreign subsidiaries as of such date, all calculated on a consolidated basis and in accordance with GAAP. To the extent that information is not available as to the amount of accounts receivable or inventory as of a specific date, the Company may utilize the most recent available quarterly or annual financial statements of such Subsidiaries for purposes of calculating the Foreign Subsidiary Borrowing Base.

“Hedging Obligations” means the obligations of any person or entity pursuant to any swap or cap agreement, exchange agreement, collar agreement, option, futures or forward hedging contract or other similar agreement or arrangement designed to protect such person or entity against fluctuations in interest rates or foreign exchange rates or the price of raw materials and other chemical products used or produced in the Company’s business as the case may be.

“incur” has the meaning ascribed thereto in the covenant described under “—Certain Covenants—Limitations on Indebtedness;” provided that (a) with respect to any Indebtedness of any Restricted Subsidiary that is owing to the Company or another Restricted Subsidiary, any disposition, pledge or transfer of such Indebtedness to any person (other than the Company or a wholly-owned Restricted Subsidiary) will be deemed to be an incurrence of such Indebtedness and (b) with respect to any Indebtedness of the Company or a Restricted Subsidiary that is owing to another Restricted Subsidiary, any transaction pursuant to which a wholly-owned Restricted Subsidiary to which such Indebtedness is owing ceases to be a wholly-owned Restricted Subsidiary will be deemed to be an incurrence of such Indebtedness, and provided, further that any Indebtedness of a person existing at the time such person becomes a Restricted Subsidiary will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary. The term “incurrence” has a corresponding meaning.

“Indebtedness” of any person means, without duplication, all liabilities with respect to (i) indebtedness for money borrowed or that is evidenced by a bond, debenture, note or other similar instrument or agreement, but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business; (ii) reimbursement obligations, letters of credit and bankers’ acceptances; (iii) indebtedness with respect to Hedging Obligations; (iv) Capitalized Lease Obligations; (v) indebtedness, secured or unsecured, created or arising in connection with the acquisition or improvement of any property or asset or the acquisition of any business; (vi) all indebtedness secured by any lien upon property owned by such person and all indebtedness secured in the manner specified in this clause even if such person has not assumed or become liable for the payment thereof; (vii) all indebtedness of such person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person or otherwise representing the deferred and unpaid balance of the purchase price of any such property, including all indebtedness created or arising in the manner specified in this clause even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property; (viii) guarantees, direct or indirect, of any indebtedness of other persons referred to in clauses (i) through (vii) above, or of dividends or leases, taxes or other obligations of other persons, excluding any guarantee arising out of the endorsement of negotiable instruments for collection in the ordinary course of business; (ix) contingent obligations in respect of, or to purchase or otherwise acquire or be responsible or liable for, through the purchase of products or services, irrespective of whether such products are delivered or such services are rendered, or otherwise, any such indebtedness referred to in clauses (i) through (vii) above, (x) any obligation, contingent or otherwise, arising under any surety, performance or maintenance bond; and (xi) Redeemable Stock of the Company valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends; which indebtedness, Capitalized Lease Obligation, guarantee or contingent or other obligation such person has directly or indirectly created, incurred, assumed, guaranteed or otherwise become liable or responsible for, whether then outstanding or thereafter created in the case of (i) through (x) above, to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on the balance sheet of such person in accordance with GAAP. For purposes of the foregoing definition, the “maximum fixed repurchase price” of any Redeemable Stock that does not have a fixed repurchase price will be calculated in accordance with the terms of such Redeemable Stock as if such Redeemable Stock were purchased on any date on which Indebtedness is required to be determined pursuant to the indenture. As used herein, Indebtedness with respect to any Hedging Obligation means, with respect to any specified person on any date, the net amount (if any) that would be payable by such specified person upon the liquidation, close-out or early termination on such date of such Hedging Obligation. For purposes of the foregoing, any settlement amount payable upon the liquidation, close-out or early termination of a Hedging Obligation will be calculated by the Company in good faith and in a commercially reasonable manner on the basis that such liquidation, close-out or early termination results from an event of default or other similar event with respect to such specified person. Any reference in this definition to indebtedness will be deemed to include any renewals, extensions and refundings of any such indebtedness or any indebtedness issued in exchange for such indebtedness.

“Independent Director” means a director of the Company other than a director (i) who (apart from being a director of the Company or any of its Subsidiaries) is an employee, insider, associate or affiliate of the Company or any of its Subsidiaries or has held any such position during the previous year or (ii) who is a director, an employee, insider, associate or affiliate of another party to the transaction in question.

“Interest Coverage Ratio” as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available prior to the date of such determination to (ii) Consolidated Interest Expense for such four fiscal quarters of the Company and its Restricted Subsidiaries; provided, however, that (A) if the Company or any Restricted Subsidiary has incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Interest Coverage Ratio is an incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been issued on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, (B) if since the beginning of such period the Company or any Restricted Subsidiary has made any Asset Sale, EBITDA for such period will be reduced by an amount equal to EBITDA (if positive), directly attributable to the assets that are the subject of such Asset Sale for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with any such sale or other disposition for such period (or, if the Capital Stock of any Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (C) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) has made an Investment in any Restricted Subsidiary (or any person that becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made under the indenture, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period and (D) in making such computation, Consolidated Interest Expense attributable to any Indebtedness incurred under any revolving credit facility will be computed based on the average daily balance of such Indebtedness during such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto, and the amount of Consolidated Interest Expense associated with any Indebtedness incurred in connection therewith, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period.

“Investment” means any direct or indirect advance, loan, other extension of credit or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, purchase or acquisition of Equity Interests, bonds, notes, debentures or other securities of, or purchase or other acquisition of all or a substantial part of the business, Equity Interests or other evidence of beneficial ownership of, or any other investment in or guarantee of any Indebtedness (other than guarantees of Indebtedness of the Company or any Restricted Subsidiary permitted by the covenant described under “—Certain Covenants—Limitations on Indebtedness”) of, any person or any other item that would be classified as an investment on a balance sheet prepared in accordance with GAAP. Investments do not include advances to customers and suppliers in the ordinary and customary course of business and on commercially reasonable terms.

“Net Cash Proceeds” means, with respect to any issuance or sale of Equity Interests or debt securities that have been converted into or exchanged for Equity Interests, as referred to under “—Certain Covenants—Limitations on Restricted Payments,” the proceeds of such issuance or sale in the form of cash or cash equivalents, net of attorneys’ fees, accountants’ fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Net Income” of any person, for any period, means the net income (loss) of such person and its Subsidiaries (other than, in the case of the Company, its Unrestricted Subsidiaries) determined in accordance with GAAP.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, the proceeds of insurance paid on account of the loss of or damage to any property, or compensation or other proceeds for any property taken by condemnation, eminent domain or similar proceedings, and any non-cash consideration received by the Company or any Restricted Subsidiary from any Asset Sale that is converted into or sold or otherwise disposed of for cash within 90 days after the relevant Asset Sale), net of (i) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), (ii) any taxes paid or payable as a result thereof, (iii) all amounts required to be applied to the repayment of, or representing the amount of permanent reductions in the commitments relating to, Indebtedness secured by a lien on the asset or assets the subject of such Asset Sale which lien is permitted pursuant to the terms of the indenture, (iv) any reserve for adjustment in respect of the sale price of such asset or assets required by GAAP, and (v) all distributions and other payments required to be made (including any amounts held pending distribution) to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale. The amount of any Net Proceeds other than cash will be the Fair Market Value thereof as determined in good faith by the Board of Directors of the Company. The amount of any taxes required to be accrued as a liability under GAAP as a consequence of an Asset Sale will be the amount thereof as determined in good faith by the Board of Directors of the Company.

“Permitted Holders” means (i) Michael T. Kennedy; (ii) the spouse and children or grandchildren (including children or grandchildren by adoption) of Michael T. Kennedy; (iii) any controlled affiliate of any of the foregoing; (iv) in the event of the incompetence or death of any of the persons described in clause (i), such person’s estate, executor, administrator, committee or other personal representative, in each case who at any particular date will beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company; or (v) any trusts created for the benefit of the persons described in clause (i), (ii), or (iv) or any trust for the benefit of any such trust.

“Permitted Investment” means (i) any Investment in Cash Equivalents, (ii) any Investment in the Company, (iii) Investments in existence on the Issue Date, (iv) intercompany notes permitted under clause (g) of the covenant described under “—Certain Covenants—Limitations on Indebtedness,” (v) Investments in any Controlled Subsidiary or any guarantor or any person that, as a result of such Investment, becomes a Controlled Subsidiary or a guarantor and (vi) other Investments that, when taken together with all other Investments made pursuant to this clause (vi), do not at one time outstanding exceed $10.0 million (with the Fair Market Value of each Investment being measured at the time such Investment is made and without giving effect to subsequent changes in value).

“Permitted Liens” means as of any particular time, any one or more of the following:

(a) liens for taxes, rates and assessments not yet past due or, if past due, the validity of which is being contested in good faith by the Company or any Restricted Subsidiary by appropriate proceedings promptly instituted and diligently conducted and against which the Company has established appropriate reserves in accordance with GAAP;

(b) the lien of any judgment rendered that is being contested in good faith by the Company or any Restricted Subsidiary by appropriate proceedings promptly instituted and diligently conducted and against which the Company has established appropriate reserves in accordance with GAAP and that does not have a material adverse effect on the ability of the Company and its Restricted Subsidiaries to operate their business or operations;

(c) other than in connection with Indebtedness, any lien arising in the ordinary course of business (i) to secure payments of workers’ compensation, unemployment insurance, pension or other social security or retirement benefits, or to secure the performance of bids, tenders, leases, progress payments, contracts (other than for the payment of money) or to secure public or statutory obligations of the Company, or any Restricted Subsidiary, or to secure surety or appeal bonds to which the Company or any Restricted Subsidiary is a party, (ii) imposed by law dealing with materialmen’s, mechanics’, workmen’s, repairmen’s, warehousemen’s, landlords’, vendors’ or carriers’ liens created by law, or deposits or pledges that are not yet due or, if due, the validity of which is being contested in good faith by the Company or any Restricted Subsidiaries by appropriate proceedings promptly instituted and diligently conducted and against which the Company has established appropriate reserves in accordance with GAAP and (iii) rights of financial institutions to setoff and chargeback arising by operation of law; and (iv) similar liens;

(d) servitudes, licenses, easements, encumbrances, restrictions, rights-of-way and rights in the nature of easements or similar charges that will not in the aggregate materially adversely impair the use of the subject property by the Company or a Restricted Subsidiary;

(e) zoning and building by-laws and ordinances, municipal bylaws and regulations, and restrictive covenants, which do not materially interfere with the use of the subject property by the Company or a Restricted Subsidiary as such property is used as of the Issue Date; and

(f) any extension, renewal, substitution or replacement (or successive extensions, renewals, substitutions or replacements), as a whole or in part, of any of the liens referred to in clauses (a) through (e) of this definition or the Indebtedness secured thereby; provided that (i) such extension, renewal, substitution or replacement lien is limited to that portion of the property or assets, now owned or hereafter acquired, that secured the lien prior to such extension, renewal, substitution or replacement lien and (ii) the Indebtedness secured by such lien (assuming all available amounts were borrowed) at such time is not increased to an amount greater than the amount originally secured by such lien.

“Public Equity Offering” means an underwritten public offering of newly issued shares of common stock of the Company pursuant to an effective registration statement under the Securities Act, on a primary basis (whether alone or in conjunction with any secondary public offering).

“Redeemable Stock” means any Equity Interest that by its terms or otherwise (i) is required to be redeemed prior to the maturity of the notes, (ii) matures or is redeemable, in whole or in part, at the option of the Company, any Subsidiary or the holder thereof or pursuant to a mandatory sinking fund at any time prior to the maturity of the notes, or (iii) is convertible into or exchangeable for debt securities that provide for any scheduled payment of principal prior to the maturity of the notes at the option of the issuer at any time prior to the maturity of the notes, until the right to so convert or exchange is irrevocably relinquished.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means (i) any guarantor, (ii) any Subsidiary of the Company in existence on the Issue Date to which any line of business or division (and the assets associated therewith) of any guarantor are transferred after the Issue Date, (iii) any Subsidiary of the Company organized or acquired after the Issue Date, unless such Subsidiary has been designated as an Unrestricted Subsidiary by a resolution of the Board of Directors as provided in the definition of “Unrestricted Subsidiary” and (iv) any Unrestricted Subsidiary that is designated as a Restricted Subsidiary by the Board of Directors; provided, that immediately after giving effect to any such designation (A) no Default or Event of Default has occurred and is continuing and (B) in the case of any designation referred to in clause (iii) or (iv) hereof, the Company could incur at least $1.00 of Indebtedness pursuant to the covenant described in the initial paragraph under “—Certain Covenants—Limitations on Indebtedness,” on a pro forma basis taking into account such designation. The Company will evidence any such designation to the trustee by promptly filing with the trustee an officers’ certificate certifying that such designation has been made and complies with the requirements of the immediately preceding sentence. Notwithstanding any provision of the indenture to the contrary, each guarantor will be a Restricted Subsidiary.

“Senior Indebtedness” means Indebtedness of any person that is not Subordinated Indebtedness.

“Subordinated Indebtedness” means Indebtedness of the Company, any guarantor or any other person that expressly provides that such Indebtedness is junior or subordinated in right of payment to the notes or any guarantee, as the case may be.

“Subsidiary” means, with respect to the Company, (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors, under ordinary circumstances, is at the time owned, directly or indirectly, by the Company, by the Company and one or more of its Subsidiaries or by one or more of the Company’s Subsidiaries or (ii) any other person or entity of which at least a majority of voting interest, under ordinary circumstances, is at the time owned, directly or indirectly, by the Company, by the Company and one or more of its Subsidiaries or by one or more of the Company’s Subsidiaries.

“Unrestricted Subsidiary” means, until such time at it may be designated as a Restricted Subsidiary by the Board of Directors as provided in and in compliance with the definition of “Restricted Subsidiary,” (i) any Subsidiary of the Company organized or acquired after the Issue Date designated as an Unrestricted Subsidiary by the Board of Directors in which all investments by the Company or any Restricted Subsidiary are made only from funds available for the making of Permitted Investments or Restricted Payments as described under “—Certain Covenants—Limitations on Restricted Payments” and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Equity Interests of, or owns, or holds any lien upon, any property of, any Subsidiary of the Company that is not a Subsidiary of such Subsidiary to be so designated; provided that each Subsidiary to be so designated and each of its Subsidiaries has not, at the time of designation, and does not thereafter, directly or indirectly, incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries. The Company will evidence any such designation by promptly filing with the trustee an officers’ certificate certifying that such designation has been made and complies with the requirements of the immediately preceding sentence.

BOOK-ENTRY; DELIVERY AND FORM

The exchange notes initially will be represented by one or more permanent global certificates in definitive, fully registered form (the “Global Notes”). The Global Notes will be deposited upon issuance with DTC and registered in the name of a nominee of DTC, in the form of a global certificate.

The Global Notes

We expect that pursuant to procedures established by DTC (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of persons who have accounts with DTC, referred to as “participants”) and the records of participants (with respect to interests of persons who hold interests through participants, referred to as “indirect participants”). Ownership of beneficial interests in the Global Notes will be limited to participants or indirect participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

So long as DTC, or its nominee, is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Notes for all purposes under the indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the notes.

Payments of the principal of, premium (if any) and interest on the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the Trustee or any paying agent under the indenture will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium (if any) or interest on the Global Notes will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a certificated security for any reason, including to sell notes to persons in states that require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture.

DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the Global Notes for certificated securities, which it will distribute to its participants.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither Radnor nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

Certificated securities shall be issued in exchange for beneficial interests in the Global Notes (i) under limited circumstances, if requested by a holder of such interests or (ii) if DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by us within 90 days.

REGISTRATION RIGHTS

We, the guarantors and the initial purchasers entered into a registration rights agreement (the “Registration Rights Agreement”) on the original issue date of the old notes (the “Issue Date”).

If,

1. we determine in reasonably good faith that (x) because of any change in law or in currently prevailing interpretations of the Staff of the SEC, we are not likely to be permitted to effect an Exchange Offer by October 7, 2003 or (y) the Exchange Notes would not be tradeable upon receipt by the holder participating in the Exchange Offer without restriction under state and federal securities laws (other than due solely to the status of such holder as our affiliate or an affiliate of any of the guarantors within the meaning of the Securities Act); or

2. the Exchange Offer is not consummated by November 6, 2003; or

3. in certain circumstances, certain holders of unregistered Exchange Notes so request; or

4. in the case of any holder that participates in the Exchange Offer, such holder does not receive Exchange Notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as our affiliate or an affiliate of any of the guarantors within the meaning of the Securities Act) and notifies us of such restriction as required within the applicable time period, then in each case, we will (x) promptly deliver to the holders and the Trustee written notice thereof, and (y) at our sole expense, (a) as promptly as practicable, file a shelf registration statement covering resales of the notes (the “Shelf Registration Statement”) and (b) use our best efforts to cause the Shelf Registration Statement to become effective and to keep effective such Shelf Registration Statement until the earlier of three years after the Issue Date or such time as all of the applicable notes have been sold thereunder.

We will, in the event that a Shelf Registration Statement is filed, provide to each holder copies of the prospectus that is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the notes has become effective and take certain other actions as are required to permit unrestricted resales of the notes. A holder that sells notes pursuant to the Shelf Registration Statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder (including certain indemnification rights and obligations).

If we fail to meet the targets listed above, then additional interest (the “Additional Interest”) shall become payable in respect of the notes as follows:

1. if notwithstanding that we have consummated or will consummate an Exchange Offer, we are required to file a Shelf Registration Statement and if such Shelf Registration Statement is not filed on or prior to the date required by the Registration Rights Agreement, then commencing on the day after such required filing date, Additional Interest shall accrue on the principal amount of the notes at a rate of 0.25% per annum for the first 90 days immediately following each such filing date, such Additional Interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period; or

2. if notwithstanding that we have consummated or will consummate an Exchange Offer, we are required to file a Shelf Registration Statement and such Shelf Registration Statement is not declared effective by the SEC on or prior to the date required by the Registration Rights Agreement, then, commencing on the day after either such required effective date, Additional Interest shall accrue on the principal amount of the notes at a rate of 0.25% per annum for the first 90 days immediately following such date, such Additional Interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period; or

3. if (A) we have not exchanged Exchange Notes for all notes validly tendered in accordance with the terms of the Exchange Offer on or prior to November 6, 2003 or (B) if applicable, the Shelf Registration Statement or the registration statement filed with respect to this exchange offer (the “Exchange Offer Registration Statement”) has been declared effective for the period specified in the Registration Rights Agreement and such Shelf Registration Statement or Exchange Offer Registration Statement ceases to be effective at any time prior to the applicable date required by the Registration Rights Agreement (other than after such time as all notes have been disposed of thereunder), then Additional Interest shall accrue on the principal amount of the notes at a rate of 0.25% per annum for the first 90 days commencing on (x) November 7, 2003, in the case of (A) above, or (y) the day such Shelf Registration Statement or Exchange Offer Registration Statement ceases to be effective for the specified period, in the case of (B) above, such Additional Interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period;

provided, however, that the Additional Interest rate on the notes may not accrue under more than one of the foregoing clauses (1)-(3) at any one time and at no time shall the aggregate amount of Additional Interest accruing exceed in the aggregate 1.00% per annum; provided, further, however, that (a) upon the filing of the Exchange Offer Registration Statement or a Shelf Registration Statement (in the case of clause (1) above), (b) upon the effectiveness of the Shelf Registration Statement (in the case of clause (2) above), or (c) upon the exchange of Exchange Notes for all notes tendered (in the case of clause (3)(A) above), or upon the effectiveness of the Shelf Registration Statement or Exchange Offer Registration Statement that had ceased to remain effective (in the case of clause (3)(B) above), Additional Interest on the notes as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue.

Any amounts of Additional Interest due pursuant to clause (1), (2) or (3) above will be payable in cash on the same original interest payment dates as the notes.

The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to all the provisions of the Registration Rights Agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income tax considerations of the acquisition, ownership and disposition of the exchange notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, Internal Revenue Service (“IRS”) rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. This discussion is not binding on the IRS, and there can be no assurance that the IRS will have a similar view with respect to the tax consequences described below. No ruling has been or will be requested by the Company from the IRS on any matters relating to the notes. This discussion is generally applicable to all investors. However, this discussion does not purport to deal with all aspects of federal income taxation that may be relevant to a particular investor’s decision to purchase the exchange notes, and it is not intended to be wholly applicable to all categories of investors, some of which, such as dealers in securities, banks, insurance companies and tax-exempt organizations, may be subject to special rules. In addition, this discussion is limited to persons that will hold the exchange notes represented thereby as a “capital asset” within the meaning of section 1221 of the Code.

YOU SHOULD CONSULT YOUR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE EXCHANGE NOTES.

Exchange Offer. The exchange of the exchange notes for the old notes pursuant to the exchange offer will not be treated as an “exchange” for U.S. federal income tax purposes because the exchange notes will not be considered to differ materially in kind or extent from the notes. Rather, the exchange notes received by a holder will be treated as a continuation of the notes in the hands of such holder. As a result, there will be no U.S. federal income tax consequences to holders exchanging the old notes for the exchange notes pursuant to the exchange offer. The holder must continue to include stated interest in income as if the exchange had not occurred. Similarly, there would be no U.S. federal income tax consequences to a holder of old notes that does not participate in the exchange offer.

Interest Income. Interest on the notes will be includable in the income of a holder under the holder’s regular method of accounting. The notes will not be treated as having been issued with original issue discount.

Market Discount. Investors acquiring notes pursuant to this prospectus should note that the resale of the notes may be adversely affected by the market discount provisions of sections 1276 through 1278 of the Code. Under the market discount rules, if a holder of a note (other than a holder who purchased the note upon original issuance) purchases it at a market discount (i.e., at a price below its stated redemption price at maturity) in excess of a statutorily-defined de minimis amount and thereafter recognizes gain upon a disposition or retirement of the note, then the lesser of the gain recognized or the portion of the market discount that accrued on a ratable basis (or, if elected, on a constant interest rate basis) generally will be treated as ordinary income at the time of the disposition. Moreover, any market discount in a note may be taxable to an investor to the extent of appreciation at the time of certain otherwise non-taxable transactions (e.g., gifts). Absent an election to include market discount in income as it accrues, a holder of a market discount debt instrument may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or maintained to purchase or carry such debt instrument until the holder disposes of the debt instrument in a taxable transaction.

Sale, Exchange or Retirement of the Notes. Each holder of notes generally will recognize gain or loss upon the sale, exchange, repurchase, redemption, retirement or other disposition of those notes measured by the difference (if any) between (i) the amount of cash and the fair market value of any property received (except to the extent that such cash or other property is attributable to the payment of accrued interest not previously included in income, which amount will be taxable as ordinary income) and (ii) the holder’s adjusted tax basis in those notes (including any market discount previously included in income by the holder). Any such gain or loss recognized on the sale, exchange, repurchase, redemption, retirement or other disposition of a note should be capital gain or loss (except as discussed under “Market Discount” above), and would be long-term capital gain or loss if the note had been held for more than one year at the time of the sale or exchange. Capital gains of individuals derived with respect to capital assets held for more than one year at the time of sale or exchange are eligible for reduced rates of taxation. An investor’s initial basis in a note will be the cash price it paid therefor.

Backup Withholding. A holder of notes may be subject to “backup withholding” at a current rate of 30% with respect to certain “reportable payments,” including interest payments and, under certain circumstances, principal payments on the notes. These backup withholding rules apply if the holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number (“TIN”) certified under penalties of perjury within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report interest properly, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such holder is not subject to backup withholding. A holder who does not provide us with its correct TIN also may be subject to penalties imposed by the IRS. Any amount withheld from a payment to a holder under the backup withholding rules is creditable against the holder’s federal income tax liability, provided that the required information is furnished to the IRS. Backup withholding will not apply, however, with respect to payments made to certain holders, including corporations, tax-exempt organizations and certain foreign persons (“exempt recipients”), provided their exemptions from backup withholding are properly established.

The amount of any “reportable payments” including interest made to the holders of notes (other than to holders that are exempt recipients) and the amount of tax withheld, if any, with respect to such payments will be reported to such holders and to the IRS for each calendar year.

Foreign Holders. The following discussion is a summary of certain U.S. federal income tax consequences to a foreign person that holds a note. The term “foreign person” means a nonresident alien individual or foreign corporation, but only if the income or gain on the note is not considered “effectively connected” with the conduct of a trade or business within the United States. If the income or gain on the note is effectively connected with the conduct of a trade or business within the United States, then the nonresident alien individual or foreign corporation will be subject to U.S. federal income tax on such income or gain in essentially the same manner as a U.S. citizen or resident or a domestic corporation, as discussed above, and in the case of a foreign corporation, may also be subject to the U.S. branch profits tax.

Under the portfolio interest exception to the general rules for the withholding of tax on interest paid to a foreign person, a foreign person will not be subject to U.S. federal income tax (or to U.S. withholding) on interest payments on a note, provided that (i) the foreign person does not, directly, indirectly or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation with respect to the United States that is related (within the meaning of Section 864(d)(4) of the Code) to us, and (ii) we, our paying agent or the person who would otherwise be required to withhold tax receives, prior to the payment of any interest, either (A) from the beneficial owner of the note, a duly executed Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding, or (B) from the financial institution holding the note on behalf of the beneficial owner, a duly executed Form W-8IMY, Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches for United States Tax Withholding, together with any required additional statements from the beneficial owner of the note. For this purpose, the term “financial institution” means a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and that holds a note on behalf of the owner of the note. A foreign person who does not qualify for the “portfolio interest” exception, would, under current law, generally be subject to U.S. federal withholding tax at a flat rate of 30% (or lower applicable treaty rate) on interest payments.

In general, gain recognized by a foreign person upon the redemption, sale or exchange of a note (including any gain representing accrued market discount) will not be subject to U.S. federal income tax. However, a foreign person may be subject to U.S. federal income tax at a flat rate of 30% (unless exempt by an applicable treaty) on any such gain if the foreign person is an individual present in the United States for 183 days or more during the taxable year in which the note is redeemed, sold or exchanged, and certain other requirements are met.

Additional Interest. It is possible that the IRS could find that the Additional Interest which we would be obliged to pay if the exchange offer registration statement is not declared effective within the applicable time periods (or certain other actions are not taken), as described under the heading “Registration Rights,” is a “contingent payment.” If Additional Interest is so treated, unless the likelihood of the contingent payment is remote or the amount is incidental, the notes may be treated as contingent payment debt instruments. In that event, the timing, amount and character of income recognized may be different from that discussed above. We believe that the possibility of Additional Interest is remote and, accordingly, we do not intend to treat the notes as contingent payment debt instruments. Such determination by us is binding on all holders except a holder that discloses its differing position in a statement attached to its timely filed U.S. federal income tax return for the taxable year during which a note was acquired or other taxable disposition. The discussion above assumes that the notes will not be treated as contingent payment debt instruments.

CERTAIN ERISA CONSIDERATIONS

The exchange notes, subject to satisfaction of certain conditions, may be acquired and held by an employee benefit plan subject to Title I of ERISA, or by an individual retirement account or employee benefit plan subject to section 4975 of the Code. A fiduciary of an employee benefit plan subject to ERISA must determine that the acquisition and holding of an exchange note is consistent with its fiduciary duties under ERISA. The fiduciary of an ERISA plan, as well as any other prospective investor subject to section 4975 of the Code, must also determine that its acquisition and holding of exchange notes does not result in a non-exempt prohibited transaction as defined in section 406 of ERISA or section 4975 of the Code. Each purchaser and transferee of exchange notes subject to ERISA and/or Section 4975 of the Code will be deemed to have made certain representations with respect to its acquisition and holding of the exchange notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account in exchange for old notes pursuant to the exchange offer must acknowledge that such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes.

Under existing interpretations of the SEC contained in several no-action letters to third parties, the exchange notes will be freely transferable by holders thereof (other than our affiliates) after the exchange offer without further registration under the Securities Act; provided, however, that each holder that wishes to exchange its old notes for exchange notes will be required to represent:

1. that any exchange notes to be received by such holder will be acquired in the ordinary course of its business;

2. that at the time of the consummation of the exchange offer such holder will have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes in violation of the Securities Act;

3. that such holder is not our “affiliate” (as defined in Rule 405 promulgated under the Securities Act) or an “affiliate” of any of the guarantors;

4. if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of exchange notes; and

5. if such holder is a broker-dealer (a “Participating Broker-Dealer”), such holder will receive exchange notes for its own account in exchange for notes that were acquired as a result of market making or other trading activities and that such holder will deliver a prospectus in connection with any resale of such exchange notes.

We will agree to make available, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of exchange notes.

If any holder is an affiliate of the Company or is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the exchange notes to be acquired pursuant to the exchange offer, such holder:

•	may not rely on the applicable interpretations of the staff of the SEC and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

The Company will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

The Company has agreed, pursuant to the Registration Rights Agreement, to pay all expenses incident to the exchange offer (including the expenses of one counsel for all the holders of the old notes and exchange notes as a single class) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes and exchange notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters relating to the exchange notes and the guarantees being offered hereby will be passed upon for us by Duane Morris LLP, Philadelphia, Pennsylvania.

EXPERTS

The consolidated financial statements of Radnor as of December 27, 2002, and for year then ended, have been included herein in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

KPMG LLP’s report refers to their audit of the adjustments that were applied to revise the fiscal 2001 and fiscal 2000 consolidated financial statements, as more fully described in Note 2 to the consolidated financial statements. However, they were not engaged to audit, review or apply any procedures to the fiscal 2001 and fiscal 2000 consolidated financial statements other than with respect to such adjustments and disclosures.

The consolidated balance sheets of Radnor as of December 28, 2001 and the related consolidated statements of operations, stockholders’ (deficit) equity and cash flows for each of the two years in the period ended December 28, 2001 included herein have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report appearing herein.

As a result of Arthur Andersen’s cessation of operations, Arthur Andersen is no longer in a position to reissue their audit report or to provide a consent to include financial statements reported on by them in our prospectus. The report covering our financial statements for each of the two years in the period ended December 28, 2001 was previously issued by Arthur Andersen, and has not been reissued by them. Because Arthur Andersen has not reissued their report and because we are unable to obtain a consent from Arthur Andersen, you will be unable to sue Arthur Andersen under Section 11 or 12 of the Securities Act for material misstatements or omissions, if any, in this prospectus, including the financial statements covered by their previously issued report. We believe that it is unlikely that you would be able to recover damages from Arthur Andersen for any claim against them.

On June 27, 2002, our board of directors decided to no longer engage Arthur Andersen as Radnor’s independent public accountants and engaged KPMG LLP to serve as Radnor’s independent public accountants for the fiscal year ended December 27, 2002.

Arthur Andersen’s report on Radnor’s consolidated financial statements for the two fiscal years in the period ended December 28, 2001 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During Radnor’s two fiscal years ended December 29, 2000 and December 28, 2001 and through the date of our report on Form 8-K filed on June 28, 2002, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure that, if not resolved to Arthur Andersen’s satisfaction, would have caused it to make reference to the subject matter in connection with its report on Radnor’s consolidated financial statements for such years. There were no reportable events as listed in Item 304(a)(1)(v) of Regulation S-K.

Radnor provided Arthur Andersen with a copy of the disclosure from our report on Form 8-K filed on June 28, 2002. We requested and received from Arthur Andersen a letter, dated June 27, 2002, stating its agreement with such statements and filed the same as Exhibit 16.1 to our report on Form 8-K filed on June 28, 2002.

During each of Radnor’s two fiscal years in the period ended December 28, 2001 and through the date of Radnor’s report on Form 8-K filed on June 28, 2002, Radnor did not consult with KPMG LLP with respect to the application of accounting principles to a specified transaction, either completed or posed, or the type of audit opinion that might be rendered on Radnor’s consolidated financial statements, or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

The financial statements of Radnor Investments, L.P. as of December 31, 2002, and for the year then ended, have been included herein in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE TO FIND MORE INFORMATION

In connection with the exchange offer, we have filed with the SEC a registration statement on Form S-4 under the Securities Act relating to the exchange notes to be issued in the exchange offer. As permitted by SEC rules, this prospectus omits information included in the registration statement. For a more complete understanding of this exchange offer, you should refer to the registration statement, including its exhibits. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and, in each instance, if the contract or document is filed as an exhibit, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement.

We file reports and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the public reference room.

INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Stockholders

Radnor Holdings Corporation:

We have audited the accompanying consolidated balance sheet of Radnor Holdings Corporation and subsidiaries as of December 27, 2002, and the related consolidated statements of operations, stockholders’ equity and cash flows for the fiscal year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The fiscal 2001 and 2000 consolidated financial statements of Radnor Holdings Corporation and subsidiaries were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those consolidated financial statements, before the revision described in Note 2 to the consolidated financial statements, in their report dated March 13, 2002.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the fiscal 2002 consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Radnor Holdings Corporation and subsidiaries as of December 27, 2002, and the results of their operations and their cash flows for the fiscal year then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed above, the fiscal 2001 and fiscal 2000 consolidated financial statements of Radnor Holdings Corporation and subsidiaries, were audited by other auditors who have ceased operations. As described in Note 2, these consolidated financial statements have been revised to reflect the Company’s change in reporting of sales and marketing rebates. We audited the adjustments described in Note 2 that were applied to revise the fiscal 2001 and fiscal 2000 consolidated financials statements. In our opinion, such adjustments are appropriate and have been properly applied. However, we were not engaged to audit, review or apply any procedures to the fiscal 2001 and fiscal 2000 consolidated financial statements of Radnor Holdings Corporation and subsidiaries other than with respect to such adjustments and disclosures, and, accordingly, we do not express an opinion or any other form of assurance on the fiscal 2001 and fiscal 2000 consolidated financial statements taken as a whole.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 11, 2003

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Radnor Holdings Corporation:

We have audited the accompanying consolidated balance sheets of Radnor Holdings Corporation (a Delaware corporation) and subsidiaries as of December 28, 2001 and December 29, 2000, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 28, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Radnor Holdings Corporation and subsidiaries as of December 28, 2001 and December 29, 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 28, 2001, in conformity with accounting principles generally accepted in the United States.

/s/ ARTHUR ANDERSEN LLP

Philadelphia, Pennsylvania

March 13, 2002

Above is a copy of the report previously issued by Arthur Andersen LLP in connection with Radnor Holdings Corporation’s filing on Form 10-K for the year ended December 28, 2001. This audit report has not been reissued by Arthur Andersen LLP in connection with Radnor Holdings Corporation’s filing on Form 10-K for the year ended December 27, 2002. In accordance with EITF 00-22, the Company has changed its reporting of sales and marketing rebates as discussed in Note 2.

RADNOR HOLDINGS CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

December 27, 2002 and December 28, 2001

(In thousands, except share amounts)

	2002	2001
Assets
Current assets:
Cash	$4,059	$4,304
Accounts receivable, net	36,165	33,044
Inventories, net	37,715	30,939
Prepaid expenses and other	7,115	9,908
Deferred tax asset	1,838	2,123

	86,892	80,318

Property, plant, and equipment, at cost:
Land	6,956	6,856
Supplies and spare parts	4,282	4,455
Buildings and improvements	39,385	38,624
Machinery and equipment	198,794	182,651

	249,417	232,586
Less accumulated depreciation	(73,921)	(58,102)

	175,496	174,484

Investments in unconsolidated affiliates	14,735	6,128

Other assets	7,009	13,256

	$284,132	$274,186

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$34,141	$34,865
Accrued liabilities	15,154	18,098
Current portion of long-term debt	6,548	3,987
Current portion of capitalized lease obligations	1,141	1,050

	56,984	58,000

Long-term debt, net of current portion	205,928	205,426
Capitalized lease obligations, net of current portion	1,597	2,447
Deferred tax liability	7,816	6,064
Other non-current liabilities	1,746	2,132

Commitments and contingencies (note 5)	—	—
Stockholders’ equity:
Voting and nonvoting common stock. Authorized 22,700 shares; issued and outstanding 6,245 shares	1	1
Additional paid-in capital	19,387	19,387
Retained earnings (deficit)	(4,663)	(9,310)
Cumulative translation adjustment	(4,664)	(9,961)

Total stockholders’ equity	10,061	117

	$284,132	$274,186

See accompanying notes to consolidated financial statements.

RADNOR HOLDINGS CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

Fiscal years ended December 27, 2002, December 28, 2001

and December 29, 2000

(In thousands)

	2002	2001	2000
Net sales	$323,182	$325,734	$353,752

Cost of goods sold	243,501	250,719	277,254

Gross profit	79,681	75,015	76,498

Operating expenses:
Distribution	22,621	25,176	26,003
Selling, general and administrative	33,124	32,464	37,128
Gain on sale of business	—	(10,493)	—

	55,745	47,147	63,131

Income from operations	23,936	27,868	13,367

Interest	21,382	22,331	21,725
Income from unconsolidated affiliates	(6,165)	(1,160)	(876)
Other, net	1,146	2,657	1,104

	16,363	23,828	21,953

Income (loss) before income taxes and discontinued operations	7,573	4,040	(8,586)

Provision (benefit) for income taxes	2,878	2,150	(3,074)

Income (loss) before discontinued operations	4,695	1,890	(5,512)

Loss from discontinued operations, net of tax	48	247	144

Net income (loss)	$4,647	$1,643	$(5,656)

See accompanying notes to consolidated financial statements.

RADNOR HOLDINGS CORPORATION AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

Fiscal years ended December 27, 2002, December 28, 2001

and December 29, 2000

(In thousands, except share amounts)

	Voting and nonvoting common stock		Additional paid-in capital	Retained earnings/ (deficit)	Cumulative translation adjustment	Total
	Shares	Amount
Balance, December 31, 1999	6,245	$1	$19,387	$(5,297)	$(6,517)	$7,574
Comprehensive loss:
Net loss	—	—	—	(5,656)	—	(5,656)
Translation adjustment	—	—	—	—	(3,729)	(3,729)

Total comprehensive loss						(9,385)

Balance, December 29, 2000	6,245	1	19,387	(10,953)	(10,246)	(1,811)
Comprehensive income:
Net income	—	—	—	1,643	—	1,643
Translation adjustment	—	—	—	—	285	285

Total comprehensive income						1,928

Balance, December 28, 2001	6,245	1	19,387	(9,310)	(9,961)	117
Comprehensive income:
Net income	—	—	—	4,647	—	4,647
Translation adjustment	—	—	—	—	5,297	5,297

Total comprehensive income						9,944

Balance, December 27, 2002	6,245	$1	$19,387	$(4,663)	$(4,664)	$10,061

See accompanying notes to consolidated financial statements.

RADNOR HOLDINGS CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Fiscal years ended December 27, 2002, December 28, 2001

and December 29, 2000

(In thousands)

	2002	2001	2000
Cash flows from operating activities:
Net income (loss)	$4,647	$1,643	$(5,656)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	19,010	19,321	18,790
Gain on sale of business	—	(10,493)	—
Deferred income taxes	2,233	1,703	(3,113)
Income from unconsolidated affiliates	(6,165)	(1,160)	(876)
Discontinued operations	48	247	144
Changes in operating assets and liabilities, net of effects of disposition of business
Accounts receivable, net	(761)	(1,882)	(8,968)
Inventories, net	(5,817)	4,150	(4,663)
Prepaid expenses and other	(440)	1,623	(6,271)
Accounts payable	(825)	(14,924)	11,935
Accrued liabilities	(3,839)	(2,058)	(1,189)

Net cash provided by (used in) continuing operations	8,091	(1,830)	133
Net cash used in discontinued operations	(130)	(67)	(2,446)

Net cash provided by (used in) operating activities	7,961	(1,897)	(2,313)

Cash flows from investing activities:
Capital expenditures	(10,558)	(12,358)	(15,292)
Net cash proceeds from sale of business	—	30,935	—
Distributions from unconsolidated affiliates	6,767	380	406
Investments in unconsolidated affiliates	(4,939)	(747)	(1,205)
Increase in other assets	(1,364)	(1,478)	(1,757)

Net cash provided by (used in) investing activities	$(10,094)	$16,732	$(17,848)

(Continued)

RADNOR HOLDINGS CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Fiscal years ended December 27, 2002, December 28, 2001

and December 29, 2000

(In thousands)

	2002	2001	2000
Cash flows from financing activities:
Net (repayments) borrowings on revolving credit lines and unsecured notes payable	$6,664	$(16,609)	$16,402
Borrowings on term debt and mortgage notes	—	7,158	8,951
Payments on term debt and mortgage notes	(3,601)	(3,454)	(7,825)
Payments on capitalized lease obligations	(759)	(1,147)	(1,089)

Net cash provided by (used in) financing activities	2,304	(14,052)	16,439

Effect of exchange rate changes on cash	(416)	(205)	(131)

Net increase (decrease) in cash	(245)	578	(3,853)

Cash, beginning of period	4,304	3,726	7,579

Cash, end of period	$4,059	$4,304	$3,726

Supplemental disclosure of cash flow information:

Cash paid during the period for interest	$19,163	$21,031	$21,064

Cash paid during the period for income taxes, net of refunds of $17 in 2001 and $168 in 2000	$648	$123	$(168)

See accompanying notes to consolidated financial statements.

RADNOR HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION, SALE OF BUSINESS AND DISCONTINUED OPERATIONS

The Company

Radnor Holdings Corporation (“Radnor”) was incorporated in Delaware on November 6, 1991 to acquire the outstanding stock of Benchmark Holdings, Inc. (“Benchmark”) and WinCup Holdings, Inc. (“WinCup”). Radnor, through its WinCup subsidiary, is the second largest producer in the United States of foam cups and containers for the foodservice industry. Through its Radnor Chemical Corporation subsidiary, Radnor is the fifth largest worldwide producer of expandable polystyrene (“EPS”). Radnor and its subsidiaries (collectively the “Company”) sell their products primarily to national, institutional, retail, and wholesale customers throughout the U.S., Canada, Mexico, and Europe. The Company markets its products under a variety of brand and trade names, including “WinCup®,” “Handi-Kup®,” and “StyroChem®.”

The Company has a number of large national accounts and supplies products to a number of large foodservice distributors. The five largest accounts represented approximately 28% and 25% of the Company’s net sales for each of the fiscal years 2002 and 2001 respectively. Although the Company has not lost sales from its key customers in fiscal years 2002 and 2001, if any of such customers substantially reduces its level of purchases from the Company, the Company’s profitability could be adversely affected. Moreover, continued consolidation among distributors in the foodservice industry could result in an increasingly concentrated customer base or the loss of certain customers.

Sale of ThermiSol Business

On December 12, 2001 the Company completed the sale of its ThermiSol operations, which included seven manufacturing plants that convert EPS into insulation products for sale primarily to the Nordic construction industry, to CRH Europe B.V. and CRH Denmark A/S (collectively “CRH”). In accordance with the stock purchase agreement dated November 16, 2001, CRH purchased all of the stock of ThermiSol Finland Oy, ThermiSol Sweden AB and ThermiSol Denmark A/S from Radnor. In connection with the sale transaction, Radnor and its affiliates agreed not to engage in certain activities that would compete with the Business for a period of two years following the closing (the “Competition Covenant”).

The consideration for the sale of the business and the Competition Covenant was $34.4 million in cash, and the assumption of net third party debt of $0.7 million. In connection with the sale of the business, Radnor realized a $10.5 million gain.

Discontinued Operations

Pursuant to an asset purchase agreement among Benchmark Holdings, Inc. (“Benchmark”), WinCup Holdings, Inc. (“WinCup”) and the Fort James Corporation, formerly James River Paper Company, Inc. (“Fort James”), dated October 31, 1995. Benchmark and WinCup sold to Fort James all of the assets of Benchmark’s cutlery and straws business and all of the assets of WinCup’s thermoformed cup business, except for cash, accounts receivable, and prepaid assets. The operations of Benchmark’s cutlery and straws business and WinCup’s thermoformed cup business were accounted for as discontinued operations. The loss in fiscal 2002, 2001 and 2000, net of tax benefits of $32,000, $165,000 and $96,000, respectively, represents the settlement of a contingent liability related to the discontinued operations. The Company has no further exposure to this contingent liability.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Fiscal Year

The Company’s fiscal year is the fifty-two or fifty-three week period that ends on the last Friday of December of each year. The fiscal years ended December 27, 2002, December 28, 2001 and December 29, 2000 were fifty-two week periods.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Radnor and all of its majority owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation. The equity method of accounting is used when the Company has a 20% to 50% ownership interest in other companies. Certain reclassifications have been made to the prior years’ presentations to conform to the current year’s presentation.

Equity Method of Accounting

Under the equity method, original investments are recorded at cost in other assets and adjusted for the Company’s share of undistributed earnings or losses of these companies. The Company owns a 20% limited partner investment in Radnor Investments, L.P. (the “Partnership”). The Partnership values substantially all of its investments, which are generally subject to restrictions on resale and generally have no established market, at fair value, as determined in good faith by its general partner in accordance with the Partnership’s valuation policy. The Partnership determines fair value to be the amount for which an investment could be exchanged in an orderly disposition over a reasonable period of time between willing parties other than in a forced or liquidation sale. The Partnership’s valuation policy considers the fact that no ready market exists for substantially all of the entities in which it invests. The Partnership’s valuation policy is intended to provide a consistent basis for determining the fair value of the portfolio. The Partnership will record unrealized depreciation on investments when it believes that an investment has become impaired, including where collection of a loan or when the enterprise value of the company does not currently support the cost of the Partnership’s investments. Conversely, the Partnership will record unrealized appreciation if it believes that the underlying portfolio company has appreciated in value and, therefore, the Partnership’s investment has also appreciated in value. Because of the inherent uncertainty of such valuation, estimated values may differ significantly from the values that would have been used had a ready market for these investments existed and/or the Partnership liquidated its position and the differences could be material.

The Partnership’s primary investment is a 55.6% ownership in a media programming company whose major operation is a basic tier arts and entertainment channel. The fair value of this investment was determined on a discounted cash flow basis. The significant drivers of the fair value determination are the estimated number of subscribers to the channel, the estimated level of advertising shown on the channel, reliance on the contract through which the channel’s content is distributed and the assessed likelihood of renewal of the contract. While the estimates made by the Partnership with respect to these significant drivers taken as a whole remain valid, actual future results could differ from those estimates.

Accounts Receivable, Net

Accounts receivable are net of allowances for doubtful accounts of $205,000 and $538,000 at December 27, 2002 and December 28, 2001, respectively. Bad debt expense was $294,000, $565,000 and $101,000 for fiscal years 2002, 2001 and 2000, respectively. The related write-offs of accounts receivable were $627,000, $463,000 and $97,000 for those years, respectively.

Inventories

Inventories are recorded at the lower of cost (first-in, first-out) or market. Inventories at December 27, 2002 and December 28, 2001, consisted of the following (in thousands):

	2002	2001
Raw materials	$8,378	$6,813
Work-in process	1,442	1,290
Finished goods	27,895	22,836

	$37,715	$30,939

Property, Plant, and Equipment

Property, plant, and equipment are stated at cost and depreciated using the straight-line method over estimated useful lives, which range from 5 to 40 years. Leasehold improvements are amortized over the lesser of their estimated useful lives or the term of the lease using the straight-line method. Maintenance and repairs are charged to operations currently, and replacements and significant improvements are capitalized. Depreciation expense in 2002, 2001 and 2000 was $14,122,000, $14,590,000 and $13,273,000, respectively.

Supplies and Spare Parts

Supplies and spare parts include maintenance parts maintained in central stores locations. When needed at the manufacturing facilities, parts are shipped and expensed.

Other Assets

Other assets include deferred financing costs of $1.4 million and $2.9 million as of December 27, 2002 and December 28, 2001, respectively, related to the financing arrangements and note offerings executed in 1996 and 1997. Such costs are being amortized over the terms of the related debt instruments. Amortization of deferred costs of $1,492,000, $1,498,000 and $1,499,000 was included in interest expense for the years ended December 27, 2002, December 28, 2001 and December 29, 2000, respectively.

Environmental Expenditures

Environmental expenditures that relate to an existing condition caused by past operations and that do not contribute to current or future revenue generation are expensed. Liabilities are recorded when environmental assessments and/or cleanups are probable, and the costs can be reasonably estimated.

Income Taxes

The Company accounts for income taxes under the liability method. Under this method, deferred tax assets and liabilities are recognized for the tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities using enacted tax law and statutory tax rates applicable to the periods in which the temporary differences are expected to affect taxable income.

Revenue Recognition

Revenue is recognized as risk of ownership and title to the product transfers to the customer, which occurs when goods are shipped.

In accordance with Emerging Issues Task Force Issue No. 00-22, the Company has changed its reporting of sales and marketing rebates to include them as an offset to revenues. Previously they were included in selling, general and administrative expenses. The consolidated statements of operations of the prior periods have been adjusted to reflect this reclassification. The sales and marketing rebates were $8.4 million, $6.6 million and $8.8 million in fiscal 2002, 2001 and 2000, respectively.

Currency Translation

The Company conducts business in a number of foreign countries and as a result is subject to the risk of fluctuations in foreign currency exchange rates and other political and economic risks associated with international business. The Company’s foreign entities report their assets, liabilities, and results of operations in the currency in which the entity primarily conducts its business. Foreign assets and liabilities are translated into U.S. dollars at the rates in effect at the end of the fiscal period. The revenue and expense accounts of foreign subsidiaries are translated into U.S. dollars at the average rates that prevailed during the period. Adjustments resulting from the translation of the financial statements are reflected as a currency translation adjustment in stockholders’ equity. Currency transaction gains and losses are not material.

Research and Development

Research and development costs are charged to expense as incurred and are included in cost of goods sold. These costs represented 0.8%, 0.8% and 1.0% of net sales in 2002, 2001 and 2000, respectively.

Stock Option Accounting

The Company applies the intrinsic-value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations including FASB Interpretation No. 44, “Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25,” issued in March 2000, to account for its stock options. See Footnote 8 for additional information regarding the Company’s stock option plan.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Judgments and estimates of uncertainties are required in applying the Company’s accounting policies in certain areas. Following are some of the areas requiring significant judgments and estimates: determination of an asset’s useful life; estimates of allowances for bad debts; cash flow and valuation assumptions in performing asset impairment tests of long-lived assets; valuation assumption in determining the fair value of investments held by unconsolidated affiliates; and estimates of realizeability of deferred tax assets.

Fair Value of Financial Instruments

The estimated fair value of financial instruments was determined by the Company using market quotes, if available, or discounted cash flows using market interest rates. The carrying values of cash, accounts receivable, accounts payable and accrued liabilities approximate fair value due to the short-term nature of these items. The carrying amounts of the Company’s bank term loans and the lines of credit approximate fair value because they have variable interest rates based on either the prime rate or the interbank offering rate of the currency in which the Company borrows. The fair value of the senior notes at December 27, 2002 approximate their carrying values.

Recently Issued Accounting Standards

In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Company is required to adopt the provisions of this pronouncement no later than the beginning of fiscal 2003. The Company does not believe this Statement will have an effect on the Company’s financial statements.

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The Company was required to adopt the provisions of this pronouncement in the beginning of fiscal 2002. The adoption had no effect on the Company’s financial statements.

In April 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (“SFAS”) No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” This Statement rescinds SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt,” and SFAS No. 64, “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements.” The Statement requires gains and losses from debt extinguishments that are used as part of the

Company’s risk management strategy to be classified as income from operations rather than as extraordinary items, net of tax. The Company adopted this Statement during the fourth quarter of its year ended December 27, 2002. The impact on the Company was to reclassify the extraordinary item recorded during the quarter ended March 29, 2002 to income from continuing operations.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities an interpretation of ARB No. 51.” This Interpretation clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The Interpretation applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an entity holds a variable interest that it acquired prior to February 1, 2003. Based on the Company’s most recent evaluation, the Company believes it will have to consolidate the Partnership beginning with the Company’s Quarterly Report on Form 10-Q for the quarter ended September 26, 2003. The Company expects this will cause an increase to the investment assets on its consolidated balance sheet with minority interest being recorded for the 80% of the Partnership owned by the general partner of the Partnership. The Company does not anticipate that the adoption of FIN 46 will have any material effect on the consolidated net income or the cash flow of the Company.

3. INVESTMENTS IN UNCONSOLIDATED AFFILIATES

The Company accounts for investments in unconsolidated affiliates by the equity method of accounting as described in Note 2. The Company’s investments in unconsolidated affiliates totaled $14.7 million and $6.1 million at December 27, 2002 and December 28, 2001, respectively. The Company’s investments include interests in private equity partnerships that invest in consumer, industrial, technology and certain other companies as determined by the partnerships that will provide a return commensurate with their underlying risk. The most significant investment, totaling $13.3 million at December 27, 2002 and $4.7 million at December 28, 2001, is Radnor Investments, L.P. Radnor Investments, L.P. is a Delaware limited partnership and was formed for the purpose of making investments generally in privately-held companies in a variety of industries. The Company serves as the limited partner and owns 20% of Radnor Investments, L.P., with Radnor Investment Advisors, L.P. serving as the general partner. The general partner of Radnor Investment Advisors, L.P. is Radnor Investment Advisors, Inc., whose owners consist of the chief executive officer and certain other stockholders of the Company. The Company has not had and does not have any material direct or indirect contractual relationships with either Radnor Investment Advisors, L.P. or its general partner, Radnor Investment Advisors, Inc., including, without limitation, any loan, guarantee or other credit arrangements, any liability assignments or assumptions or any similar transactions. The Company invested $7.6 million, $0.7 million and $1.2 million during the years ended December 27, 2002, December 28, 2001 and December 29, 2000, respectively, in Radnor Investments, L.P.

A summary of financial information for Radnor Investments, L.P. as of December 31, 2002 and 2001 and for each year in the three year period ended December 31, 2002 follows (in thousands):

	December 31,
	2002	2001
		(unaudited)
Total assets	$47,860	$7,283

Total liabilities	—	—

	Years Ended December 31,
	2002	2001	2000
		(unaudited)	(unaudited)
Interest income	$65	$21	$13

Net income (loss) before unrealized appreciation of investments	(561)	15	(147)
Net unrealized appreciation of investments	38,518	827	2,514

Net increase in partners’ capital from operations	$37,957	$842	$2,367

The net increase in partners’ capital from operations resulted primarily from unrealized gains on investments for which there is no established market.

4. LONG-TERM DEBT

Long-term debt consists of the following (in thousands):

	2002	2001
Series A and Series B Senior Notes bearing interest at 10.0%, interest payable semi-annually, due December 1, 2003, including a premium of $386 and $806 at December 27, 2002 and at December 28, 2001, respectively.	$159,886	$160,806

Outstanding balance under the Fourth Amended and Restated Revolving Credit and Security Agreement (the “Credit Agreement”), bearing interest at the Company’s option at a rate based upon various formulae as defined within the agreement. At December 27, 2002, the interest rate was based upon LIBOR rates with various maturities (1.68%) plus 2.50% or at U.S. prime (4.25%). The obligations of the Company under the Credit Agreement are secured by a lien on substantially all of the Company’s U.S. subsidiaries’ inventory, receivables and general intangibles.	29,652	22,191

Outstanding balance under the Canadian Revolving Credit Facility (borrowing capacity of $5.0 million Canadian including a letter of credit subfacility and a Foreign Exchange Future Contracts subfacility), with Canadian dollar advances bearing interest at Canadian prime (4.50%) at December 27, 2002. There were no U.S dollar advances outstanding at December 27, 2002. Loans under the Canadian Revolving Credit Facility are payable on demand and secured by substantially all of the assets of the Company’s Canadian subsidiary.	2,568	2,444

Outstanding balances under Canadian term loans, bearing interest at Canadian prime (4.50% at December 27, 2002) plus 1.0%, secured by substantially all assets of the Company’s Canadian subsidiary, payable in monthly or quarterly installments of principal plus interest, over a maximum of five to seven years.	393	567

Outstanding balance under Canadian term loan, bearing interest at 6.05% at December 27, 2002, collateralized by a mortgage agreement, payable in monthly installments of principal and interest of approximately $4,400 Canadian commencing January 2000 with final payment due December 2025.	411	414

Outstanding balances under capital expenditure loans bearing interest at various rates between 8.36% and 9.86%, payable in quarterly principal; and interest installments, due between February 2005 and December 2006, secured by equipment purchased with the proceeds.	$7,962	$10,135

Outstanding balances under term loan facilities, bearing interest at the Company’s option at a rate based upon various formulae as defined in the agreements. At December 27, 2002, the rates were based upon LIBOR plus margin (3.83%) and a fixed rate (7.04%) The term loans are payable in monthly and quarterly principal installments plus interest with final payments due September 2003 and June 2013. The term loans are secured by certain mortgage agreements.	9,320	10,324
Outstanding balances under term loan facility, bearing interest at 6 month EURIBOR (2.88% at December 27, 2002) plus margin (1.0% at December 27, 2002) payable in quarterly principal installments plus interest with final payment due in March 2006.	2,284	2,532

	212,476	209,413
Less current portion	(6,548)	(3,987)

	$205,928	$205,426

On March 11, 2003, the Company issued $135.0 million of 11.0% Senior Notes due 2010 and amended its domestic revolving credit facility to include a $45.0 million term loan and to increase the revolving credit commitment from $35.0 million to $45.0 million. The proceeds were or will be used to repay the existing $159.5 million Series A and Series B Senior Notes and outstanding borrowings under the existing revolving credit facilities. Accordingly, the current portion of the notes has been classified as non-current.

On December 26, 2001, the Company and certain of its domestic subsidiaries as borrowers, entered into the Credit Agreement, pursuant to which the Third Amended and Restated Revolving Credit and Security Agreement dated as of December 29, 1999 was amended and restated. The Credit Agreement decreased the credit facility from $50.0 million to $35.0 million and eliminated the European sublimit. The Credit Agreement provides for a fee of 0.375% per annum on the undrawn amount of the credit facility, and letter of credit fees in the amount of 1.75% and 0.25% of the aggregate face amount of standby letters of credit and documentary letters of credit, respectively. There is a $5.0 million sub limit on standby letters of credit and $1.0 million sub limit on documentary letters of credit. At each of the years ending December 27, 2002 and December 28, 2001, the Company had outstanding $2.4 million and $1.8 million of standby letters of credit, respectively.

The debt issuance premium on the Series B Notes is being amortized over the life of the notes. For the years 2002, 2001 and 2000, premium amortization of $420,000, $390,000 and $344,000, respectively, has been recorded as a reduction of interest expense.

Each of the above agreements contain certain restrictive covenants which include, among other things, restrictions on the declaration or payment of dividends, the repurchase of stock, the incurrence of additional debt, the amount of capital expenditures and additional investments and the sale or disposition of assets. The Company is also required to maintain a minimum net worth and certain financial ratios including debt to equity, current, debt coverage, and earnings to interest expense. The Company is in compliance with all financial covenants.

Future debt maturities, excluding the debt premium, are as follows (in thousands):

2003	$6,548
2004	3,940
2005	3,573
2006	1,361
2007	583
2008 and thereafter	196,085

$212,090

5. COMMITMENTS AND CONTINGENCIES

Leases

The Company leases certain of its manufacturing, warehouse and office facilities, and transportation equipment under noncancellable operating and capital lease arrangements.

The future minimum payments under noncancellable operating leases are as follows (in thousands):

2003	$6,664
2004	5,176
2005	3,539
2006	2,621
2007	2,016
2008 and thereafter	4,468

$24,484

Rental expense for all operating leases was $6,953,000, $7,492,000 and $7,447,000 for 2002, 2001 and 2000, respectively.

The future minimum payments under capital leases are as follows (in thousands):

2003	$1,317
2004	799
2005	654
2006	249
2007	40

Total minimum lease payments	3,059

Less interest (at rates from 4.90% to 8.24%)	321

Present value of net minimum lease payments	2,738

Less current maturities	1,141

Capital lease obligations	$1,597

Litigation

The Company is involved in various legal actions arising in the normal course of business. After taking into consideration legal counsel’s evaluation of such actions, management believes that these actions will not have a material effect on the Company’s financial position or results of operations.

Supply Agreements

In January 2001, the Company amended its primary North American styrene monomer supply contract. The initial term of the contract extends through December 2006. Under the amended contract, the Company is required to purchase 150 million pounds of its annual North American styrene monomer requirements from one supplier and has certain rights to purchase additional styrene monomer.

In connection with the 1997 acquisition of its European specialty chemicals operations, the Company negotiated a contract to provide a long-term supply of styrene monomer through December 2004 at a reduced price and with volume discounts to such operations.

6. STOCKHOLDERS’ EQUITY

The Company is currently authorized to issue up to 11,650 shares of Voting Common Stock, 5,400 shares of Class B Nonvoting Common Stock, 5,650 shares of Nonvoting Common Stock and 2,000 shares of series preferred stock. At December 27, 2002, there are issued and outstanding 600 shares of Voting Common Stock, 5,400 shares of Class B Nonvoting Common Stock and 245 shares of Nonvoting Common Stock. All shares have a par value of $0.10 except for shares of Class B Nonvoting Common Stock, which have a par value of $0.01.

7. INCOME TAXES

The components of income (loss) before taxes by source of income are as follows (in thousands):

	2002	2001	2000
United States	$3,363	$4,394	$(9,034)
Non U.S.	4,210	(354)	448

	$7,573	$4,040	$(8,586)

The provision (benefit) for income taxes for each of the three years in the period ended December 27, 2002 is as follows (in thousands):

	2002	2001	2000
Current:
Federal	$(105)	$—	$—
State	82	25	34
Foreign	668	422	5
Deferred	951	5,405	3,761
Utilization (generation) of net operating loss carryforwards (excluding generation of net operating loss due to discontinued operations in 2002, 2001 and 2000)	1,234	(3,907)	(6,874)
Valuation allowance	48	205	—

	$2,878	$2,150	$(3,074)

The components of deferred taxes at December 27, 2002 and December 28, 2001 are as follows (in thousands):

	2002	2001
Deferred tax assets:
Net operating loss carryforwards including loss from discontinued operations	$25,859	$27,136
Vacation pay and compensation accruals	493	724
Bad debt, inventory, and returns and allowances	609	744
Other accruals	571	649
Valuation allowance	(367)	(325)

	27,165	28,928

Deferred tax liabilities:
Accelerated tax depreciation	27,924	27,324
Gain on sale of business	1,101	4,635
Other	4,118	910

	33,143	32,869

Net deferred tax liability	$5,978	$3,941

The provision (benefit) for income taxes varies from the amount determined by applying the United States Federal statutory rate to pre-tax income as a result of the following (in thousands):

	2002	2001	2000
United States federal statutory income tax	$2,575	$1,366	$(2,919)
State income taxes, net of federal benefit	228	176	(259)
Nondeductible expenses	133	108	112
Foreign tax rate differential	(58)	463	4
Other	—	37	(12)

	$2,878	$2,150	$(3,074)

As of December 27, 2002, the Company had approximately $67.2 million of net operating loss carryforwards for federal income tax purposes, which expire through 2021.

8. STOCK OPTION PLAN

The 1992 Equity Incentive Plan (the “Plan”) provides for the grant of nonqualified options to purchase shares of the Nonvoting Common Stock subject to certain limitations. Nonqualified stock options are issuable only to eligible officers and employees of the Company. The Company has reserved 1,249 shares of its Nonvoting Common Stock for issuance under the Plan.

The per share exercise price of a stock option may not be less than 75% of the fair market value of the Nonvoting Common Stock, as determined by the board of directors, on the date the option is granted. Such options may be exercised only if the option holder remains continuously associated with the Company from the date of grant to a date not less than three months prior to the date of exercise. The exercise date of an option granted under the plan cannot be later than ten years from the date of the grant. Any options that expire unexercised or that terminate upon an optionee’s ceasing to be employed by the Company become available once again for issuance.

The following summarizes the stock option activity under the Plan:

	2002	2001	2000
Options outstanding at beginning of period:	1,051	1,109	1,111

Granted	—	—	—
Exercised	—	—	—
Canceled	(315)	(58)	(2)

Options outstanding at end of period	736	1,051	1,109

Options available for grant	—	198	140

Exercisable at end of period	736	963	935

The Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock options plans. Accordingly, no compensation expense has been recognized related to the plans described above. If compensation cost for these plans had been determined using the fair-value method prescribed by Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation, the Company’s net income would have been reduced to the pro forma amounts indicated below.

	2002	2001	2000
	(In thousands)
Net income (loss):
As reported	$4,647	$1,643	$(5,656)
Pro forma	4,480	1,357	(5,942)

This pro forma impact may not be representative of the effects for future years and is likely to increase as additional options are granted and amortized over the vesting period.

As the Company’s stock is not publicly traded, the fair value of each option was estimated on the grant date using the minimum value method (which excludes a volatility assumption), with the following assumptions: risk-free rate of interest—6.31%; expected life—10 years; and no dividends paid.

9. EMPLOYEE BENEFIT PLAN

The Company sponsors a 401(k) savings and profit sharing plan, which covers all employees who have at least 1,000 hours of service during the year. The Company will match employee contributions up to 2.8% of an employee’s annual salary. The Company may also, at the discretion of the board of directors, elect to make a profit sharing contribution. There have been no profit sharing contributions for the three years in the period ended December 27, 2002. Employer matching contributions to the plan amounted to $709,000, $700,000 and $729,000 for each of the three years in the period ended December 27, 2002, respectively.

Certain of the Company’s European subsidiaries maintain defined contribution benefit plans. Pension expense related to these plans was $1,299,000, $1,795,000 and $2,074,000 in 2002, 2001 and 2000, respectively.

10. RELATED PARTY TRANSACTIONS

A former director of the Company is a partner in the law firm which serves as the Company’s primary legal counsel. During 2002, 2001 and 2000, the Company paid fees of $472,000, $203,000 and $267,000, respectively, to this firm.

The Company provides certain management services and rights to a related company. For the management services and rights, the Company receives fees and royalties and is reimbursed for all expenses advanced on behalf of the entity. During 2002, 2001 and 2000, the Company earned management fees, interest and royalties of $0.5,

$1.1 million and $1.1 million, respectively. At December 27, 2002 and December 28, 2001, unpaid management fees, interest, royalties and expense advances totaled $0.9 million and $4.6 million, respectively.

The Company has made interest-bearing advances to Michael T. Kennedy, the Company’s Chief Executive Officer. As of December 27, 2002, outstanding principal and interest from these advances totaled $4.3 million.

11. SEGMENT INFORMATION

The Company has two business segments that operate within three distinct geographic regions. The packaging and insulation segment produces food packaging and insulation products for distribution to the foodservice, insulation, and packaging industries. The specialty chemicals segment produces EPS for internal consumption by the packaging and insulation segment in addition to selling to third-party manufacturers. Each of these segments operates in the United States, Canada, and Europe. Financial results for the periods presented are not fully comparable because of the December 2001 disposition of the Company’s European insulation operations.

The following tables summarize the Company’s financial information and results of operations by segment and geographic region for fiscal years 2000 through 2002 (in thousands):

Operating:

2002	Packaging and insulation	Specialty chemicals	Corporate and other	Eliminations	Consolidated
Sales to unaffiliated customers	$195,328	$124,508	$3,346	$—	$323,182
Transfers between operating segments	79	9,804	—	(9,883)	—
Income (loss) from operations	29,707	4,353	(10,124)	—	23,936
Identifiable assets	162,123	94,528	27,481	—	284,132
Capital expenditures	7,632	2,641	285	—	10,558
Depreciation expense	9,074	4,859	189	—	14,122

2001	Packaging and insulation	Specialty chemicals	Corporate and other	Eliminations	Consolidated
Sales to unaffiliated customers	$235,634	$88,013	$2,087	$—	$325,734
Transfers between operating segments	232	25,645	—	(25,877)	—
Income (loss) from operations	26,193	(3,228)	4,903	—	27,868
Identifiable assets	167,063	79,645	27,478	—	274,186
Capital expenditures	5,851	6,216	291	—	12,358
Depreciation expense	9,582	4,706	302	—	14,590

2000	Packaging and insulation	Specialty chemicals	Corporate and other	Eliminations	Consolidated
Sales to unaffiliated customers	$238,774	$112,007	$2,971	$—	$353,752
Transfers between operating segments	190	32,127	—	(32,317)	—
Income (loss) from operations	16,621	2,527	(5,781)	—	13,367
Identifiable assets	188,729	87,347	29,923	—	305,999
Capital expenditures	9,684	5,512	96	—	15,292
Depreciation expense	8,876	4,249	148	—	13,273

Geographic:

2002	United States	Canada	Europe	Eliminations	Consolidated
Sales to unaffiliated customers	$226,129	$21,712	$75,341	$—	$323,182
Transfers between geographic segments	79	9,804	—	(9,883)	—
Income from operations	16,487	4,691	2,758	—	23,936
Identifiable assets	219,679	11,767	52,686	—	284,132

2001	United States	Canada	Europe	Eliminations	Consolidated
Sales to unaffiliated customers	$223,559	$16,516	$85,659	$—	$325,734
Transfers between geographic segments	232	9,845	—	(10,077)	—
Income from operations	21,753	3,971	2,144	—	27,868
Identifiable assets	219,008	11,010	44,168	—	274,186

2000	United States	Canada	Europe	Eliminations	Consolidated
Sales to unaffiliated customers	$232,472	$19,744	$101,536	$—	$353,752
Transfers between geographic segments	954	10,444	—	(11,398)	—
Income from operations	1,585	2,089	9,693	—	13,367
Identifiable assets	227,611	11,488	66,900	—	305,999

12. SUPPLEMENTAL FINANCIAL INFORMATION

Radnor Holdings Corporation is a holding company that has no operations or assets separate from its investments in subsidiaries. The $100 million Series A Senior Notes and the $60 million Series B Senior Notes are fully and unconditionally jointly and severally guaranteed by substantially all of the Company’s domestic subsidiaries, all of which are 100% owned by the Company.

As a holding company, the Company is dependent upon dividends and other payments from its subsidiaries to generate the funds necessary to meet its obligations. Subject to certain limitations, the Company is, and will continue to be, able to control its receipt of dividends and other payments from its subsidiaries.

There are no direct prohibitions on the ability of the Company or any guarantor to obtain funds from its respective subsidiaries by dividend or by loan, but certain of the Company’s foreign subsidiaries’ credit agreements contain covenants, such as minimum debt to equity and current assets to currents liabilities ratios, that indirectly limit the ability of these subsidiaries to transfer funds to the Company. As of December 27, 2002 and December 28, 2001, the net assets of these foreign subsidiaries totaled $26.8 million and $20.2 million, respectively.

The following condensed consolidating financial statements of Radnor Holdings Corporation and subsidiaries have been prepared pursuant to Rule 3-10 Regulation S-X:

RADNOR HOLDINGS CORPORATION AND SUBSIDIARIES

Condensed Consolidating Balance Sheets

December 27, 2002

(In thousands)

	Holding Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash	$—	$261	$3,798	$—	$4,059
Accounts receivable, net	—	21,390	20,188	(5,413)	36,165
Inventories, net	—	29,578	8,137	—	37,715
Intercompany receivable	—	(1,660)	10,791	(9,131)	—
Prepaid expenses and other	1,840	6,280	840	(1,845)	7,115
Deferred tax asset	—	1,838	—	—	1,838

	1,840	57,687	43,754	(16,389)	86,892

Property, plant, and equipment	—	199,253	50,164	—	249,417
Less accumulated depreciation	—	(59,742)	(14,179)	—	(73,921)

	—	139,511	35,985	—	175,496

Intercompany receivable	32,641	1,990	(266)	(34,365)	—
Investments in subsidiaries	106,153	24,235	843	(131,231)	—
Investments in unconsolidated affiliates	—	—	14,735	—	14,735
Other assets	1,809	4,408	792	—	7,009

	$142,443	$227,831	$95,843	$(181,985)	$284,132

Liabilities and Stockholders’ Equity
Current liabilities:

Accounts payable	$—	$23,008	$11,601	$(468)	$34,141
Accrued liabilities	1,161	13,725	2,231	(1,963)	15,154
Intercompany payable	—	8,601	(3,171)	(5,430)	—
Current portion of long-term debt and capital lease obligations	—	6,811	878	—	7,689

	1,161	52,145	11,539	(7,861)	56,984

Long-term debt, net of current portion	159,886	57,824	4,778	(16,560)	205,928
Capital lease obligations, net of current portion	—	1,597	—	—	1,597
Intercompany payable	25,736	5,074	16,553	(47,363)	—
Deferred tax liability	(3,991)	7,521	4,167	119	7,816
Other non-current liabilities	—	1,745	1	—	1,746

Commitments and contingencies	—	—	—	—	—
Stockholders’ equity:
Voting and nonvoting common stock	1	4	22	(26)	1
Additional paid-in capital	9,164	96,761	23,463	(110,001)	19,387
Retained earnings (deficit)	(49,514)	10,928	34,216	(293)	(4,663)
Cumulative translation adjustment	—	(5,768)	1,104	—	(4,664)

Total stockholders’ equity	(40,349)	101,925	58,805	(110,320)	10,061

	$142,443	$227,831	$95,843	$(181,985)	$284,132

RADNOR HOLDINGS CORPORATION AND SUBSIDIARIES

Condensed Consolidating Statements of Income

Fiscal year ended December 27, 2002

(In thousands)

	Holding Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$226,208	$106,857	$(9,883)	$323,182
Cost of goods sold	—	167,290	86,094	(9,883)	243,501

Gross profit	—	58,918	20,763	—	79,681
Operating expenses:
Distribution	—	17,009	5,612	—	22,621
Selling, general and administrative	1	26,346	6,777	—	33,124

Income from operations	(1)	15,563	8,374	—	23,936
Interest, net	4,804	13,927	2,651	—	21,382
Income from unconsolidated affiliates	—	—	(6,165)	—	(6,165)
Other, net	6	(393)	1,533	—	1,146

Income (loss) before income taxes and discontinued operations	(4,811)	2,029	10,355	—	7,573

Provision for income taxes:
Current	(1,781)	2,019	407	—	645
Deferred	149	(310)	2,394	—	2,233

	(1,632)	1,709	2,801	—	2,878

Income (loss) before discontinued operations	(3,179)	320	7,554	—	4,695
Loss from discontinued operations, net of tax	48	—	—	—	48

Net income (loss)	$(3,227)	$320	$7,554	$—	$4,647

RADNOR HOLDINGS CORPORATION AND SUBSIDIARIES
Condensed Consolidating Statements of Cash Flows Fiscal year ended December 27, 2002 (In thousands)
	Holding Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$(5,014)	$11,896	$846	$233	$7,961
Cash flows from investing activities:
Capital expenditures	—	(10,000)	(558)	—	(10,558)
Increase in other assets	977	25	(608)	70	464

Net cash provided by (used in) investing activities	977	(9,975)	(1,166)	70	(10,094)

Cash flows from financing activities:
Net borrowings on bank financed debt and unsecured notes payable	(404)	4,283	(816)	—	3,063
Net payments on capital lease obligations	—	(759)	—	—	(759)
Change in intercompany, net	4,472	(7,064)	2,895	(303)	—
Change in deferred tax liability	(31)	(457)	488	—	—

Net cash provided by (used in) financing activities	4,037	(3,997)	2,567	(303)	2,304

Effect of exchange rate changes on cash	—	(552)	136	—	(416)

Net increase (decrease) in cash	—	(2,628)	2,383	—	(245)
Cash, beginning of period	—	3,020	1,284	—	4,304

Cash, end of period	$—	$392	$3,667	$—	$4,059

RADNOR HOLDINGS CORPORATION AND SUBSIDIARIES

Condensed Consolidating Balance Sheets

December 28, 2001

(In thousands)

	Holding Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash	$—	$3,020	$1,284	$—	$4,304
Accounts receivable, net	—	22,524	10,520	—	33,044
Inventories, net	—	24,568	6,371	—	30,939
Intercompany receivable	—	—	24,906	(24,906)	—
Prepaid expenses and other	148	8,520	1,240	—	9,908
Deferred tax asset	—	1,994	132	(3)	2,123

	148	60,626	44,453	(24,909)	80,318

Property, plant, and equipment	—	190,065	42,521	—	232,586
Less accumulated depreciation	—	(48,914)	(9,188)	—	(58,102)

	—	141,151	33,333	—	174,484

Intercompany receivable	11,481	2,093	—	(13,574)	—
Investments in subsidiaries	106,153	25,078	1	(131,232)	—
Investments in unconsolidated affiliates	—	—	6,128	—	6,128
Deferred tax asset	3,985	—	—	(3,985)	—
Other assets	3,226	9,756	274	—	13,256

	$124,993	$238,704	$84,189	$(173,700)	$274,186

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$—	$25,366	$9,499	$—	$34,865
Accrued liabilities	1,310	15,070	1,718	—	18,098
Intercompany payable	—	24,516	—	(24,516)	—
Current deferred tax liability	—	—	3	(3)	—
Current portion of long-term debt and capital lease obligations	—	4,245	792	—	5,037

	1,310	69,197	12,012	(24,519)	58,000

Long-term debt, net of current portion	160,805	39,456	5,165	—	205,426
Capital lease obligations, net of current portion	—	2,447	—	—	2,447
Intercompany payable	—	—	35,155	(35,155)	—
Deferred tax liability	—	10,072	(23)	(3,985)	6,064
Other non-current liabilities	—	2,132	—	—	2,132

Commitments and contingencies	—	—	—	—	—
Stockholders’ equity:
Voting and nonvoting common stock	1	4	23	(27)	1
Additional paid-in capital	9,164	97,634	22,590	(110,001)	19,387
Retained earnings (deficit)	(46,287)	25,745	11,225	7	(9,310)
Cumulative translation adjustment	—	(7,983)	(1,958)	(20)	(9,961)

Total stockholders’ equity	(37,122)	115,400	31,880	(110,041)	117

	$124,993	$238,704	$84,189	$(173,700)	$274,186

RADNOR HOLDINGS CORPORATION AND SUBSIDIARIES

Condensed Consolidating Statements of Income

Fiscal year ended December 28, 2001

(In thousands)

	Holding Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$226,817	$110,565	$(11,648)	$325,734
Cost of goods sold	—	177,835	84,532	(11,648)	250,719

Gross profit	—	48,982	26,033	—	75,015
Operating expenses:
Distribution	—	17,542	7,634	—	25,176
Selling, general, and administrative	—	21,069	11,395	—	32,464
Gain on sale of business	—	(10,493)	—	—	(10,493)

Income from operations	—	20,864	7,004	—	27,868
Interest, net	—	18,376	3,955	—	22,331
Income from unconsolidated affiliates	—	—	(1,160)	—	(1,160)
Other, net	—	670	1,987	—	2,657

Income before income taxes and discontinued operations	—	1,818	2,222	—	4,040

Provision (benefit) for income taxes:
Current	—	329	118	—	447
Deferred	—	1,993	(290)	—	1,703

	—	2,322	(172)	—	2,150

Income (loss) before discontinued operations	—	(504)	2,394	—	1,890
Loss from discontinued operations, net of tax	247	—	—	—	247

Net income (loss)	$(247)	$(504)	$2,394	$—	$1,643

RADNOR HOLDINGS CORPORATION AND SUBSIDIARIES
Condensed Consolidating Statements of Cash Flows Fiscal year ended December 28, 2001 (In thousands)
	Holding Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$(5,161)	$610	$2,654	$—	$(1,897)
Cash flows from investing activities:
Capital expenditures	—	(7,197)	(5,161)	—	(12,358)
Investment in subsidiary	—	(18,073)	—	18,073	—
Net cash proceeds from sale of business	—	30,935	—	—	30,935
Increase in other assets	949	(2,290)	(504)	—	(1,845)

Net cash provided by (used in) investing activities	949	3,375	(5,665)	18,073	16,732

Cash flows from financing activities:
Net borrowings on bank financed debt and unsecured notes payable	—	(9,933)	(2,972)	—	(12,905)
Net payments on capital lease obligations	—	(928)	(219)	—	(1,147)
Change in paid-in-capital	—	—	18,073	(18,073)	—
Change in intercompany, net	4,212	8,574	(12,786)	—	—

Net cash provided by (used in) financing activities	4,212	(2,287)	2,096	(18,073)	(14,052)

Effect of exchange rate changes on cash	—	428	(633)	—	(205)

Net increase (decrease) in cash	—	2,126	(1,548)	—	578
Cash, beginning of period	—	894	2,832	—	3,726

Cash, end of period	$—	$3,020	$1,284	$—	$4,304

RADNOR HOLDINGS CORPORATION AND SUBSIDIARIES

Condensed Consolidating Statements of Income

Fiscal year ended December 29, 2000

(In thousands)

	Holding Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$234,085	$131,065	$(11,398)	$353,752
Cost of goods sold	—	189,723	98,929	(11,398)	277,254

Gross profit	—	44,362	32,136	—	76,498
Operating expenses:
Distribution	—	18,392	7,611	—	26,003
Selling, general, and administrative	—	25,469	11,659	—	37,128

Income from operations	—	501	12,866	—	13,367
Interest, net	—	16,910	4,815	—	21,725
Income from unconsolidated affiliates	—	—	(876)	—	(876)
Other, net	—	(5,354)	6,458	—	1,104

Income (loss) before income taxes and discontinued operations	—	(11,055)	2,469	—	(8,586)

Provision (benefit) for income taxes:
Current	—	15	24	—	39
Deferred	—	(3,112)	(1)	—	(3,113)

	—	(3,097)	23	—	(3,074)

Income (loss) before discontinued operations	—	(7,958)	2,446	—	(5,512)
Loss from discontinued operations, net of tax	144	—	—	—	144

Net income (loss)	$(144)	$(7,958)	$2,446	$—	$(5,656)

RADNOR HOLDINGS CORPORATION AND SUBSIDIARIES Condensed Consolidating Statements of Cash Flows Fiscal year ended December 29, 2000 (In thousands)
	Holding Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$(7,242)	$6,572	$(1,643)	$—	$(2,313)
Cash flows from investing activities:
Capital expenditures	—	(11,920)	(3,372)	—	(15,292)
Increase in other assets	1,018	(2,645)	(929)	—	(2,556)

Net cash provided by (used in) investing activities	1,018	(14,565)	(4,301)	—	(17,848)

Cash flows from financing activities:
Net borrowings on bank financed debt and unsecured notes payable	—	9,420	8,108	—	17,528
Net payments on capital lease obligations	—	(855)	(234)	—	(1,089)
Change in intercompany, net	6,224	(2,783)	(3,441)	—	—

Net cash provided by financing activities	6,224	5,782	4,433	—	16,439

Effect of exchange rate changes on cash	—	191	(322)	—	(131)

Net decrease in cash	—	(2,020)	(1,833)	—	(3,853)

Cash, beginning of period	—	2,914	4,665	—	7,579

Cash, end of period	$—	$894	$2,832	$—	$3,726

RADNOR HOLDINGS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 27, 2003	December 27, 2002
ASSETS
CURRENT ASSETS:
Cash	$1,730	$4,059
Accounts receivable, net	43,912	36,165
Inventories, net	44,238	37,715
Prepaid expenses and other	10,044	7,115
Deferred tax asset	1,838	1,838

Total current assets	101,762	86,892

PROPERTY, PLANT AND EQUIPMENT, at cost:	261,305	249,417
LESS—ACCUMULATED DEPRECIATION	(82,723)	(73,921)

NET PROPERTY, PLANT AND EQUIPMENT	178,582	175,496

INVESTMENTS IN UNCONSOLIDATED AFFILIATES	15,894	14,735
OTHER ASSETS	10,140	7,009

Total assets	$306,378	$284,132

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$38,562	$34,141
Accrued liabilities	15,738	15,154
Current portion of long-term debt	8,422	6,548
Current portion of capitalized lease obligations	1,238	1,141

Total current liabilities	63,960	56,984

LONG-TERM DEBT, net of current portion	226,125	205,928

CAPITALIZED LEASE OBLIGATIONS, net of current portion	1,087	1,597

DEFERRED TAX LIABILITY	4,684	7,816

OTHER NON-CURRENT LIABILITIES	1,882	1,746

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY:
Common stock	1	1
Additional paid-in capital	19,387	19,387
Retained deficit	(9,866)	(4,663)
Cumulative translation adjustment	(882)	(4,664)

Total stockholders’ equity	8,640	10,061

Total liabilities and stockholders’ equity	$306,378	$284,132

The accompanying notes are an integral part of these condensed consolidated financial statements.

RADNOR HOLDINGS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	For the three months ended		For the six months ended
	June 27, 2003	June 28, 2002	June 27, 2003	June 28, 2002
NET SALES	$83,235	$84,593	$163,488	$156,041

COST OF GOODS SOLD	71,421	62,775	134,876	116,678

GROSS PROFIT	11,814	21,818	28,612	39,363

OPERATING EXPENSES:
Distribution	5,989	5,815	10,872	10,940
Selling, general and administrative	7,366	7,970	14,898	15,499
Other expenses (note 5)	—	—	1,838	—

INCOME (LOSS) FROM OPERATIONS	(1,541)	8,033	1,004	12,924
Interest, net	5,076	5,084	10,494	10,096
Income from unconsolidated affiliates	(684)	(308)	(1,512)	(650)
Other, net	224	375	414	503

INCOME (LOSS) BEFORE INCOME TAXES AND DISCONTINUED OPERATIONS	(6,157)	2,882	(8,392)	2,975

PROVISION (BENEFIT) FOR INCOME TAXES:
Current	(93)	116	271	120
Deferred	(2,247)	979	(3,460)	1,010

	(2,340)	1,095	(3,189)	1,130

INCOME (LOSS) FROM CONTINUING OPERATIONS	(3,817)	1,787	(5,203)	1,845

LOSS FROM DISCONTINUED OPERATIONS, net of tax	—	(48)	—	(48)

NET INCOME (LOSS)	$(3,817)	$1,739	$(5,203)	$1,797

The accompanying notes are an integral part of these condensed consolidated financial statements.

RADNOR HOLDINGS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the six months ended
	June 27, 2003	June 28, 2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(5,203)	$1,797
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	9,134	8,717
Deferred income taxes	(3,460)	1,010
Income from unconsolidated affiliates	(1,512)	(650)
Loss from discontinued operations	—	48
Changes in operating assets and liabilities, net of effects of disposition of businesses:
Accounts receivable, net	(5,025)	(10,172)
Inventories, net	(5,387)	(3,681)
Prepaid expenses and other	(2,783)	(356)
Accounts payable	3,149	1,392
Accrued liabilities and other	392	(1,457)

Net cash used in continuing operations	(10,695)	(3,352)
Net cash used in discontinued operations	—	(130)

Net cash used in operating activities	(10,695)	(3,482)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(6,784)	(3,990)
Distributions from unconsolidated affiliates	2,809	1,719
Investments in unconsolidated affiliates	(2,456)	(3,119)
Increase in other assets	(466)	(706)

Net cash used in investing activities	(6,897)	(6,096)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	198,449	10,803
Repayment of debt	(177,126)	(2,668)
Payments on capitalized lease obligations	(413)	(446)
Payment of financing costs	(4,546)	—

Net cash provided by financing activities	16,364	7,689

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(1,101)	(262)

NET DECREASE IN CASH	(2,329)	(2,151)

CASH, beginning of period	4,059	4,304

CASH, end of period	$1,730	$2,153

SUPPLEMENTAL CASH FLOW DISCLOSURES:

Cash paid during the period for interest	$6,396	$9,433

Cash paid during the period for income taxes paid	$1,029	$257

The accompanying notes are an integral part of these condensed consolidated financial statements.

RADNOR HOLDINGS CORPORATION AND SUBSIDIARIES

SUMMARY BY OPERATING SEGMENTS

(In thousands)

(Unaudited)

	For the three months ended		For the six months ended
	June 27, 2003	June 28, 2002	June 27, 2003	June 28, 2002
Net Sales to Unaffiliated Customers:
Packaging	$47,813	$49,463	$92,785	$96,721
Specialty Chemicals	38,090	37,074	75,145	63,304
Corporate and Other	—	482	—	944
Transfers Between Operating Segments(1)	(2,668)	(2,426)	(4,442)	(4,928)

Consolidated	$83,235	$84,593	$163,448	$156,041

Operating Income (Loss):
Packaging	406	$7,933	$6,855	$16,123
Specialty Chemicals	428	2,605	833	1,553
Corporate and Other	(2,375)	(2,505)	(6,684)	(4,752)

Consolidated	$(1,541)	$8,033	$1,004	$12,924

Income (Loss) Before Income Taxes:
Packaging	$(3,413)	$5,024	$82	$10,294
Specialty Chemicals	(1,373)	918	(2,392)	(1,435)
Corporate and Other	(1,371)	(3,060)	(6,082)	(5,884)

Consolidated	$(6,157)	$2,882	$(8,392)	$2,975

(1)	Transfers between operating segments reflect the sale of expandable polystyrene (“EPS”) from the specialty chemicals operating segment to the packaging operating segment.

RADNOR HOLDINGS CORPORATION AND SUBSIDIARIES

SUMMARY BY GEOGRAPHIC REGION

(In thousands)

(Unaudited)

	For the three months ended		For the six months ended
	June 27, 2003	June 28, 2002	June 27, 2003	June 28, 2002
Net Sales to Unaffiliated Customers:
United States	$53,843	$57,250	$107,502	$111,998
Canada	8,368	8,687	17,553	15,786
Europe	23,692	21,129	42,875	33,232
Transfers Between Geographic Regions(1)	(2,668)	(2,473)	(4,442)	(4,975)

Consolidated	$83,235	$84,593	$163,488	$156,041

Operating Income (Loss):
United States	$(2,593)	$4,272	$(1,084)	$8,326
Canada	146	1,541	1,809	2,925
Europe	906	2,220	279	1,673

Consolidated	$(1,541)	$8,033	$1,004	$12,924

Income (Loss) Before Income Taxes:
United States	$(6,214)	$58	$(8,610)	$(40)
Canada	(326)	1,076	948	2,160
Europe	383	1,748	(730)	855

Consolidated	$(6,157)	$2,882	$(8,392)	$2,975

(1)	Transfers between geographic regions reflect the sale of EPS bead from the Company’s Canadian specialty chemicals operations to its domestic food packaging operations as well as the sale of product from the Company’s domestic food packaging operations to its European food packaging operations.

RADNOR HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1) BASIS OF PRESENTATION

The condensed consolidated financial statements included herein have been prepared by Radnor Holdings Corporation and subsidiaries (collectively, “Radnor” or the “Company”) pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of the Company, the statements include all adjustments (which include only normal recurring adjustments) required for a fair statement of financial position, results of operations and cash flows for such periods. The results of operations for the interim periods are not necessarily indicative of the results for a full year, due to the seasonality inherent in some of the Company’s operations and the possibility for general economic changes.

During fiscal 2002, the Company changed its reporting of sales and marketing rebates to include them as an offset to revenues in accordance with Emerging Issues Task Force Issue No. 00-22. Previously they were included in selling, general and administrative expenses. The statements of operations of the prior period have been adjusted to reflect this reclassification.

(2) DISCONTINUED OPERATIONS

Pursuant to an asset purchase agreement among Benchmark Holdings, Inc. (“Benchmark”), WinCup Holdings, Inc. (“WinCup”), and the Fort James Corporation, formerly James River Paper Company, Inc. (“Fort James”), dated October 31, 1995, Benchmark and WinCup sold to Fort James all of the assets of Benchmark’s cutlery and straws business and all of the assets of WinCup’s thermoformed cup business, except for cash, accounts receivable and prepaid assets. The operations of Benchmark’s cutlery and straws business and WinCup’s thermoformed cup business were accounted for as discontinued operations. Discontinued operations represent legal costs incurred in conjunction with the above mentioned business. The Company has no further exposure to this contingent liability.

(3) INVENTORIES

The components of inventories were as follows (in thousands):

	June 27, 2003	December 27, 2002
Raw Materials	$8,910	$8,378
Work in Process	1,960	1,442
Finished Goods	33,368	27,895

	$44,238	$37,715

(4) INVESTMENT IN RADNOR INVESTMENTS, L.P.

The Company serves as the limited partner and owns 20% of Radnor Investments, L.P. which was formed for the purpose of making investments generally in privately-held companies in a variety of industries. The Company currently accounts for its investment under the equity method of accounting. As of June 27, 2003 and December 27, 2002, the Company’s investment in Radnor Investments L.P. totaled $14.5 million and $13.3 million, respectively.

A summary of the results of operations for Radnor Investments, L.P. for the periods ended June 30, 2003 and 2002 follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Interest income	$7	$6	$13	$11

Net income (loss) before unrealized appreciation of investments	(18)	6	(12)	11
Net unrealized appreciation of investments	3,846	1,671	8,491	2,816

Net increase in partners’ capital from operations	$3,828	$1,677	$8,479	$2,827

The net increase in partners’ capital from operations resulted primarily from unrealized gains on investments for which there is no established market.

(5) LONG-TERM DEBT

On March 11, 2003, the Company issued $135.0 million of 11.0% Senior Notes due 2010 and amended its domestic revolving credit facility to include a $45.0 million term loan and to increase the revolving credit commitment from $35.0 million to $45.0 million. The proceeds were used to repay the then outstanding $159.5 million 10.0% Series A and Series B Senior Notes due 2003 and outstanding borrowings under the existing revolving credit facilities.

The Company recorded $1.8 million of other expenses related to the extinguishment of the long-term debt described above, which included the $1.0 million write-off of deferred financing costs and debt premium related to the Company’s 10.0% Series A and Series B Senior Notes due 2003, as well as $0.8 million of personnel costs directly related to the debt extinguishment.

(6) INTEREST EXPENSE

Included in interest expense was $147,000 and $375,000 of amortization of deferred financing costs for the three months ended June 27, 2003 and June 28, 2002, respectively, and $521,000 and $749,000 of amortization of deferred financing costs for the six months ended June 27, 2003 and June 28, 2002, respectively. Premium amortization related to the issuance of the Company’s 10% Series B Senior Notes, which were repaid on March 11, 2003, of $105,000 for the three months ended June 28, 2002 and $105,000 and $210,000 for the six months ended June 27, 2003 and June 28, 2002, respectively, was also included in interest expense.

(7) COMPREHENSIVE INCOME

Comprehensive income is the total of net income (loss) and non-owner changes in equity. The Company had comprehensive loss as follows (in thousands):

	Three Months Ended		Six Months Ended
	June 27, 2003	June 28, 2002	June 27, 2003	June 28, 2002
Net Income (Loss)	$(3,817)	$1,739	$(5,203)	$1,797
Foreign Currency Translation Adjustment	2,410	4,022	3,782	3,632

Comprehensive Loss	$(1,407)	$5,761	$(1,421)	$5,429

(8) NEW ACCOUNTING STANDARDS

In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46, “Consolidation of Variable Interest Entities an interpretation of ARB No. 51.” This Interpretation clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The Interpretation applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an entity holds a variable interest that it acquired prior to February 1, 2003. Based on the Company’s most recent evaluation, the Company believes it will have to consolidate Radnor Investments, L.P. beginning with the Company’s Quarterly Report on Form 10-Q for the quarter ended September 26, 2003. The Company expects this will cause an increase to the investment assets on its consolidated balance sheet with minority interest being recorded for the 80% of Radnor Investments, L.P. owned by the general partner of Radnor Investments, L.P. The Company does not anticipate that the adoption of FIN 46 will have any material effect on the consolidated net income or the cash flow of the Company.

In December 2002, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure.” SFAS No. 148 amends the disclosure requirements of SFAS No. 123, “Accounting for Stock-Based Compensation ,” to require more prominent and frequent disclosures in financial statements. Also, SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. The Company has included the interim disclosures prescribed by SFAS No. 148.

(9) STOCK-BASED COMPENSATION

At June 27, 2003, the Company had a stock-based compensation plan as described in Note 7 to the consolidated financial statements in the Company’s Form 10-K for fiscal 2002. The Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock option plan. As of June 27, 2003, all previously issued stock options were fully vested. Accordingly, no compensation expense has been recognized in net income for stock options, as options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income if the Company had applied the fair value recognition provisions of SFAS No. 123 to its stock option plan (in thousands).

	Three Months Ended		Six Months Ended
	June 27, 2003	June 28, 2002	June 27, 2003	June 28, 2002
Net Income (Loss):
As reported	$(3,817)	$1,739	$(5,203)	$1,797
Pro forma	(3,817)	1,667	(5,203)	1,654

(10) SUPPLEMENTAL FINANCIAL INFORMATION

Radnor Holdings Corporation is a holding company that has no operations separate from its investment in subsidiaries. The Company’s $135.0 million of 11.0% Senior Notes due 2010 are fully and unconditionally jointly and severally guaranteed by substantially all of the Company’s domestic subsidiaries, all of which are 100% owned by the Company.

As a holding company, the Company is dependent upon dividends and other payments from its subsidiaries to generate the funds necessary to meet its obligations. Subject to certain limitations, the Company is, and will continue to be, able to control its receipt of dividends and other payments from its subsidiaries.

There are no direct prohibitions on the ability of the Company or any guarantor to obtain funds from its respective subsidiaries by dividend or by loan, but certain of the Company’s foreign subsidiaries’ credit agreements contain covenants, such as minimum debt to equity and current assets to current liabilities ratios, that indirectly limit the ability of these subsidiaries to transfer funds to the Company. As of June 27, 2003 and December 27, 2002, the net assets of these foreign subsidiaries totaled $29.2 million and $26.8 million, respectively.

The following consolidating financial statements of Radnor Holdings Corporation and subsidiaries have been prepared pursuant to Rule 3-10 of Regulation S-X:

RADNOR HOLDINGS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEETS

As of June 27, 2003

(In thousands)

	Holding Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
CURRENT ASSETS:
Cash	$—	$122	$1,608	$—	$1,730
Accounts receivable, net	24	22,886	27,989	(6,987)	43,912
Inventories, net	—	34,289	9,949	—	44,238
Intercompany receivable	—	2,926	21,347	(24,273)	—
Prepaid expenses and other	1,868	9,001	1,020	(1,845)	10,044
Deferred tax asset	(29)	1,957	(90)	—	1,838

Total current assets	1,863	71,181	61,823	(33,105)	101,762

PROPERTY, PLANT AND EQUIPMENT, at cost:	—	205,601	55,704	—	261,305
LESS—ACCUMULATED DEPRECIATION	—	(65,426)	(17,297)	—	(82,723)

NET PROPERTY, PLANT AND EQUIPMENT	—	140,175	38,407	—	178,582

INTERCOMPANY RECEIVABLE	38,701	24,643	103	(63,447)	—
INVESTMENTS IN SUBSIDIARIES	106,153	25,078	—	(131,231)	—
INVESTMENTS IN UNCONSOLIDATED AFFILIATES	—	—	15,894	—	15,894
OTHER NON-CURRENT ASSETS	4,457	5,014	669	—	10,140

Total assets	$151,174	$266,091	$116,896	$(227,783)	$306,378

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:

Accounts payable	$—	$25,321	$13,881	$(640)	$38,562
Accrued liabilities	6,232	9,339	2,130	(1,963)	15,738
Intercompany payable	—	10,469	4,304	(14,773)	—
Current portion of long-term debt and capitalized lease obligations	—	8,716	944	—	9,660

Total current liabilities	6,232	53,845	21,259	(17,376)	63,960

LONG-TERM DEBT, net of current portion	135,000	97,905	9,780	(16,560)	226,125

CAPITALIZED LEASE OBLIGATIONS, net of current portion	—	1,087	—	—	1,087

INTERCOMPANY PAYABLE	62,324	3,860	17,742	(83,926)	—

DEFERRED TAX LIABILITY	(8,908)	9,367	4,106	119	4,684

OTHER NON-CURRENT LIABILITIES	—	1,875	7	—	1,882

COMMITMENTS AND CONTINGENCIES	—	—	—	—	—
STOCKHOLDERS’ EQUITY:
Common stock	1	4	22	(26)	1
Additional paid-in capital	9,164	97,604	22,620	(110,001)	19,387
Retained earnings (deficit)	(52,639)	4,986	37,780	7	(9,866)
Cumulative translation adjustment	—	(4,442)	3,580	(20)	(882)

Total stockholders’ equity (deficit)	(43,474)	98,152	64,002	(110,040)	8,640

Total liabilities and stockholders’ equity	$151,174	$266,091	$116,896	$(227,783)	$306,378

RADNOR HOLDINGS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

For the three months ended June 27, 2003

(In thousands)

	Holding Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
NET SALES	$—	$54,345	$32,060	$(3,170)	$83,235
COST OF GOODS SOLD	—	47,661	26,930	(3,170)	71,421

GROSS PROFIT	—	6,684	5,130	—	11,814
OPERATING EXPENSES:
Distribution	—	4,398	1,591	—	5,989
Selling, general and administrative	1	4,875	2,490	—	7,366
Other expenses	—	—	—	—	—

INCOME (LOSS) FROM OPERATIONS	(1)	(2,589)	1,049	—	(1,541)
Interest, net	119	4,384	573	—	5,076
Income from unconsolidated affiliates	—	—	(684)	—	(684)
Other, net	—	(198)	422	—	224

INCOME (LOSS) BEFORE INCOME TAXES	(120)	(6,775)	738	—	(6,157)
PROVISION (BENEFIT) FOR INCOME TAXES:
Current	—	26	(119)	—	(93)
Deferred	(349)	(2,101)	203	—	(2,247)

	(349)	(2,075)	84	—	(2,340)

NET INCOME (LOSS)	$229	$(4,700)	$654	$—	$(3,817)

RADNOR HOLDINGS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

For the six months ended June 27, 2003

(In thousands)

	Holding Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
NET SALES	$—	$108,708	$60,428	$(5,648)	$163,488
COST OF GOODS SOLD	—	89,913	50,911	(5,948)	134,876

GROSS PROFIT	—	18,795	9,517	300	28,612
OPERATING EXPENSES:
Distribution	—	7,681	3,191	—	10,872
Selling, general and administrative	5	10,665	4,228	—	14,898
Other expenses	1,013	825	—	—	1,838

INCOME (LOSS) FROM OPERATIONS	(1,018)	(376)	2,098	300	1,004
Interest, net	1,768	7,664	1,062	—	10,494
Income from unconsolidated affiliates	—	—	(1,512)	—	(1,512)
Other, net	—	(394)	808	—	414

INCOME (LOSS) BEFORE INCOME TAXES	(2,786)	(7,646)	1,740	300	(8,392)

PROVISION (BENEFIT) FOR INCOME TAXES:
Current	—	8	263	—	271
Deferred	(1,293)	(2,423)	256	—	(3,460)

	(1,293)	(2,415)	519	—	(3,189)

NET INCOME (LOSS)	$(1,493)	$(5,231)	$1,221	$300	$(5,203)

RADNOR HOLDINGS CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS For the six months ended June 27, 2003 (In thousands)

	Holding Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities:	$655	$(9,905)	$(3,078)	$1,633	$(10,695)
Cash flows from investing activities:
Capital expenditures	—	(6,348)	(436)	—	(6,784)
Change in other assets	(3,188)	2,722	353	—	(113)

Net cash used in investing activities	(3,188)	(3,626)	(83)	—	(6,897)

Cash flows from financing activities:
Net borrowings (payments) on bank financed debt and unsecured notes payable	(24,500)	42,052	3,771	—	21,323
Net payments on capitalized lease obligations	—	(413)	—	—	(413)
Payment of financing costs	—	(4,546)	—	—	(4,546)
Change in intercompany, net	27,033	(22,802)	(2,598)	(1,633)	—

Net cash provided by (used in) financing activities	2,533	14,291	1,173	(1,633)	16,364

Effect of exchange rate changes on cash	—	(899)	(202)	—	(1,101)

Net decrease in cash	—	(139)	(2,190)	—	(2,329)
Cash, beginning of period	—	261	3,798	—	4,059

Cash, end of period	$—	$122	$1,608	$—	$1,730

RADNOR HOLDINGS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEETS

As of December 27, 2002

(In thousands)

	Holding Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS

CURRENT ASSETS:
Cash	$—	$261	$3,798	$—	$4,059
Accounts receivable, net	—	21,390	20,188	(5,413)	36,165
Inventories, net	—	29,578	8,137	—	37,715
Intercompany receivable	—	(1,660)	10,791	(9,131)	—
Prepaid expenses and other	1,840	6,280	840	(1,845)	7,115
Deferred tax asset	—	1,838	—	—	1,838

Total current assets	1,840	57,687	43,754	(16,389)	86,892

PROPERTY, PLANT AND EQUIPMENT, at cost:	—	199,253	50,164	—	249,417
LESS—ACCUMULATED DEPRECIATION	—	(59,742)	(14,179)	—	(73,921)

NET PROPERTY, PLANT AND EQUIPMENT	—	139,511	35,985	—	175,496

INTERCOMPANY RECEIVABLE	32,641	1,990	(266)	(34,365)	—
INVESTMENTS IN SUBSIDIARIES	106,153	24,235	843	(131,231)	—
INVESTMENTS IN UNCONSOLIDATED AFFILIATES	—	—	14,735	—	14,735
OTHER NON-CURRENT ASSETS	1,809	4,408	792	—	7,009

Total assets	$142,443	$227,831	$95,843	$(181,985)	$284,132

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$—	$23,008	$11,601	$(468)	$34,141
Accrued liabilities	1,161	13,725	2,231	(1,963)	15,154
Intercompany payable	—	8,601	(3,171)	(5,430)	—
Current portion of long-term debt and capitalized lease obligations	—	6,811	878	—	7,689

Total current liabilities	1,161	52,145	11,539	(7,861)	56,984

LONG-TERM DEBT, net of current portion	159,886	57,824	4,778	(16,560)	205,928

CAPITALIZED LEASE OBLIGATIONS, net of current portion	—	1,597	—	—	1,597

INTERCOMPANY PAYABLE	25,736	5,074	16,553	(47,363)	—

DEFERRED TAX LIABILITY	(3,991)	7,521	4,167	119	7,816

OTHER NON-CURRENT LIABILITIES	—	1,745	1	—	1,746

COMMITMENTS AND CONTINGENCIES	—	—	—	—	—
STOCKHOLDERS’ EQUITY:
Common stock	1	4	22	(26)	1
Additional paid-in capital	9,164	96,761	23,463	(110,001)	19,387
Retained earnings (deficit)	(49,514)	10,928	34,216	(293)	(4,663)
Cumulative translation adjustment	—	(5,768)	1,104	—	(4,664)

Total stockholders’ equity (deficit)	(40,349)	101,925	58,805	(110,320)	10,061

Total liabilities and stockholders’ equity	$142,443	$227,831	$95,843	$(181,985)	$284,132

RADNOR HOLDINGS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

For the three months ended June 28, 2002

(In thousands)

	Holding Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
NET SALES	$—	$57,703	$29,363	$(2,473)	$84,593

COST OF GOODS SOLD	—	42,768	22,480	(2,473)	62,775

GROSS PROFIT	—	14,935	6,883	—	21,818

OPERATING EXPENSES:

Distribution	—	4,302	1,513	—	5,815
Selling, general and administrative	—	6,498	1,472	—	7,970

INCOME FROM OPERATIONS	—	4,135	3,898	—	8,033
Interest, net	2,440	2,208	436	—	5,084
Income from unconsolidated affiliates	—	—	(308)	—	(308)
Other, net	—	(127)	502	—	375

INCOME (LOSS) BEFORE INCOME TAXES AND DISCONTINUED OPERATIONS	(2,440)	2,054	3,268	—	2,882

PROVISION FOR INCOME TAXES:
Current	—	116	—	—	116
Deferred	—	979	—	—	979

	—	1,095	—	—	1,095

INCOME (LOSS) FROM CONTINUING OPERATIONS	(2,440)	959	3,268	—	1,787

LOSS FROM DISCONTINUED OPERATIONS, net of tax	(48)	—	—	—	(48)

NET INCOME (LOSS)	$(2,488)	$959	$3,268	$—	$1,739

RADNOR HOLDINGS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

For the six months ended June 28, 2002

(In thousands)

	Holding Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
NET SALES	$—	$112,890	$48,126	$(4,975)	$156,041
COST OF GOODS SOLD	—	83,892	37,761	(4,975)	116,678

GROSS PROFIT	—	28,998	10,365	—	39,363

OPERATING EXPENSES:

Distribution	—	8,335	2,605	—	10,940
Selling, general and administrative	(96)	12,759	2,836	—	15,499

INCOME FROM OPERATIONS	96	7,904	4,924	—	12,924
Interest, net	2,440	6,887	769	—	10,096
Income from unconsolidated affiliates	—	—	(650)	—	(650)
Other, net	—	(288)	791	—	503

INCOME (LOSS) BEFORE INCOME TAXES AND DISCONTINUED OPERATIONS	(2,344)	1,305	4,014	—	2,975

PROVISION FOR INCOME TAXES:
Current	5	115	—	—	120
Deferred	31	979	—	—	1,010

	36	1,094	—	—	1,130

INCOME (LOSS) FROM CONTINUING OPERATIONS	(2,380)	211	4,014	—	1,845

LOSS FROM DISCONTINUED OPERATIONS, net of tax	(48)	—	—	—	(48)

NET INCOME (LOSS)	$(2,428)	$211	$4,014	$—	$1,797

RADNOR HOLDINGS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

For the six months ended June 28, 2002

(In thousands)

	Holding Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities:	$(2,654)	$2,288	$(3,317)	$201	$(3,482)
Cash flows from investing activities:
Capital expenditures	—	(3,820)	(170)	—	(3,990)
Change in other assets	525	(2,114)	(517)	—	(2,106)

Net cash provided by (used in) investing activities	525	(5,934)	(687)	—	(6,096)

Cash flows from financing activities:
Net borrowings (payments) on bank financed debt and unsecured notes payable	(404)	4,974	3,565	—	8,135
Net payments on capitalized lease obligations	—	(446)	—	—	(446)
Change in intercompany, net	2,533	(3,908)	797	578	—

Net cash provided by financing activities	2,129	620	4,362	578	7,689

Effect of exchange rate changes on cash	—	429	88	(779)	(262)

Net increase (decrease) in cash	—	(2,597)	446	—	(2,151)
Cash, beginning of period	—	3,020	1,284	—	4,304

Cash, end of period	$—	$423	$1,730	$—	$2,153

INDEPENDENT AUDITORS’ REPORT

The Partners

Radnor Investments, L.P.:

We have audited the accompanying statement of assets, liabilities and partners’ capital of Radnor Investments, L.P. (the Partnership), including the statement of investments, as of December 31, 2002, and the related statements of operations, changes in partners’ capital and cash flows for the year then ended. These financial statements are the responsibility of the management of the Partnership. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the assets, liabilities and partners’ capital of Radnor Investments, L.P. as of December 31, 2002, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Philadelphia, Pennsylvania

August 26, 2003

RADNOR INVESTMENTS, L.P.

Statements of Assets, Liabilities and Partners’ Capital

December 31, 2002 and 2001

	2002	2001
		(Unaudited)
Assets

Cash	$3,232	$3,478
Interest receivable	60,248	34,586
Other receivables	9,632	6,428
Investments, at fair value	47,786,512	7,238,262

	$47,859,624	$7,282,754

Liabilities and Partners’ Capital

Partners’ capital:
General partner	$34,551,134	$2,580,900
Limited partner	13,308,490	4,701,854

Total partners’ capital	47,859,624	7,282,754

	$47,859,624	$7,282,754

See accompanying notes to financial statements.

RADNOR INVESTMENTS, L.P.

Statements of Operations

Years ended December 31, 2002, 2001 and 2000

	2002	2001	2000
		(Unaudited)	(Unaudited)
Revenue:
Interest income	$65,121	$21,326	$13,260

Operating expenses:
Selling, general and administrative	626,503	6,438	159,850

Total operating expenses	$626,503	6,438	159,850

Net income (loss) before unrealized appreciation of investments	(561,382)	14,888	(146,590)

Net unrealized appreciation of investments	38,518,467	826,638	2,513,250

Net increase in partners’ capital from operations	$37,957,085	$841,526	$2,366,660

See accompanying notes to financial statements.

RADNOR INVESTMENTS, L.P.

Statements of Changes in Partners’ Capital

Years ended December 31, 2002, 2001 and 2000

	General partner	Limited partner	Total
Balance, December 31, 1999 (Unaudited)	$578,474	$1,544,058	$2,122,532
Contributions	—	1,205,405	1,205,405
Distributions	—	—	—
Net increase in partners’ capital from operations	1,941,032	425,628	2,366,660

Balance, December 31, 2000 (Unaudited)	$2,519,506	$3,175,091	$5,694,597
Contributions	—	746,631	746,631
Distributions	—	—	—
Net increase in partners’ capital from operations	61,394	780,132	841,526

Balance, December 31, 2001	$2,580,900	$4,701,854	$7,282,754
Contributions	—	7,591,725	7,591,725
Distributions	—	(4,971,940)	(4,971,940)
Net increase in partners’ capital from operations	31,970,234	5,986,851	37,957,085

Balance, December 31, 2002	$34,551,134	$13,308,490	$47,859,624

See accompanying notes to financial statements.

RADNOR INVESTMENTS, L.P.

Statements of Cash Flows

Years ended December 31, 2002, 2001 and 2000

	2002	2001	2000
		(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net increase in partners’ capital from operations	$37,957,085	$841,526	$2,366,660
Adjustments to reconcile net income to net cash used in operating activities:
Unrealized appreciation of investments	(38,518,467)	(826,638)	(2,513,250)
Increase in other receivables	(3,205)	(6,427)	—
Increase in interest receivable	(25,661)	(21,326)	(13,261)

Net cash used in operating activities	(590,248)	(12,865)	(159,581)

Cash flows from investing activities:
Purchase of investments	(1,998,001)	(734,008)	(1,046,115)
Repayment of investment principal	5,010,598	—	—

Net cash provided by (used in) investing activities	3,012,597	(734,008)	(1,046,115)

Cash flows from financing activities:
Cash contributions	2,549,345	746,631	1,205,405
Cash distributions	(4,971,940)	—	—

Net cash provided by (used in) financing activities	(2,422,595)	746,631	1,205,405

Net decrease in cash	(246)	(242)	(561)

Cash, beginning of period	3,478	3,720	4,281

Cash, end of period	$3,232	$3,478	$3,720

See accompanying notes to financial statements.

RADNOR INVESTMENTS, L.P.

Statements of Investments

December 31, 2002 and 2001

		2002
		Cost	Fair Value
Creative Networks International (the Netherlands) B.V.	Debt Securities	$1,071,084	$1,071,084
	Common Stock (30 shares)	996,811	45,639,000

SkinHealth, Inc.	Debt Securities	210,000	210,000
	Series A Preferred stock (33,334 shares)	2,000,000	716,944
	Common Stock (79,711 shares)	92,388	797

Radnor Ventures, LLC	1.5 member units	150,000	23,687

Prism e-Solutions, LLC	140 member units	125,000	125,000

		$4,645,283	$47,786,512

		2001
		(Unaudited)
		Cost	Fair Value
Creative Networks International (the Netherlands) B.V.	Common Stock (30 shares)	$55,000	$5,613,000

SkinHealth, Inc.	Debt Securities	200,000	200,000
	Series A Preferred stock (33,334 shares)	2,000,000	1,229,909
	Common Stock (50,000 shares)	80,500	500

Radnor Ventures, LLC	1.5 member units	150,000	94,853

Prism e-Solutions, LLC	115 member units	100,000	100,000

		$2,585,500	$7,238,262

RADNOR INVESTMENTS, L.P.

NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS

Radnor Investments, L.P. (the Partnership), a Delaware limited partnership, was formed pursuant to an Agreement of Limited Partnership (the Partnership Agreement) for the purpose of making investments generally in privately-held companies in a variety of industries.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The financial statements have been prepared on the value method of accounting in accordance with accounting principles generally accepted in the United States of America for investment companies.

Valuation of Investments

The Partnership’s investments are generally subject to restrictions on resale and generally have no established market. The Partnership values substantially all of its investments at fair value as determined in good faith by Radnor Investment Advisors, L.P. (the General Partner) in accordance with the Partnership’s valuation policy. The Partnership determines fair value to be the amount for which an investment could be exchanged in an orderly disposition over a reasonable period of time between willing parties other than in a forced or liquidation sale. The Partnership’s valuation policy considers the fact that no ready market exists for substantially all of the entities in which it invests. The Partnership’s valuation policy is intended to provide a consistent basis for determining the fair value of the portfolio. The Partnership will record unrealized depreciation on investments when it believes that an investment has become impaired, including where collection of a loan or when the enterprise value of the company does not currently support the cost of the Partnership’s investments. Conversely, the Partnership will record unrealized appreciation if it believes that the underlying portfolio company has appreciated in value and, therefore, the Partnership’s investment has also appreciated in value. Because of the inherent uncertainty of such valuation, estimated values may differ significantly from the values that would have been used had a ready market for these investments existed and/or the Partnership liquidated its position and the differences could be material.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

The Partnership itself is not subject to income taxes; each partner is severally liable for income taxes, if any, on his, her or its proportionate share of the Partnership’s net taxable income.

Capital Calls

The Partnership calls capital from certain of its partners in connection with proposed portfolio investments and to provide for partnership and organizational expenses specified by the Partnership Agreement. At the time the capital is called it is recorded as a capital contribution.

Recently Issued Accounting Standards

In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46, “Consolidation of Variable Interest Entities an interpretation of ARB No. 51.” This Interpretation clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The Interpretation applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an entity holds a variable interest that it acquired prior to February 1, 2003. The Partnership continues to evaluate the impact, if any, that adopting FASB Interpretation No. 46 may have on its financial statements.

3. PARTNERSHIP AGREEMENT

The following summarizes certain matters related to the organization of the Partnership. Partners should refer to the Partnership Agreement for a more complete description of the Partnership terms.

The Partnership ceases to exist on December 31, 2047, unless earlier terminated in accordance with the Partnership Agreement.

The General Partner is not required to contribute capital to the Partnership. The General Partner must notify the limited partner when additional capital contributions to the Partnership are required. Within ten days thereafter, the limited partner shall notify the General Partner as to whether it agrees to make such additional capital contributions.

A Capital Account, as defined in the Partnership Agreement, is maintained on the books of the Partnership for each partner. The balance in each partner’s Capital Account is adjusted by the partner’s allocable share of net profit or loss, capital contributions and the amount of cash distributed to such partner, as set forth in the Partnership Agreement. Allocations of income, gains, losses and deductions of the Partnership are allocated among the capital accounts of the Partners, as set forth in the Partnership Agreement.

4. RELATED-PARTY TRANSACTIONS

The Partnership has paid certain administrative expenses on behalf of SkinHealth, Inc. and is entitled to reimbursement of these amounts. At December 31, 2002, $9,632 in advances was included in other receivables in the accompanying balance sheet.

5. COMMITMENTS AND CONTINGENCIES

During fiscal 2002, the Partnership committed to fund an additional $1,500,000 to Creative Networks International (the Netherlands) B.V. At December 31, 2002, $535,297 had been advanced to the company and was included in investments in the accompanying balance sheet.

6. INVESTMENTS

Creative Networks International (the Netherlands) B.V.

Creative Networks International (the Netherlands) B.V. and subsidiaries is a pay-television programming company whose major operation is a basic tier arts and entertainment channel on the Sky satellite platform in Italy. Sky, which is owned by Rupert Murdoch’s The News Corporation Limited and is akin to BSkyB in the United Kingdom, is currently one of two pay-television platforms in Italy and merged with its only competitor, Vivendi Universal’s Telepiu, on July 15, 2003.

In September 1997, the Partnership invested approximately $55,000 to acquire 16 Class A Shares and 14 Class B Shares, representing 55.6% of the total outstanding shares and approximately 40.0% of the voting interest of Creative Networks International (the Netherlands) B.V. In July 2002, the Partnership converted its Class B shares into an equal number of Class A Shares, thereby increasing its total voting interest in Creative Networks International (the Netherlands) B.V. to approximately 55.6%. The total cost of the conversion, including the capital contribution and legal and accounting fees, totaled $941,811.

The Partnership’s investment at cost in Creative Networks International (the Netherlands) B.V. and its subsidiaries as of December 31, 2001 was $55,000. The Partnership’s investment was valued at $5,613,000 in the accompanying balance sheet, which approximated fair market value as of December 31, 2001.

The Partnership’s investment at cost in Creative Networks International (the Netherlands) B.V. and its subsidiaries as of December 31, 2002 was $996,811. The Partnership’s investment was valued at $45,639,000 in the accompanying balance sheet, which approximated fair market value as of December 31, 2002.

During fiscal 2002, the limited partner contributed a $5,042,380 debt security due from Creative Networks International (the Netherlands) B.V. to the Partnership. The Partnership subsequently established a revolving line of credit with Creative Networks International (the Netherlands) B.V., which enables Creative Networks International (the Netherlands) B.V. to borrow up to a maximum of $1,500,000. Interest accrues on the outstanding principle amount at an annual rate equal to the prime rate plus 2.50% and compounds monthly. As of December 31, 2002, the outstanding principal balance under both the debt security and the line of credit was $1,071,084 and was included in investments in the accompanying balance sheet.

SkinHealth, Inc.

SkinHealth, Inc. is an operator of retail, self-pay cosmetic dermatology and skin rejuvenation centers based inside dermatology practices. The company partners with respected dermatologists and offers its clients cosmetic and aesthetic services as well as a full line of skin care products. The company has targeted the Boston, Massachusetts region for its first market.

Since July 1999, the Partnership invested $2,092,388 to acquire approximately 31.1% of the issued and outstanding shares of common and preferred stock of SkinHealth, Inc.

The Partnership’s investment at cost in SkinHealth, Inc. as of December 31, 2001 was $2,080,500. The Partnership’s investment was valued at $1,230,409 in the accompanying balance sheet, which approximated fair market value as of December 31, 2001.

The Partnership’s investment at cost in SkinHealth, Inc. as of December 31, 2002 was $2,092,388. The Partnership’s investment was valued at $717,741 in the accompanying balance sheet, which approximated fair market value as of December 31, 2002.

On May 4, 2000, the Partnership advanced SkinHealth, Inc. $200,000 under a promissory note. Interest accrues on the outstanding principle at a rate of 10.0% and compounds annually. All interest accrued from inception through the third anniversary date shall be added to the principal and repaid in 16 equal principal installments on the first day of each calendar quarter commencing on April 1, 2003. As of December 31, 2002, the original $200,000 was included in investments while the $58,198 of accrued interest was included in interest receivable in the accompanying balance sheet.

On August 20, 2002, the Partnership established a grid note with SkinHealth, Inc., which enables SkinHealth, Inc. to borrow up to a maximum of $25,000. Interest accrues on the outstanding principal amount at an annual rate equal to the prime rate as published from time to time by Bank of America plus 1.0%. As of December 31, 2002, the outstanding principal balance under the grid note was $10,000 and was included in investments in the accompanying balance sheet.

Radnor Ventures, LLC

Radnor Ventures, LLC was formed for the sole purpose of investing, through e-Healthcare Partners, LLC, in healthcare-related companies—Internet Healthcare Group (“IHCG”) and Lumenos, Inc. (“Lumenos”), respectively.

IHCG is a holding company partnered with Internet Capital Group of Wayne, Pennsylvania and is focused exclusively on healthcare and insurance. By acquiring stakes in partner companies and integrating them into a collaborative network, IHCG seeks to exploit technology enhanced opportunities within the healthcare segment of the U.S. economy.

In April 2000, the Partnership invested $150,000 to acquire approximately 11.3% of the member units of Radnor Ventures, LLC.

The Partnership’s investment at cost in Radnor Ventures, LLC as of December 31, 2001 was $150,000. The Partnership’s investment was valued at $94,853 in the accompanying balance sheet, which approximated fair market value as of December 31, 2001.

The Partnership’s investment at cost in Radnor Ventures, LLC as of December 31, 2002 was $150,000. The Partnership’s investment was valued at $23,687 in the accompanying balance sheet, which approximated fair market value as of December 31, 2002.

Prism e-Solutions, LLC

Prism e-Solutions, LLC is a start-up software company that plans to deliver a variety of software products to end users via the internet.

Since inception, the Partnership invested $125,000 to acquire 140 member units of Prism e-Solutions, LLC.

The Partnership’s investment in Prism e-Solutions, LLC as of December 31, 2001 was $100,000. The Partnership’s investment was valued at cost as of December 31, 2001.

The Partnership’s investment in Prism e-Solutions, LLC as of December 31, 2002 was $125,000. The Partnership’s investment was valued at cost as of December 31, 2002.

Each broker-dealer that receives the exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. The letter of transmittal delivered with this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the Expiration Date (as defined herein), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Offer to Exchange $135,000,000

aggregate principal amount of its

11% Senior Notes due 2010

that have been registered under

the Securities Act of 1933

for any and all of its outstanding

11% Senior Notes due 2010

The Exchange Agent

for the Exchange Offer is:

WACHOVIA BANK, NATIONAL

ASSOCIATION

By Facsimile:

(704) 590-7628

Confirmation by Telephone:

(704) 590-7413

By Mail/Hand/Overnight Courier:

Wachovia Bank, National Association

1525 West W.T. Harris Blvd.

Building 3C3

Charlotte, NC 28262

Attention: Marsha Rice

                , 2003

PART II

Item 21.	Exhibits.
3.1	Restated Certificate of Incorporation of Radnor Holdings Corporation, as amended (Incorporated by reference to Exhibit No. 3.1 filed with the Form 10-K for the year ended December 25, 1998 filed by Radnor Holdings Corporation)

3.2	Bylaws of Radnor Holdings Corporation (Incorporated by reference to Exhibit 3.2 filed with Form S-4 Registration Statement, filed by Radnor Holdings Corporation, WinCup Holdings, Inc., Radnor Chemical Corporation (formerly SP Acquisition Co.), StyroChem U.S., Ltd. (formerly StyroChem U.S., Inc. and StyroChem International, Inc.), StyroChem Canada, Ltd. (formerly StyroChem International, Ltd.) and Radnor Management, Inc., Commission File No. 333-19495 (the “Original S-4”))

3.3	Amended and Restated Certificate of Incorporation of Radnor Chemical Corporation (Incorporated by reference to same-numbered exhibit filed with Form S-4 Registration Statement, filed by Registrants, Commission File No. 333-105123 (the “Current S-4”))

3.4	Bylaws of Radnor Chemical Corporation (Incorporated by reference to same-numbered exhibit filed with the Current S-4)

3.5	Certificate of Incorporation of Radnor Delaware II, Inc. (Incorporated by reference to same-numbered exhibit filed with the Current S-4)

3.6	Bylaws of Radnor Delaware II, Inc. (Incorporated by reference to same-numbered exhibit filed with the Current S-4)

3.7	Certificate of Incorporation of Radnor Management Delaware, Inc. (Incorporated by reference to same-numbered exhibit filed with the Current S-4)

3.8	Bylaws of Radnor Management Delaware, Inc. (Incorporated by reference to same-numbered exhibit filed with the Current S-4)

3.9	Certificate of Incorporation of Radnor Management, Inc. (Incorporated by reference to Exhibit No. 3.5 filed with the Original S-4)

3.10	Bylaws of Radnor Management, Inc. (Incorporated by reference to Exhibit 3.6 filed with the Original S-4)

3.11	Certificate of Incorporation of StyroChem Delaware, Inc. (Incorporated by reference to same-numbered exhibit filed with the Current S-4)

3.12	Bylaws of StyroChem Delaware, Inc. (Incorporated by reference to same-numbered exhibit filed with the Current S-4)

3.13	Certificate of Incorporation of StyroChem Europe Delaware, Inc. (Incorporated by reference to same-numbered exhibit filed with the Current S-4)

3.14	Bylaws of StyroChem Europe Delaware, Inc. (Incorporated by reference to same-numbered exhibit filed with the Current S-4)

3.15	Certificate of Formation of StyroChem GP, L.L.C. (Incorporated by reference to same-numbered exhibit filed with the Current S-4)

3.16	Limited Liability Company Agreement of StyroChem GP, L.L.C. (Incorporated by reference to same-numbered exhibit filed with the Current S-4)

3.17	Certificate of Formation of StyroChem LP, L.L.C. (Incorporated by reference to same-numbered exhibit filed with the Current S-4)

3.18	Limited Liability Company Agreement of StyroChem LP, L.L.C. (Incorporated by reference to same-numbered exhibit filed with the Current S-4)

3.19	Certificate of Limited Partnership of StyroChem U.S., Ltd. (Incorporated by reference to same-numbered exhibit filed with the Current S-4)

3.20	Agreement of Limited Partnership of StyroChem U.S., Ltd. (Incorporated by reference to same-numbered exhibit filed with the Current S-4)

3.21	Certificate of Incorporation of WinCup Europe Delaware, Inc. (Incorporated by reference to same-numbered exhibit filed with the Current S-4)

3.22	Bylaws of WinCup Europe Delaware, Inc. (Incorporated by reference to same-numbered exhibit filed with the Current S-4)

3.23	Certificate of Formation of WinCup GP, L.L.C. (Incorporated by reference to same-numbered exhibit filed with the Current S-4)

3.24	Limited Liability Company Agreement of WinCup GP, L.L.C. (Incorporated by reference to same-numbered exhibit filed with the Current S-4)

3.25	Certificate of Incorporation of WinCup Holdings, Inc. (Incorporated by reference to Exhibit No. 3.3 filed with the Original S-4)

3.26	Bylaws of WinCup Holdings, Inc. (Incorporated by reference to Exhibit 3.4 filed with the Original S-4)

3.27	Certificate of Formation of WinCup LP, L.L.C. (Incorporated by reference to same-numbered exhibit filed with the Current S-4)

3.28	Limited Liability Company Agreement of WinCup LP, L.L.C. (Incorporated by reference to same-numbered exhibit filed with the Current S-4)

3.29	Certificate of Limited Partnership of WinCup Texas, Ltd. (Incorporated by reference to same-numbered exhibit filed with the Current S-4)

3.30	Agreement of Limited Partnership of WinCup Texas, Ltd. (Incorporated by reference to same-numbered exhibit filed with the Current S-4)

4.1	Indenture, dated as of March 11, 2003, among Radnor Holdings Corporation, Radnor Chemical Corporation, Radnor Delaware II, Inc., Radnor Management Delaware, Inc., Radnor Management, Inc., StyroChem Delaware, Inc., StyroChem Europe Delaware, Inc., StyroChem U.S., Ltd., StyroChem GP, L.L.C., StyroChem LP, L.L.C., WinCup Europe Delaware, Inc., WinCup GP, L.L.C., WinCup LP, L.L.C., WinCup Texas, Ltd. and WinCup Holdings, Inc. and Wachovia Bank, National Association, as trustee, including form of Notes and Guarantees (Incorporated by reference to Exhibit 4.1 filed with the Form 10-Q for the quarterly period ended March 28, 2003 filed by Radnor Holdings Corporation)

4.2	Exchange and Registration Rights Agreement, dated as of March 11, 2003, among Radnor Holdings Corporation, Radnor Chemical Corporation, Radnor Delaware II, Inc., Radnor Management Delaware, Inc., Radnor Management, Inc., StyroChem Delaware, Inc., StyroChem Europe Delaware, Inc., StyroChem U.S., Ltd., StyroChem GP, L.L.C., StyroChem LP, L.L.C., WinCup Europe Delaware, Inc., WinCup GP, L.L.C., WinCup LP, L.L.C., WinCup Texas, Ltd. and WinCup Holdings, Inc. and Deutsche Bank Securities Inc., UBS Warburg LLC, Fleet Securities, Inc. and PNC Capital Markets, Inc. (Incorporated by reference to Exhibit 4.2 filed with the Form 10-Q for the quarterly period ended March 28, 2003 filed by Radnor Holdings Corporation)

5.1	Opinion of Duane Morris LLP (Incorporated by reference to same-numbered exhibit filed with Amendment No. 2 to the Current S-4)

* 10.1	Contract of Sale, dated as of December 5, 1996, among Chevron Phillips Chemical Company, LP (formerly Chevron Chemical Company LLC, which was formerly Chevron Chemical Company), Radnor Chemical Corporation, StyroChem U.S., Ltd. and StyroChem Canada, Ltd. (Incorporated by reference to Exhibit No. 10.11 filed with Amendment No.1 to the Original S-4)

** 10.2	First Amendment to Styrene Monomer Contract of Sale, dated as of October 1, 1998, among Chevron Phillips Chemical Company LP, Radnor Chemical Corporation, StyroChem U.S., Ltd. and StyroChem Canada, Ltd. (Incorporated by reference to Exhibit No. 10.6 filed with the Form 10-K for the year ended December 25, 1998 filed by Radnor Holdings Corporation)

** 10.3	Second Amendment to Styrene Monomer Contract of Sale, dated as of January 1, 2001, among Chevron Phillips Chemical Company LP, Radnor Chemical Corporation, StyroChem U.S., Ltd., StyroChem Canada, Ltd. and WinCup Holdings, Inc. (Incorporated by reference to Exhibit No. 10.1 filed with the Form 10-Q for the quarterly period ended March 30, 2001 filed by Radnor Holdings Corporation)

+ 10.4	Agreement of Sale dated as of January 1, 1998 by and between Lyondell Chemie Nederland, B.V., as assignee of Lyondell Chemical Nederland, Ltd. (formerly known as ARCO Chemie Nederland, Ltd.) and StyroChem Finland Oy (Incorporated by reference to Exhibit 10.49 filed with the Form 10-K for the Year Ended December 25, 1998 filed by Radnor Holdings Corporation)

++ 10.5	Amendment dated November 8, 2002 by and between Lyondell Chemie Nederland, B.V. and StyroChem Finland Oy (Incorporated by reference to Exhibit 10.48 filed with Amendment No. 1 to the Form 10-K for the Year Ended December 27, 2002 filed by Radnor Holdings Corporation)

10.6	Amended Lease between Patricia M. Dunnell and James River Paper Company, Inc., dated September 29, 1989, as amended in September, 1994, assigned to WinCup Holdings, Inc. (as successor in interest to WinCup Holdings, L.P.) on January 20, 1996 (Incorporated by reference to Exhibit No. 10.26 filed with Amendment No. 1 to the Original S-4)

10.7	Warehouse Lease between Etzioni Partners and James River Corporation, dated February 13, 1992, as amended on April 13, 1992 and on December 9, 1992, assigned to WinCup Holdings, Inc. (as successor in interest to WinCup Holdings, L.P.) on January 20, 1996 (Incorporated by reference to Exhibit No. 10.27 filed with Amendment No. 1 to the Original S-4)

10.8	Lease between Stone Mountain Industrial Park, Inc. and Scott Container Group, Inc., dated December 16, 1991, as amended on February 28, 1994, assigned to WinCup Holdings, Inc. (as successor in interest to WinCup Holdings, L.P.) on January 20, 1996 (Incorporated by reference to Exhibit No. 10.30 filed with Amendment No. 1 to the Original S-4)

10.9	Plant Lease 195 Tamal Vista Boulevard, Corte Madera, California, between Hunt Brothers Leasing, L.L.C. and WinCup Holdings, Inc. dated February 10, 2003 (Incorporated by reference to Exhibit 10.12 filed with the Form 10-Q for the quarterly period ended March 28, 2003 filed by Radnor Holdings Corporation)

10.10	Engineering Lease 201 Tamal Vista Boulevard, Corte Madera, California, between Hunt Brothers Leasing, L.L.C. and WinCup Holdings, Inc. (as successor in interest to WinCup Holdings, L.P.), dated May 1, 1997 (Incorporated by reference to Exhibit 10.71 filed with the Form S-4 Registration Statement, filed by Radnor Holdings Corporation, WinCup Holdings, Inc., Radnor Chemical Corporation, StyroChem U.S., Ltd., and Radnor Management, Inc., Commission File No. 333-42101 (the “Series B S-4”))

10.11	Amendment to Lease 201 Tamal Vista Boulevard, Corte Madera, California, between Hunt Brothers Leasing, L.L.C. and WinCup Holdings, Inc. dated February 10, 2003 (Incorporated by reference to Exhibit 10.13 filed with the Form 10-Q for the quarterly period ended March 28, 2003 filed by Radnor Holdings Corporation)

10.12	Warehouse Lease 205 Tamal Vista Boulevard, Corte Madera, California, between Hunt Brothers Leasing, L.L.C. and WinCup Holdings, Inc. dated February 10, 2003 (Incorporated by reference to Exhibit 10.14 filed with the Form 10-Q for the quarterly period ended March 28, 2003 filed by Radnor Holdings Corporation)

10.13	Standard Form Multi-Tenancy Industrial Lease between WinCup Holdings, Inc. and CK Airpark Associates, dated June 1, 1994, assigned to WinCup Holdings, Inc. (as successor in interest to WinCup Holdings, L.P.) on January 20, 1996 (Incorporated by reference to Exhibit No. 10.32 filed with Amendment No. 1 to the Original S-4)

10.14	Industrial Building Lease between CenterPoint Properties Trust (as successor in interest to CenterPoint Properties Corporation) and WinCup Holdings, Inc. (as successor in interest to WinCup Holdings, L.P.) dated May 1996 (Incorporated by reference to Exhibit 10.33 filed with the Series B S-4)

10.15	Amendment to Lease by and between CenterPoint Properties Trust and WinCup Holdings, Inc. dated April 1998 (Incorporated by reference to Exhibit 10.15 filed with the Form 10-Q for the quarterly period ended March 28, 2003 filed by Radnor Holdings Corporation)

10.16	Second Amendment to Lease by and between CenterPoint Properties Trust and WinCup Holdings, Inc. dated February 4, 2003 (Incorporated by reference to Exhibit 10.16 filed with the Form 10-Q for the quarterly period ended March 28, 2003 filed by Radnor Holdings Corporation)

10.17	Radnor Corporate Center Office Lease by and between Radnor Center Associates and WinCup Holdings, Inc. (as successor in interest to WinCup Holdings, L.P.), dated May 31, 1996 (Incorporated by reference to Exhibit No. 10.34 filed with Amendment No. 1 to the Original S-4)

10.18	Neste Service Agreement by and between Neste Oy and StyroChem Finland Oy and Radnor Holdings Corporation dated as of October 15, 1997 (Incorporated by reference to Exhibit 10.68 filed with the Series B S-4)

10.19	Land Lease Agreement by and between Neste Oy and StyroChem Finland Oy and Radnor Holdings Corporation dated as of October 15, 1997 (Incorporated by reference to Exhibit 10.69 filed with the Series B S-4)

10.20	Lease and Cooperation Agreement between Suomen Polystyreeni Tehdas Oy/Finska Polystyren Fabriken Ab and Borough of Kokemaki dated February 27, 1971, as amended by Subcontract dated October 13, 1976, Subcontract II dated February 26, 1981, Subcontract III dated August 13, 1985, Transfer of Lease Agreement between City of Kokemaki and Neste Oy dated December 29, 1987, Lease dated April 15, 1994 and Lease Agreement II dated September 26, 1996 (Incorporated by reference to Exhibit 10.75 filed with the Series B S-4)

10.21	Office Lease Agreement between Keharakenpajat Oy and Neste Oy Polystyreeni dated July 1, 1995 (Incorporated by reference to Exhibit 10.77 filed with Amendment No. 1 to the Series B S-4)

10.22	Fourth Amended and Restated Revolving Credit and Security Agreement dated as of December 26, 2001, among Radnor Holdings Corporation, WinCup Holdings, Inc., Radnor Chemical Corporation, StyroChem U.S., Ltd., Radnor Delaware, Inc., StyroChem Delaware, Inc., WinCup Texas, Ltd., StyroChem GP, L.L.C., StyroChem LP, L.L.C., WinCup GP, L.L.C., WinCup LP, L.L.C. and PNC Bank, National Association (Incorporated by reference to Exhibit 10.19 filed with the Form 10-K for the year ended December 28, 2001 filed by Radnor Holdings Corporation (the “2001 10-K”))

10.23	First Amendment to Fourth Amended and Restated Revolving Credit and Security Agreement dated as of February 4, 2002, among Radnor Holdings Corporation, WinCup Holdings, Inc., Radnor Chemical Corporation, StyroChem U.S., Ltd., Radnor Delaware II, Inc., StyroChem Delaware, Inc., WinCup Texas, Ltd., StyroChem GP, L.L.C., StyroChem LP, L.L.C., WinCup GP, L.L.C., WinCup LP, L.L.C. and PNC Bank, National Association (Incorporated by reference to Exhibit 10.20 filed with the 2001 10-K)

10.24	Second Amendment to Fourth Amended and Restated Revolving Credit and Security Agreement dated as of March 5, 2003, among WinCup Holdings, Inc., Radnor Chemical Corporation, StyroChem U.S., Ltd., Radnor Holdings Corporation, Radnor Delaware II, Inc., StyroChem Delaware, Inc., WinCup Texas, Ltd., StyroChem GP, L.L.C., StyroChem LP, L.L.C., WinCup GP, L.L.C., and WinCup LP, L.L.C. and

PNC Bank, National Association. (Incorporated by reference to Exhibit 10.1 filed with the Form 10-Q for the quarterly period ended March 28, 2003 filed by Radnor Holdings Corporation)

10.25	Amended and Restated Revolving Credit Note dated March 5, 2003, made by WinCup Holdings, Inc., Radnor Chemical Corporation, StyroChem U.S., Ltd., Radnor Holdings Corporation, Radnor Delaware II, Inc., StyroChem Delaware, Inc., WinCup Texas, Ltd., StyroChem GP, L.L.C., StyroChem LP, L.L.C., WinCup GP, L.L.C., and WinCup LP, L.L.C. in favor of PNC Bank, National Association (Incorporated by reference to Exhibit 10.2 filed with the Form 10-Q for the quarterly period ended March 28, 2003 filed by Radnor Holdings Corporation)

10.26	Amended and Restated Revolving Credit Note dated March 5, 2003, made by WinCup Holdings, Inc., Radnor Chemical Corporation, StyroChem U.S., Ltd., Radnor Holdings Corporation, Radnor Delaware II, Inc., StyroChem Delaware, Inc., WinCup Texas, Ltd., StyroChem GP, L.L.C., StyroChem LP, L.L.C., WinCup GP, L.L.C., and WinCup LP, L.L.C. in favor of Fleet Capital Corporation (Incorporated by reference to Exhibit 10.3 filed with the Form 10-Q for the quarterly period ended March 28, 2003 filed by Radnor Holdings Corporation)

10.27	Amended and Restated Revolving Credit Note dated March 5, 2003, made by WinCup Holdings, Inc., Radnor Chemical Corporation, StyroChem U.S., Ltd., Radnor Holdings Corporation, Radnor Delaware II, Inc., StyroChem Delaware, Inc., WinCup Texas, Ltd., StyroChem GP, L.L.C., StyroChem LP, L.L.C., WinCup GP, L.L.C., and WinCup LP, L.L.C. in favor of LaSalle Business Credit, LLC (Incorporated by reference to Exhibit 10.4 filed with the Form 10-Q for the quarterly period ended March 28, 2003 filed by Radnor Holdings Corporation)

10.28	Term Loan Note dated March 5, 2003, made by WinCup Holdings, Inc., Radnor Chemical Corporation, StyroChem U.S., Ltd., Radnor Holdings Corporation, Radnor Delaware II, Inc., StyroChem Delaware, Inc., WinCup Texas, Ltd., StyroChem GP, L.L.C., StyroChem LP, L.L.C., WinCup GP, L.L.C., and WinCup LP, L.L.C. in favor of PNC Bank, National Association (Incorporated by reference to Exhibit 10.5 filed with the Form 10-Q for the quarterly period ended March 28, 2003 filed by Radnor Holdings Corporation)

10.29	Term Loan Note dated March 5, 2003, made by WinCup Holdings, Inc., Radnor Chemical Corporation, StyroChem U.S., Ltd., Radnor Holdings Corporation, Radnor Delaware II, Inc., StyroChem Delaware, Inc., WinCup Texas, Ltd., StyroChem GP, L.L.C., StyroChem LP, L.L.C., WinCup GP, L.L.C., and WinCup LP, L.L.C. in favor of Fleet Capital Corporation (Incorporated by reference to Exhibit 10.6 filed with the Form 10-Q for the quarterly period ended March 28, 2003 filed by Radnor Holdings Corporation)

10.30	Term Loan Note dated March 5, 2003, made by WinCup Holdings, Inc., Radnor Chemical Corporation, StyroChem U.S., Ltd., Radnor Holdings Corporation, Radnor Delaware II, Inc., StyroChem Delaware, Inc., WinCup Texas, Ltd., StyroChem GP, L.L.C., StyroChem LP, L.L.C., WinCup GP, L.L.C., and WinCup LP, L.L.C. in favor of LaSalle Business Credit, LLC (Incorporated by reference to Exhibit 10.7 filed with the Form 10-Q for the quarterly period ended March 28, 2003 filed by Radnor Holdings Corporation)

10.31	Trademark Collateral Security Agreement, dated December 5, 1996, between StyroChem U.S., Ltd. and The Bank of New York Commercial Corporation (Incorporated by reference to Exhibit No. 10.44 filed with Amendment No. 1 to the Original S-4)

10.32	Trademark Assignment of Security, dated December 5, 1996, between StyroChem U.S., Ltd. and The Bank of New York Commercial Corporation (Incorporated by reference to Exhibit No. 10.45 filed with Amendment No. 1 to the Original S-4)

10.33	Trademark Collateral Security Agreement, dated December 5, 1996, between WinCup Holdings, Inc. and The Bank of New York Commercial Corporation (Incorporated by reference to Exhibit No. 10.46 filed with Amendment No. 1 to the Original S-4)

10.34	Trademark Assignment of Security, dated December 5, 1996, between WinCup Holdings, Inc. and The Bank of New York Commercial Corporation (Incorporated by reference to Exhibit No. 10.47 filed with Amendment No. 1 to the Original S-4)

10.35	Trademark Security Agreement, dated December 26, 2001, between Radnor Delaware, Inc. and PNC Bank, National Association (Incorporated by reference to Exhibit 10.28 filed with the 2001 10-K)

10.36	Patent Security Agreement, dated December 26, 2001, between StyroChem Delaware, Inc. and PNC Bank, National Association (Incorporated by reference to Exhibit 10.29 filed with the 2001 10-K)

10.37	Patent Security Agreement, dated December 26, 2001, between Radnor Delaware, Inc. and PNC Bank, National Association (Incorporated by reference to Exhibit 10.30 filed with the 2001 10-K)

10.38	Copyright Security Agreement, dated December 26, 2001, between Radnor Delaware, Inc. and PNC Bank, National Association (Incorporated by reference to Exhibit 10.31 filed with the 2001 10-K)

10.39	Assignment Agreement dated as of December 26, 2001, among Bank of America, N.A., First Union National Bank and PNC Bank, National Association (Incorporated by reference to Exhibit 10.32 filed with the 2001 10-K)

10.40	Amended and Restated Guaranty dated as of December 26, 2001, by Radnor Management Delaware, Inc. in favor of PNC Bank, National Association (Incorporated by reference to Exhibit 10.33 filed with the 2001 10-K)

10.41	Amended and Restated Guaranty dated as of December 26, 2001, by WinCup Europe Delaware, Inc. in favor of PNC Bank, National Association (Incorporated by reference to Exhibit 10.34 filed with the 2001 10-K)

10.42	Affirmation of Guaranty dated as of March 5, 2003, by Radnor Management Delaware, Inc. in favor of PNC Bank, National Association (Incorporated by reference to Exhibit 10.8 filed with the Form 10-Q for the quarterly period ended March 28, 2003 filed by Radnor Holdings Corporation)

10.43	Affirmation of Guaranty dated as of March 5, 2003, by WinCup Europe Delaware, Inc. in favor of PNC Bank, National Association (Incorporated by reference to Exhibit 10.9 filed with the Form 10-Q for the quarterly period ended March 28, 2003 filed by Radnor Holdings Corporation)

10.44	Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing between WinCup Holdings, Inc. and PNC Bank, National Association with respect to Metuchen, New Jersey property (Incorporated by reference to Exhibit 10.10 filed with the Form 10-Q for the quarterly period ended March 28, 2003 filed by Radnor Holdings Corporation)

10.45	Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing between WinCup Holdings, Inc. and PNC Bank, National Association with respect to West Chicago, Illinois property (Incorporated by reference to Exhibit 10.11 filed with the Form 10-Q for the quarterly period ended March 28, 2003 filed by Radnor Holdings Corporation)

10.46	Joinder dated January 24, 2002 joining Radnor Delaware II, Inc. to the Fourth Amended and Restated Revolving Credit and Security Agreement (Incorporated by reference to Exhibit 10.35 filed with the 2001 10-K)

10.47	Commitment Transfer Supplement, dated as of February 4, 2002, among PNC Bank, National Association, Fleet Capital Corporation, and PNC Bank, National Association, as agent for Lenders under the Fourth Amended and Restated Revolving Credit and Security Agreement. (Incorporated by reference to Exhibit 10.36 filed with the 2001 10-K)

10.48	Agreement Respecting a Term Loan and Other Credit Facilities, dated February 25, 1994, between Bank of Montreal and StyroChem Canada, Ltd., as amended (Incorporated by reference to Exhibit No. 10.63 filed with Amendment No. 1 to the Original S-4)

10.49	Letter of Undertaking, dated December 5, 1996, made by StyroChem Canada, Ltd. and Radnor Holdings Corporation in favor of Bank of Montreal (Incorporated by reference to Exhibit No. 10.64 filed with the Original S-4)

10.50	Guaranty, dated February 25, 1994, made by Radnor Chemical Corporation in favor of Bank of Montreal (Incorporated by reference to Exhibit No. 10.65 filed with Amendment No. 1 to the Original S-4)

*** 10.51	Executive Employment Agreement by and between Radnor Holdings Corporation and Richard Hunsinger, dated May 1, 1993, as amended in October, 1995 (Incorporated by reference to Exhibit No. 10.38 filed with the Original S-4)

*** 10.52	Radnor Holdings Corporation Equity Incentive Plan, dated April 24, 1992, as amended on November 1, 1993 (Incorporated by reference to Exhibit No. 10.39 filed with Amendment No. 1 to the Original S-4)

*** 10.53	Radnor Holdings Corporation Management Equity Participation Plan, dated March 10, 1993, as amended on November 1, 1993 (Incorporated by reference to Exhibit No. 10.40 filed with Amendment No. 1 to the Original S-4)

*** 10.54	Employment Agreement dated February 21, 1997 between Radnor Holdings Corporation and Caroline J. Williamson (Incorporated by reference to Exhibit 10.81 filed with Amendment No. 1 to the Series B S-4)

*** 10.55	Employment Agreement, dated April 5, 1996, between WinCup Holdings, Inc. and R. Radcliffe Hastings (Incorporated by reference to Exhibit No. 10.66 filed with the Original S-4)

*** 10.56	Letter Agreement dated as of December 10, 1998 between Radnor Holdings Corporation and Van D. Groenewold (Incorporated by reference to Exhibit No. 10.52 filed with the Form 10-K for the year ended December 25, 1998 filed by Radnor Holdings Corporation)

*** 10.57	Radnor Holdings Corporation Key Executive Retirement Plan (Incorporated by reference to Exhibit No. 10.50 filed with the Form 10-K for the year ended December 25, 1998 filed by Radnor Holdings Corporation)

*** 10.58	Radnor Holdings Corporation Senior Executive Retirement Plan, amended as of September 1, 1999 (Incorporated by reference to Exhibit 10.55 filed with Form 10-K for the year ended December 31, 1999 filed by Radnor Holdings Corporation)

10.59	Third Amendment to Fourth Amended and Restated Revolving Credit, Term Loan and Security Agreement dated as of August 1, 2003, among WinCup Holdings, Inc., Radnor Chemical Corporation, StyroChem U.S., Ltd., Radnor Holdings Corporation, Radnor Delaware II, Inc., StyroChem Delaware, Inc., WinCup Texas, Ltd., StyroChem GP, L.L.C., StyroChem LP, L.L.C., WinCup GP, L.L.C., and WinCup LP, L.L.C. and PNC Bank, National Association (Incorporated by reference to same-numbered exhibit filed with Amendment No. 2 to the Current S-4)

12.1	Statement regarding computation of ratio of earnings to fixed charges (Incorporated by reference to same-numbered exhibit filed with the Current S-4)

21.1	List of Subsidiaries of the Registrant (Incorporated by reference to same-numbered exhibit filed with the Current S-4)

23.1	Consent of KPMG LLP

23.2	Consent of Duane Morris LLP (included in Exhibit 5.1)

23.3	Consent of KPMG LLP

24	Powers of Attorney (Incorporated by reference to same-numbered exhibit filed with the Current S-4)

25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Wachovia Bank, National Association, as Trustee, on Form T-1, relating to the 11% Senior Notes due 2010 (Incorporated by reference to same-numbered exhibit filed with Amendment No. 1 to the Current S-4)

99.1	Form of Letter of Transmittal (Incorporated by reference to same-numbered exhibit filed with the Current S-4)

99.2	Form of Notice of Guaranteed Delivery (Incorporated by reference to same-numbered exhibit filed with the Current S-4)

99.3	Form of Letter to Noteholders (Incorporated by reference to same-numbered exhibit filed with the Current S-4)

99.4	Form of Letter to Record Holders (Incorporated by reference to same-numbered exhibit filed with the Current S-4)

*	Portions of this Exhibit have been deleted pursuant to an Order Granting the Company’s Application under Securities Act and Rule 406 Promulgated Thereunder for Confidential Treatment.

**	Portions of this Exhibit have been deleted pursuant to an Order Granting the Company’s Application under Exchange Act and Rule 24b-2 Promulgated Thereunder for Confidential Treatment.

***	This exhibit represents a management contract or compensatory plan or arrangement.

+	Portions of this Exhibit have been deleted pursuant to the Company’s Application Requesting Extension of Previous Grant of Confidential Treatment under Exchange Act and Rule 24b-2 Promulgated Thereunder.

++	Portions of this Exhibit have been deleted pursuant to the Company’s Application under Exchange Act and Rule 24b-2 Promulgated Thereunder for Confidential Treatment.

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Radnor, Commonwealth of Pennsylvania, on September 30, 2003.

RADNOR HOLDINGS CORPORATION

By:	/s/ Michael T. Kennedy
Michael T. Kennedy,
President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Michael T. Kennedy	President and Director (principal executive officer)	September 30, 2003
Michael T. Kennedy

/s/ Michael V. Valenza	Senior Vice President—Finance, Chief Financial Officer and Chief Accounting Officer	September 30, 2003
Michael V. Valenza

/s/ R. Radcliffe Hastings	Senior Vice President, Treasurer and Director	September 30, 2003
R. Radcliffe Hastings

/s/ John P. McNiff	Senior Vice President—Corporate Development and Director	September 30, 2003
John P. McNiff

/s/ Paul M. Finigan	Director	September 30, 2003
Paul M. Finigan

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Radnor, Commonwealth of Pennsylvania, on September 30, 2003.

RADNOR CHEMICAL CORPORATION

By:	/s/ Michael T. Kennedy
Michael T. Kennedy,
Chairman

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Michael T. Kennedy	Chairman and Director (principal executive officer)	September 30, 2003
Michael T. Kennedy

/s/ Michael V. Valenza	President, Chief Financial Officer, Chief Accounting Officer and Director	September 30, 2003
Michael V. Valenza

/s/ Joan O. Rowe	Director	September 30, 2003
Joan O. Rowe

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Radnor, Commonwealth of Pennsylvania, on September 30, 2003.

RADNOR DELAWARE II, INC.

By:	/s/ Michael T. Kennedy
Michael T. Kennedy,
Chairman

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Michael T. Kennedy	Chairman and Director (principal executive officer)	September 30, 2003
Michael T. Kennedy

/s/ Michael V. Valenza	President, Chief Financial Officer, Chief Accounting Officer and Director	September 30, 2003
Michael V. Valenza

/s/ Joan O. Rowe	Director	September 30, 2003
Joan O. Rowe

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Radnor, Commonwealth of Pennsylvania, on September 30, 2003.

RADNOR MANAGEMENT DELAWARE, INC.

By:	/s/ Michael T. Kennedy
Michael T. Kennedy,
President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Michael T. Kennedy	President and sole Director (principal executive officer)	September 30, 2003
Michael T. Kennedy

/s/ Michael V. Valenza	Senior Vice President—Finance, Chief Financial Officer and Chief Accounting Officer	September 30, 2003
Michael V. Valenza

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Radnor, Commonwealth of Pennsylvania, on September 30, 2003.

RADNOR MANAGEMENT, INC.

By:	/s/ Michael T. Kennedy
Michael T. Kennedy,
President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Michael T. Kennedy	President and sole Director (principal executive officer)	September 30, 2003
Michael T. Kennedy

/s/ Michael V. Valenza	Senior Vice President—Finance, Chief Financial Officer and Chief Accounting Officer	September 30, 2003
Michael V. Valenza

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Radnor, Commonwealth of Pennsylvania, on September 30, 2003.

STYROCHEM DELAWARE, INC.

By:	/s/ Michael T. Kennedy
Michael T. Kennedy,
Chairman

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Michael T. Kennedy	Chairman and Director (principal executive officer)	September 30, 2003
Michael T. Kennedy

/s/ Michael V. Valenza	President, Chief Financial Officer, Chief Accounting Officer and Director	September 30, 2003
Michael V. Valenza

/s/ Joan O. Rowe	Director	September 30, 2003
Joan O. Rowe

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Radnor, Commonwealth of Pennsylvania, on September 30, 2003.

STYROCHEM EUROPE DELAWARE, INC.

By:	/s/ Michael T. Kennedy
Michael T. Kennedy,
Chairman

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Michael T. Kennedy	Chairman and Director (principal executive officer)	September 30, 2003
Michael T. Kennedy

/s/ Michael V. Valenza	President, Chief Financial Officer, Chief Accounting Officer and Director	September 30, 2003
Michael V. Valenza

/s/ Joan O. Rowe	Director	September 30, 2003
Joan O. Rowe

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Radnor, Commonwealth of Pennsylvania, on September 30, 2003.

STYROCHEM GP, L.L.C.

By:	Radnor Chemical Corporation, its sole member

By:	/s/ Michael T. Kennedy
Michael T. Kennedy,
Chairman

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Michael T. Kennedy	Chairman and Director of sole member (principal executive officer)	September 30, 2003
Michael T. Kennedy

/s/ Michael V. Valenza	President, Chief Financial Officer, Chief Accounting Officer and Director of sole member	September 30, 2003
Michael V. Valenza

/s/ Joan O. Rowe	Director of sole member	September 30, 2003
Joan O. Rowe

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Radnor, Commonwealth of Pennsylvania, on September 30, 2003.

STYROCHEM LP, L.L.C.

By:	Radnor Chemical Corporation, its sole member

By:	/s/ Michael T. Kennedy
Michael T. Kennedy,
Chairman

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Michael T. Kennedy	Chairman and Director of sole member (principal executive officer)	September 30, 2003
Michael T. Kennedy

/s/ Michael V. Valenza	President, Chief Financial Officer, Chief Accounting Officer and Director of sole member	September 30, 2003
Michael V. Valenza

/s/ Joan O. Rowe	Director of sole member	September 30, 2003
Joan O. Rowe

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Radnor, Commonwealth of Pennsylvania, on September 30, 2003.

STYROCHEM U.S., LTD.

By:	StyroChem GP, L.L.C., its general partner

By:	Radnor Chemical Corporation,
its sole member

By:	/s/ Michael T. Kennedy
Michael T. Kennedy,
Chairman

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Michael T. Kennedy	Chairman and Director of sole member of general partner (principal executive officer)	September 30, 2003
Michael T. Kennedy

/s/ Michael V. Valenza	President, Chief Financial Officer, Chief Accounting Officer and Director of sole member of general partner	September 30, 2003
Michael V. Valenza

/s/ Joan O. Rowe	Director of sole member of general partner	September 30, 2003
Joan O. Rowe

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Radnor, Commonwealth of Pennsylvania, on September 30, 2003.

WINCUP EUROPE DELAWARE, INC.

By:	/s/ Michael T. Kennedy
Michael T. Kennedy,
Chairman

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Michael T. Kennedy	Chairman and Director (principal executive officer)	September 30, 2003
Michael T. Kennedy

/s/ Michael V. Valenza	President, Chief Financial Officer, Chief Accounting Officer and Director	September 30, 2003
Michael V. Valenza

/s/ Joan O. Rowe	Director	September 30, 2003
Joan O. Rowe

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Radnor, Commonwealth of Pennsylvania, on September 30, 2003.

WINCUP GP, L.L.C.

By:	WinCup Holdings, Inc., its sole member

By:	/s/ Michael T. Kennedy
Michael T. Kennedy,
President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Michael T. Kennedy	President and sole Director of sole member (principal executive officer)	September 30, 2003
Michael T. Kennedy

/s/ Michael V. Valenza	Senior Vice President—Finance, Chief Financial Officer and Chief Accounting Officer of sole member	September 30, 2003
Michael V. Valenza

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Radnor, Commonwealth of Pennsylvania, on September 30, 2003.

WINCUP HOLDINGS, INC.

By:	/s/ Michael T. Kennedy
Michael T. Kennedy,
President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Michael T. Kennedy	President and sole Director (principal executive officer)	September 30, 2003
Michael T. Kennedy

/s/ Michael V. Valenza	Senior Vice President—Finance, Chief Financial Officer and Chief Accounting Officer	September 30, 2003
Michael V. Valenza

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Radnor, Commonwealth of Pennsylvania, on September 30, 2003.

WINCUP LP, L.L.C.

By:	WinCup Holdings, Inc., its sole member

By:	/s/ Michael T. Kennedy
Michael T. Kennedy,
President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Michael T. Kennedy	President and sole Director of sole member (principal executive officer)	September 30, 2003
Michael T. Kennedy

/s/ Michael V. Valenza	Senior Vice President—Finance, Chief Financial Officer and Chief Accounting Officer of sole member	September 30, 2003
Michael V. Valenza

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Radnor, Commonwealth of Pennsylvania, on September 30, 2003.

WINCUP TEXAS, LTD.

By:	WinCup GP, L.L.C., its general partner

By:	WinCup Holdings, Inc., its sole member

By:	/s/ Michael T. Kennedy
Michael T. Kennedy,
President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Michael T. Kennedy	President and sole Director of sole member of general partner (principal executive officer)	September 30, 2003
Michael T. Kennedy

/s/ Michael V. Valenza	Senior Vice President—Finance, Chief Financial Officer and Chief Accounting Officer of sole member of general partner	September 30, 2003
Michael V. Valenza

EXHIBIT INDEX

3.1	Restated Certificate of Incorporation of Radnor Holdings Corporation, as amended (Incorporated by reference to Exhibit No. 3.1 filed with the Form 10-K for the year ended December 25, 1998 filed by Radnor Holdings Corporation)

3.2	Bylaws of Radnor Holdings Corporation (Incorporated by reference to Exhibit 3.2 filed with Form S-4 Registration Statement, filed by Radnor Holdings Corporation, WinCup Holdings, Inc., Radnor Chemical Corporation (formerly SP Acquisition Co.), StyroChem U.S., Ltd. (formerly StyroChem U.S., Inc. and StyroChem International, Inc.), StyroChem Canada, Ltd. (formerly StyroChem International, Ltd.) and Radnor Management, Inc., Commission File No. 333-19495 (the “Original S-4”))

3.3	Amended and Restated Certificate of Incorporation of Radnor Chemical Corporation (Incorporated by reference to same-numbered exhibit filed with Form S-4 Registration Statement, filed by Registrants, Commission File No. 333-105123 (the “Current S-4”))

3.4	Bylaws of Radnor Chemical Corporation (Incorporated by reference to same-numbered exhibit filed with the Current S-4)

3.5	Certificate of Incorporation of Radnor Delaware II, Inc. (Incorporated by reference to same-numbered exhibit filed with the Current S-4)

3.6	Bylaws of Radnor Delaware II, Inc. (Incorporated by reference to same-numbered exhibit filed with the Current S-4)

3.7	Certificate of Incorporation of Radnor Management Delaware, Inc. (Incorporated by reference to same-numbered exhibit filed with the Current S-4)

3.8	Bylaws of Radnor Management Delaware, Inc. (Incorporated by reference to same-numbered exhibit filed with the Current S-4)

3.9	Certificate of Incorporation of Radnor Management, Inc. (Incorporated by reference to Exhibit No. 3.5 filed with the Original S-4)

3.10	Bylaws of Radnor Management, Inc. (Incorporated by reference to Exhibit 3.6 filed with the Original S-4)

3.11	Certificate of Incorporation of StyroChem Delaware, Inc. (Incorporated by reference to same-numbered exhibit filed with the Current S-4)

3.12	Bylaws of StyroChem Delaware, Inc. (Incorporated by reference to same-numbered exhibit filed with the Current S-4)

3.13	Certificate of Incorporation of StyroChem Europe Delaware, Inc. (Incorporated by reference to same-numbered exhibit filed with the Current S-4)

3.14	Bylaws of StyroChem Europe Delaware, Inc. (Incorporated by reference to same-numbered exhibit filed with the Current S-4)

3.15	Certificate of Formation of StyroChem GP, L.L.C. (Incorporated by reference to same-numbered exhibit filed with the Current S-4)

3.16	Limited Liability Company Agreement of StyroChem GP, L.L.C. (Incorporated by reference to same-numbered exhibit filed with the Current S-4)

3.17	Certificate of Formation of StyroChem LP, L.L.C. (Incorporated by reference to same-numbered exhibit filed with the Current S-4)

3.18	Limited Liability Company Agreement of StyroChem LP, L.L.C. (Incorporated by reference to same-numbered exhibit filed with the Current S-4)

3.19	Certificate of Limited Partnership of StyroChem U.S., Ltd. (Incorporated by reference to same-numbered exhibit filed with the Current S-4)

3.20	Agreement of Limited Partnership of StyroChem U.S., Ltd. (Incorporated by reference to same-numbered exhibit filed with the Current S-4)

3.21	Certificate of Incorporation of WinCup Europe Delaware, Inc. (Incorporated by reference to same-numbered exhibit filed with the Current S-4)

3.22	Bylaws of WinCup Europe Delaware, Inc. (Incorporated by reference to same-numbered exhibit filed with the Current S-4)

3.23	Certificate of Formation of WinCup GP, L.L.C. (Incorporated by reference to same-numbered exhibit filed with the Current S-4)

3.24	Limited Liability Company Agreement of WinCup GP, L.L.C. (Incorporated by reference to same-numbered exhibit filed with the Current S-4)

3.25	Certificate of Incorporation of WinCup Holdings, Inc. (Incorporated by reference to Exhibit No. 3.3 filed with the Original S-4)

3.26	Bylaws of WinCup Holdings, Inc. (Incorporated by reference to Exhibit 3.4 filed with the Original S-4)

3.27	Certificate of Formation of WinCup LP, L.L.C. (Incorporated by reference to same-numbered exhibit filed with the Current S-4)

3.28	Limited Liability Company Agreement of WinCup LP, L.L.C. (Incorporated by reference to same-numbered exhibit filed with the Current S-4)

3.29	Certificate of Limited Partnership of WinCup Texas, Ltd. (Incorporated by reference to same-numbered exhibit filed with the Current S-4)

3.30	Agreement of Limited Partnership of WinCup Texas, Ltd. (Incorporated by reference to same-numbered exhibit filed with the Current S-4)

4.1	Indenture, dated as of March 11, 2003, among Radnor Holdings Corporation, Radnor Chemical Corporation, Radnor Delaware II, Inc., Radnor Management Delaware, Inc., Radnor Management, Inc., StyroChem Delaware, Inc., StyroChem Europe Delaware, Inc., StyroChem U.S., Ltd., StyroChem GP, L.L.C., StyroChem LP, L.L.C., WinCup Europe Delaware, Inc., WinCup GP, L.L.C., WinCup LP, L.L.C., WinCup Texas, Ltd. and WinCup Holdings, Inc. and Wachovia Bank, National Association, as trustee, including form of Notes and Guarantees (Incorporated by reference to Exhibit 4.1 filed with the Form 10-Q for the quarterly period ended March 28, 2003 filed by Radnor Holdings Corporation)

4.2	Exchange and Registration Rights Agreement, dated as of March 11, 2003, among Radnor Holdings Corporation, Radnor Chemical Corporation, Radnor Delaware II, Inc., Radnor Management Delaware, Inc., Radnor Management, Inc., StyroChem Delaware, Inc., StyroChem Europe Delaware, Inc., StyroChem U.S., Ltd., StyroChem GP, L.L.C., StyroChem LP, L.L.C., WinCup Europe Delaware, Inc., WinCup GP, L.L.C., WinCup LP, L.L.C., WinCup Texas, Ltd. and WinCup Holdings, Inc. and Deutsche Bank Securities Inc., UBS Warburg LLC, Fleet Securities, Inc. and PNC Capital Markets, Inc. (Incorporated by reference to Exhibit 4.2 filed with the Form 10-Q for the quarterly period ended March 28, 2003 filed by Radnor Holdings Corporation)

5.1	Opinion of Duane Morris LLP (Incorporated by reference to same-numbered exhibit filed with Amendment No. 2 to the Current S-4)

* 10.1	Contract of Sale, dated as of December 5, 1996, among Chevron Phillips Chemical Company, LP (formerly Chevron Chemical Company LLC, which was formerly Chevron Chemical Company), Radnor Chemical Corporation, StyroChem U.S., Ltd. and StyroChem Canada, Ltd. (Incorporated by reference to Exhibit No. 10.11 filed with Amendment No.1 to the Original S-4)

** 10.2	First Amendment to Styrene Monomer Contract of Sale, dated as of October 1, 1998, among Chevron Phillips Chemical Company LP, Radnor Chemical Corporation, StyroChem U.S., Ltd. and StyroChem Canada, Ltd. (Incorporated by reference to Exhibit No. 10.6 filed with the Form 10-K for the year ended December 25, 1998 filed by Radnor Holdings Corporation)

** 10.3	Second Amendment to Styrene Monomer Contract of Sale, dated as of January 1, 2001, among Chevron Phillips Chemical Company LP, Radnor Chemical Corporation, StyroChem U.S., Ltd., StyroChem Canada, Ltd. and WinCup Holdings, Inc. (Incorporated by reference to Exhibit No. 10.1 filed with the Form 10-Q for the quarterly period ended March 30, 2001 filed by Radnor Holdings Corporation)

+ 10.4	Agreement of Sale dated as of January 1, 1998 by and between Lyondell Chemie Nederland, B.V., as assignee of Lyondell Chemical Nederland, Ltd. (formerly known as ARCO Chemie Nederland, Ltd.) and StyroChem Finland Oy (Incorporated by reference to Exhibit 10.49 filed with the Form 10-K for the Year Ended December 25, 1998 filed by Radnor Holdings Corporation)

++ 10.5	Amendment dated November 8, 2002 by and between Lyondell Chemie Nederland, B.V. and StyroChem Finland Oy (Incorporated by reference to Exhibit 10.48 filed with Amendment No. 1 to the Form 10-K for the Year Ended December 27, 2002 filed by Radnor Holdings Corporation)

10.6	Amended Lease between Patricia M. Dunnell and James River Paper Company, Inc., dated September 29, 1989, as amended in September, 1994, assigned to WinCup Holdings, Inc. (as successor in interest to WinCup Holdings, L.P.) on January 20, 1996 (Incorporated by reference to Exhibit No. 10.26 filed with Amendment No. 1 to the Original S-4)

10.7	Warehouse Lease between Etzioni Partners and James River Corporation, dated February 13, 1992, as amended on April 13, 1992 and on December 9, 1992, assigned to WinCup Holdings, Inc. (as successor in interest to WinCup Holdings, L.P.) on January 20, 1996 (Incorporated by reference to Exhibit No. 10.27 filed with Amendment No. 1 to the Original S-4)

10.8	Lease between Stone Mountain Industrial Park, Inc. and Scott Container Group, Inc., dated December 16, 1991, as amended on February 28, 1994, assigned to WinCup Holdings, Inc. (as successor in interest to WinCup Holdings, L.P.) on January 20, 1996 (Incorporated by reference to Exhibit No. 10.30 filed with Amendment No. 1 to the Original S-4)

10.9	Plant Lease 195 Tamal Vista Boulevard, Corte Madera, California, between Hunt Brothers Leasing, L.L.C. and WinCup Holdings, Inc. dated February 10, 2003 (Incorporated by reference to Exhibit 10.12 filed with the Form 10-Q for the quarterly period ended March 28, 2003 filed by Radnor Holdings Corporation)

10.10	Engineering Lease 201 Tamal Vista Boulevard, Corte Madera, California, between Hunt Brothers Leasing, L.L.C. and WinCup Holdings, Inc. (as successor in interest to WinCup Holdings, L.P.), dated May 1, 1997 (Incorporated by reference to Exhibit 10.71 filed with the Form S-4 Registration Statement, filed by Radnor Holdings Corporation, WinCup Holdings, Inc., Radnor Chemical Corporation, StyroChem U.S., Ltd., and Radnor Management, Inc., Commission File No. 333-42101 (the “Series B S-4”))

10.11	Amendment to Lease 201 Tamal Vista Boulevard, Corte Madera, California, between Hunt Brothers Leasing, L.L.C. and WinCup Holdings, Inc. dated February 10, 2003 (Incorporated by reference to Exhibit 10.13 filed with the Form 10-Q for the quarterly period ended March 28, 2003 filed by Radnor Holdings Corporation)

10.12	Warehouse Lease 205 Tamal Vista Boulevard, Corte Madera, California, between Hunt Brothers Leasing, L.L.C. and WinCup Holdings, Inc. dated February 10, 2003 (Incorporated by reference to Exhibit 10.14 filed with the Form 10-Q for the quarterly period ended March 28, 2003 filed by Radnor Holdings Corporation)

10.13	Standard Form Multi-Tenancy Industrial Lease between WinCup Holdings, Inc. and CK Airpark Associates, dated June 1, 1994, assigned to WinCup Holdings, Inc. (as successor in interest to WinCup Holdings, L.P.) on January 20, 1996 (Incorporated by reference to Exhibit No. 10.32 filed with Amendment No. 1 to the Original S-4)

10.14	Industrial Building Lease between CenterPoint Properties Trust (as successor in interest to CenterPoint Properties Corporation) and WinCup Holdings, Inc. (as successor in interest to WinCup Holdings, L.P.) dated May 1996 (Incorporated by reference to Exhibit 10.33 filed with the Series B S-4)

10.15	Amendment to Lease by and between CenterPoint Properties Trust and WinCup Holdings, Inc. dated April 1998 (Incorporated by reference to Exhibit 10.15 filed with the Form 10-Q for the quarterly period ended March 28, 2003 filed by Radnor Holdings Corporation)

10.16	Second Amendment to Lease by and between CenterPoint Properties Trust and WinCup Holdings, Inc. dated February 4, 2003 (Incorporated by reference to Exhibit 10.16 filed with the Form 10-Q for the quarterly period ended March 28, 2003 filed by Radnor Holdings Corporation)

10.17	Radnor Corporate Center Office Lease by and between Radnor Center Associates and WinCup Holdings, Inc. (as successor in interest to WinCup Holdings, L.P.), dated May 31, 1996 (Incorporated by reference to Exhibit No. 10.34 filed with Amendment No. 1 to the Original S-4)

10.18	Neste Service Agreement by and between Neste Oy and StyroChem Finland Oy and Radnor Holdings Corporation dated as of October 15, 1997 (Incorporated by reference to Exhibit 10.68 filed with the Series B S-4)

10.19	Land Lease Agreement by and between Neste Oy and StyroChem Finland Oy and Radnor Holdings Corporation dated as of October 15, 1997 (Incorporated by reference to Exhibit 10.69 filed with the Series B S-4)

10.20	Lease and Cooperation Agreement between Suomen Polystyreeni Tehdas Oy/Finska Polystyren Fabriken Ab and Borough of Kokemaki dated February 27, 1971, as amended by Subcontract dated October 13, 1976, Subcontract II dated February 26, 1981, Subcontract III dated August 13, 1985, Transfer of Lease Agreement between City of Kokemaki and Neste Oy dated December 29, 1987, Lease dated April 15, 1994 and Lease Agreement II dated September 26, 1996 (Incorporated by reference to Exhibit 10.75 filed with the Series B S-4)

10.21	Office Lease Agreement between Keharakenpajat Oy and Neste Oy Polystyreeni dated July 1, 1995 (Incorporated by reference to Exhibit 10.77 filed with Amendment No. 1 to the Series B S-4)

10.22	Fourth Amended and Restated Revolving Credit and Security Agreement dated as of December 26, 2001, among Radnor Holdings Corporation, WinCup Holdings, Inc., Radnor Chemical Corporation, StyroChem U.S., Ltd., Radnor Delaware, Inc., StyroChem Delaware, Inc., WinCup Texas, Ltd., StyroChem GP, L.L.C., StyroChem LP, L.L.C., WinCup GP, L.L.C., WinCup LP, L.L.C. and PNC Bank, National Association (Incorporated by reference to Exhibit 10.19 filed with the Form 10-K for the year ended December 28, 2001 filed by Radnor Holdings Corporation (the “2001 10-K”))

10.23	First Amendment to Fourth Amended and Restated Revolving Credit and Security Agreement dated as of February 4, 2002, among Radnor Holdings Corporation, WinCup Holdings, Inc., Radnor Chemical Corporation, StyroChem U.S., Ltd., Radnor Delaware II, Inc., StyroChem Delaware, Inc., WinCup Texas, Ltd., StyroChem GP, L.L.C., StyroChem LP, L.L.C., WinCup GP, L.L.C., WinCup LP, L.L.C. and PNC Bank, National Association (Incorporated by reference to Exhibit 10.20 filed with the 2001 10-K)

10.24	Second Amendment to Fourth Amended and Restated Revolving Credit and Security Agreement dated as of March 5, 2003, among WinCup Holdings, Inc., Radnor Chemical Corporation, StyroChem U.S., Ltd., Radnor Holdings Corporation, Radnor Delaware II, Inc., StyroChem Delaware, Inc., WinCup Texas, Ltd., StyroChem GP, L.L.C., StyroChem LP, L.L.C., WinCup GP, L.L.C., and WinCup LP, L.L.C. and

PNC Bank, National Association. (Incorporated by reference to Exhibit 10.1 filed with the Form 10-Q for the quarterly period ended March 28, 2003 filed by Radnor Holdings Corporation)

10.25	Amended and Restated Revolving Credit Note dated March 5, 2003, made by WinCup Holdings, Inc., Radnor Chemical Corporation, StyroChem U.S., Ltd., Radnor Holdings Corporation, Radnor Delaware II, Inc., StyroChem Delaware, Inc., WinCup Texas, Ltd., StyroChem GP, L.L.C., StyroChem LP, L.L.C., WinCup GP, L.L.C., and WinCup LP, L.L.C. in favor of PNC Bank, National Association (Incorporated by reference to Exhibit 10.2 filed with the Form 10-Q for the quarterly period ended March 28, 2003 filed by Radnor Holdings Corporation)

10.26	Amended and Restated Revolving Credit Note dated March 5, 2003, made by WinCup Holdings, Inc., Radnor Chemical Corporation, StyroChem U.S., Ltd., Radnor Holdings Corporation, Radnor Delaware II, Inc., StyroChem Delaware, Inc., WinCup Texas, Ltd., StyroChem GP, L.L.C., StyroChem LP, L.L.C., WinCup GP, L.L.C., and WinCup LP, L.L.C. in favor of Fleet Capital Corporation (Incorporated by reference to Exhibit 10.3 filed with the Form 10-Q for the quarterly period ended March 28, 2003 filed by Radnor Holdings Corporation)

10.27	Amended and Restated Revolving Credit Note dated March 5, 2003, made by WinCup Holdings, Inc., Radnor Chemical Corporation, StyroChem U.S., Ltd., Radnor Holdings Corporation, Radnor Delaware II, Inc., StyroChem Delaware, Inc., WinCup Texas, Ltd., StyroChem GP, L.L.C., StyroChem LP, L.L.C., WinCup GP, L.L.C., and WinCup LP, L.L.C. in favor of LaSalle Business Credit, LLC (Incorporated by reference to Exhibit 10.4 filed with the Form 10-Q for the quarterly period ended March 28, 2003 filed by Radnor Holdings Corporation)

10.28	Term Loan Note dated March 5, 2003, made by WinCup Holdings, Inc., Radnor Chemical Corporation, StyroChem U.S., Ltd., Radnor Holdings Corporation, Radnor Delaware II, Inc., StyroChem Delaware, Inc., WinCup Texas, Ltd., StyroChem GP, L.L.C., StyroChem LP, L.L.C., WinCup GP, L.L.C., and WinCup LP, L.L.C. in favor of PNC Bank, National Association (Incorporated by reference to Exhibit 10.5 filed with the Form 10-Q for the quarterly period ended March 28, 2003 filed by Radnor Holdings Corporation)

10.29	Term Loan Note dated March 5, 2003, made by WinCup Holdings, Inc., Radnor Chemical Corporation, StyroChem U.S., Ltd., Radnor Holdings Corporation, Radnor Delaware II, Inc., StyroChem Delaware, Inc., WinCup Texas, Ltd., StyroChem GP, L.L.C., StyroChem LP, L.L.C., WinCup GP, L.L.C., and WinCup LP, L.L.C. in favor of Fleet Capital Corporation (Incorporated by reference to Exhibit 10.6 filed with the Form 10-Q for the quarterly period ended March 28, 2003 filed by Radnor Holdings Corporation)

10.30	Term Loan Note dated March 5, 2003, made by WinCup Holdings, Inc., Radnor Chemical Corporation, StyroChem U.S., Ltd., Radnor Holdings Corporation, Radnor Delaware II, Inc., StyroChem Delaware, Inc., WinCup Texas, Ltd., StyroChem GP, L.L.C., StyroChem LP, L.L.C., WinCup GP, L.L.C., and WinCup LP, L.L.C. in favor of LaSalle Business Credit, LLC (Incorporated by reference to Exhibit 10.7 filed with the Form 10-Q for the quarterly period ended March 28, 2003 filed by Radnor Holdings Corporation)

10.31	Trademark Collateral Security Agreement, dated December 5, 1996, between StyroChem U.S., Ltd. and The Bank of New York Commercial Corporation (Incorporated by reference to Exhibit No. 10.44 filed with Amendment No. 1 to the Original S-4)

10.32	Trademark Assignment of Security, dated December 5, 1996, between StyroChem U.S., Ltd. and The Bank of New York Commercial Corporation (Incorporated by reference to Exhibit No. 10.45 filed with Amendment No. 1 to the Original S-4)

10.33	Trademark Collateral Security Agreement, dated December 5, 1996, between WinCup Holdings, Inc. and The Bank of New York Commercial Corporation (Incorporated by reference to Exhibit No. 10.46 filed with Amendment No. 1 to the Original S-4)

10.34	Trademark Assignment of Security, dated December 5, 1996, between WinCup Holdings, Inc. and The Bank of New York Commercial Corporation (Incorporated by reference to Exhibit No. 10.47 filed with Amendment No. 1 to the Original S-4)

10.35	Trademark Security Agreement, dated December 26, 2001, between Radnor Delaware, Inc. and PNC Bank, National Association (Incorporated by reference to Exhibit 10.28 filed with the 2001 10-K)

10.36	Patent Security Agreement, dated December 26, 2001, between StyroChem Delaware, Inc. and PNC Bank, National Association (Incorporated by reference to Exhibit 10.29 filed with the 2001 10-K)

10.37	Patent Security Agreement, dated December 26, 2001, between Radnor Delaware, Inc. and PNC Bank, National Association (Incorporated by reference to Exhibit 10.30 filed with the 2001 10-K)

10.38	Copyright Security Agreement, dated December 26, 2001, between Radnor Delaware, Inc. and PNC Bank, National Association (Incorporated by reference to Exhibit 10.31 filed with the 2001 10-K)

10.39	Assignment Agreement dated as of December 26, 2001, among Bank of America, N.A., First Union National Bank and PNC Bank, National Association (Incorporated by reference to Exhibit 10.32 filed with the 2001 10-K)

10.40	Amended and Restated Guaranty dated as of December 26, 2001, by Radnor Management Delaware, Inc. in favor of PNC Bank, National Association (Incorporated by reference to Exhibit 10.33 filed with the 2001 10-K)

10.41	Amended and Restated Guaranty dated as of December 26, 2001, by WinCup Europe Delaware, Inc. in favor of PNC Bank, National Association (Incorporated by reference to Exhibit 10.34 filed with the 2001 10-K)

10.42	Affirmation of Guaranty dated as of March 5, 2003, by Radnor Management Delaware, Inc. in favor of PNC Bank, National Association (Incorporated by reference to Exhibit 10.8 filed with the Form 10-Q for the quarterly period ended March 28, 2003 filed by Radnor Holdings Corporation)

10.43	Affirmation of Guaranty dated as of March 5, 2003, by WinCup Europe Delaware, Inc. in favor of PNC Bank, National Association (Incorporated by reference to Exhibit 10.9 filed with the Form 10-Q for the quarterly period ended March 28, 2003 filed by Radnor Holdings Corporation)

10.44	Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing between WinCup Holdings, Inc. and PNC Bank, National Association with respect to Metuchen, New Jersey property (Incorporated by reference to Exhibit 10.10 filed with the Form 10-Q for the quarterly period ended March 28, 2003 filed by Radnor Holdings Corporation)

10.45	Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing between WinCup Holdings, Inc. and PNC Bank, National Association with respect to West Chicago, Illinois property (Incorporated by reference to Exhibit 10.11 filed with the Form 10-Q for the quarterly period ended March 28, 2003 filed by Radnor Holdings Corporation)

10.46	Joinder dated January 24, 2002 joining Radnor Delaware II, Inc. to the Fourth Amended and Restated Revolving Credit and Security Agreement (Incorporated by reference to Exhibit 10.35 filed with the 2001 10-K)

10.47	Commitment Transfer Supplement, dated as of February 4, 2002, among PNC Bank, National Association, Fleet Capital Corporation, and PNC Bank, National Association, as agent for Lenders under the Fourth Amended and Restated Revolving Credit and Security Agreement. (Incorporated by reference to Exhibit 10.36 filed with the 2001 10-K)

10.48	Agreement Respecting a Term Loan and Other Credit Facilities, dated February 25, 1994, between Bank of Montreal and StyroChem Canada, Ltd., as amended (Incorporated by reference to Exhibit No. 10.63 filed with Amendment No. 1 to the Original S-4)

10.49	Letter of Undertaking, dated December 5, 1996, made by StyroChem Canada, Ltd. and Radnor Holdings Corporation in favor of Bank of Montreal (Incorporated by reference to Exhibit No. 10.64 filed with the Original S-4)

10.50	Guaranty, dated February 25, 1994, made by Radnor Chemical Corporation in favor of Bank of Montreal (Incorporated by reference to Exhibit No. 10.65 filed with Amendment No. 1 to the Original S-4)

*** 10.51	Executive Employment Agreement by and between Radnor Holdings Corporation and Richard Hunsinger, dated May 1, 1993, as amended in October, 1995 (Incorporated by reference to Exhibit No. 10.38 filed with the Original S-4)

*** 10.52	Radnor Holdings Corporation Equity Incentive Plan, dated April 24, 1992, as amended on November 1, 1993 (Incorporated by reference to Exhibit No. 10.39 filed with Amendment No. 1 to the Original S-4)

*** 10.53	Radnor Holdings Corporation Management Equity Participation Plan, dated March 10, 1993, as amended on November 1, 1993 (Incorporated by reference to Exhibit No. 10.40 filed with Amendment No. 1 to the Original S-4)

*** 10.54	Employment Agreement dated February 21, 1997 between Radnor Holdings Corporation and Caroline J. Williamson (Incorporated by reference to Exhibit 10.81 filed with Amendment No. 1 to the Series B S-4)

*** 10.55	Employment Agreement, dated April 5, 1996, between WinCup Holdings, Inc. and R. Radcliffe Hastings (Incorporated by reference to Exhibit No. 10.66 filed with the Original S-4)

*** 10.56	Letter Agreement dated as of December 10, 1998 between Radnor Holdings Corporation and Van D. Groenewold (Incorporated by reference to Exhibit No. 10.52 filed with the Form 10-K for the year ended December 25, 1998 filed by Radnor Holdings Corporation)

*** 10.57	Radnor Holdings Corporation Key Executive Retirement Plan (Incorporated by reference to Exhibit No. 10.50 filed with the Form 10-K for the year ended December 25, 1998 filed by Radnor Holdings Corporation)

*** 10.58	Radnor Holdings Corporation Senior Executive Retirement Plan, amended as of September 1, 1999 (Incorporated by reference to Exhibit 10.55 filed with Form 10-K for the year ended December 31, 1999 filed by Radnor Holdings Corporation)

10.59	Third Amendment to Fourth Amended and Restated Revolving Credit, Term Loan and Security Agreement dated as of August 1, 2003, among WinCup Holdings, Inc., Radnor Chemical Corporation, StyroChem U.S., Ltd., Radnor Holdings Corporation, Radnor Delaware II, Inc., StyroChem Delaware, Inc., WinCup Texas, Ltd., StyroChem GP, L.L.C., StyroChem LP, L.L.C., WinCup GP, L.L.C., and WinCup LP, L.L.C. and PNC Bank, National Association (Incorporated by reference to same-numbered exhibit filed with Amendment No. 2 to the Current S-4)

12.1	Statement regarding computation of ratio of earnings to fixed charges (Incorporated by reference to same-numbered exhibit filed with the Current S-4)

21.1	List of Subsidiaries of the Registrant (Incorporated by reference to same-numbered exhibit filed with the Current S-4)

23.1	Consent of KPMG LLP

23.2	Consent of Duane Morris LLP (included in Exhibit 5.1)

23.3	Consent of KPMG LLP

24	Powers of Attorney (Incorporated by reference to same-numbered exhibit filed with the Current S-4)

25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Wachovia Bank, National Association, as Trustee, on Form T-1, relating to the 11% Senior Notes due 2010 (Incorporated by reference to same-numbered exhibit filed with Amendment No. 1 to the Current S-4)

99.1	Form of Letter of Transmittal (Incorporated by reference to same-numbered exhibit filed with the Current S-4)

99.2	Form of Notice of Guaranteed Delivery (Incorporated by reference to same-numbered exhibit filed with the Current S-4)

99.3	Form of Letter to Noteholders (Incorporated by reference to same-numbered exhibit filed with the Current S-4)

99.4	Form of Letter to Record Holders (Incorporated by reference to same-numbered exhibit filed with the Current S-4)

*	Portions of this Exhibit have been deleted pursuant to an Order Granting the Company’s Application under Securities Act and Rule 406 Promulgated Thereunder for Confidential Treatment.

**	Portions of this Exhibit have been deleted pursuant to an Order Granting the Company’s Application under Exchange Act and Rule 24b-2 Promulgated Thereunder for Confidential Treatment.

***	This exhibit represents a management contract or compensatory plan or arrangement.

+	Portions of this Exhibit have been deleted pursuant to the Company’s Application Requesting Extension of Previous Grant of Confidential Treatment under Exchange Act and Rule 24b-2 Promulgated Thereunder.

++	Portions of this Exhibit have been deleted pursuant to the Company’s Application under Exchange Act and Rule 24b-2 Promulgated Thereunder for Confidential Treatment.